As filed with the Securities and Exchange Commission on November 3, 2025

Registration No. 333-290786

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Kansas	6022	72-1532188
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

(316) 612-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

Wichita, Kansas 67207

(316) 612-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael G. Keeley, Esq. Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-7932 (214) 855-3906	Lowell W. Harrison, Esq. Fenimore Kay Harrison LLP 812 San Antonio Street, Suite 600 Austin, TX 78701 (512) 583-5905

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY – SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2025

PROXY STATEMENT/PROSPECTUS

Prospectus of Equity Bancshares, Inc.	Proxy Statement of Frontier Holdings, LLC

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To the Members of Frontier Holdings, LLC:

On August 29, 2025, Equity Bancshares, Inc., a Kansas corporation (“Equity”), Winston Merger Sub, Inc., a Nebraska corporation and wholly owned subsidiary of Equity (“Merger Sub”), and Frontier Holdings, LLC, a Nebraska limited liability company (“Frontier”), entered into an Agreement and Plan of Reorganization (the “merger agreement”). Subject to the terms and conditions of the merger agreement, Merger Sub will merge with and into Frontier (the “merger”), with Frontier continuing as the surviving entity and a wholly owned subsidiary of Equity. Immediately following, and in connection with, the merger, Equity will cause Frontier to be merged with and into Equity, with Equity surviving the merger (the “second merger”).

At the effective time of the merger (the “effective time”), each outstanding unit of Frontier (“Frontier units”) will be converted into the right to receive, without interest, (i) a number of shares of Equity’s Class A common stock, par value $0.01 per share (“Equity common stock”), equal to the exchange ratio (the calculation of which is described in more detail in this proxy statement/prospectus), and (ii) cash, in an amount equal to $32,500,000 divided by the number of Frontier units outstanding immediately prior to the effective time, provided that the cash amount will be reduced on a dollar-for-dollar basis in the event Frontier does not deliver a minimum of $99,416,508 (the “minimum equity”) of members’ equity calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and adjusted to reflect the Frontier Merger Costs (as defined in the merger agreement), Frontier’s income and other specified items described in the merger agreement (the “Frontier adjusted members’ equity”). Assuming 43,272 Frontier units are outstanding immediately prior to the effective time, and that Frontier delivers the Frontier adjusted members’ equity, each Frontier unit would be converted into the right to receive 51.30 shares of Equity common stock and $751.06 in cash, provided that such number of shares may be adjusted based on the number of Frontier units outstanding immediately prior to the effective time.

The Equity common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “EQBK.” The market value of the shares of Equity common stock to be paid as consideration will fluctuate with the market price of Equity common stock; therefore, the market value of the shares of Equity common stock at the effective time will not be known at the time the Frontier members vote on the merger. Based on (i) the closing price of $40.53 for Equity common stock on the NYSE on August 29, 2025, the last trading day before public announcement of the merger, the implied value of the stock component of the merger consideration per Frontier unit would be approximately $2,079.33 and, together with the maximum $751.06 per unit to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,830.39 per Frontier unit, (ii) the closing price of $41.09 for Equity’s common stock on the NYSE on September 29, 2025, the latest practicable trading day before the initial filing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per Frontier unit would be approximately $2,108.06 and together with the maximum $751.06 per unit to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,859.12 per Frontier unit and (iii) the closing price of $41.76 for Equity’s common stock on the NYSE on October 28, 2025, the latest practicable trading day before this proxy statement/prospectus was finalized, the implied value of the stock component of the merger consideration per Frontier unit would be approximately $2,142.43 and together with the maximum $751.06 per unit to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,893.49 per Frontier unit. Each of the foregoing examples in the preceding sentence assumes there is no downward adjustment to the cash component of the merger consideration.

If the Frontier adjusted members’ equity is less than the minimum equity, as of the close of business on the last day of the month immediately preceding the month during which the closing date occurs, or such other date as mutually agreed by Equity and Frontier (the “calculation date”), then the per unit cash consideration to be paid to each holder of Frontier units will be reduced pro rata for each dollar that the Frontier adjusted members’ equity is less than the minimum equity. As of September 30, 2025, Frontier’s members’ equity was approximately $104,171,077 million. Frontier estimates that it will earn approximately $4,877,494 prior to the anticipated closing of the merger in the first quarter of 2026. As of September 30, 2025, Frontier estimated that the Frontier Merger Costs would be approximately $5,804,243. Based on the foregoing estimates and assuming 43,272 Frontier units are outstanding immediately prior to the effective time, Frontier expects that the Frontier members will receive $751.06 in cash per Frontier unit.

We urge you to obtain current market quotations for Equity common stock. There are no current market quotations for Frontier units because Frontier is a privately owned company and the Frontier units are not traded on any established public trading market.

Frontier will hold a special meeting (which we refer to in this proxy statement/prospectus as the “Frontier special meeting”) of its members in connection with the merger. Frontier members will be asked to vote to approve the merger agreement and the related matters as described in this proxy statement/prospectus.

Frontier’s board of directors unanimously recommends that Frontier members vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the Frontier special meeting.

This proxy statement/prospectus describes the Frontier special meeting, the merger, the issuance of the Equity common stock in connection with the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 29, for a discussion of the risks relating to the merger. You also can obtain information about Equity from documents that it has filed with the Securities and Exchange Commission (which we refer to in this proxy statement/prospectus as the “SEC”).

Brad S. Elliott Chairman and Chief Executive Officer Equity Bancshares, Inc.	David E. Rogers Chairman of the Board Frontier Holdings, LLC

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Equity or Frontier, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is November 3, 2025, and it is first being mailed or otherwise delivered to the members of Frontier on or about November 24, 2025.

FRONTIER HOLDINGS, LLC

13333 California Street, Suite 100

Omaha, Nebraska 68154

NOTICE OF SPECIAL MEETING OF MEMBERS

Notice is hereby given that a special meeting of the members (the “Frontier special meeting”) of Frontier Holdings, LLC (“Frontier”) will be held on Tuesday, December 23, 2025, at 10:00 a.m., local time, at 13333 California Street, Suite 100, Omaha, Nebraska 68154, to consider and vote upon the following matters:

•

a proposal to approve the Agreement and Plan of Reorganization, dated August 29, 2025 (the “merger agreement”), by and among Equity Bancshares, Inc. (“Equity”), Winston Merger Sub, Inc., a wholly owned subsidiary of Equity (“Merger Sub”), and Frontier, pursuant to which Merger Sub will merge with and into Frontier (the “merger”), with Frontier surviving as a wholly owned subsidiary of Equity, on and subject to the terms and conditions contained therein (the “Frontier Merger Proposal”); and

•

a proposal to approve one or more adjournments of the Frontier special meeting to a later date or dates, if the board of directors of Frontier determines such an adjournment is necessary to permit further solicitation of additional proxies in favor of the Frontier Merger Proposal (the “Frontier Adjournment Proposal”).

Only Frontier members of record at the close of business on November 3, 2025 are entitled to notice of, and to vote at, the Frontier special meeting, or any adjournment or postponement thereof. Approval of the Frontier Merger Proposal requires the affirmative vote of the members holding at least 60% of the outstanding Frontier units held by Frontier members entitled to vote on the Frontier Merger Proposal. The Frontier Adjournment Proposal will be approved if members holding a majority of the outstanding Frontier units held by members represented at the Frontier special meeting vote in favor of such proposal.

Frontier’s board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Frontier and holders of Frontier units, and unanimously recommends that Frontier members vote “FOR” the Frontier Merger Proposal and “FOR” the Frontier Adjournment Proposal.

Your vote is very important. Equity and Frontier cannot complete the merger unless Frontier’s members approve the Frontier Merger Proposal. Regardless of whether you plan to attend the Frontier special meeting, please vote as soon as possible. If you hold Frontier units in your name as a member of record of Frontier, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you attend the Frontier special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. If you hold your Frontier units in “street name” through a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

This proxy statement/prospectus provides a detailed description of the Frontier special meeting, the Frontier Merger Proposal and the documents related to the merger and other related matters. You are urged to read the proxy statement/prospectus, including any documents it refers you to and its annexes carefully and in their entirety. We look forward with pleasure to seeing and visiting with you at the Frontier special meeting.

By Order of the Manager,

David E. Rogers
President
Frontier Management, LLC

Omaha, Nebraska

November 24, 2025

ADDITIONAL INFORMATION

This proxy statement/prospectus references important business and financial information about Equity and Frontier from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement/prospectus by accessing the Securities and Exchange Commission’s (which we refer to in this proxy statement/prospectus as the “SEC”) website maintained at http://www.sec.gov, for documents regarding Equity, or by requesting copies in writing or by telephone from the appropriate company, as set forth below, for documents regarding either Equity or Frontier:

Equity Bancshares, Inc. 7701 East Kellogg Drive, Suite 300 Wichita, Kansas 67207 Attention: Investor Relations Telephone: (316) 612-6000	Frontier Holdings, LLC 13333 California Street, Suite 100 Omaha, Nebraska 68154 Attention: Mark T. Mowat Telephone: (402) 330-4711

You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of the special meeting, you must make your request no later than December 12, 2025.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Equity (File No. 333-290786), constitutes a prospectus of Equity under Section 5 of the Securities Act of 1933, as amended (which we refer to in this proxy statement/prospectus as the “Securities Act”), with respect to the shares of Equity common stock to be issued to Frontier members pursuant to the terms of the merger agreement. This document also constitutes a proxy statement for Frontier. It also constitutes a notice of special meeting with respect to the Frontier special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated November 3, 2025, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Frontier members nor the issuance by Equity of shares of Equity common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Equity has been provided by Equity and information contained in this document regarding Frontier has been provided by Frontier.

For more details, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 141.

i

ii

QUESTIONS AND ANSWERS

The following are some questions that you, as a Frontier member, may have about the merger and the Frontier special meeting, and brief answers to those questions. You are urged to read the remainder of this proxy statement/prospectus carefully because the information in this section does not provide all of the information that might be important to you with respect to the merger, the Frontier special meeting or the proposals presented at that meeting. Additional important information is also contained in the annexes to this proxy statement/prospectus. For details about where you can find additional important information, please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

Unless the context otherwise requires, references in this proxy statement/prospectus to “Equity” refer to Equity Bancshares, Inc., a Kansas corporation, and its affiliates, including Equity Bank, a Kansas state bank and a wholly owned subsidiary of Equity (which Equity and Frontier refer to in this proxy statement/prospectus as “Equity Bank”). Additionally, unless the context otherwise requires, references in this proxy statement/prospectus to “Frontier” refer to Frontier Holdings, LLC, a Nebraska limited liability company, and its affiliates, including Frontier Bank, a Nebraska state bank and a wholly owned subsidiary of Frontier (which Equity and Frontier refer to in this proxy statement/prospectus as “Frontier Bank”).

Q:	What is the merger?

A:

Equity, Merger Sub and Frontier entered into the merger agreement on August 29, 2025. Under the merger agreement, Merger Sub will merge with and into Frontier, referred to herein as the “merger”, with Frontier surviving as a wholly owned subsidiary of Equity. Immediately following, and in connection with the merger, Equity will cause Frontier to merge with and into Equity, with Equity surviving the second merger (we refer to the merger and the second merger collectively in this proxy statement/prospectus as the “integrated mergers”). Immediately following the integrated mergers (or at such later time as Equity may determine in its sole discretion), Equity will cause Frontier Bank to merge with and into Equity Bank (the “bank merger”), with Equity Bank surviving the Bank Merger.

A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things, the Frontier members approve the Frontier Merger Proposal.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Frontier is delivering this document to you because it is a proxy statement being used by Frontier’s board of directors (the “Frontier Board”) to solicit proxies of Frontier’s members entitled to vote on the Frontier Merger Proposal.

Frontier has called a special meeting of its members to approve the Frontier Merger Proposal, referred to herein as the “Frontier special meeting”. This document serves as a proxy statement for the Frontier special meeting and describes the proposals to be presented at the Frontier special meeting. It also constitutes a notice of special meeting with respect to the Frontier special meeting.

In addition, this document is a prospectus that is being delivered to the holders of Frontier units because Equity is offering shares of Equity common stock to holders of Frontier units in connection with the merger.

This proxy statement/prospectus contains important information about the Frontier Merger Proposal and the other proposals being voted on at the Frontier special meeting and important information to consider in connection with an investment in Equity common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your units voted by proxy without attending the Frontier special meeting. Your vote is important, and Equity and Frontier encourage you to submit your proxy as soon as possible.

Q:	What are the Frontier members being asked to vote on at the Frontier special meeting?

A:	At the Frontier special meeting, Frontier members will be asked to consider and vote on the following proposals:

•

Proposal No. 1: Frontier Merger Proposal – a proposal to approve the merger agreement, by and among Equity, Merger Sub and Frontier, pursuant to which Merger Sub will merge with and into Frontier (referred to herein as the merger), with Frontier surviving as a wholly owned subsidiary of Equity, on and subject to the terms and conditions contained therein; and

•

Proposal No. 2: Frontier Adjournment Proposal – a proposal to adjourn the Frontier special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Frontier Merger Proposal. Completion of the merger is not conditioned upon approval of the Frontier Adjournment Proposal.

Q:	What will Frontier members be entitled to receive in the merger?

A:

If the merger is completed, each Frontier unit will be converted into the right to receive (i) a number of shares of Equity common stock equal to the quotient of 2,220,000 shares of Equity common stock divided by the number of Frontier units outstanding immediately prior to the effective time (the “per unit stock consideration”), and (ii) cash, in an amount equal to the quotient of $32,500,000 divided by the number of Frontier units outstanding immediately prior to the effective time, subject to a possible downward adjustment based upon the amount of the Frontier adjusted members’ equity as of the calculation date (the “per unit cash consideration”). If the number of Frontier units outstanding immediately prior to the effective time is 43,272 and the Frontier adjusted members’ equity is equal to or exceeds the minimum equity as of the calculation date, each Frontier unit would be converted into the right to receive 51.30 shares of Equity common stock and $751.06 in cash. For a discussion of the possible downward adjustment to the cash component of the merger consideration and the calculation of the Frontier adjusted members’ equity, see “Questions and Answers—Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?” beginning on page 2 and “The Merger Agreement—Merger Consideration” beginning on page 73.

Equity will not issue any fractional shares of Equity common stock in the merger. Holders of Frontier units who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the closing price of Equity common stock as of the calculation date.

As a result of the foregoing, based on the number of shares of Equity common stock and Frontier units outstanding as of October 28, 2025, the last date before the finalization of this proxy statement/prospectus for which it was practicable to obtain this information, approximately 89.6% of outstanding Equity common stock following the merger will be held by shareholders who were holders of Equity common stock immediately prior to the effectiveness of the merger and approximately 10.4% of outstanding Equity common stock following the merger will be held by shareholders who were holders of Frontier units immediately prior to the effectiveness of the merger.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

The value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for Equity common stock. Any fluctuation in the market price of Equity common stock after the date of this proxy statement/prospectus will change the value of the shares of Equity common stock that Frontier members will be entitled to receive.

The table below sets forth the implied value of the merger consideration based on the closing price of Equity common stock as quoted by the NYSE on the specified dates:

Date	Closing price of Equity common stock	Implied value of stock consideration per Frontier unit	Cash consideration per Frontier unit(5)	Implied value of merger consideration per Frontier unit	Aggregate stock consideration	Aggregate cash consideration	Aggregate total consideration
August 27, 2025(1)	$40.86	$2,096.26	$751.06	$2,847.32	$90,709,200	$32,500,000	$123,209,200
August 29, 2025(2)	$40.53	$2,079.33	$751.06	$2,830.39	$89,976,600	$32,500,000	$122,476,600
September 29, 2025(3)	$41.09	$2,108.06	$751.06	$2,859.12	$91,219,800	$32,500,000	$123,719,800
October 28, 2025(4)	$41.76	$2,142.43	$751.06	$2,893.49	$92,707,200	$32,500,000	$125,207,200

(1)	The day used by D.A. Davidson & Co. (“D.A. Davidson”) for purposes of its financial analysis.
(2)	The last trading day before public announcement of the merger.
(3)	The latest practicable trading day before the initial filing of this proxy statement/prospectus.
(4)	The latest practicable trading day before this proxy statement/prospectus was finalized.
(5)

Assumes there is no downward adjustment to the cash component of the merger consideration. For a discussion of the possible downward adjustment to the cash component of the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 73.

Based on (i) the closing price of $40.86 for Equity common stock on the NYSE on August 27, 2025, the day used by D.A. Davidson for purposes of its financial analysis, the implied value of the stock component of the merger consideration per Frontier unit would be approximately $2,096.26, and, together with the maximum $751.06 per unit to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,847.32 per Frontier unit, (ii) the closing price of $40.53 for Equity common stock on the NYSE on August 29, 2025, the last trading day before public announcement of the merger, the implied value of the stock component of the merger consideration per Frontier unit would be approximately $2,079.33, and, together with the maximum $751.06 per unit to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,830.39 per Frontier unit, (iii) the closing price of $41.09 for Equity common stock on the NYSE on September 29, 2025, the latest practicable trading day before the initial filing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per Frontier unit would be approximately $2,108.06 and together with the maximum $751.06 per unit to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,859.12 per Frontier unit and (iv) the closing price of $41.76 for Equity common stock on the NYSE on October 28, 2025, the latest practicable trading day before this proxy statement/prospectus was finalized, the implied value of the stock component of the merger consideration per Frontier unit would be approximately $2,142.43 and together with the maximum $751.06 per unit to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,893.49 per Frontier unit.

The cash component of the merger consideration is subject to downward adjustment based upon the Frontier adjusted members’ equity as of the calculation date. For this purpose, the Frontier adjusted members’ equity means Frontier’s members’ equity calculated in accordance with GAAP and adjusted to reflect the Frontier Merger Costs. Because the determination of the Frontier adjusted members’ equity is made in accordance with GAAP, the calculation will reflect the impact of any unrealized gains or losses in Frontier’s available-for-sale securities portfolio. If the Frontier adjusted members’ equity is less than the minimum equity, then the per unit cash consideration to be paid to each holder of Frontier units will be reduced pro rata for each dollar that the Frontier adjusted members’ equity is less than the minimum equity. As of

September 30, 2025, the most recent practicable date before this proxy statement/prospectus was finalized, the estimated Frontier adjusted members’ equity would have been $103,244,329.

The Frontier Merger Costs are the costs and expenses that Frontier will incur in connection with the merger. The Frontier Merger Costs that have not been paid or accrued as of the calculation date, and therefore not reflected in Frontier’s members’ equity as of the calculation date, will be subtracted from Frontier’s members’ equity to calculate the Frontier adjusted members’ equity. Frontier Merger Costs is defined in the merger agreement and it includes, among other costs and expenses:

•	contract termination costs, including pursuant to employment-related agreements and obligations;

•	certain retention bonuses and similar payments to employees of Frontier not being paid by Equity;

•	the costs relating to an independent accounting firm’s audit of Frontier’s financial statements for the fiscal year ended September 30, 2025;

•	federal and state income, franchise and property tax obligations imposed for any period prior to the effective time;

•	any unrealized gains or losses in Frontier’s held-to-maturity securities portfolio as of the calculation date;

•	any additional provision required for Frontier’s allowance for credit losses to be no less than 1.12% of total loans outstanding; and

•	all legal, accounting and financial advisory fees of Frontier associated with the merger.

The following table presents the effect of the estimated Frontier Merger Costs on the per unit cash consideration to be received by the Frontier members. As of September 30, 2025, the most recent practicable date before the printing of this proxy statement/prospectus, Frontier estimates that the Frontier Merger Costs would be approximately $5,804,423. The table also presents up to $1,000,000 of additional Frontier Merger Costs in increments of $250,000. For a discussion of the risks and assumptions associated with the estimates and forecasts included in this table, see “Risk Factors—Risks Relating to the Merger—The Frontier adjusted members’ equity could be an amount that results in the reduction of the amount of the cash portion of the merger consideration that Frontier members would be entitled to receive.”

Estimated Frontier members’ equity on the calculation date(1)	Estimated Frontier Merger Costs(2)	Estimated Frontier adjusted members’ equity	Per unit reduction in the cash consideration payable to Frontier members	Cash consideration per unit of Frontier units
$109,048,571	$5,804,243	$103,244,329	$0.00	$751.06
$109,048,571	$6,054,243	$102,994,329	$0.00	$751.06
$109,048,571	$6,304,243	$102,744,329	$0.00	$751.06
$109,048,571	$6,554,243	$102,494,329	$0.00	$751.06
$109,048,571	$6,804,243	$102,244,329	$0.00	$751.06

(1)

This number reflects Frontier’s estimated members’ equity excluding intangible assets, plus Frontier’s estimated earnings through the anticipated calculation date (solely for the purposes of this table) of December 31, 2025. The merger agreement provides the calculation date is the last day of the month immediately preceding the month during which the closing date occurs, unless otherwise agreed by Frontier and Equity. The closing of the merger is expected to occur in the first quarter of 2026. The estimated earnings of Frontier are based on the financial and operating forecast provided by Frontier’s management.

(2)	Reflects Frontier’s estimate as of September 30, 2025 of the Frontier Merger Costs and additional Frontier Merger Costs in increments of $250,000.

Q:	How does the Frontier Board recommend that I vote at the Frontier special meeting?

A:	The Frontier Board unanimously recommends that you vote “FOR” the Frontier Merger Proposal and “FOR” the Frontier Adjournment Proposal.

Q:	When and where is the special meeting?

A:	The Frontier special meeting will be held on Tuesday, December 23, 2025, at 10:00 a.m., local time, at 13333 California Street, Suite 100, Omaha, Nebraska 68154.

Q:	Who is entitled to vote at the Frontier special meeting?

A:	All members of Frontier who held units at the close of business on November 3, 2025 (the “Frontier record date”) are entitled to receive notice of and to vote at the Frontier special meeting.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your units, please vote your units promptly so that your units are represented and voted at the Frontier special meeting. If you hold your units in your name as a record holder, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your units in “street name” through a broker, bank or other nominee, you must direct your broker, bank or other nominee how to vote in accordance with the instructions you have received from your broker, bank or other nominee. “Street name” unitholders who wish to vote in person at their special meeting will need to obtain a legal proxy from the institution that holds their units.

Q:	What is the difference between a record holder and a “street name” holder?

A:

If you are a holder of Frontier units and if your Frontier units are registered directly in your name, you are considered the record holder with respect to those Frontier units. On the Frontier record date, Frontier had 54 holders of record.

If your Frontier units are held in a brokerage account or by a bank or other nominee, the broker, bank or other nominee is considered the record holder of those units. You are considered the beneficial owner of these units, and your units are held in “street name.” This proxy statement/prospectus and the Frontier proxy card have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee concerning how to vote your units by using the voting instructions it included in the mailing or by following its instructions for voting.

Q:	If my Frontier units are held in “street name,” will my broker, bank or other nominee automatically vote my units for me on the Frontier Merger Proposal?

A:

No. Your broker, bank or other nominee cannot vote your units on the Frontier Merger Proposal without instructions from you. You should instruct your broker, bank or other nominee to vote your units in accordance with the instructions provided to you. Please check the voting form used by your broker, bank or other nominee.

Q:	What is a broker non-vote?

A:	Brokers, banks and other nominees, as holders of record, are permitted to vote in their discretion on “routine” matters when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. A broker non-vote occurs when a broker, bank or other nominee holding units for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

If you are a Frontier unitholder and your units are held in street name, your broker, bank or other nominee does not have discretionary authority to vote your units with respect to the Frontier Merger Proposal, but your broker does have discretionary authority to vote your units with respect to the Frontier Adjournment Proposal.

Q:	How are broker non-votes and abstentions treated?

A:

The only non-routine matter to be presented and voted on at the Frontier special meeting is the Frontier Merger Proposal, and the only routine matter to be presented and voted on at the Frontier special meeting is the Frontier Adjournment Proposal.

Abstentions and broker non-votes by Frontier members will have the effect of a vote against the Frontier Merger Proposal because approval of the Frontier Merger Proposal requires the affirmative vote of members holding at least 60% of the outstanding units held by all Frontier members and the Frontier Merger Proposal is a non-routine matter.

Because abstentions will be counted for purposes of determining the presence or absence of a quorum, and because the approval of the Frontier Adjournment Proposal requires the affirmative vote of members holding at least a majority of the outstanding Frontier units held by members represented at the Frontier special meeting, abstentions will have the effect of a vote against Frontier Adjournment Proposal.

As the Frontier Adjournment Proposal is considered a routine matter and a broker, bank or other nominee may generally vote on routine matters in their discretion without having received voting instructions from the beneficial owner, no broker non-votes are expected to occur in connection with the Frontier Adjournment Proposal.

Q:	What constitutes a quorum for the Frontier special meeting?

A:

The presence, in person or by proxy, of Frontier members holdings at least 60% of the outstanding Frontier units held by all members entitled to be voted at the Frontier special meeting constitutes a quorum for transacting business at the Frontier special meeting. All Frontier units held by members present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Frontier special meeting.

Q:	What is the vote required to approve each proposal at the Frontier special meeting?

A:

Proposal No. 1: Frontier Merger Proposal – Approval of the Frontier Merger Proposal requires the affirmative vote of members holding at least 60% of the issued and outstanding Frontier units as of the record date. If you mark “ABSTAIN” on your proxy, fail to submit a proxy card or vote in person at the Frontier special meeting, or fail to instruct your broker, bank or other nominee how to vote with respect to the Frontier Merger Proposal, it will have the effect of a vote against the Frontier Merger Proposal.

Proposal No. 2: Frontier Adjournment Proposal – Approval of the Frontier Adjournment Proposal requires the affirmative vote of members holding at least a majority of the outstanding Frontier units as of the record date held by members represented at the Frontier special meeting. If you mark “ABSTAIN” on your proxy card, it will have the effect of a vote against the Frontier Adjournment Proposal. If you fail to submit a proxy card or vote in person at the Frontier special meeting, it will have no effect on the Frontier Adjournment Proposal. If your units are held in “street name” and you fail to instruct your broker, bank or other nominee how to vote with respect to the Frontier Adjournment Proposal, your broker, bank or other nominee will have discretion to vote your units on such proposal.

Q:	Have any holders of Frontier units agreed to vote in favor of the Frontier Merger Proposal?

A:

Yes. In connection with the execution of the merger agreement, certain executive officers and directors of Frontier and Frontier Bank holding more than 60% of the outstanding Frontier units, solely in their capacity as holders of Frontier units, entered into a voting agreement with Equity, Frontier and Brad S. Elliott, Chairman and Chief Executive Officer of Equity, as proxy (the “Frontier voting agreement”), pursuant to which such holders of Frontier units agreed to vote all of their Frontier units in favor of the Frontier Merger Proposal at the Frontier special meeting. Under the terms of the Frontier voting agreement, such holders of Frontier units also appointed Mr. Elliott as their proxy for voting their units at the Frontier special meeting in favor of the Frontier Merger Proposal. Because the holders of Frontier units who signed the Frontier voting agreement hold more than 60% of the outstanding Frontier units held by all members entitled to vote at the Frontier special meeting, the approval of the Frontier Merger Proposal is ensured. For more information regarding the Frontier voting agreement, see “The Merger Agreement—Frontier Voting Agreement.”

Q:	Why is my vote important?

A:

Your failure to vote will have the effect of a vote against the Frontier Merger Proposal. The Frontier Board unanimously recommends that you vote “FOR” the Frontier Merger Proposal and “FOR” the Frontier Adjournment Proposal.

Q:	Can I attend the meeting and vote my units in person?

A:

Yes. All holders of Frontier units, including holders of record and holders who hold their units in “street name” through banks, brokers, nominees or any other holder of record, are invited to attend the Frontier special meeting. Members of record of Frontier units as of the Frontier record date can vote in person at the Frontier special meeting. If you are not a member of record, you must obtain a proxy card, executed in your favor, from the record holder of your units, such as a broker, bank or other nominee, to be able to vote in person at the Frontier special meeting. If you plan to attend the Frontier special meeting, you must hold your units in your own name or have a letter from the record holder of your units confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Frontier reserves the right to refuse admittance to anyone without proper proof of ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Frontier special meeting is prohibited without Frontier’s express written consent.

Q:	Can I change my vote?

A:

Yes. If you are a holder of record of Frontier units, you may change your vote or revoke any proxy at any time before it is voted by (1) attending and voting in person at the Frontier special meeting; (2) giving notice of revocation of the proxy at the Frontier special meeting; or (3) delivering to the Secretary of Frontier (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same units, bearing a date later than the proxy card previously executed. Attendance at the Frontier special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Frontier after the vote will not affect the vote. The Frontier Secretary’s mailing address is 13333 California Street, Suite 100, Omaha, Nebraska 68154.

If you hold your Frontier units in “street name” through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote or revoke your proxy.

Q:	What are the expected material U.S. federal income tax consequences to a holder of Frontier units as a result of the transactions contemplated by the merger agreement?

A:

Equity and Frontier intend that the integrated mergers together be treated as an integrated transaction that will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If the integrated mergers together qualify as a “reorganization” under Section 368(a) of the Code, a holder of Frontier units who exchanges Frontier units for a combination of Equity common stock and cash should recognize gain (but not loss) in the exchange equal to the lesser of (1) the cash received by such holder and (2) the amount, if any, by which the cash plus the fair market value of Equity common stock received by such holder exceeds his or her adjusted tax basis in the Frontier units surrendered in exchange therefor (in each case excluding cash received in lieu of a fractional share of Equity common stock).

Further, while Frontier is taxed as an S corporation under the Code, Equity is taxed as a C corporation. The acquisition by a Frontier member of Equity common stock will result in different tax consequences with respect to the ownership of Equity common stock as compared to the ownership of Frontier units. For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, please see below the section entitled “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of Equity’s C Corporation Status.”

The U.S. federal income tax consequences described above may not apply to all holders of Frontier units. Your tax consequences will depend on your individual situation. Accordingly, you are urged to consult your tax advisor for a full understanding of the particular tax consequences of the integrated mergers to you in light of your own circumstances. For further information on the U.S. federal income tax consequences of the integrated mergers, please see “Material U.S. Federal Income Tax Consequences of the Integrated Mergers.”

Q:	Are Frontier members entitled to appraisal rights with respect to the Frontier Merger Proposal?

A:	No, Frontier members are not entitled to appraisal rights under Nebraska law with respect to the Frontier Merger Proposal.

Q:	If I am a holder of Frontier units, should I send in my Frontier certificates now?

A:

No. Please do not send in your Frontier certificates with your proxy. Promptly following the effective time, Continental Stock Transfer and Trust Company (“Continental”) will send you instructions for exchanging Frontier certificates for the merger consideration. See “The Merger Agreement—Conversion of Units; Exchange of Certificates” beginning on page 76.

Q:	Whom may I contact if I cannot locate my Frontier certificate(s)?

A:	If you are unable to locate your original Frontier certificate(s), you should contact David E. Rogers, Frontier’s Chairman of the Board, at (402) 330-4711.

Q:	What should I do if I receive more than one set of voting materials?

A:

Frontier members may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold Frontier units in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such units. If you are a holder of record of Frontier units and your units are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every Frontier unit that you own.

Q:	When do you expect to complete the merger?

A:

Equity and Frontier currently expect to complete the merger in the first calendar quarter of 2026. However, neither Equity nor Frontier can assure you of when or if the merger will be completed. Before the merger is completed, Frontier must obtain the approval of Frontier members for the Frontier Merger Proposal, the necessary regulatory approvals must be received and certain other closing conditions must be satisfied.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of Frontier units will not receive any consideration for their units in connection with the merger. Instead, Frontier will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Frontier. See the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 88 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	Whom should I call with questions?

A:

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your Frontier units, please contact Mark T. Mowat, Frontier’s Secretary, at (402) 330-4711.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read the entire proxy statement/prospectus carefully, including the annexes, and the other documents to which they refer in order to fully understand the merger. A copy of the merger agreement is attached as Annex A. For more information about Equity, see “Where You Can Find More Information” beginning on page 141. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Companies (page 90)

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

(316) 612-6000

Equity is a Kansas corporation and financial holding company headquartered in Wichita, Kansas. Equity’s wholly-owned banking subsidiary, Equity Bank, provides a broad range of financial services primarily to businesses and business owners as well as individuals through Equity’s network of 78 full-service banking sites located in Arkansas, Kansas, Missouri, and Oklahoma. As of September 30, 2025, Equity had consolidated total assets of $6.36 billion, total loans held for investment of $4.22 billion (net of allowances), total deposits of $5.09 billion and total stockholders’ equity of $711.9 million. Equity’s stock is traded on the NYSE under the symbol “EQBK”.

Equity Bank is a Kansas state-chartered bank and member of the Federal Reserve System that is jointly supervised by both the Federal Reserve Bank of Kansas City (the “Federal Reserve”) and the Office of the Kansas State Bank Commissioner (the “OSBC”), and its deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”). Equity Bank conducts a complete range of commercial and personal banking activities. Equity Bank operates a total of 78 branches, consisting of 8 branches in the Wichita, Kansas metropolitan area, 7 branches in the Kansas City metropolitan area, 2 branches in Topeka, Kansas, 17 branches in Western Missouri, 13 branches in Western Kansas, 5 branches in Southeast Kansas, 7 branches in Southwest Kansas, 5 branches in Northern Arkansas, 1 branch in the Tulsa, Oklahoma metropolitan area, 4 branches in Northern Oklahoma and 9 branches in Western Oklahoma.

Equity’s principal office is located at 7701 East Kellogg Drive, Suite 300, Wichita, Kansas 67207, and its telephone number at that location is (316) 612-6000. Additional information about Equity and its subsidiaries is included in documents referred to in the section of this proxy statement/prospectus entitled “Where You Can Find More Information,” beginning on page 141.

Frontier Holdings, LLC

13333 California Street, Suite 100

Omaha, Nebraska 68154

(402) 330-4711

Frontier is a Nebraska limited liability company and financial holding company headquartered in Omaha, Nebraska. Frontier owns all of the issued and outstanding shares of common stock of Frontier Bank. As of June 30, 2025, Frontier had total assets of approximately $1.4 billion, total loans of $1.26 billion (net of allowances), total deposits of $1.1 billion and total members’ equity of $114.9 million. Frontier does not file reports with the SEC.

Frontier Bank is a Nebraska state-chartered, non-member bank that is supervised and regulated by the FDIC and the Nebraska Department of Banking and Finance, and its deposits are insured by the FDIC. Frontier Bank conducts a complete range of commercial and personal banking activities through its main office in Omaha, Nebraska and six branch offices in the Nebraska counties of Lancaster, Madison, Richardson and Thurston.

Frontier’s principal office is located at 13333 California Street, Suite 100, Omaha, Nebraska 68154, and its telephone number is (402) 330-4711. For additional information about Frontier and Frontier Bank, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 141.

Frontier will hold the Frontier Special Meeting on December 23, 2025 (page 39)

The Frontier special meeting will be held on Tuesday, December 23, 2025, at 10:00 a.m., local time, at 13333 California Street, Suite 100, Omaha, Nebraska 68154. At the Frontier special meeting, Frontier members will be asked to approve the Frontier Merger Proposal and to approve the Frontier Adjournment Proposal, if necessary.

Only members of record of Frontier at the close of business on November 3, 2025, the Frontier record date, will be entitled to notice of and to vote at the Frontier special meeting. Each Frontier unit owned by members is entitled to one vote on each proposal to be considered at the Frontier special meeting. As of the Frontier record date, the directors and executive officers of Frontier and their affiliates beneficially owned and were entitled to vote, in the aggregate, 25,276.8 Frontier units representing approximately 58.41% of the Frontier units outstanding on that date.

In connection with the execution of the merger agreement, certain executive officers and directors of Frontier and Frontier Bank holding more than 60% of the outstanding Frontier units, solely in their capacity as holders of Frontier units, entered into the Frontier voting agreement with Equity, Frontier and Brad S. Elliott, Chairman and Chief Executive Officer of Equity, as proxy, pursuant to which such holders of Frontier units agreed to vote all of their Frontier units in favor of the Frontier Merger Proposal at the Frontier special meeting. Because the holders of Frontier units who signed the Frontier voting agreement hold more than 60% of the outstanding Frontier units held by all members entitled to vote at the Frontier special meeting, the approval of the Frontier Merger Proposal is ensured. For more information regarding the Frontier voting agreement, see “The Merger Agreement—Voting Agreement.”

Approval of the Frontier Merger Proposal requires the affirmative vote of members holding at least 60% of the outstanding Frontier units held by all members entitled to vote on the Frontier Merger Proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy card or vote in person at the Frontier special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the Frontier Merger Proposal, it will have the effect of a vote against the Frontier Merger Proposal.

Approval of the Frontier Adjournment Proposal requires the affirmative vote of members holding at least a majority of the outstanding Frontier units held by members represented at the Frontier special meeting. If you mark “ABSTAIN” on your proxy, it will have the effect of a vote against the Frontier Adjournment Proposal. If you fail to submit a proxy card or vote in person at the Frontier special meeting it will have no effect on the Frontier Adjournment Proposal. If your units are held in “street name” and you fail to instruct your broker, bank or other nominee how to vote with respect to the Frontier Adjournment Proposal, your broker, bank or other nominee will have discretion to vote your units on such proposal.

In the Merger, holders of Frontier units will be entitled to receive shares of Equity common stock and cash (page 73)

Equity and Frontier are proposing a strategic merger. If the merger is completed, each Frontier unit will be converted into the right to receive (i) the per unit stock consideration, and (ii) the per unit cash consideration.

Equity will not issue any fractional shares of Equity common stock in the merger. Holders of Frontier units who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the closing price of Equity common stock as of the calculation date.

The Equity common stock is listed on the NYSE under the symbol “EQBK.” The market value of the shares of Equity common stock to be paid as consideration will fluctuate with the market price of Equity common stock and will not be known at the time the Frontier members vote on the merger.

Based on (i) the closing price of $40.86 for Equity common stock on the NYSE on August 27, 2025, the day used by D.A. Davidson for purposes of its financial analysis, the implied value of the stock component of the merger consideration per Frontier unit would be approximately $2,096.26, and, together with the maximum $751.06 per unit to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,847.32 per Frontier unit, (ii) the closing price of $40.53 for Equity common stock on the NYSE on August 29, 2025, the last trading day before public announcement of the merger, the implied value of the stock component of the merger consideration per Frontier unit would be approximately $2,079.33, and, together with the maximum $751.06 per unit to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,830.39 per Frontier unit, (iii) the closing price of $41.09 for Equity common stock on the NYSE on September 29, 2025, the latest practicable trading day before the initial filing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per Frontier unit would be approximately $2,108.06 and together with the maximum $751.06 per unit to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,859.12 per Frontier unit and (iv) the closing price of $41.76 for Equity common stock on the NYSE on October 28, 2025, the latest practicable trading day before this proxy statement/prospectus was finalized, the implied value of the stock component of the merger consideration per Frontier unit would be approximately $2,142.43 and together with the maximum $751.06 per unit to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,893.49 per Frontier unit.

The table below sets forth the implied value of the merger consideration based on the closing price of Equity common stock as quoted by the NYSE on the specified dates:

Date	Closing price of Equity common stock	Implied value of stock consideration per Frontier unit	Cash consideration per Frontier unit(5)	Implied value of merger consideration per Frontier unit	Aggregate stock consideration	Aggregate cash consideration(4)	Aggregate total consideration
August 27, 2025(1)	$40.86	$2,096.26	$751.06	$2,847.32	$90,709,200	$32,500,000	$123,209,200
August 29, 2025(2)	$40.53	$2,079.33	$751.06	$2,830.39	$89,976,600	$32,500,000	$122,476,600
September 29, 2025(3)	$41.09	$2,108.06	$751.06	$2,859.12	$91,219,800	$32,500,000	$123,719,800
October 28, 2025(4)	$41.76	$2,142.43	$751.06	$2,893.49	$92,707,200	$32,500,000	$125,207,200

(1)	The day used by D.A. Davidson for purposes of its financial analysis.
(2)	The last trading day before public announcement of the merger.
(3)	The latest practicable trading day before the initial filing of this proxy statement/prospectus.
(4)	The latest practicable trading day before this proxy statement/prospectus was finalized.
(5)

Assumes there is no downward adjustment to the cash component of the merger consideration. For a discussion of the possible downward adjustment to the cash component of the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 73.

The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

The Frontier Board unanimously recommends that Frontier members vote “FOR” the Frontier Merger Proposal and “FOR” the Frontier Adjournment Proposal (page 43)

The Frontier Board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Frontier and the holders of Frontier units and has unanimously approved the merger agreement. The Frontier Board unanimously recommends that the Frontier members vote “FOR” the Frontier Merger Proposal and “FOR” the Frontier Adjournment Proposal. For the factors considered by the Frontier Board in reaching its decision to approve the merger agreement, see “The Merger—Frontier’s Reasons for the Merger; Recommendation of the Frontier Board of Directors.”

In connection with the execution of the merger agreement, certain executive officers and directors of Frontier and Frontier Bank holding more than 60% of the outstanding Frontier units, solely in their capacity as holders of Frontier units, entered into the Frontier voting agreement with Equity, Frontier and Brad S. Elliott, Chairman and Chief Executive Officer of Equity, as proxy, pursuant to which such holders of Frontier units agreed to vote all of their Frontier units in favor of the Frontier Merger Proposal at the Frontier special meeting. Under the terms of the Frontier voting agreement, such holders of Frontier units also appointed Mr. Elliott as their proxy for voting their units at the Frontier special meeting in favor of the Frontier Merger Proposal. Because the holders of Frontier units who signed the Frontier voting agreement hold more than 60% of the outstanding Frontier units held by all members entitled to vote at the Frontier special meeting, the approval of the Frontier Merger Proposal is ensured. For more information regarding the Frontier voting agreement, see “The Merger Agreement—Voting Agreement.”

Opinion of Frontier’s financial advisor (page 51 and Annex D)

In connection with the merger, Frontier’s financial advisor, D.A. Davidson, delivered an oral opinion on August 29, 2025, which was subsequently confirmed in a written opinion dated August 29, 2025, to the Frontier Board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Frontier units of the merger consideration in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by D.A. Davidson in preparing the opinion, is attached as Annex D to this document. The opinion was for the information of, and was directed to, the Frontier Board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Frontier to engage in the merger or enter into the merger agreement or constitute a recommendation to the Frontier Board in connection with the merger, and it does not constitute a recommendation to any holder of Frontier units as to how to vote in connection with the merger or any other matter. For further information, please see the section entitled “The Merger—Opinion of Frontier’s Financial Advisor” on page 51.

Interests of Frontier directors and executive officers in the Merger (page 70)

In considering the recommendation of the Frontier Board with respect to the merger agreement, you should be aware that some of Frontier’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Frontier members generally. Interests of directors and executive officers that may be different from or in addition to the interests of the Frontier members include:

•

Indemnification and Insurance. Equity has agreed to indemnify the directors and officers of Frontier against certain liabilities arising before the effective time and to provide certain “tail” insurance for the benefit of the directors and officers of Frontier.

•

Ayer Employment Agreement. In connection with the execution of the merger agreement, Equity and Equity Bank executed an employment agreement with Douglas R. Ayer, President of Frontier and Frontier Bank, that will become effective upon the effective time (the “Ayer employment agreement”).

•

Retention Agreements. Frontier has entered into retention agreements that entitles certain officers of Frontier to a cash payment for remaining employed with Frontier (or its successor) either through the closing date or the date that Frontier’s data processing systems are converted with the data processing systems of Equity after the closing of the merger, subject to certain terms and conditions.

•

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Frontier who continue on as employees of Equity will be entitled to participate in the Equity health and welfare benefit and similar plans on the same terms and conditions as employees of Equity. Subject to certain exceptions, these employees will receive credit for their years of service to Frontier or Frontier Bank for participation, vesting and benefit accrual purposes.

•	Employee Severance Benefits. Equity has agreed to provide certain severance benefits to Frontier’s employees whose employment is terminated under the circumstances specified in the merger agreement.

These interests are discussed in more detail in the section of this proxy statement/prospectus entitled “The Merger—Interests of Frontier’s Directors and Executive Officers in the Merger” beginning on page 70. The Frontier Board was aware of these interests and considered them, among other matters, in approving the merger agreement.

Regulatory approvals required for the Merger (page 71)

Subject to the terms of the merger agreement, both Frontier and Equity have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from, among others, the Federal Reserve and the OSBC. Equity has submitted applications and notifications to obtain regulatory approvals from, or provide prior notice to, each required governmental authority.

Although neither Frontier nor Equity knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Frontier and Equity cannot be certain when or if they will be obtained.

Agreement not to solicit other offers (page 86)

Frontier has agreed that it will not, and will cause its subsidiaries not to, and will cause Frontier’s and its subsidiaries’ respective officers, directors, employees, affiliates, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any acquisition proposal or (ii) except as otherwise permitted by the merger agreement, (A) engage in negotiations or discussions with or provide any information or data to, any person relating to an acquisition proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal.

Frontier further agreed that it will, and will cause each of its officers, directors, employees, affiliates, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any person (other than Equity) conducted heretofore with respect to any acquisition proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any acquisition proposal to which it or any of its officers, directors, employees, affiliate, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. Notwithstanding the foregoing, at any time prior to obtaining the approval of its members, in the event that Frontier receives a bona fide acquisition proposal that complies with the terms of the merger agreement, Frontier and its Board may participate in discussions or negotiations with, or furnish any information to, any person making such acquisition proposal and its agents and representatives or potential sources of debt financing that need to be involved in such discussion if the Frontier Board determines in good faith, after consultation with its counsel and financial advisor, that such person is reasonably likely to submit to Frontier a proposal deemed to be superior to Equity’s proposal (as determined in accordance with the terms of the merger agreement) and that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties.

In connection with the receipt and negotiation of any acquisition proposal by Frontier, it is required to comply with the terms, conditions and procedures set forth in the merger agreement, which require, among other things, Frontier to enter into a confidentiality agreement with the person making an acquisition proposal, providing certain notices and information to Equity and allowing Equity to make counter offers that Frontier will consider in good faith.

Frontier’s Board may, at any time prior to obtaining the approval of Frontier’s members, (i) approve, endorse or recommend a proposal deemed to be superior to Equity’s proposal (as determined in accordance with the terms of the merger agreement) or enter into a definitive agreement with respect to such superior proposal or (ii) modify or amend in a manner adverse to Equity or withdraw its recommendation in favor of adoption of the merger agreement, provided that (A) prior to such change in recommendation, the Frontier Board will determine, in good faith (after consultation with its counsel), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (B) such change in recommendation is in connection with a superior proposal or an intervening event and such superior proposal has been made and has not been withdrawn and continues to be a superior proposal after taking into account any action taken by Equity.

Conditions that must be satisfied or waived for the Merger to occur (page 83)

Currently, Frontier and Equity expect to complete the merger in the first calendar quarter of 2026. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Each party’s obligations under the merger agreement are conditioned upon (i) subject to certain exceptions, the accuracy in all material respects of the representations and warranties of the other party, (ii) the performance in all material respects by the other party of its obligations under the merger agreement, (iii) approval of the merger agreement by Frontier’s members, (iv) receipt of required regulatory and other third-party consents or approvals, (v) no action having been taken and the absence of any statute, rule, regulation or order prohibiting the consummation of the merger, (vi) the receipt of required closing documents from the other party, (vii) the absence of any material adverse change with respect to the other party since the date of such party’s most recent audited financial statements, and (viii) the effectiveness of the registration statement of which this proxy statement/prospectus is a part.

Frontier’s obligation to complete the merger is also subject to (i) the shares of Equity common stock to be issued pursuant to the merger agreement being approved for listing on the NYSE, (ii) receipt of an opinion from Fenimore Kay Harrison LLP to the effect that the integrated mergers will together qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (iii) Equity obtaining a five year tail insurance coverage policy in accordance with the merger agreement.

Equity’s obligation to complete the merger is also subject to (i) receipt of releases from directors and certain officers of Frontier and Frontier Bank, (ii) the termination of certain employee benefit plans of Frontier,

(iii) execution and delivery of the Ayer employment agreement, (iv) the members’ equity of Frontier being at least $90,000,000, (v) receipt from Frontier of a notice to the Internal Revenue Service (the “IRS”) conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2) and a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certificate of Non-Foreign Status, and (vi) receipt of an opinion from Norton Rose Fulbright US LLP to the effect that the integrated mergers will together qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither Frontier nor Equity can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Expenses and fees

Except (i) with respect to costs and expenses of printing and mailing the proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger, which will be borne by Equity, (ii) as otherwise provided in the termination provision, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Amendment, waiver and exclusion

Subject to compliance with applicable law, the merger agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties to the merger agreement. At any time prior to the closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document, certificate or writing delivered pursuant to the merger agreement, or (c) waive compliance with any of the agreements, covenants or conditions contained in the merger agreement, in each case, in accordance with the terms of the merger agreement.

Risk factors (page 29)

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 29.

Ancillary agreements

•

Voting Agreement. In connection with the execution of the merger agreement, certain executive officers and directors of Frontier and Frontier Bank holding more than 60% of the outstanding Frontier units, solely in their capacity as holders of Frontier units, entered the Frontier voting agreement, pursuant to which they have agreed to vote all of their Frontier units in favor of the Frontier Merger Proposal and the other transactions contemplated by the merger agreement and against alternative transactions. Under the terms of the voting agreement, such members have also appointed Brad S. Elliott, Chairman and Chief Executive Officer of Equity, as their proxy for voting their units at the Frontier special meeting in favor of the Frontier Merger Proposal. The voting agreement also prohibits each such holder of Frontier units from selling, transferring, encumbering or granting a proxy in respect of their Frontier units prior to the termination of the voting agreement, subject to certain exceptions. The Frontier voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms or the completion of the transactions contemplated by the merger agreement. Because the holders of Frontier units who signed the Frontier voting agreement hold more than 60% of the outstanding Frontier units held by all members entitled to vote at the Frontier special meeting, the approval of the Frontier Merger Proposal is ensured.

•

Support Agreements. In connection with entering into the merger agreement, certain directors of Frontier have entered into support agreements with Equity (the “Frontier support agreements”) pursuant to which they agreed to support the transaction and to certain additional restrictive covenants.

•

Director and Officer Releases. As a condition to Equity’s obligation to close the merger, certain directors and officers of Frontier and Frontier Bank will enter into a release in favor of Frontier and Frontier Bank, pursuant to which they will agree to release Frontier, its subsidiaries, and each of its affiliates, successors and assigns, from any and all claims of such directors and officers (except as to certain matters described therein).

•

Employment Agreement. In connection with the execution of the merger agreement, Equity and Equity Bank executed an employment agreement with Douglas R. Ayer, President of Frontier and Frontier Bank, that will become effective upon the effective time, which is referred to herein as Ayer employment agreement.

Termination of the merger agreement (page 87)

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by the mutual written consent of Equity and Frontier;

•

by either Frontier or Equity (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the conditions precedent to such party’s obligations to close have not been met or waived by June 30, 2026; however, if any approval from a governmental authority or third party required to complete the merger has not been obtained, either party may extend such date to September 30, 2026;

•

by either Equity or Frontier if any of the transactions contemplated by the merger agreement are disapproved by any federal or state governmental or regulatory agency or authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the merger agreement or the transactions contemplated hereby and such disapproval, order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate the merger agreement pursuant to this provision is required to use its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action;

•	by either Equity or Frontier if there has been any material adverse change with respect to the other party;

•

subject to certain cure rights, by Equity or Frontier, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in the merger agreement or any other agreement contemplated in the merger agreement on the part of the other party to the merger agreement, which breach or inaccuracy, either individually or in the aggregate with all other breaches (or inaccuracies of such representations and warranties), would constitute, if occurring or continuing on the Closing, the failure of a closing condition; provided, however, that the right to terminate the merger agreement under this provision shall not be available to a party if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement;

•

by Equity or Frontier, if Frontier does not receive the required member approval at the Frontier special meeting or any adjournment or postponement thereof; provided, however, that Frontier may not terminate the merger agreement pursuant to this provision if Frontier has breached in any material respect any of its obligations under the merger agreement, in each case in a manner that caused the failure to obtain the approval of the members at the Frontier special meeting, or at any adjournment or postponement thereof;

•

by Frontier prior to obtaining the approval of the Frontier members at the Frontier special meeting, and subject to the terms and conditions set forth in the merger agreement, in order to accept an alternative acquisition proposal;

•

by Equity if Frontier’s board of directors, prior to obtaining the approval of the Frontier members and in compliance with the procedures set forth in the merger agreement, approves, endorses or recommends an alternative acquisition proposal or enters into a definitive agreement with respect to an alternative acquisition proposal or modifies or amends its recommendation in a manner adverse to Equity or withdraws its recommendation for approval of the Frontier Merger Proposal; or

•

by Equity or Frontier if the other party or its respective banking subsidiary enters into any formal or informal administrative action with any court, arbitrator, federal or state governmental agency or other authority or any such action is threatened by any such entity.

Termination fee (page 88)

If the merger agreement is terminated under certain circumstances, Frontier may be required to pay to Equity a termination fee equal to $4,880,000. The termination fee is discussed in more detail in the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 88.

Material U.S. federal income tax consequences of the integrated mergers (page 134)

The obligations of Equity and Frontier to complete the integrated mergers are conditioned on, among other things, the receipt by Equity and Frontier of tax opinions from Norton Rose Fulbright US LLP and Fenimore Kay Harrison LLP, respectively, dated as of the closing date of the integrated mergers, to the effect that, on the basis of facts, representations and assumptions described in such opinions, the integrated mergers will together be treated as an integrated transaction that qualifies for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Assuming that the integrated mergers together qualify as a “reorganization” within the meaning of Section 368(a) of the Code, it is anticipated that a holder of Frontier units who exchanges Frontier units for a combination of Equity common stock and cash should recognize gain (but not loss) in the exchange equal to the lesser of the cash received by such holder and the amount, if any, by which the cash plus the fair market value of Equity common stock received by such holder exceeds his or her adjusted tax basis in the Frontier units surrendered in exchange therefor (in each case excluding cash received in lieu of a fractional share of Equity common stock).

For further information, please see “Material U.S. Federal Income Tax Consequences of the Integrated Mergers.” The U.S. federal income tax consequences described above may not apply to all holders of Frontier units. Your tax consequences will depend on your individual situation. Accordingly, you are urged to consult your own tax advisor for a full understanding of the particular tax consequences of the integrated mergers to you in light of your own circumstances.

The rights of Frontier members will change as a result of the merger (page 120)

The rights of Frontier members will change as a result of the merger due to differences in Equity’s and Frontier’s governing documents. See “Comparison of Holders’ Rights” for a description of the material differences in holders’ rights under each of the Equity and Frontier governing documents.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following table shows selected unaudited pro forma condensed consolidated combined financial information about the financial condition and results of operations of Equity giving effect to the merger. The selected unaudited pro forma condensed consolidated combined financial information assumes that the merger is accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Frontier, as of the effective time, will be recorded by Equity at their respective fair values and the excess of the merger consideration over the fair value of Frontier’s net assets will be allocated to goodwill.

The table sets forth the information as if the merger had become effective on September 30, 2025, with respect to financial condition data, and as of the beginning of the most recently completed fiscal year, with respect to the results of operations data. The selected unaudited pro forma condensed consolidated combined financial data has been derived from and should be read in connection with the unaudited pro forma condensed consolidated combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under “Unaudited Pro Forma Condensed Consolidated Combined Financial Information.”

The selected unaudited pro forma condensed consolidated combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma condensed consolidated combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, one-time earnings impact of mergers costs and provisioning, or asset dispositions among other factors. Further, as explained in more detail in the notes accompanying the detailed unaudited pro forma condensed consolidated combined financial information included under “Unaudited Pro Forma Condensed Consolidated Combined Financial Information,” the allocation of the purchase price reflected in the selected unaudited pro forma condensed consolidated combined financial data is subject to adjustments and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Additionally, the final adjustments may be different from the unaudited pro forma adjustments presented in this proxy statement/prospectus.

As of September 30, 2025
(Dollars in thousands)
Pro Forma Condensed Consolidated Combined Balance Sheet Data:
Loans held for investment	$5,504,609
Allowance for loan losses	(67,840)
Total assets	7,730,151
Deposits	6,150,545
Other borrowed funds	697,481
Total stockholders’ equity	787,623

	For the Nine Months Ended September 30, 2025	For the Year Ended December 31, 2024
	(Dollars in thousands, except per share data)
Pro Forma Condensed Consolidated Combined Income Statement Data:
Net interest income	$195,450	$224,781
Provision for loan losses	9,951	13,932
Non-interest income	(23,844)	41,110
Non-interest expense	149,647	183,199
Income before income taxes	12,008	68,760
Net income allocable to common stockholders	9,218	53,560
Pro Forma Condensed Consolidated Combined Per Share Data:
Basic earnings per share	$0.45	$3.02
Diluted earnings per share	0.45	2.99

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated combined financial information of Equity as of and for the nine months ended September 30, 2025 and for the year ended December 31, 2024, is presented to show the impact on Equity’s historical financial position and results of operations of:

•	the merger; and

•	the proposed issuance of common stock of Equity to Frontier unitholders and the cash consideration to be paid to Frontier unitholders in connection with the merger.

As a result of the merger, Frontier unitholders will be entitled to receive an aggregate of 2,220,000 shares of Equity common stock and aggregate cash of approximately $32,500,000, subject to downward adjustment as described in the merger agreement. The calculation of the aggregate merger consideration assumes that no cash is paid in lieu of issuing fractional shares of Equity common stock and that no downward adjustment is made as described under the sections of this proxy statement/prospectus entitled “The Merger—Terms of the Merger” beginning on page 44 and “The Merger Agreement—Merger Consideration” beginning on page 73. In addition, the unaudited pro forma condensed consolidated combined financial information and explanatory notes are based upon the following assumptions:

•

a closing price of Equity common stock of $41.76, which was the closing price of Equity common stock on October 28, 2025, the last practicable trading day before this proxy statement/prospectus was finalized; and

•	Frontier’s consolidated capital, surplus and retained earnings accounts less all intangible assets and Frontier merger costs prior to the closing total will equal or exceed $99,416,508.

The unaudited Pro Forma Condensed Consolidated Combined Balance Sheet reflects the historical position of Equity as of September 30, 2025 and of Frontier as of June 30, 2025, with pro forma adjustments based on the assumption that the merger was completed on September 30, 2025. The pro forma adjustments are based on the acquisition method of accounting. The unaudited Pro Forma Condensed Consolidated Combined Statements of Income assume that the merger was completed on January 1, 2024. The adjustments are based on information available and certain assumptions that Equity believes are reasonable. The pro forma does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, one-time earnings impact of mergers costs and provisioning, or asset dispositions among other factors. The final allocation of the purchase price for Frontier between stockholders’ equity and goodwill will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Frontier’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of Frontier will change the amount of the purchase price allocable to goodwill. Further, changes that would affect stockholders’ equity at Frontier, such as net income from June 30, 2025 through the date the merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be different from the unaudited pro forma adjustments presented in this proxy statement/ prospectus.

The following information should be read in conjunction with and is qualified in its entirety by Equity’s consolidated financial statements and accompanying notes, which are incorporated by reference in this proxy statement/prospectus, and the consolidated financial statements and accompanying notes of Frontier, which are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed consolidated combined financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger been in effect as of the date or for the periods presented.

Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet

As of September 30, 2025

(Dollars in thousands)

	Equity Historical (a)	Frontier Historical (a)	Pro Forma Adjustments			Pro Forma Combined
ASSETS
Cash and due from banks	$699,165	$16,165	$(43,520)	(b	)	$671,810
Federal funds sold	245	—	—			245

Cash and cash equivalents	699,410	16,165	(43,520)			672,055
Interest-bearing time deposits in other banks	574	100	—			674
Investment securities	909,101	84,516	—			993,617
Loans held for sale	617	1,741	—			2,358
Loans held for investment	4,268,587	1,271,794	(35,772)	(c	)	5,504,609
Allowance for loan losses	(53,469)	(14,371)	—	(d	)	(67,840)

Loans, net	4,215,118	1,257,423	(35,772)			5,436,769
Other real estate owned, net	3,147	—	—			3,147
Premises and equipment, net	132,857	3,396	—			136,253
Bank owned life insurance	146,891	—	—			146,891
Federal Reserve Bank and Federal Home Loan Bank stock	33,713	8,202	—			41,915
Interest receivable	34,751	9,292	—			44,043
Goodwill	77,573	15,213	11,871	(e	)	104,657
Core deposit intangible, net	22,895	—	11,000	(f	)	33,895
Other assets	88,984	13,825	11,068	(g	)	113,877

Total assets	$6,365,631	$1,409,873	$(45,353)			$7,730,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Non-interest-bearing deposits	$1,147,201	$100,218	$—			$1,247,419
Interest-bearing transaction and savings	2,882,625	427,818	—			3,310,443
Time deposits	1,064,943	532,282	(4,542)	(h	)	1,592,683

Total deposits	5,094,769	1,060,318	(4,542)			6,150,545
Federal funds purchased and retail repurchase agreements	42,220	20,000	—			62,220
Federal Home Loan Bank advances	341,378	177,725	(1,309)	(i	)	517,794
Bank stock loan	—	19,694	(401)	(j	)	19,293
Subordinated debentures	98,174	—	—			98,174
Contractual obligations	16,664	—	—			16,664
Interest payable and other liabilities	60,534	17,304	—			77,838

Total liabilities	5,653,739	1,295,041	(6,252)			6,942,528
Commitments and contingent liabilities
Stockholders’ equity
Common stock	249	—	22	(k	)	271
Additional paid-in capital	658,481	56,423	36,262	(k	)	751,166
Retained earnings	186,718	68,542	(85,518)	(l	)	169,742
Accumulated other comprehensive income (loss)	4,720	(10,133)	10,133	(l	)	4,720
Treasury stock	(138,276)	—	—			(138,276)

Total stockholders’ equity	711,892	114,832	(39,101)			787,623

Total liabilities and stockholders’ equity	$6,365,631	$1,409,873	$(45,353)			$7,730,151

Unaudited Pro Forma Condensed Consolidated Combined Statement of Income

For the Nine Months Ended September 30, 2025

(Dollars in thousands, except per share amounts)

	Equity Historical	Frontier Historical (a)	Pro Forma Adjustments			Pro Forma Combined
Interest and dividend income
Loans, including fees	$202,776	$56,737	$4,509	(aa	)	$264,022
Securities	28,393	2,212	1,243	(bb	)	31,848
Other interest income	8,800	561	—			9,361

Total interest and dividend income	239,969	59,510	5,752			305,231
Interest expense
Deposits	64,457	24,961	1,337	(cc	)	90,755
Federal funds purchased and retail repurchase agreements	730	519	—			1,249
Federal Home Loan Bank advances	6,881	4,045	385	(dd	)	11,311
Federal Reserve Bank borrowings	—	—	—			—
Bank stock loan	—	947	197	(ee	)	1,144
Subordinated debentures	5,322	—	—			5,322

Total interest expense	77,390	30,472	1,919			109,781
Net interest income	162,579	29,038	3,833			195,450
Provision for loan losses	8,969	982	—			9,951

Net interest income after provision for loan losses	153,610	28,056	3,833			185,499
Non-interest income
Service charges and fees	6,763	273	—			7,036
Debit card income	8,509	551	—			9,060
Mortgage banking	380	739	—			1,119
Increase in value of bank owned life insurance	6,307	—	—			6,307
Net gains on investment securities transactions	(53,328)	—	—			(53,328)
Other non-interest income	5,809	153	—			5,962

Total non-interest income	(25,560)	1,716	—			(23,844)
Non-interest expense
Salaries and employee benefits	62,462	12,990	—			75,452
Net occupancy and equipment	11,474	1,765	—			13,239
Data processing	15,028	1,948	—			16,976
Professional fees	4,558	330	—			4,888
Amortization of core deposit intangible	3,243	—	1,472	(ff	)	4,715
Other real estate owned, net	1,001	(21)	—			980
Merger expenses	6,584	—	—			6,584
Other non-interest expense	23,783	3,030	—			26,813

Total non-interest expense	128,133	20,042	1,472			149,647

Income before income taxes	(83)	9,730	2,361			12,008
Provision for income taxes	(725)	976	2,539	(gg	)	2,790

Net income allocable to common stockholders	$642	$8,754	$(178)			$9,218

Basic earnings per share	$0.04					$0.45
Weighted average shares outstanding	18,051,688					20,271,688
Diluted earnings per share	$0.04					$0.45
Weighted average shares outstanding	18,201,716					20,421,716

Unaudited Pro Forma Condensed Consolidated Combined Statement of Income

For the Year Ended December 31, 2024

(Dollars in thousands, except per share amounts)

	Equity Historical	Frontier Historical (a)	Pro Forma Adjustments			Pro Forma Combined
Interest and dividend income
Loans, including fees	$245,815	$69,726	$6,011	(aa	)	$321,552
Securities	40,670	3,272	1,657	(bb	)	45,599
Other interest income	10,358	830	—			11,188

Total interest and dividend income	296,843	73,828	7,668			378,339
Interest expense
Deposits	90,409	33,581	1,782	(cc	)	125,772
Federal funds purchased and retail repurchase agreements	1,151	—	—			1,151
Federal Home Loan Bank advances	10,180	5,055	514	(dd	)	15,749
Federal Reserve Bank borrowings	1,361	—				1,361
Bank stock loan	—	1,683	262	(ee	)	1,945
Subordinated debentures	7,580	—	—			7,580

Total interest expense	110,681	40,319	2,558			153,558
Net interest income	186,162	33,509	5,110			224,781
Provision for loan losses	2,546	1,276	10,110	(hh	)	13,932

Net interest income after provision for loan losses	183,616	32,233	(5,000)			210,849
Non-interest income
Service charges and fees	9,830	397	—			10,227
Debit card income	10,246	718	—			10,964
Mortgage banking	861	770	—			1,631
Increase in value of bank owned life insurance	4,966	—	—			4,966
Net gain on acquisition	2,131	—	—			2,131
Net gains on investment securities transactions	220	(314)	—			(94)
Other non-interest income	10,568	717	—			11,285

Total non-interest income	38,822	2,288	—			41,110
Non-interest expense
Salaries and employee benefits	72,786	16,140	—			88,926
Net occupancy and equipment	14,371	2,326	—			16,697
Data processing	20,004	2,472	—			22,476
Professional fees	6,503	507	—			7,010
Amortization of core deposit intangible	4,289	—	1,962	(ff	)	6,251
Other real estate owned, net	(7,525)	28	—			(7,497)
Merger expenses	4,461	—	11,020	(ii	)	15,481
Other non-interest expense	29,268	4,587	—			33,855

Total non-interest expense	144,157	26,060	12,982			183,199

Income before income taxes	78,281	8,461	(17,982)			68,760
Provision for income taxes	15,660	1,437	(1,897)	(gg	)	15,200

Net income allocable to common stockholders	$62,621	$7,024	$(16,085)			$53,560

Basic earnings per share	$4.04					$3.02
Weighted average shares outstanding	15,489,370					17,709,370
Diluted earnings per share	$4.00					$2.99
Weighted average shares outstanding	15,671,674					17,891,674

Notes to Unaudited Pro Forma Condensed Consolidated Combined Financial Information

(Dollars in thousands, except per share amounts)

The following pro forma adjustments have been reflected in the unaudited pro forma condensed consolidated combined financial information. All adjustments are based on current assumptions and valuations which are subject to change.

(a)

Frontier has a fiscal year end of September 30. For the purposes of the disclosures as of and for the period ended December 31, 2024, Frontier results include audited financial results as of and for the most recently completed fiscal year, or September 30, 2024.

For the purposes of interim period disclosures, the Frontier consolidated income statement reflects results from September 30, 2024 through June 30, 2025, while the Frontier consolidated balance sheet is dated June 30, 2025.

Frontier financial information includes immaterial reclassifications to align with Equity financial reporting.

(b)	This adjustment includes the cash portion of the merger consideration of $32.5 million and pre-tax direct-incremental merger and stock issuance costs of $11.0 million ($8.8 million, after-tax).

(c)

This adjustment represents the fair value adjustments on loans. The purchase accounting adjustment for the acquired loan portfolio is comprised of $10.1 million of credit adjustments for non-purchase credit deteriorated (“PCD”) assets and $25.7 million of interest-rate adjustments.

(d)

This adjustment represents the elimination of Frontier’s allowance for credit losses as part of the purchase accounting transactions, offset by the creation of a $10.1 million allowance for credit losses on non-PCD assets acquired in the transaction and a $4.3 million credit adjustment on acquired PCD assets.

(e)	This adjustment represents the purchase price allocation for the merger, calculated as follows:

Issue 2,220,000 Equity shares valued at the closing price for Equity common stock on October 28, 2025	$92,707
Cash merger consideration, including cash in lieu of fractional shares	32,500

Total purchase price	125,207
Frontier’s equity at book value	(114,832)
Frontier’s beginning goodwill balance	15,213
Allocated to loan fair value, less Frontier’s ending allowance	25,662
Allocated to core deposit intangibles	(11,000)
Allocated to time deposit fair value	(4,542)
Allocated to debt	(1,710)
Allocated to net deferred tax assets	(6,914)

Estimated goodwill from transaction	$27,084

Frontier beginning goodwill balance	$15,213

Net goodwill adjustment	$11,871

(f)	This adjustment represents the recognition of core deposit intangibles.

(g)	This adjustment represents the impact on deferred income taxes and income tax benefits created in the accounting for the transaction, calculated as follows:

Loan fair value adjustments	$25,662
Core deposit intangibles	(11,000)
Deposits fair value adjustments	(4,542)
Debt fair value adjustments	(1,710)

Subtotal of fair value adjustments	8,410

Calculated deferred taxes at an estimated rate of 21%	1,768

S Corp to C Corp adjustment at an estimated rate of 21%	5,146

Total deferred taxes adjustment	$6,914

Tax effect of merger expenses (item (b) above)	2,123
Tax effect of creation of Allowance for Credit Losses on non-PCD assets	2,031

Total Other asset adjustment	$11,068

(h)	This adjustment reflects interest-bearing time deposits at their estimated fair values.

(i)	This adjustment reflects Federal Home Loan Bank advances at their estimated fair values.

(j)	This adjustment reflects the term Bank stock loan at its estimated fair value.

(k)

This adjustment represents the elimination of the historical equity of Frontier, net of the issuance of 2,220,000 shares of Equity common stock, par value $0.01 per share, to unitholders of Frontier. Value of the shares issued is based on the closing price for Equity common stock on October 28, 2025.

(l)	This adjustment represents the elimination of the historical equity of Frontier, net of after-tax merger expenses and cost of the creation of the allowance for credit losses on non-PCD assets.

		For the Nine Months Ended September 30, 2025	Year Ended December 31, 2024
(aa)	Adjustment to loan interest income to reflect accretion of loan discount from interest rate and accretable credit fair value adjustments over an estimated 6.3 years.	$4,509	$6,011
(bb)	Adjustment to security interest income to reflect accretion of discount over an expected 6 years.	$1,243	$1,657
(cc)	Adjustment to deposit interest expense to reflect the amortization of the time deposit interest rate fair value mark over and estimated 2.5 years.	$1,337	$1,782
(dd)	Adjustment to debt interest expense to reflect the amortization of the fair value mark on FHLB term borrowings over an estimated 2.5 years.	$385	$514
(ee)	Adjustment to debt interest expense to reflect the amortization of the fair value mark on bank stock term borrowings over an estimated 1.5 years.	$197	$262

		For the Nine Months Ended September 30, 2025	Year Ended December 31, 2024
(ff)	Adjustment to reflect amortization of the acquired Core Deposit Intangible using sum of years digits over 10 years.	$1,472	$1,962
(gg)	Adjustment to reflect income taxes on Frontier earnings as well as the proforma adjustments at an estimated rate of approximately 21%. Frontier was a S Corp as of each disclosed period.	$2,539	$(1,897)
(hh)	Adjustment to reflect the creation of an allowance for credit losses on the non-PCD acquired loan portfolio.	$—	$10,110
(ii)	Recognition of the aggregate level of costs expected to be incurred by Frontier and Equity in facilitating the transaction.	$—	$11,020

UNAUDITED COMPARATIVE PER SHARE/PER UNIT DATA

Presented below for Equity and Frontier is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the year ended December 31, 2024 and as of and for the nine months ended September 30, 2025 for Equity and as of and for the year ended September 30, 2024 and as of and for the nine months ended June 30, 2025 for Frontier. The information presented below should be read together with the historical consolidated financial statements of Equity, which are incorporated by reference herein, the historical consolidated financial statements of Frontier, which are included elsewhere in this proxy statement/prospectus, and the unaudited pro forma condensed consolidated combined financial information, including the notes thereto, which are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma and pro forma per equivalent share information gives effect to the merger as if (i) the merger had become effective on September 30, 2025 or December 31, 2024 in the case of the book value data, and as if the merger had been effective on January 1, 2024 in the case of earnings per share and cash dividends data. The unaudited pro forma data combines the historical results of Frontier into Equity’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other merger-related activity, they are not indicative of what could have occurred had the merger or the merger taken place on January 1, 2024.

The per equivalent Frontier unit data shows the effect of the merger from the perspective of an owner of Frontier units. The data was computed by multiplying the pro forma data based on 43,272 units of Frontier outstanding, resulting in receipt of 51.30 Equity shares per Frontier unit. The maximum exchange ratio is calculated by dividing the maximum aggregate merger consideration by the number of exchangeable shares. The calculation of the maximum aggregate merger consideration assumes that no downward adjustment of the cash consideration is made as described under the sections of this proxy statement/prospectus entitled “The Merger— Terms of the Merger” beginning on page 44 and “The Merger Agreement—Merger Consideration” beginning on page 73. Based on 43,272 units outstanding using the closing sale price of Equity’s common stock on the NYSE on October 28, 2025, which was $41.76, the implied value of the merger consideration per share of Frontier common stock is $2,893.49.

The selected unaudited pro forma adjustments are based upon available information and certain assumptions that Equity and Frontier management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Frontier will be reflected in the consolidated financial statements of Equity on a prospective basis.

	Equity Historical	Frontier Historical(a)	Pro Forma Combined
For the nine months ended September 30, 2025:
Basic earnings per share/unit	$0.04	$202.30	$0.45
Diluted earnings per share/unit	0.04	202.30	0.45
Cash dividends per share/unit	0.48	67.02	0.48
Book value per common share/unit as of September 30, 2025	$37.25	$2,653.73	$36.86
For the year ended December 31, 2024:
Basic earnings per share/unit	$4.04	$162.30	$3.02
Diluted earnings per share/unit	4.00	162.30	2.99
Cash dividends per share/unit	0.54	45.06	0.54
Book value per common share/unit as of December 31, 2024	$34.04	$2,526.92	$33.92

(a)

As noted above, Frontier has a fiscal year end of September 30. Accordingly, Frontier results include financial results as of and for the most recently completed fiscal year, or September 30, 2024, and interim results for the nine months ended June 30, 2025.

RISK FACTORS

In addition to general investment risks and the other information contained in this proxy statement/prospectus, including the matters addressed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 36 and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by Equity for the fiscal year ended December 31, 2024, as updated by a subsequently filed Form 10-Q and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus.

Unless the context otherwise requires, references in this proxy statement/prospectus to “Equity” refer to Equity Bancshares, Inc., a Kansas corporation, and its affiliates, including Equity Bank.

Risks Relating to the Merger

The Merger may not be completed.

Completion of the merger is subject to regulatory approval. Equity may not receive the required regulatory approvals. If Equity does not obtain the required regulatory approvals, the merger will not be completed. If such regulatory approvals are received, they may impose conditions that would result in certain closing conditions of the merger not being satisfied or may not be received timely.

The consummation of the merger is also subject to other conditions precedent described in the merger agreement. If a condition of either party is not satisfied, such party may be able to terminate the merger agreement and, in such case, the merger would not be consummated. If all of the conditions precedent in the merger agreement are not satisfied, the merger may not be completed.

The Frontier adjusted members’ equity could be an amount that results in the reduction of the amount of the cash portion of the merger consideration that Frontier members would be entitled to receive.

The amount of the cash portion of the merger consideration that Frontier members would be entitled to receive in the merger will be reduced on a dollar-for-dollar basis if the Frontier adjusted members’ equity as of the calculation date, calculated in accordance with GAAP, is less than $99,416,508, referred to herein as the minimum equity. The calculation of the Frontier adjusted members’ equity will depend in part on the results of Frontier’s business operations, future market interest rates and their impact on Frontier’s available-for-sale investment securities, and the management of merger-related expenses by Frontier, referred to herein as the Frontier Merger Costs, prior to the closing of the merger. If Frontier’s earnings are less than it expects or if the Frontier Merger Costs are greater than Frontier expects, Frontier’s adjusted members’ equity may be less than the minimum equity. Preparing for integration of the merger may have a negative impact on Frontier’s results of operations, and the merger-related expenses for which Frontier will be liable are difficult to predict. For a discussion of the possible downward adjustment to the cash component of the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 73. Accordingly, at the time Frontier members vote with respect to the Frontier Merger Proposal, they will not know the exact value of the aggregate cash portion of the merger consideration they will be entitled to receive in the merger.

Preparing for the merger may negatively impact Frontier’s operating results and, as a result, the amount of the cash portion of the merger consideration that Frontier members would be entitled to receive.

Frontier is taking various actions, as required by the merger agreement, to prepare for the merger and expects to continue to do so prior to the closing of the merger. These actions include participating in preparing regulatory filings for the merger, meeting with customers and employees to discuss the merger, and preparing for systems conversion related to the merger. These items may distract Frontier’s management from pursuing the business strategy that Frontier has historically employed. In addition, the merger agreement places material restrictions on the ability of Frontier to manage its operations independently, including by requiring Frontier to obtain the approval of Equity prior to taking certain actions. Finally, Frontier will be liable for certain merger-related expenses prior to the closing of the merger. Additional discussion of Frontier’s covenants made in connection with the merger agreement are discussed more fully in “The Merger Agreement—Covenants and Agreements,” beginning on page 79. These factors may impact Frontier’s profitability and these one-time expenses could result in Frontier’s non-interest expenses being higher than historical levels prior to the consummation of the merger. Accordingly, the results of Frontier’s operations prior to Frontier’s entry into the merger agreement may not have any predictive value relating to, or be representative of, Frontier’s operating results and profitability following its entry into the merger agreement. Lower profits and higher expenses may adversely affect Frontier’s capital, surplus, and retained earnings prior to the consummation of the merger, which may limit how much cash, if any, will be paid to Frontier’s members as merger consideration.

Because the market price of Equity common stock will fluctuate, Frontier members cannot be certain of the market value of the per unit stock consideration they will receive.

Upon completion of the merger, each outstanding Frontier unit (other than Frontier units held by Frontier, Equity or their respective subsidiaries) will be converted into the right to receive the per unit stock consideration and the per unit cash consideration. The market value of the per unit stock consideration will vary from the closing price of Equity common stock on the date Equity and Frontier announced the merger, on the date that this proxy statement/prospectus is mailed to Frontier members, on the date of the Frontier special meeting and on the date the merger is completed and thereafter. Any change in the market price of Equity common stock prior to the completion of the merger will affect the market value of the per unit stock consideration that Frontier members will be entitled to receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of shares of Equity common stock. Stock price changes may result from a variety of factors that are beyond the control of Equity, including, but not limited to, general market and economic conditions, changes in Equity’s business, operations and prospects and regulatory considerations.

Therefore, at the time of the Frontier special meeting you will not know the precise market value of the merger consideration you will be entitled to receive at the effective time. You should obtain current market quotations for shares of Equity common stock. There are no current market quotations for Frontier units because Frontier is a privately owned company and the Frontier units are not traded on any established public trading market.

The market price of Equity common stock after the merger may be affected by factors different from those affecting the units of Frontier or shares of Equity currently.

Upon completion of the merger, holders of Frontier units will become holders of Equity common stock. Equity’s business differs in important respects from that of Frontier, and, accordingly, the results of operations of the combined company and the market price of Equity common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Equity and Frontier. For a discussion of the business of Frontier and of some important factors to consider in connection with its business, see “Information About Frontier” beginning on page 90.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, Equity must obtain approvals from the Federal Reserve and the OSBC. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, waivers or consents, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals Required for the Merger” beginning on page 71. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approvals, waivers or consents, or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 71.

Combining the two companies, including the retention of key employees, may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

Equity and Frontier have operated and, until the completion of the merger, will continue to operate, independently and may not begin the actual integration process. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Equity’s ability to successfully combine and integrate the businesses of Equity and Frontier in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Equity’s ability to successfully conduct its business, which could have an adverse effect on Equity’s financial results and the value of its common stock. If Equity experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that can cause Equity and/or Frontier to lose customers or cause customers to remove their accounts from Equity and/or Frontier and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Frontier and Equity during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The unaudited pro forma condensed consolidated combined financial information included in this proxy statement/prospectus are preliminary and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma condensed consolidated combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Equity’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed consolidated combined financial information reflects adjustments to illustrate the effect of the merger had it been completed on the dates indicated, which is based upon preliminary estimates, to record the Frontier identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Frontier as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” beginning on page 21.

Certain of Frontier’s directors and executive officers may have interests in the merger that may differ from the interests of Frontier’s members.

Frontier’s members should be aware that some of Frontier’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Frontier’s members generally. The Frontier Board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Frontier’s members vote in favor of adopting the merger agreement.

These interests include the following:

•

Indemnification and Insurance. Equity has agreed to indemnify the directors and officers of Frontier against certain liabilities arising before the effective time and to provide certain “tail” insurance for the benefit of the directors and officers of Frontier.

•

Ayer Employment Agreement. In connection with the execution of the merger agreement, Equity and Equity Bank executed the Ayer employment agreement with Douglas R. Ayer, President of Frontier and Frontier Bank, that will become effective upon the effective time.

•

Retention Agreements. Frontier has entered into retention agreements that entitles certain officers of Frontier to a cash payment for remaining employed with Frontier (or its successor) either through the closing date or the date that Frontier’s data processing systems are converted with the data processing systems of Equity after the closing of the merger, subject to certain terms and conditions.

•

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Frontier who continue on as employees of Equity will be entitled to participate in the Equity health and welfare benefit and similar plans on the same terms and conditions as employees of Equity. Subject to certain exceptions, these employees will receive credit for their years of service to Frontier or Frontier Bank for participation, vesting and benefit accrual purposes.

•	Employee Severance Benefits. Equity has agreed to provide certain severance benefits to Frontier’s employees whose employment is terminated under the circumstances specified in the merger agreement.

For a more complete description of these interests, see “The Merger—Interests of Frontier’s Directors and Executive Officers in the Merger” beginning on page 70.

Termination of the merger agreement could negatively impact both Frontier and Equity.

If the merger agreement is terminated, there may be various consequences. For example, Frontier’s or Equity’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Equity’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Frontier may be required to pay to Equity a termination fee of $4,880,000.

Frontier and Equity will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Frontier or Equity. These uncertainties may impair Frontier’s or Equity’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Frontier or Equity to seek to change existing business relationships with Frontier or Equity. Retention of certain employees by Frontier or Equity may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Frontier or Equity. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Frontier or Equity, Frontier’s business or Equity’s business could be harmed. In addition, subject to certain exceptions, Frontier and Equity have each agreed to operate its business in the ordinary course prior to closing and agreed to certain restrictive covenants. See “The Merger Agreement—Covenants and Agreements” beginning on page 79 for a description of the restrictive covenants applicable to Frontier and Equity.

If the merger is not completed, Equity and Frontier will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Equity and Frontier has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Equity and Frontier would have to recognize these expenses without realizing the expected benefits of the merger.

The merger agreement limits Frontier’s ability to pursue acquisition proposals.

The merger agreement prohibits Frontier from initiating, soliciting or knowingly encouraging certain third-party acquisition proposals. See “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 86. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Frontier from considering or proposing such an acquisition. See the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 88.

The shares of Equity common stock to be received by holders of Frontier units as a result of the merger will have different rights from the Frontier units.

Upon completion of the merger, holders of Frontier units will become Equity shareholders and their rights as Equity shareholders will be governed by the Kansas Statutes Annotated (“K.S.A.”), Equity’s Second Amended and Restated Articles of Incorporation (which Equity and Frontier refer to in this proxy statement/prospectus as the “Equity articles”) and Equity’s Amended and Restated Bylaws (which Equity and Frontier refer to in this proxy statement/prospectus as the “Equity bylaws”). The rights associated with Frontier units are different from the rights associated with Equity common stock. Please see “Comparison of Holders’ Rights” beginning on page 120 for a discussion of the different rights associated with Equity common stock.

Holders of Frontier units and Equity common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Frontier units and Equity common stock currently have the right to vote in the election of the board and on other matters affecting Frontier and Equity, respectively. Upon the completion of the merger, each holder of Frontier units who receives shares of Equity common stock will become a shareholder of Equity with a percentage ownership of Equity that is smaller than the member’s percentage ownership of Frontier. It is currently expected that the former holders of Frontier units as a group will receive shares in the merger constituting approximately 10.4% of the outstanding shares of Equity common stock immediately after the merger. As a result, current holders of Equity common stock as a group will own approximately 89.6% of the outstanding shares of Equity common stock immediately after the merger. Because of this, holders of Frontier units may have less influence on the management and policies of Equity than they now have on the management and policies of Frontier and current Equity shareholders may have less influence than they now have on the management and policies of Equity.

The integrated mergers may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Each of Frontier and Equity intends and expects the integrated mergers together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of each of Frontier and Equity to complete the integrated mergers is conditioned upon the receipt, by each company, of a U.S. federal income tax opinion to that effect from Frontier’s and Equity’s respective tax counsels. Each tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service (“IRS”) or the courts.

If the integrated mergers together were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to holders of Frontier units would be materially different than as described in this proxy statement/prospectus. The merger would be treated as a fully taxable transaction for U.S. federal income tax purposes, and each holder of Frontier units would recognize taxable gain or loss upon the exchange of their Frontier units for shares of Equity common stock. The consequences of the integrated mergers to any particular holder will depend on that holder’s individual situation. We urge you to consult your own tax advisor to determine the particular tax consequences to you in light of your own circumstances if the integrated mergers together fail to qualify as a “reorganization.”

The opinion of Frontier’s financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

Frontier has not obtained an updated opinion from its financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Equity or Frontier, general market and economic conditions and other factors that may be beyond the control of Equity or Frontier, and on which the opinion of the financial advisor of Frontier was based, may significantly alter the value of Frontier or the price of Equity common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Frontier does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed.

Litigation may be filed against Frontier, Equity or their respective boards of directors or officers, which could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

Lawsuits may be filed against Frontier, Equity or their respective boards of directors or officers in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to Frontier and Equity, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Equity’s business, financial condition, results of operations and cash flows following completion of the merger.

Future sales or the possibility of future sales of a substantial amount of Equity common stock may depress the price of shares of Equity common stock.

Future sales or the availability for sale of substantial amounts of Equity common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price of Equity common stock and could impair Equity’s ability to raise capital through future sales of equity securities.

Equity’s articles authorizes Equity to issue up to 45,000,000 shares of Class A common stock and up to 5,000,000 shares of Class B common stock. Immediately after the completion of this merger, Equity expects that approximately 21,331,084 shares of Class A common stock and no shares of Class B common stock will be outstanding. Sales of a substantial number of shares of Equity common stock, or the perception that such sales may occur, may adversely impact the price of Equity common stock.

Equity may issue shares of Equity common stock or other securities from time to time as consideration for future acquisitions and investments and pursuant to compensation and incentive plans. If any such acquisition or investment is significant, the number of shares of Equity common stock, or the number or aggregate principal amount, as the case may be, of other securities that Equity may issue may in turn be substantial. Equity may also grant registration rights covering those shares of Equity common stock or other securities in connection with any such acquisitions and investments.

Equity cannot predict the size of future issuances of Equity common stock or the effect, if any, that future issuances and sales of Equity common stock will have on the market price of Equity common stock. Sales of substantial amounts of Equity common stock (including shares of Equity common stock issued in connection with an acquisition or under a compensation or incentive plan), or the perception that such sales could occur, may adversely affect prevailing market prices for Equity common stock and could impair Equity ability to raise capital through future sales of Equity securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information presented herein and in other documents filed with or furnished to the SEC, in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements reflect Equity’s and Frontier’s current views with respect to, among other things, future events and Equity’s financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about Equity’s and Frontier’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Equity’s and Frontier’s control. Accordingly, Equity and Frontier caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Equity and Frontier believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described in “Risk Factors” section of this proxy statement/prospectus.

There are or will be important factors that could cause Equity’s and Frontier’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:

•

external economic and/or market factors, such as changes in monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System, inflation or deflation, changes in the demand for loans, and fluctuations in consumer spending, borrowing and savings habits which may have an adverse impact on Equity’s and Frontier’s financial condition;

•	losses resulting from a decline in the credit quality of the assets that Equity and Frontier hold;

•	the occurrence of various events that negatively impact the real estate market, since a significant portion of Equity’s and Frontier’s loan portfolio is secured by real estate;

•

inaccuracies or changes in the appraised value of real estate securing the loans Equity and Frontier originate that could lead to losses if the real estate collateral is later foreclosed upon and sold at a price lower than the appraised value;

•	the loss of Equity’s and Frontier’s largest loan and depositor relationships;

•	limitations on Equity’s and Frontier’s ability to lend and to mitigate the risks associated with our lending activities as a result of our size and capital position;

•

differences in Equity’s and Frontier’s realized losses as compared to historical loss experience adjusted for quantitative and qualitative factors reflected in our calculation of the allowance for credit losses;

•	inadequacies in Equity’s and Frontier’s allowance for credit losses which could require Equity and Frontier to take a charge to earnings and thereby adversely affect our financial condition;

•	interest rate fluctuations which could have an adverse effect on Equity’s and Frontier’s profitability;

•	an economic downturn, especially one affecting Equity and Frontier’s core market areas;

•	the effects of a pandemic or other widespread public health emergencies;

•	the costs of integrating the businesses we acquire, which may be greater than expected;

•	the departure of key members of Equity’s and Frontier’s management personnel or Equity’s and Frontier’s inability to hire qualified management personnel;

•	challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;

•	a lack of liquidity resulting from decreased loan repayment rates, lower deposit balances, or other factors;

•

inaccuracies in Equity’s and Frontier’s assumptions about future events which could result in material differences between Equity’s and Frontier’s financial projections and actual financial performance;

•	an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies;

•	disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, Equity’s and Frontier’s information technology systems;

•	unauthorized access to nonpublic personal information of Equity’s and Frontier’s customers, which could expose Equity and Frontier to litigation or reputational harm;

•	disruptions, security breaches, or other adverse events affecting the third-party vendors who perform several of Equity’s and Frontier’s critical processing functions;

•	required implementation of new accounting standards that significantly change Equity’s and Frontier’s existing recognition practices;

•	additional regulatory requirements and restrictions on Equity’s and Frontier’s business, which could impose additional costs on Equity and Frontier;

•	an increase in FDIC deposit insurance assessments, which could adversely affect Equity’s and Frontier’s earnings;

•	increased capital requirements imposed by banking regulators, which may require Equity and Frontier to raise capital at a time when capital is not available on favorable terms or at all;

•	restraints on the ability of Equity Bank to pay dividends to Equity and Frontier Bank to pay dividends to Frontier, which could limit Equity’s and Frontier’s liquidity;

•	a failure in the internal controls Equity and Frontier have implemented to address the risks inherent to the banking industry;

•

continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than Equity and Frontier are;

•	costs arising from the environmental risks associated with making loans secured by real estate;

•	the occurrence of adverse weather or man-made events, which could negatively affect Equity’s and Frontier’s core markets or disrupt our operations;

•	the effects of new federal tax laws or tariffs, or changes to existing federal tax laws or tariffs;

•	the obligations associated with Equity being a public company;

•

the effect of pending and future litigation, including the results of the overdraft fee litigation against Equity that is described in Equity’s Annual Report on Form 10-K for the year ended December 31, 2024; and

•	other factors that are discussed in “Risk Factors.”

The foregoing factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this proxy statement/prospectus. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from what Equity and Frontier anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Equity and Frontier do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible to predict those events or how they may affect Equity and Frontier. In addition, Equity and Frontier cannot assess the impact of each factor on Equity’s and Frontier’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Equity and Frontier or persons acting on Equity’s or Frontier’s behalf may issue.

THE FRONTIER SPECIAL MEETING

This section contains information for Frontier members about the Frontier special meeting that Frontier has called to allow its members to consider and vote on the Frontier Merger Proposal and the Frontier Adjournment Proposal. Frontier is mailing this proxy statement/prospectus to you, as a Frontier member, on or about November 24, 2025. This proxy statement/prospectus is accompanied by a notice of the Frontier special meeting and a form of proxy card that the Frontier Board is soliciting for use at the Frontier special meeting and at any adjournments or postponements of the Frontier special meeting.

Date, Time and Place of the Frontier special meeting

The Frontier special meeting will be held at 13333 California Street, Suite 100, Omaha, Nebraska 68154, at 10:00 a.m., local time, on Tuesday, December 23, 2025. On or about November 24, 2025, Frontier commenced mailing this document and the enclosed form of proxy card to its members entitled to vote at the Frontier special meeting.

Matters to Be Considered

At the Frontier special meeting, the Frontier members will be asked to consider and vote upon the following matters:

•

Proposal No. 1: Frontier Merger Proposal – a proposal to approve the merger agreement, by and among Equity, Merger Sub, and Frontier, pursuant to which Merger Sub will merge with and into Frontier, with Frontier surviving as a wholly owned subsidiary of Equity, on and subject to the terms and conditions contained therein; and

•

Proposal No. 2: Frontier Adjournment Proposal – a proposal to approve one or more adjournments of the Frontier special meeting to a later date or dates, if the board of directors of Frontier determines such an adjournment is necessary to permit further solicitation of additional proxies in favor of the Frontier Merger Proposal.

Completion of the merger is conditioned on, among other things, Frontier member approval of the merger agreement and the transactions contemplated thereby, including the merger. No other business may be conducted at the Frontier special meeting.

Recommendation of the Frontier Board

After considering various factors described in the section entitled “The Merger—Frontier’s Reasons for the Merger; Recommendation of the Frontier Board of Directors” beginning on page 48, the Frontier Board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of holders of Frontier units and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Frontier Board unanimously recommends that you vote “FOR” the Frontier Merger Proposal and, if necessary, and “FOR” the Frontier Adjournment Proposal.

Frontier Record Date and Quorum

The Frontier Board has fixed the close of business on November 3, 2025 as the Frontier record date for determining the members entitled to receive notice of and to vote at the Frontier special meeting.

As of the Frontier record date, there were 43,272 Frontier units outstanding and entitled to notice of, and to vote at, the Frontier special meeting or any adjournment thereof, and such outstanding Frontier units were held by 54 holders of record. Each Frontier unit held by a member entitles the holder to one vote at the Frontier special meeting on each proposal to be considered at the Frontier special meeting.

No business may be transacted at the Frontier special meeting unless a quorum of members is present. The presence, in person or by proxy, of members holding at least 60% of the outstanding Frontier units constitutes a quorum for transacting business at the Frontier special meeting. All Frontier units held by members present in person or represented by proxy, including abstentions and broker-non votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Frontier special meeting.

As of the Frontier record date, the directors and executive officers of Frontier and their affiliates beneficially owned and were entitled to vote, in the aggregate, 25,276.8 Frontier units, representing approximately 58.41 % of the Frontier units outstanding on that date. As of the Frontier record date, Equity beneficially held no Frontier units.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Proposal No. 1: Frontier Merger Proposal – Approval of the Frontier Merger Proposal requires the affirmative vote of members holding at least 60% of the outstanding Frontier units held by all members entitled to vote on the Frontier Merger Proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy card or vote in person at the Frontier special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the Frontier Merger Proposal, it will have the effect of a vote against the Frontier Merger Proposal.

Proposal No. 2: Frontier Adjournment Proposal – Approval of the Frontier Adjournment Proposal requires the affirmative vote of members holding at least a majority of the outstanding Frontier units held by members represented at the Frontier special meeting. If you mark “ABSTAIN” on your proxy, it will have the effect of a vote against the Frontier Adjournment Proposal. If you fail to submit a proxy card or vote in person at the Frontier special meeting it will have no effect on the Frontier Adjournment Proposal. If your units are held in “street name” and you fail to instruct your broker, bank or other nominee how to vote with respect to the Frontier Adjournment Proposal, your broker, bank or other nominee will have discretion to vote your units on such proposal.

Voting on Proxies; Incomplete Proxies

A member of record as of the Frontier record date may vote by proxy or in person at the Frontier special meeting. If you hold your Frontier units in your name as of the Frontier record date, we ask that you complete and return the proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

Frontier requests that Frontier members vote by completing and signing the accompanying proxy card and returning it to Frontier as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the Frontier units represented by it will be voted at the Frontier special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the Frontier units represented by the proxy card will be voted as recommended by the Frontier Board.

Every Frontier member’s vote is important. Accordingly, each Frontier member should sign, date and return the enclosed proxy card whether or not you plan to attend the Frontier special meeting in person. Sending in your proxy card will not prevent you from voting your units personally at the meeting, since you may revoke your proxy at any time before it is voted.

Units Held in “Street Name”; Broker Non-Votes

If your Frontier units are held in a brokerage account or by a bank or other nominee, the broker, bank or nominee is considered the record holder of those units. You are considered the beneficial owner of these units, and your units are held in “street name.” This proxy statement/prospectus and the Frontier proxy card have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your units by using the voting instructions it included in the mailing or by following its instructions for voting.

Brokers, banks and other nominees, as holders of record, are permitted to vote in their discretion on “routine” matters when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. A broker non-vote occurs when a broker, bank or other nominee does not have discretionary authority to vote the units and has not received voting instructions from the beneficial owner of the units. If you hold units in “street name” and do not provide voting instructions to your broker, bank or other nominee, those units will be counted as broker non-votes for all non-routine matters. The only non-routine matter to be presented and voted on at the Frontier special meeting is the Frontier Merger Proposal. The only routine matter to be presented at the Frontier special meeting is the Frontier Adjournment Proposal.

Abstentions and broker non-votes by Frontier members will have the effect of a vote against the Frontier Merger Proposal because approval of the Frontier Merger Proposal requires the affirmative vote of members holding at least 60% of the outstanding units held by all Frontier members and the Frontier Merger Proposal is a non-routine matter.

Because abstentions will be counted for purposes of determining the presence or absence of a quorum, and because the approval of the Frontier Adjournment Proposal requires the affirmative vote of members holding at least a majority of the outstanding Frontier units held by members represented at the Frontier special meeting, abstentions will have the effect of a vote against Frontier Adjournment Proposal. As the Frontier Adjournment Proposal is considered a routine matter and a broker, bank or other nominee may generally vote on routine matters in their discretion without having received voting instructions from the beneficial owner, no broker non-votes are expected to occur in connection with the Frontier Adjournment Proposal.

Revocability of Proxies and Changes to a Frontier Member’s Vote

You have the power to change your vote at any time before your Frontier units are voted at the Frontier special meeting by:

•	attending and voting in person at the Frontier special meeting;

•	giving notice of revocation of the proxy at the Frontier special meeting; or

•

delivering to the Secretary of Frontier at 13333 California Street, Suite 100, Omaha, Nebraska 68154 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same Frontier units, bearing a date later than the proxy card previously executed.

Attendance at the Frontier special meeting will not in and of itself constitute a revocation of a proxy. If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Frontier special meeting.

If your units are held in “street name” by a broker, bank or other nominee, you should follow the instructions of your broker, bank or other nominee regarding the revocation of proxies.

Solicitation of Proxies

This proxy solicitation is made by the Frontier Board. Frontier is responsible for its expenses incurred in preparing, assembling, printing and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors of Frontier intend to solicit proxies personally or by telephone or other means of communication. The directors will not be additionally compensated. Frontier will reimburse banks, brokers and other nominees for their reasonable expenses in forwarding the proxy materials to beneficial owners.

Attending the Frontier special meeting

All Frontier members, including unitholders of record as of the Frontier record date and unitholders who hold their units through banks, brokers or other nominees, are invited to attend the Frontier special meeting. However, only Frontier members as of the Frontier record date can vote in person or by proxy at the Frontier special meeting.

All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring to gain admittance to the Frontier special meeting depend on whether they are unitholders of record or proxy holders. A Frontier member who holds units directly registered in such member’s name who desires to attend the Frontier special meeting in person should bring government-issued photo identification.

A holder of Frontier units who holds the units in “street name” through a broker, bank or other nominee who desires to attend the Frontier special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank or other nominee that is the record owner of such beneficial owner’s units, a brokerage account statement or the voting instruction form provided by the broker, bank or other nominee.

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of Frontier units who desires to attend the Frontier special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Frontier holder of record, and proof of the signing member’s record ownership as of the record date.

The use of cameras, sound recording equipment, communications devices or any similar equipment during the Frontier special meeting is prohibited without Frontier’s express written consent.

Assistance

If you need assistance in completing your proxy card, have questions regarding the Frontier special meeting or would like additional copies of this proxy statement/prospectus, please contact David E. Rogers, Frontier’s Chairman of the Board, at (402) 330-4711.

FRONTIER PROPOSALS

Proposal No. 1: Frontier Merger Proposal

At the Frontier special meeting, the Frontier members will be asked to consider and vote on a proposal to approve the merger agreement, by and among Equity, Merger Sub, and Frontier, pursuant to which Merger Sub will merge with and into Frontier, with Frontier surviving as a wholly owned subsidiary of Equity, on and subject to the terms and conditions contained therein.

After considering various factors described in the section entitled “The Merger—Frontier’s Reasons for the Merger; Recommendation of the Frontier Board of Directors” beginning on page 48, the Frontier Board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of holders of Frontier units and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Frontier Board recommends a vote “FOR” the Frontier Merger Proposal.

Proposal No. 2: Frontier Adjournment Proposal

At the Frontier special meeting, the Frontier members will be asked to consider and vote on a proposal to approve one or more adjournments of the Frontier special meeting to a later date or dates, if the Frontier Board determines such an adjournment is necessary to permit further solicitation of additional proxies in favor of the Frontier Merger Proposal.

The Frontier Board recommends a vote “FOR” the Frontier Adjournment Proposal.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. You are urged to read this entire proxy statement/prospectus carefully, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of the board of directors of Equity (the “Equity Board”) and the Frontier Board has unanimously approved the merger agreement. To consummate the merger, Merger Sub will merge with and into Frontier, with Frontier surviving the merger as a wholly owned subsidiary of Equity. Immediately following, and in connection with the merger, Equity will cause Frontier to merge with and into Equity, with Equity surviving the second merger. Immediately following the integrated mergers (or at such later time as Equity may determine in its sole discretion), Equity will cause Frontier Bank, a Nebraska state bank with its principal office in Omaha, Nebraska and the banking subsidiary of Frontier, to merge with and into Equity Bank, the banking subsidiary of Equity, with Equity Bank surviving the bank merger.

If the merger is completed, each Frontier unit (other than Frontier units held by Frontier or Equity) will be converted into the right to receive, without interest, (i) the per unit stock consideration and (ii) the per unit cash consideration. Equity will not issue any fractional shares of Equity common stock in the merger. Holders of Frontier units who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the closing price of Equity common stock as of the calculation date. For a discussion of the possible downward adjustment of the merger consideration, the Frontier members’ equity as of a recent date and Frontier’s estimate of the Frontier Merger Costs, see “The Merger Agreement—Merger Consideration” beginning on page 73.

Frontier’s members are being asked to approve the Frontier Merger Proposal. See the section of this proxy statement/prospectus entitled “The Merger Agreement” beginning on page 73 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of the ongoing consideration and evaluation of Frontier’s long-term prospects and strategies, Frontier’s manager, board of directors and senior management have regularly reviewed and assessed Frontier’s business strategies and objectives, including Frontier’s future prospects for earnings and asset growth as well as the viability of strategic growth opportunities and acquisitions potentially available to Frontier. From time to time, Frontier’s manager, board of directors and senior management have reviewed and discussed Frontier’s long-term objectives and considered ways to enhance unitholder value and performance of the consolidated organization. These strategic discussions and reviews have focused on, among other things, prospects and developments in the financial services industry, accessing and growing core deposits, the regulatory environment, the economy and the financial markets generally, and the implications of such developments both for financial institutions generally and for Frontier, in particular. These strategic discussions were part of the continuous efforts of Frontier to enhance value for holders of Frontier units and deliver the best possible services to its customers and communities. This strategic review has also included assessment of ongoing consolidation in the financial services industry, the addressable market of potential strategic partners, and the benefits and risks to Frontier and its unitholders of strategic combinations compared to the benefits and risks of continued operation as an independent organization. Factors assessed in connection with this review have included the benefits and risks of operating in existing and new markets, competition, potential expense and revenue synergies, regulatory requirements, the interest rate environment, relationships with key vendors of Frontier, scale and diversification, credit risk, market risk and the impacts of rapidly changing technology and the delivery channels for products and services.

In furtherance of the foregoing objectives, management of Frontier has engaged in, from time to time, discussions with executives of other institutions in the financial services industry, including with respect to potential strategic transactions to enhance unitholder value, liquidity and return on investment. Frontier has periodically received inquiries from potential acquirors and other merger partners in the industry.

In the Spring of 2023, Frontier’s board of directors determined to explore the possibility of a strategic business combination, including the prospect of merging Frontier into a larger institution. In furtherance of the foregoing, Frontier senior management began meeting with and formally evaluating potential financial advisors in the financial services sector to assist Frontier in evaluating market conditions and advancing its strategic objectives.

In early 2024, Frontier’s management began discussions with D.A. Davidson concerning potential market opportunities, market conditions and preliminary transaction strategy. During the spring and summer of 2024, representatives of D.A. Davidson met multiple times with Frontier’s management team to conduct a due diligence review of Frontier and to gather information that management believed to be necessary information for evaluating market factors affecting Frontier’s strategic objectives and making sound recommendations to the Frontier Board regarding the strategic direction of Frontier and market opportunities.

During these meetings, representatives of D.A. Davidson also discussed with Frontier management and the board of directors industry trends, potential merger partners, strategic business combination opportunities and the process for pursuing Frontier’s strategic objectives. As a result of these discussions and analyses, Frontier further refined its strategic objectives and transaction strategy. Based on then current market conditions, Frontier sought merger partners willing to offer as consideration securities traded on a public market to provide holders of Frontier units with potential accretive value based on market improvements. In late summer 2024, Frontier’s board of directors directed D.A. Davidson to contact a selected group of potential strategic partners consistent with Frontier’s strategy.

Based on Frontier’s operations, geographic footprint, risk profile and other factors, and the desire of Frontier to engage in discussions with publicly traded financial institutions, D.A. Davidson contacted six potential merger partners, which included Equity. In October 2024, all six potential merger partners executed confidentiality agreements to provide for sharing preliminary confidential due diligence information.

In December 2024, D.A. Davidson delivered preliminary marketing and due diligence information to the six potential partners, which included Frontier’s audited financial statements as of its fiscal year ended September 30, 2024.

After preliminary discussions between D.A. Davidson and each of the six potential merger partners during the first quarter of 2025, two of the six institutions, Equity and another institution (“Bank A”), indicated to D.A. Davidson the ability and desire to move forward with discussions regarding a potential transaction with Frontier.

Another financial institution (“Bank B”) indicated an interest in a possible business combination with Frontier in January 2025. However, Bank B ultimately determined that it was not in a position to pursue a merger transaction in the near-term.

On January 15, 2025, David E. Rogers, Frontier’s Chairman of the Board, Director Mark T. Mowat and Douglas R. Ayer, Frontier’s President, and representatives of D.A. Davidson met with representatives of Bank A. At this meeting, the parties engaged in preliminary discussions regarding a potential business combination, including discussions regarding the potential merits and risks of a combination between the institutions, potential synergies resulting from a transaction and market conditions.

On January 17, 2025, Frontier engaged D.A. Davidson as its exclusive financial advisor.

On January 27, 2025, at a bank industry conference, representatives of D.A. Davidson met with representatives of Equity to discuss the prospect of a merger between Frontier and Equity.

On January 28, 2025, at the same bank industry conference, representatives of D.A. Davidson met with representatives of Bank A and had further discussions regarding a potential business combination between Frontier and Bank A. While the initial meetings with Bank A were productive and positive, in the weeks following this latter meeting, Bank A decided to pursue an alternative merger transaction with a third party financial institution with which Bank A had previous discussions.

On February 3, 2025, Messrs. Rogers, Mowat and Ayer and representatives of D.A. Davidson met with members of Equity’s management team and discussed preliminary terms of a strategic combination between the institutions, the potential merits, risks and viability of pursuing a combination, the anticipated benefits and challenges for completing a transaction and integrating business cultures, personnel matters and market considerations. Equity indicated that it would be interested in further meetings with Frontier’s management team and continuing discussions regarding a potential strategic combination between the institutions.

After the meeting with Equity on February 3, 2025, representatives of D.A. Davidson discussed with Frontier’s executive management the current market conditions and a potential transaction with Equity or Bank A based on the preliminary meetings that Frontier had with these institutions. Following this meeting and based on preliminary discussions with Equity and Bank A, Frontier directed D.A. Davidson to request a letter of intent from Equity.

On March 7, 2025, D.A. Davidson and Frontier senior executives received the initial letter of intent from Equity for a proposed acquisition of Frontier by Equity. In consultation with D.A. Davidson and Frontier’s legal counsel, Fenimore Kay Harrison LLP (“Fenimore”), Frontier’s executive management reviewed the letter of intent. Fenimore provided Frontier’s executive management preliminary feedback on the letter of intent, including relating to certain legal and business terms and considerations.

As a result of such review of the letter of intent and further analysis conducted internally by Frontier’s executive management and D.A. Davidson, including specifically relating to the pricing outlined in the initial letter of intent, Frontier’s executive management formulated and delivered to Equity certain questions regarding the material financial assumptions Equity had used to arrive at a valuation of Frontier and the pricing set forth in the letter of intent. Frontier’s executive management determined that it needed additional detail regarding Equity’s financial assumptions in order to accurately evaluate Equity’s proposal set forth in the letter of intent.

During the following weeks, D.A. Davidson and Frontier’s executive management continued discussions with representatives of Equity regarding pricing, information regarding material financial assumptions and other material deal terms.

On April 2, 2025, Equity announced its entry into the NBC Merger Agreement governing the NBC merger, which was completed on July 2, 2025. In addition to the time and attention required by Equity to complete the NBC merger, Equity was also evaluating a number of other potential merger transactions during this time period, which prolonged discussions between Equity and Frontier.

After receiving information on material financial assumptions from Equity and performing additional financial modeling scenarios in conjunction with D.A. Davidson, on May 29, 2025, Frontier proposed a counter offer to the economic terms expressed in Equity’s initial letter of intent by e-mail from D.A. Davidson to Stephens Inc. (“Stephens”), Equity’s financial advisor.

On June 17, 2025, D.A. Davidson received a revised written offer by e-mail from Stephens on behalf of Equity in response to Frontier’s counter offer on May 29, 2025.

On July 9, 2025, Frontier’s board of directors met and determined to proceed with finalizing the letter of intent based on Equity’s June 17, 2025 revised written offer regarding transaction consideration, subject to Frontier’s further negotiation of certain material terms, including certain pricing terms, of the proposed transaction. The parties and their financial advisors prepared various financial models and pro forma financial information to assist negotiations of the economic terms of the proposed transaction during this period.

On July 15, 2025 and again on July 16, 2025, Mr. Rogers and Brad S. Elliott, Chairman and Chief Executive Officer of Equity, met by telephone to discuss and negotiate certain outstanding terms related to the proposed transaction consideration. On July 15, 2025, Mr. Rogers presented the economic rationale for a revised counter offer to Equity’s offer from June 17, 2025. On July 16, 2025, Mr. Elliott shared updated modeling based on Frontier’s counter offer and presented a revised offer regarding transaction consideration. On July 16, 2025, Frontier senior managers presented Mr. Elliott’s revised economic and pricing terms to Frontier’s board of directors, and the revised consideration was unanimously approved. The board granted authority for Frontier’s executive officers to finalize the letter of intent.

During the following weeks, Frontier’s executive management, in consultation with D.A. Davidson and Fenimore, negotiated the letter of intent to reflect the revised economic and deal terms and the interests of holders of Frontier units in the proposed transaction.

On July 25, 2025, Frontier received a revised letter of intent from Equity resulting from the negotiations between the parties during the prior two months. Frontier’s executive officers, in consultation with D.A. Davidson, discussed the terms of the revised letter of intent, including the revised economic and pricing terms approved by the Frontier Board, the viability of a business combination with Equity as proposed in the revised letter of intent, the anticipated benefits and challenges related to the proposal and pursuing a transaction that would be in the best interests of Frontier’s unitholders, as well as Frontier’s customers, employees and communities. After in-depth discussions, Mr. Rogers executed and delivered the revised letter of intent dated July 25, 2025 on behalf of Frontier to Equity.

Following the execution of the letter of intent, Equity provided Frontier with a comprehensive due diligence request list. Frontier populated an electronic virtual due diligence data room hosted by D.A. Davidson.

During August 2025, Equity conducted a due diligence investigation of Frontier, including Frontier’s results of operations, financial condition, loan portfolio and tax, litigation and other matters. During this same period, members of Frontier’s management team, together with Frontier’s advisors, conducted reverse due diligence of Equity. On August 25, 2025, Frontier’s management team, representatives of D.A. Davidson and representatives of Fenimore conducted a reverse due diligence conference call with senior management of Equity covering Equity’s corporate strategy, credit quality and loan portfolio trends, financial performance then year-to-date 2025, certain operational matters and regulatory compliance and legal matters. Frontier also investigated the feasibility of Equity obtaining regulatory approval for the transaction on a timely basis.

During August 2025, Messrs. Rogers and Mowat, and other members of the Frontier management team, and representatives of D.A. Davidson met several times with senior members of Equity’s management team to discuss various deal terms, due diligence matters and preliminary integration and personnel considerations.

On August 11, 2025, Frontier and Fenimore received an initial draft of the merger agreement prepared by Equity and its legal counsel, Norton Rose Fulbright US LLP (“Norton Rose”). Until the merger agreement was signed on August 29, 2025, Frontier and Equity, in consultation with their respective legal counsel and financial advisors, exchanged several drafts, and negotiated the terms, of the merger agreement and related ancillary documents and agreements (including disclosure schedules, voting agreements, and support agreements and releases with certain directors and officers, and an employment agreement with Mr. Ayer). In such negotiations, Frontier and its advisors negotiated for terms that reflected the interests of Frontier’s unitholders in the transaction, were consistent with best market practices, and fairly represented the previously agreed upon terms in the executed letter of intent.

At a meeting of the Equity Board held on August 20, 2025, representatives from Equity’s financial advisors, Stephens and Janney Montgomery Scott LLC (“Janney”), and Norton Rose attended the meeting at the invitation of the Equity Board. The Equity Board was provided with a set of the meeting materials in advance of the meeting, including the merger agreement and other documents, together with final or substantially final drafts of the merger agreement, the Frontier support agreement, the Frontier voting agreement and the Ayer employment agreement. Norton Rose discussed the Equity Board’s fiduciary duties and reviewed in detail the material terms of the merger agreement and related transaction documents. Stephens reviewed the financial aspects of the merger, including the key financial terms of the merger. Janney reviewed its analysis and orally delivered its opinion that, as of August 20, 2025, the merger consideration to be paid by Equity in the merger pursuant to the merger agreement was fair, from a financial point of view, to the shareholders of Equity. Janney subsequently confirmed its opinion by delivery of a written opinion to the Equity Board. After considering the proposed terms of the merger agreement and the other transaction documents, and taking into consideration the matters discussed, the Equity Board determined the merger was in the best interests of Equity and its shareholders, and unanimously approved the execution, delivery and performance of the merger agreement and the transactions contemplated by it, including the merger.

On August 29, 2025, the Frontier Board held a special meeting to consider the negotiated terms of the merger between Equity and Frontier and the entry into the merger agreement by Frontier. Members of Frontier management and representatives of D.A. Davidson and Fenimore also attended this meeting. D.A. Davidson reviewed the financial aspects of the merger and its financial analysis of the transaction and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to Frontier’s board of directors dated as of August 29, 2025, that, as of such date, the consideration to be received by the holders of Frontier units in the merger was fair to them, from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by D.A. Davidson in connection with the preparation of its opinion. Representatives of Fenimore provided a summary of the proposed terms of the merger agreement and the ancillary agreements and reviewed the Frontier Board’s fiduciary duties in connection with its evaluation of the merger. Representatives of Fenimore also described the resolutions the Frontier Board would be asked to consider if it was to approve the proposed transaction. Frontier’s board of directors asked a series of questions to the financial and legal advisors regarding the terms and conditions of the merger agreement and engaged in a full discussion regarding the proposed transaction. At the conclusion of the meeting, after further review and discussion by the Frontier Board, including consideration of the factors described under the section entitled “The Merger—Frontier’s Reasons for the Merger; Recommendation of Frontier’s Board of Directors,” the Frontier Board determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of Frontier and its unitholders, and unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and entry into the merger agreement by Frontier. On the same day, the Frontier manager, by unanimous written consent of the managers of the Frontier manager, approved the merger agreement and the transactions contemplated thereby, including the merger, and entry into the merger agreement by Frontier.

Equity and Frontier executed the merger agreement and related ancillary agreements discussed in this proxy statement/prospectus on August 29, 2025.

The merger was announced the morning of September  2, 2025, before the opening of the financial markets in New York, in a joint press release issued by Equity and Frontier.

Frontier’s Reasons for the Merger; Recommendation of the Frontier Board of Directors

The Frontier Board believes that the merger is in the best interests of Frontier and the holders of Frontier units. Accordingly, the Frontier Board has approved the merger agreement and unanimously recommends that the Frontier members vote “FOR” approval of the Frontier Merger Proposal.

The terms of the merger agreement, including the consideration to be paid to the holders of Frontier units, were the result of arms-length negotiations between representatives of Frontier and representatives of Equity. In reaching its decision to approve the merger agreement and to recommend its approval to Frontier members, the Frontier Board evaluated the merger and the merger agreement in consultation with its executive management, D.A. Davidson, Frontier’s outside financial advisor, and Frontier’s legal counsel. In arriving at its recommendation, the Frontier Board considered a number of factors, including the following:

•

the Frontier Board’s familiarity with and review of the information concerning the business, results of operations, financial condition, competitive position and future prospects of Frontier and Frontier Bank;

•

the Frontier Board’s knowledge of the current environment in the financial services industry, national, regional and local economic conditions and the interest rate environment, increased operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for banks, thrifts and other financial institutions generally and the increased regulatory burdens on financial institutions generally, evolving trends in technology, the trend toward consolidation in the banking industry and in the financial services industry, and the likely effects of these factors on Frontier’s and Equity’s potential growth, development, productivity, profitability and strategic options;

•

the complementary aspects of Frontier’s and Equity’s respective businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

•	the belief of the Frontier Board that the value of the merger consideration to be received by holders of Frontier units pursuant to the merger agreement represents a fair price for such units;

•	the historical performance of Equity and its common stock, including historical cash dividends;

•

the results that Frontier could expect to obtain if it continued to operate independently, and the likely benefits to holders of Frontier units of that course of action, as compared with the value of the merger consideration offered by Equity and Frontier’s belief that a merger with Equity would allow holders of Frontier units to participate in the future performance of a combined company that would have better future prospects than Frontier was likely to achieve on a stand-alone basis or through other strategic alternatives;

•

the belief of the Frontier Board that Equity emphasizes many of the same values embraced by Frontier in the conduct of its business, such as excellent customer service, employee development and delivering value to owners;

•	that a merger with a larger bank holding company could provide the opportunity to realize economies of scale, add infrastructure and operational support and enhance customer products and services;

•	the likelihood of Equity successfully consummating the merger and integrating Frontier’s operations based on Equity’s history of merger transactions;

•

the treatment of the integrated mergers together as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code with the respect to the Frontier units exchanged for Equity common stock;

•

the limited liquidity that holders of Frontier units have with respect to their investment in Frontier, for which there is no active public market, and that holders of Frontier units will receive a portion of the merger consideration in shares of Equity common stock, which is publicly traded on the NYSE, which would be expected to provide such holders of Frontier units with increased liquidity of their investment;

•	that the number of shares of Equity common stock to be issued to Frontier unitholders is fixed at 2,220,000 shares of Equity common stock;

•

the fact that the portion of the merger consideration paid in the form of Equity common stock would allow former holders of Frontier units to participate as Equity shareholders in the growth of Equity and in any synergies resulting from the merger;

•	the immediate liquidity to holders of Frontier units as reflected by the cash portion of the merger consideration;

•	the ability of Equity to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;

•

the financial analysis and presentation of D.A. Davidson and the opinion rendered by D.A. Davidson to the Frontier Board to the effect that, as of August 29, 2025, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by D.A. Davidson as described in such written opinion, the consideration to be received by the holders of Frontier units (solely in their capacity as such) in the merger was fair to them from a financial point of view (see “The Merger—Opinion of Frontier’s Financial Advisor,” beginning on page 51);

•

the fact that Frontier may continue to pay regular quarterly cash distributions to holders of Frontier units on a pro rata basis and in an aggregate estimated amount sufficient to enable each member to pay his, her or its federal and state income tax liabilities attributable to the taxable net income of Frontier that is allocated to such holders for the preceding calendar quarter, in accordance with past practices, subject to the terms of the merger agreement, including the minimum equity condition;

•	the anticipated likelihood of Equity to obtain the requisite regulatory approvals in a timely manner and without unacceptable conditions;

•	the potential effect of the merger on Frontier’s employees, including the prospects for continued employment and other benefits agreed to be provided by Equity to Frontier’s employees; and

•	the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements and the conditions to closing.

The Frontier Board also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with Equity were likely to outweigh substantially these risks and factors. These risks included:

•	the lack of control of the Frontier Board and holders of Frontier units over future operations and strategy of the combined company as compared to remaining independent;

•	the challenges of combining the businesses, assets and workforces of two financial institutions;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the risks and costs to Frontier if the merger is not completed;

•

the requirement under the merger agreement that Frontier conduct its business in the ordinary course and the other restrictions on the conduct of Frontier’s business before completion of the merger, which could delay or prevent Frontier from undertaking business opportunities that may arise before completion of the merger;

•	the possibility that Frontier may not be able to deliver Frontier adjusted members’ equity of $99,416,508 at closing, which would result in a reduction of the cash portion of the merger consideration;

•

that the value of the merger consideration comprised of Equity common stock will fluctuate between the date of the merger agreement and the closing date and will not be known at the time the Frontier members vote on the Frontier Merger Proposal, and that any reduction in the value of Equity common stock will not, in and of itself, permit Frontier to terminate the merger agreement;

•

that the value of the Equity common stock to be issued to holders of Frontier units in the merger is reliant on the successful operation of Equity in the future as opposed to selling Frontier entirely for cash, which would deliver all value to holders of Frontier units upon closing of such a sale;

•	the fact that gain on the disposition of Frontier units would generally be taxable to U.S. holders for U.S. federal income tax purposes to the extent of the cash received in the integrated mergers;

•	the potential for unintended delays in the regulatory approval process;

•

the fact that the merger agreement prohibits Frontier from soliciting acquisition proposals or, subject to certain exceptions, engaging in negotiations concerning or providing nonpublic information to any person relating to an acquisition proposal;

•

the interests of certain of Frontier’s directors and executive officers in the merger that are different from, or in addition to, their interests as holders of Frontier units, which are further described in the section of this proxy statement/prospectus entitled “– Interests of Frontier’s Directors and Executive Officers in the Merger” beginning on page 70;

•	the risk that the anticipated benefits of the merger, including the realization of synergies and cost savings, may not be realized or may take longer than expected to be realized; and

•	the possible effects of the pendency or completion of the transactions contemplated by the merger agreement, including any suit, action or proceeding initiated in respect of the merger.

The reasons set out above for the merger are not intended to be exhaustive but are believed to include material factors considered by the Frontier Board in approving the merger. In reaching its determination, the Frontier Board did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors.

The Frontier Board conducted an overall analysis of the factors described above as a whole, including thorough discussions with, and questioning of, its executive management and outside financial and legal advisors. Based on the reasons stated, the Frontier Board believed that the merger is in the best interest of the holders of Frontier units and approved the merger agreement and the merger.

The foregoing explanation of the Frontier Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 36.

The Frontier Board believes that the merger is in the best interests of Frontier and the unitholders of Frontier. Accordingly, the Frontier Board has approved the merger agreement and unanimously recommends that the Frontier members vote “FOR” approval of the Frontier Merger Proposal and “FOR” approval of the Frontier Adjournment Proposal.

Opinion of Frontier’s Financial Advisor

On January 17, 2025, Frontier entered into an engagement agreement with D.A. Davidson on an exclusive basis to render financial advisory and investment banking services to Frontier in connection with Frontier’s review of its financial and strategic alternatives, through sale or merger with another financial institution. As part of its engagement, D.A. Davidson agreed to assist Frontier in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between Frontier and another corporation or business entity. D.A. Davidson also agreed to provide Frontier’s Board with an opinion as to the fairness, from a financial point of view, to the holders of Frontier units of the consideration to be paid to such holders in the merger. Frontier engaged D.A. Davidson because D.A. Davidson is a nationally-recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Frontier and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On August 29, 2025, Frontier’s Board held a meeting to evaluate the merger. At this meeting, D.A. Davidson reviewed the financial aspects of the merger and rendered an opinion to Frontier’s Board that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the merger consideration (as defined below) was fair, from a financial point of view, to the holders of Frontier units in the merger.

The full text of D.A. Davidson’s written opinion, dated August 29, 2025, is attached as Annex D to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. This description of D.A. Davidson’s opinion is qualified in its entirety by reference to the full text of such opinion. The holders of Frontier units are urged to read the opinion in its entirety.

D.A. Davidson’s opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to Frontier’s Board and addresses only the fairness, from a financial point of view, to the holders of Frontier units of the merger consideration to be paid to such holders in the merger. The opinion does not address, and D.A. Davidson expresses no view or opinion with respect to, (i) the underlying business decision of Frontier to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transaction or strategies that may be or may have been available to or contemplated by Frontier or Frontier’s Board, or (iii) any legal, regulatory, accounting, tax or similar matters relating to Frontier, its unitholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger, except for the merger consideration. Frontier and Equity determined the merger consideration through a negotiated process. The opinion does not express any view as to the amount or nature of the compensation to any of Frontier’s or Equity’s officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by D.A. Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

D.A. Davidson has reviewed the registration statement on Form S-4 of which this proxy statement/prospectus is a part and consented to the inclusion of its opinion to Frontier’s Board as Appendix D to this proxy statement/prospectus and to the references to D.A. Davidson and its opinion contained herein. A copy of the consent of D.A. Davidson is attached as Exhibit 99.1 to the registration statement on Form S-4.

In connection with rendering its opinion, D.A. Davidson reviewed, among other things, the following:

•	a draft of the merger agreement, dated August 29, 2025;

•

certain publicly available business and financial information about Frontier and Equity and the industry in which each operates, public filings by Equity including Forms 10-K and 10-Q, press releases and certain publicly available research analysts’ reports for Equity, in each case as D.A. Davidson deemed relevant;

•

certain internal projections and other financial and operating data concerning the business, operations, and prospects of Frontier and Equity prepared by or at the direction of management of Frontier and Equity, respectively, as approved for our use by Frontier;

•

information relating to certain strategic, financial, tax, and operational benefits, including the estimated amount and timing of the cost savings and related expenses and synergies, expected to result from the merger, prepared by or at the direction of management of Frontier and/or Equity, as approved for our use by Frontier;

•	the past and current business, operations, financial condition, and prospects of Frontier and Equity, and other matters D.A. Davidson deemed relevant, as approved for our use by Frontier;

•	the market, trading and operating characteristics of selected public companies and selected public bank holding companies in particular, D.A. Davidson deemed relevant;

•	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available and that D.A. Davidson deemed relevant;

•	the current and historical market prices and trading activity of Equity common stock with that of certain other publicly traded companies that D.A. Davidson deemed relevant;

•

the pro forma financial effects of the merger, taking into consideration the amounts and timing of merger costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the merger, as provided by or at the direction of the senior management of Equity and approved for our use by Frontier;

•

the valuation derived by discounting future cash flows and a terminal value of Frontier and Equity’s businesses based upon financial forecasts prepared by or at the direction of management of Frontier and Equity, as approved for our use by Frontier, at discount rates that D.A. Davidson deemed appropriate; and

•

other such financial studies, analyses, investigations, economic and market information that D.A. Davidson considered relevant including discussions with management and other representatives and advisors of Frontier and Equity concerning the business, financial condition, results of operations and prospects of Frontier and Equity.

In arriving at its opinion, D.A. Davidson has, with Frontier’s consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with, or reviewed by or for D.A. Davidson. D.A. Davidson has not independently verified (nor has it assumed responsibility for independently verifying) such information or its accuracy or completeness. D.A. Davidson has relied on the assurances of management of Frontier that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. D.A. Davidson has not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Frontier. In addition, D.A. Davidson has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of Frontier and has not been provided with any reports of such physical inspections. D.A. Davidson has assumed that there has been no material change in Frontier’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to D.A. Davidson.

With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with D.A. Davidson, D.A. Davidson has been advised by management of Frontier, and have assumed with their consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Frontier as to the future financial performance of Frontier and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. D.A. Davidson has assumed no responsibility for and expresses no opinion as to these projections and estimates or the assumptions on which they were based. D.A. Davidson has relied on the assurances of management of Frontier and Equity that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.

D.A. Davidson does not specialize in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and it did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Frontier or Equity or any of their respective subsidiaries. D.A. Davidson has not reviewed any individual loan or credit files relating to Frontier or Equity. D.A. Davidson has assumed, with Frontier’s consent, that the respective allowances for loan and lease losses for both Frontier and Equity are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson did not make an independent evaluation of the quality of Frontier’s or Equity’s deposit base, nor has it independently evaluated potential deposit concentrations or the deposit composition of Frontier or Equity. D.A. Davidson did not make an independent evaluation of the quality of Frontier’s or Equity’s investment securities portfolio, nor has it independently evaluated potential concentrations in the investment securities portfolio of Frontier or Equity.

D.A. Davidson has assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects material to the analysis, and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to the analysis. D.A. Davidson also has assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the merger will be obtained without any material adverse effect on Frontier or the contemplated benefits of the merger. Further, D.A. Davidson has assumed that the executed merger agreement will not differ in any material respect from the draft merger agreement, dated August 29, 2025, reviewed by D.A. Davidson.

D.A. Davidson has assumed in all respects material to its analysis that Frontier and Equity will remain as a going concern for all periods relevant to the analysis. D.A. Davidson expresses no opinion regarding the liquidation value of Frontier and Equity or any other entity.

D.A. Davidson’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Frontier units in the merger. D.A. Davidson does not express any view on, and D.A. Davidson’s opinion does not address, any other term or aspect of the merger agreement or merger (including, without limitation, the form or structure of the merger) or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into in connection with the merger, or as to the underlying business decision by Frontier to engage in the merger. Furthermore, D.A. Davidson expresses no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of Frontier or Equity, or any class of such persons, relative to the merger consideration to be paid to the holders of Frontier units in the merger, or with respect to the fairness of any such compensation. D.A. Davidson’s opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

D.A. Davidson expresses no opinion as to the actual value of Equity common stock when issued in the merger or the prices at which Equity common stock will trade following announcement of the merger or at any future time.

D.A. Davidson has not evaluated the solvency or fair value of Frontier or Equity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Frontier or Equity. D.A. Davidson is not expressing any opinion as to the impact of the merger on the solvency or viability of Frontier or Equity or the ability of Frontier or Equity to pay their respective obligations when they come due.

Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on pricing and market data as of August 27, 2025, and is not necessarily indicative of market conditions after such date. Unless otherwise indicated, financial information is as of June 30, 2025. Note all dollars are in thousands, except per share values, unless otherwise noted.

Summary of Implied Merger Consideration

D.A. Davidson reviewed a summary of the merger consideration including stock and cash consideration to be paid to holders of Frontier units under the merger agreement, the shares of Equity common stock to be issued to holders of Frontier units, and the exchange ratio for such calculation, and pro forma ownership amounts for Frontier and Equity.

Implied Valuation Multiples for Frontier based on the Merger Consideration

D.A. Davidson reviewed the financial terms of the merger. As described in the merger agreement, if the merger is completed, each outstanding Frontier unit will be converted into the right to receive the following: (i) the amount of shares of Equity common stock equal to the quotient of 2,220,000 divided by the number of Frontier units outstanding as of immediately prior to the effective time, except for the cancelled Frontier units, which is referred to herein as the per unit stock consideration (such per unit stock consideration is sometimes referred to as the “Exchange Ratio” in this section entitled “—Opinion of Frontier’s Financial Advisor”) and (ii) cash, in an amount equal to the quotient of $32,500,000 divided by the number of Frontier units outstanding immediately prior to the effective time, subject to a possible downward adjustment based upon the amount of the Frontier adjusted members’ equity as of the calculation date (the aggregate consideration described in clauses (i) and (ii), such per unit amount, the “per unit merger consideration,” and in the aggregate for all holders of Frontier units entitled to receive the per unit merger consideration under the terms of the merger agreement, the “merger consideration”). The terms and conditions of the merger are more fully described in the merger agreement. Based upon financial information as of or for the twelve-months period ended June 30, 2025, and other financial and market information described below, D.A. Davidson calculated the following transaction ratios:

Transaction Ratios
	Stock Price (8/27/2025)		5-Day VWAP (8/27/2025)
	Aggregate	Per Unit(4)	Aggregate	Per Unit(4)
Transaction Price / Tangible Book Value (6/30/2025)	123.2%	123.2%	122.8%	122.8%
Transaction Price / Reported Earnings (C-Corp Equiv.) (LTM)(1)(2)	13.8x	13.8x	13.8x	13.8x
Transaction Price / Core Earnings (C-Corp Equiv.) (LTM)(1)(2)	12.1x	12.1x	12.0x	12.0x
Transaction Price / Core Earnings (C-Corp Equiv.) (2025E)(1)(2)(3)	10.6x	10.6x	10.5x	10.5x
Core Deposit Premium (6/30/2025)	2.9%	2.9%	2.9%	2.9%

Note: Consideration value based on EQBK’s closing stock price as of 8/27/2025

(1)	C-Corp equivalent figures are calculated utilizing the federal tax rate of 21.0%
(2)	Core adjustments based on guidance from Frontier management
(3)	Financial projections for Frontier based on management estimates in 2025, as discussed with and confirmed by senior management
(4)	Includes the impact of Frontier’s unit incentive program that accelerates issuance upon a change-in-control

Sensitivity Analysis on Equity Stock Price – Implied Merger Consideration

D.A. Davidson analyzed the sensitivity of Frontier’s merger consideration value based on movement in Equity’s stock price of +/- 20.00% vs. Equity’s closing stock price of $40.86 as of August 27, 2025. Assuming Equity’s stock price of $40.86, Frontier’s merger consideration value was $123.2 million. Assuming Equity’s stock price increased by 20.00%, Frontier’s merger consideration value increased to $141.4 million. Conversely, assuming Equity’s stock price decreased by 20.00%, Frontier’s merger consideration value decreased to $105.1 million. Additionally, D.A. Davidson analyzed the sensitivity of Frontier’s merger consideration value based on Equity’s 52-week high stock price, 52-week low stock price and volume weighted average prices (“VWAP”) over two day, five day, ten day, 15 day, 30 day, 60 day and 90 day periods.

Implied Frontier Merger Consideration

D.A. Davidson analyzed the implied Frontier merger consideration based on Equity’s reported trading stock prices and the Exchange Ratio since Equity’s initial public offering on November 11, 2015.

Ownership Summary of Equity

D.A. Davidson reviewed the common stock ownership of Equity, differentiating between inside and institutional ownership. Inside ownership is made up of management and professionals holding 11.79% and non-management directors holding 2.51%, while institutional ownership accounted for 68.65%.

Recent Market Performance of Equity

D.A. Davidson reviewed the current market profile along with the history of the reported trading prices and volume of Equity common stock and certain stock indices, including the S&P 500, NASDAQ and the NASDAQ Bank Index. D.A. Davidson compared the stock price performance of Equity with the performance of the S&P 500, NASDAQ and the NASDAQ Bank Index as follows:

Market Performance
	Beginning Index Value	5-Day on 8/21/2025	10-Day on 8/14/2025	20-Day on 7/31/2025	30-Day on 7/17/2025	Year-To-Date on 12/31/2024	Last Twelve Months on 8/28/2024	Since 2024 Election on 11/5/2024
EQBK	0.00%	3.42%	3.08%	8.73%	1.26%	-3.68%	0.29%	-4.22%
S&P 500	0.00%	1.75%	0.20%	2.24%	2.92%	10.20%	15.90%	12.08%
NASDAQ	0.00%	2.32%	-0.56%	2.21%	3.37%	11.80%	22.98%	17.09%
NASDAQ Bank	0.00%	5.73%	4.33%	8.58%	2.89%	5.89%	9.42%	7.49%

Historical Performance of Equity

D.A. Davidson reviewed the historical trading prices of Equity’s common stock and certain stock indices, including the S&P 500, NASDAQ and the NASDAQ Bank Index over the last three months, six months, twelve months and five years periods. D.A. Davidson compared the stock price performance of Equity with the performance of the S&P 500, NASDAQ and the NASDAQ Bank Index as follows:

Market Performance - Last Three Months

	Beginning Index Value on 5/30/2025	Ending Index Value on 8/27/2025
EQBK	0.0%	4.39%
S&P 500	0.0%	9.64%
NASDAQ	0.0%	12.96%
NASDAQ Bank	0.0%	12.81%

Market Performance - Last Six Months

	Beginning Index Value on 2/28/2025	Ending Index Value on 8/27/2025
EQBK	0.0%	-4.84%
S&P 500	0.0%	8.85%
NASDAQ	0.0%	14.55%
NASDAQ Bank	0.0%	4.07%

Market Performance - Last Twelve Months

	Beginning Index Value on 8/28/2024	Ending Index Value on 8/27/2025
EQBK	0.0%	0.29%
S&P 500	0.0%	15.90%
NASDAQ	0.0%	22.98%
NASDAQ Bank	0.0%	9.42%

Market Performance - Last 5Years

	Beginning Index Value on 8/27/2020	Ending Index Value on 8/27/2025
EQBK	0.0%	157.95%
S&P 500	0.0%	86.00%
NASDAQ	0.0%	85.72%
NASDAQ Bank	0.0%	69.83%

Equity Trading Volume Analysis

D.A. Davidson reviewed the average daily trading volume and average daily dollar volume of Equity over the last week, month, three months and one-year periods:

Trading Volume - EQBK
	Shares	Volume
One Week	80,936	$3,307
One Month	90,958	$3,717
Three Month	85,955	$3,512
One Year	67,204	$2,746

Stock Price and Volume History of Equity

D.A. Davidson reviewed Equity closing stock prices, one day stock price changes and trading volume for the prior sixty trading days.

Equity Dividends

D.A. Davidson reviewed Equity’s dividend yield over the last twelve months, dividend payout ratio over the last five quarters, dividends per share over last five quarters and dividends per share over the next three quarters using publicly available analyst estimates. In addition, D.A. Davidson analyzed the amount of pro forma dividends per share Frontier unit holders will receive per current Frontier unit owned on a quarterly and annual basis using the Exchange Ratio.

Equity Comparable Companies Analysis

D.A. Davidson used publicly available information to compare selected financial and market trading information for Equity and a group of 35 financial institutions selected by D.A. Davidson which: (i) were headquartered in the Midwestern United States including: Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota and Wisconsin; (ii) had their common stock listed on the NASDAQ or NYSE exchange; (iii) had assets between $1.5 billion and $10.0 billion; (iv) had a Return on Average Assets greater than 0.50%; (v) had Non-Performing Assets / Assets less than 1.00%; (vi) and were not pending merger targets. These 35 financial institutions were as follows:

Park National Corporation

Byline Bancorp, Inc.

Peoples Bancorp, Inc.

QCR Holdings, Inc.

Stock Yards Bancorp, Inc.

1st Source Corporation

Nicolet Bankshares, Inc.

German American Bancorp

First Mid Bancshares, Inc.

Horizon Bancorp, Inc.

Lakeland Financial Corp.

Community Trust Bancorp, Inc.

Mercantile Bank Corporation

Great Southern Bancorp, Inc.

Old Second Bancorp, Inc.

First Financial Corporation

Independent Bank Corporation

Alerus Financial Corporation

Bridgewater Bancshares, Inc.

Farmers National Banc Corp.

Southern Missouri Bancorp

HBT Financial, Inc.

Bank First Corporation

Civista Bancshares, Inc.

West Bancorporation, Inc.

Farmers & Merchants Bancorp

First Savings Fin. Group, Inc.

LCNB Corp.

Isabella Bank Corporation

CF Bankshares Inc.

Ames National Corporation

Hawthorn Bancshares, Inc.

Citizens Community Bancorp

Ohio Valley Banc Corp.

Richmond Mutual Bancorp.

The analysis compared the financial condition and market performance of Equity and the 35 financial institutions identified above based on publicly available financial information for Equity and the 35 financial institutions as of and for the twelve-months ended June 30, 2025. The market trading information for Equity and the 35 financial institutions identified above is as of August 27, 2025. The analysis also compared the 2025 and 2026 earnings per share multiples for Equity and the 35 financial institutions identified above based on publicly available analyst earnings estimates for Equity and its peers. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after August 27, 2025. The table below shows the results of this analysis.

Financial Condition and Performance
		Comparable Companies
	EQBK**	Median	Average	Low	High
Total Assets (in millions)	$5,374	$5,324	$5,455	$1,508	$9,950
Loan / Deposit Ratio	85.0%	91.3%	91.1%	71.3%	110.4%
Non-Performing Assets / Total Assets	0.84%	0.33%	0.39%	0.00%	0.98%
Texas Ratio	7.51%	3.66%	4.29%	0.00%	11.15%
Tangible Common Equity Ratio	10.63%	8.66%	8.92%	5.03%	12.38%

Financial Condition and Performance
		Comparable Companies
	EQBK**	Median	Average	Low	High
Net Interest Margin (LTM)	4.12%	3.46%	3.39%	2.10%	4.76%
Cost of Deposits (LTM)	2.00%	2.05%	2.16%	0.86%	3.65%
Non-Interest Income / Assets (LTM)	0.65%	0.78%	0.78%	0.18%	2.30%
Efficiency Ratio (LTM)	64.56%	59.08%	59.02%	45.37%	71.67%
Return on Average Equity (LTM)	11.93%	11.05%	10.75%	6.77%	14.30%
Return on Average Assets (LTM)	1.29%	1.13%	1.12%	0.63%	1.67%

Market Performance Multiples
		Comparable Companies
	EQBK**	Median	Average	Low	High
Market Capitalization (in millions)	$785.2	$702.4	$855.1	$140.3	$2,808.6
Price Change (LTM)	0.3%	9.8%	16.2%	-1.6%	77.8%
Price Change (YTD)	-3.7%	5.4%	9.7%	-9.3%	50.1%
Price / LTM EPS	10.1x	11.6x	12.7x	8.3x	18.9x
Price / EPS 2025E	10.7x	10.5x	11.5x	7.7x	18.4x
Price / EPS 2026E	9.2x	10.0x	10.8x	6.6x	17.6x
Price / Tangible Book Value	127.1%	141.3%	158.4%	90.6%	305.8%
Tangible Book Premium / Core Deposits	5.23%	4.67%	6.42%	-0.91%	23.97%
Dividend Yield (LTM)	1.47%	2.77%	2.77%	0.00%	5.49%
Average Daily Volume (in thousands)*	$3,512	$2,578	$4,031	$262	$18,109

Note:	Regulatory data utilized when GAAP not available
Note:	Income statement as of last twelve months from most recent quarter and balance sheet as of most recent quarter. NPA/Assets includes troubled debt restructuring (TDRs)
Note:	Operating data for peers does not include impact from acquisitions pending as of or completed after the most recent quarter Note: Future period P/E multiples based on street estimates
*	Total value of average daily volume based on current stock price
**	On 7/3/2025, Equity closed its acquisition of NBC Corp. of OK (approx. $900M in assets.) Equity’s operating data is as of 6/30/2025; but, market data & consensus earnings estimates are as of 8/27/2025

Frontier Comparable Companies Analysis

D.A. Davidson used publicly available information to compare selected financial and market trading information for Frontier and a group of 26 financial institutions selected by D.A. Davidson which: (i) were headquartered in Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota, and Wisconsin; (ii) had their common stock listed on the NASDAQ, NYSE, or OTC exchanges; (iii) had assets between $750.0 million and $5.0 billion; (iv) had Core Return on Average Assets below 1.00%; (v) had loan to deposit ratios above 85%; (vi) and were not pending merger targets. These 26 financial institutions were as follows:

Dacotah Banks, Inc. Civista Bancshares, Inc. West Bancorporation, Inc. Farmers & Merchants Bancorp Lake Ridge Bancorp Inc. NASB Financial, Inc.	Citizens Community Bancorp Southern Michigan Bancorp Tri-County Financial Group Richmond Mutual Bancorp. PSB Holdings, Inc. SB Financial Group, Inc.
Merchants Financial Group, Inc. First Savings Financial Group LCNB Corp. Waterstone Financial Group CF Bankshares, Inc. Middlefield Banc Corp. CNB Bank Shares, Inc.	CNB Community Bancorp, Inc. Two Rivers Financial Group, Inc. Farmers Bancorp (Frankfort, IN) Sturgis Bancorp, Inc. BNCCORP, Inc. IF Bancorp, Inc. West Shore Bank Corp.

The analysis compared the financial condition and market performance of Frontier and the 26 financial institutions identified above based on publicly available financial information for Frontier and the 26 financial institutions as of and for the twelve-months ended June 30, 2025. The market trading information for the 26 financial institutions identified above is as of August 27, 2025. The analysis also compared the last-twelve-months earnings per share multiples for the 26 financial institutions identified above. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after August 27, 2025. The table below shows the results of this analysis.

Financial Condition and Performance
		Comparable Companies
	+ Frontier	Median	Average	Low	High
Total Assets (in millions)	$1,411	$1,766	$2,092	$790	$4,612
Loan / Deposit Ratio	120.1%	92.8%	95.8%	86.2%	120.2%
Non-Performing Assets / Total Assets	0.26%	0.45%	0.51%	0.00%	1.30%
Texas Ratio	2.78%	5.29%	5.89%	0.00%	16.07%
Tangible Common Equity Ratio	7.16%	8.05%	8.39%	5.38%	15.11%
Net Interest Margin (LTM)	3.00%	3.15%	3.06%	2.10%	3.80%
Cost of Deposits (LTM)	3.24%	2.25%	2.40%	1.71%	3.65%
Non-Interest Income / Assets (LTM)	0.17%	0.66%	0.87%	0.24%	3.73%
Efficiency Ratio (LTM)	55.58%	69.85%	69.13%	53.41%	83.66%
Core Return on Average Equity (LTM)	9.03%	9.46%	9.37%	4.40%	13.90%
Core Return on Average Assets (LTM)	0.76%	0.88%	0.86%	0.38%	0.98%

Market Performance Multiples
		Comparable Companies
	Frontier	Median	Average	Low	High
Market Capitalization (in millions)		$149.1	$178.9	$37.2	$408.6
Price Change (LTM)		14.8%	13.0%	-8.8%	40.9%
Price Change (YTD)		1.9%	2.3%	-9.3%	24.7%
Price / LTM EPS		10.8x	11.1x	6.3x	24.9x
Price / EPS 2025E		10.3x	10.3x	7.7x	12.4x
Price / EPS 2026E		9.5x	9.3x	6.6x	12.3x
Price / Tangible Book Value		100.1%	103.4%	60.2%	144.7%
Tangible Book Premium / Core Deposits		-0.23%	-0.18%	-9.03%	4.90%
Dividend Yield (LTM)		2.16%	1.96%	0.00%	5.49%
Average Daily Volume (in thousands)*		$64	$336	$2	$1,815

Note:	Regulatory data utilized when GAAP not available
Note:	Frontier ROAA & ROAE is calculated on a core basis and removes one-time income and/or expense items per management guidance
Note:	Income statement as of last twelve months from most recent quarter and balance sheet as of most recent quarter. NPA/Assets includes troubled debt restructuring (TDRs)
Note:	Operating data for peers does not include impact from acquisitions pending as of or completed after the most recent quarter
Note:	Future period P/E multiples based on street estimates; + C-Corp. adjusted financials
*	Total value of average daily volume based on current stock price

Precedent Transactions Analysis

D.A. Davidson reviewed three sets of precedent transactions and acquisitions. The sets of transactions and acquisitions included: (1) “Nationwide”, (2) “Midwest” and (3) “Nebraska”.

“Nationwide” included 38 transactions where:

•	The selling company was a bank headquartered in the United States;

•	The transaction was announced since the beginning of 2023;

•	The selling company’s total assets were between $100.0 million and $10.0 billion;

•	The selling company’s loan to deposit ratio was greater than 85.0%;

•	The transaction was not a merger of equals;

•	The acquiring company was not an investor group or credit union; and

•	The transaction’s pricing information was publicly available.

“Midwest” included 15 Transactions where:

•	The selling company was a bank headquartered in Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota and Wisconsin;

•	The transaction was announced since the beginning of 2020;

•	The selling company’s total assets were below $10.0 billion;

•	The selling company’s Return on Average Assets over the last twelve months was less than 1.00%;

•	The selling company’s loan to deposit ratio was greater than 85.0%;

•	The transaction was not a merger of equals;

•	The acquiring company was not an investor group; and

•	The transaction’s pricing information was publicly available.

“Nebraska” included 13 Transactions where:

•	The selling company was a bank headquartered in Nebraska;

•	The transaction was announced since the beginning of 2015;

•	The transaction was not a merger of equals;

•	The acquiring company was not an investor group; and

•	The transaction’s pricing information was publicly available.

The following tables set forth the transactions included in “Nationwide”, “Midwest” and “Nebraska” and are sorted by announcement date:

Nationwide

Announcement Date	Acquirer	Target

8/19/2025*

7/14/2025*

7/07/2025*

7/01/2025*

6/05/2025*

4/24/2025*

3/31/2025

3/17/2025*

2/25/2025

1/13/2025

1/10/2025

12/18/2024

12/17/2024

12/09/2024

12/03/2024

9/24/2024

9/10/2024

9/09/2024

9/05/2024

8/27/2024

7/29/2024

7/26/2024

7/25/2024

7/24/2024

5/10/2024

4/25/2024

3/28/2024

3/25/2024

2/01/2024

1/24/2024

1/18/2024

11/29/2023

11/27/2023

10/10/2023

9/19/2023

5/18/2023

5/12/2023

4/27/2023

TowneBank

First Community Corporation

Norwood Financial Corp.

Investar Holding Corporation

NB Bancorp, Inc.

Eastern Bankshares, Inc.

FB Financial Corporation

MetroCity Bankshares, Inc.

Old Second Bancorp, Inc.

Glacier Bancorp, Inc.

CNB Financial Corporation

First Commonwealth Fin. Corp

Northwest Bancshares, Inc.

Independent Bank Corp.

United Community Banks, Inc.

TowneBank

Camden National Corporation

NBT Bancorp Inc.

ConnectOne Bancorp, Inc.

First Busey Corporation

German American Bancorp, Inc.

WesBanco, Inc.

ChoiceOne Fin. Services, Inc.

ACNB Corporation

United Bankshares, Inc.

Business First Bancshares, Inc.

Capital Bancorp, Inc.

First National Corporation

Dogwood State Bank

National Bankshares, Inc.

Princeton Bancorp, Inc.

LCNB Corp.

First Busey Corporation

Central Valley Community Bancorp

Eastern Bankshares, Inc.

LCNB Corp.

Wells Bancshares, Inc.

Bancorp 34, Inc.

Dogwood State Bank

Signature Bank of Georgia

PB Bankshares, Inc.

Wichita Falls Bancshares, Inc.

Provident Bancorp, Inc.

HarborOne Bancorp, Inc.

Southern States Bancshares, Inc.

First IC Corporation

Bancorp Financial, Inc.

Bank of Idaho Holding Co

ESSA Bancorp, Inc.

CenterGroup Financial, Inc.

Penns Woods Bancorp, Inc.

Enterprise Bancorp, Inc.

ANB Holdings, Inc.

Village B&T Financial Corp

Northway Financial Inc.

Evans Bancorp, Inc.

The 1st of Long Island Corp

CrossFirst Bankshares, Inc.

Heartland BancCorp

Premier Financial Corp.

Fentura Financial, Inc.

Traditions Bancorp, Inc.

Piedmont Bancorp, Inc.

Oakwood Bancshares, Inc.

Integrated Financial Holdings, Inc.

Touchstone Bankshares, Inc.

Community First Bancorporation

Frontier Community Bank

Cornerstone Financial Corporation

Eagle Financial Bancorp, Inc.

Merchants & Manufacturers Bank

Community West Bancshares

Cambridge Bancorp

Cincinnati Bancorp, Inc.

Connections Bancshares, Inc.

CBOA Financial, Inc.

* Indicates the Transaction was pending as of August 27th, 2025 Midwest
Announcement Date	Acquirer	Target
2/25/2025 12/18/2024 8/27/2024 7/26/2024 7/25/2024 11/29/2023 5/18/2023 5/12/2023 9/30/2021 8/10/2021 7/29/2021 6/22/2021 6/07/2021 9/28/2020 8/19/2020

Old Second Bancorp, Inc.

First Commonwealth Fin. Corp

First Busey Corporation

WesBanco, Inc.

ChoiceOne Fin. Services, Inc.

LCNB Corp.

LCNB Corp.

Wells Bancshares, Inc.

Dupaco Community Credit Union

First Financial Corporation

First Mid Bancshares, Inc.

Nicolet Bankshares, Inc.

HBT Financial, Inc.

First Mid Bancshares, Inc.

Crane Credit Union

Bancorp Financial, Inc.

CenterGroup Financial, Inc.

CrossFirst Bankshares, Inc.

Premier Financial Corp.

Fentura Financial, Inc.

Eagle Financial Bancorp, Inc.

Cincinnati Bancorp, Inc.

Connections Bancshares, Inc.

Home Savings Bank

Hancock Bancorp, Inc.

Delta Bancshares Co.

County Bancorp, Inc.

NXT Bancorporation, Inc.

LINCO Bancshares, Inc.

Our Community Bank

Nebraska
Announcement Date	Acquirer	Target
6/22/2021	Tri Valley Bancshares, Inc.	First State Bank
9/03/2019	First York Ban Corp.	Malmo Bancorp, Inc.
8/13/2019	CIT Group Inc.	Mutual of Omaha Bank
9/05/2018	First York Ban Corp.	Franklin State Bncs.
7/16/2018	Geneva State Company	Jefferson County Bncs.
7/16/2018	Geneva State Company	First Nat. Fairbury Corp.
6/24/2018	Platte Valley Fin. Svc. Cos.	American Bank Sidney, NE
3/29/2016	F & M State Bancshares, Inc.	F M Co.
3/25/2016	Bellwood Comm. Holding Co.	Hassenstab Mgmt. Co.
2/22/2016	Sandhills Financial Services	Keystone Investment, Inc.
7/24/2015	First York Ban Corp.	Guide Rock State Bank
5/13/2015	Madison County Financial	Winside Bancshares
3/27/2015	Jones National Corporation	Valparaiso Enterprises

For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:

•	Transaction price compared to tangible book value, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•	Transaction price compared to net income for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction; and

•	Tangible book premium to core deposits, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

As illustrated in the following table, D.A. Davidson compared the merger multiples to the multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and Frontier data for the last twelve months ended June 30, 2025.

Financial Condition and Performance
		Nationwide				Midwest				Nebraska
	+ Frontier	Median	Average	Low	High	Median	Average	Low	High	Median	Average	Low	High
Total Assets (in millions)	$1,410.9	$1,234.3	$1,883.1	$115.6	$8,778.7	$348.4	$1,651.4	$73.9	$8,778.7	$64.5	$731.3	$26.6	$8,517.6
Return on Average Assets (LTM)	0.76%	0.76%	0.79%	0.06%	2.32%	0.70%	0.65%	0.06%	0.99%	0.88%	0.96%	0.31%	1.58%
Return on Average Equity (LTM)	9.03%	8.04%	8.03%	0.36%	18.50%	5.85%	5.91%	0.36%	10.45%	7.43%	7.75%	1.77%	16.95%
Tangible Common Equity Ratio	7.16%	9.66%	10.43%	5.18%	17.58%	10.86%	11.29%	8.22%	17.58%	12.51%	13.36%	9.17%	18.52%
Core Deposits / Deposits	74.6%	86.8%	83.0%	50.0%	97.1%	87.5%	86.2%	70.2%	95.3%	97.3%	94.2%	65.4%	100.0%
Loans / Deposits	120.1%	95.6%	98.8%	86.8%	122.0%	101.5%	101.4%	87.7%	122.0%	74.1%	76.9%	47.0%	129.4%
Non-Interest Income / Assets (LTM)	0.17%	0.43%	0.60%	0.13%	4.43%	0.52%	0.61%	0.13%	1.68%	0.31%	0.44%	0.12%	1.74%
Efficiency Ratio (LTM)	55.6%	69.7%	70.6%	45.8%	97.9%	68.8%	70.8%	51.4%	97.9%	63.9%	63.0%	40.3%	74.5%
Cost of Funds (LTM)	3.46%	2.34%	2.24%	0.38%	4.04%	1.18%	1.69%	0.72%	4.04%	0.47%	0.54%	0.12%	1.18%
Non-Performing Assets / Total Assets	0.26%	0.18%	0.43%	0.00%	3.00%	0.19%	0.66%	0.00%	3.90%	0.06%	0.23%	0.00%	1.48%
Loan Loan Reserves / Non-Performing Assets	389.5%	159.6%	256.1%	42.3%	676.9%	129.9%	208.6%	25.9%	662.3%	248.7%	340.7%	46.1%	742.3%

Transaction Multiples
		Nationwide				Midwest				Nebraska
	Frontier	Median	Average	Low	High	Median	Average	Low	High	Median	Average	Low	High
Transaction Price / Tangible Book Value	123.2%	129.4%	128.3%	74.3%	223.7%	134.7%	134.0%	94.0%	197.5%	124.9%	125.4%	78.1%	180.7%
Transaction Price / LTM Earnings	13.8x	13.7x	14.9x	5.8x	29.1x	15.6x	16.6x	12.5x	23.1x	14.7x	16.8x	5.5x	16.8x
Tangible Book Premium / Core Deposits	2.93%	3.71%	4.26%	-3.13%	15.72%	5.76%	5.64%	-1.52%	17.23%	4.74%	4.46%	-5.35%	14.47%

Note:	Operating financials for targets & Frontier based on quarter-end prior to announcement; performance ratios measured over last twelve month period
Note:	Frontier ROAA & ROAE is calculated on a core basis and removes one-time income and/or expense items per management guidance Note: + C-Corp. adjusted financials

Net Present Value Analysis for Standalone Frontier

D.A. Davidson performed an analysis that estimated the net present value of Frontier under various circumstances. The analysis assumed: (i) Frontier performed in accordance with management’s financial projections for the years ending December 31, 2025, December 31, 2026, December 31, 2027, December 31, 2028 and December 31, 2029; and (ii) Frontier performed in accordance with D.A. Davidson Investment Banking assumptions as discussed with and confirmed by Frontier senior management for the year ending December 31, 2030. To approximate the terminal value of Frontier at December 31, 2030, D.A. Davidson applied price to earnings multiples ranging from 8.0x to 16.0x and multiples of tangible book value ranging from 100.0% to 140.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.34% to 18.34% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Frontier. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the August 29, 2025 Frontier Board meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values of Frontier of $65.5 million to $192.5 million when applying the price to earnings multiples to the financial forecasts and $79.7 million to $164.0 million when applying the multiples of tangible book value to the financial forecasts.

Earnings Multiples

	Earnings Multiple
Discount Rate	8.0x	10.0x	12.0x	14.0x	16.0x
10.34%	$96,263	$120,329	$144,394	$168,460	$192,526
12.34%	$87,197	$108,996	$130,795	$152,594	$174,393
14.34%	$79,122	$98,903	$118,683	$138,464	$158,244
16.34%	$71,916	$89,895	$107,875	$125,854	$143,833
18.34%	$65,473	$81,842	$98,210	$114,578	$130,947

Tangible Book Value Multiples

	Tangible Book Value Multiple
Discount Rate	100.0%	110.0%	120.0%	130.0%	140.0%
10.34%	$117,114	$128,826	$140,537	$152,249	$163,960
12.34%	$106,084	$116,692	$127,301	$137,909	$148,518
14.34%	$96,261	$105,887	$115,513	$125,139	$134,765
16.34%	$87,494	$96,243	$104,993	$113,742	$122,492
18.34%	$79,655	$87,621	$95,586	$103,552	$111,518

Net Present Value Analysis for Standalone Equity

D.A. Davidson performed an analysis that estimated the net present value per share of Equity common stock under various circumstances. The analysis assumed: (i) Equity performed in accordance with analyst consensus estimates for the years ending December 31, 2025 and December 31, 2026; and (ii) Equity performed in accordance with Stephens’ Investment Banking assumptions for the years ending December 31, 2027, December 31, 2028, December 31, 2029, and December 31, 2030. To approximate the terminal value of Equity common stock at December 31, 2030, D.A. Davidson applied price to earnings multiples ranging from 9.0x to 17.0x and multiples of tangible book value ranging from 120.0% to 160.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 6.75% to 14.75% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Equity common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the August 29, 2025 Frontier Board meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Equity common stock of $25.11 to $66.65 when applying the price to earnings multiples to the financial forecasts and $33.50 to $64.66 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	9.0x	11.0x	13.0x	15.0x	17.0x
6.75%	$36.79	$44.25	$51.72	$59.19	$66.65
8.75%	$33.34	$40.08	$46.82	$53.56	$60.30
10.75%	$30.27	$36.37	$42.47	$48.57	$54.66
12.75%	$27.54	$33.07	$38.59	$44.12	$49.64
14.75%	$25.11	$30.12	$35.14	$40.15	$45.17

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	110.0%	120.0%	130.0%	140.0%	150.0%
6.75%	$49.29	$53.13	$56.97	$60.81	$64.66
8.75%	$44.62	$48.09	$51.56	$55.03	$58.50
10.75%	$40.48	$43.62	$46.76	$49.89	$53.03
12.75%	$36.79	$39.64	$42.48	$45.32	$48.16
14.75%	$33.50	$36.08	$38.66	$41.25	$43.83

Contribution Analysis

D.A. Davidson analyzed the relative contribution of Frontier and Equity to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) Frontier’s reported and core net income for the twelve months ended June 30, 2025 and Frontier’ estimated net income for the twelve months ended December 31, 2025 and December 31, 2026 based on Frontier management projections; (ii) Equity’s reported and core net income for the twelve months ended June 30, 2025 and Equity’s estimated net income for the twelve months ended December 31, 2025 and December 31, 2026 based on publicly available analyst earnings estimates; (iii) total assets; (iv) total investment securities; (v) gross loans; (vi) total deposits; (vii) non-interest bearing demand deposits; (viii) non-maturity deposits; (ix) tangible common equity; and (x) tangible common equity (excluding accumulated other comprehensive income). The relative contribution analysis did not give effect to the impact of any synergies as a result of the merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of Frontier’s unitholders or Equity’s shareholders in the combined company based on the Exchange Ratio:

Contribution Analysis
	EQBK Pro Forma (1)	EQBK % of Total	Frontier Stand-alone	Frontier % of Total
Income Statement - Historical
Reported Net Income (C-Corp Equiv.) (LTM) (in thousands)(4)	$67,142	88.3%	$8,904	11.7%
Core Net Income (C-Corp Equiv.) (LTM) (in thousands)(4)(5)(6)	$71,687	87.5%	$10,221	12.5%
Income Statement - Projections
Net Income (C-Corp Equiv.) (2025E) (in thousands)(2)(3)(4)	$68,216	85.4%	$11,674	14.6%
Net Income (C-Corp Equiv.) (2026E) (in thousands)(2)(3)(4)	$84,690	86.5%	$13,266	13.5%
Balance Sheet
Total Assets (in thousands)	$6,382,074	81.9%	$1,410,856	18.1%
Total Investment Securities (in thousands)	$1,154,096	92.5%	$93,652	7.5%
Gross Loans, Incl. Loans HFS (in thousands)	$4,254,847	77.0%	$1,273,535	23.0%
Total Deposits (in thousands)	$5,295,113	83.3%	$1,060,299	16.7%
Non-Interest Bearing Deposits (in thousands)	$1,154,000	91.8%	$103,122	8.2%
Non-CDs (in thousands)	$4,063,000	88.7%	$517,454	11.3%
Tangible Common Equity (6/30/2025) (in thousands)	$592,465	85.6%	$99,997	14.4%
Tangible Common Equity, Excluding AOCI (6/30/2025) (in thousands)	$632,765	85.4%	$107,850	14.6%
Pro Forma Ownership
Pro Forma Ownership Split (at 51.3034x Exchange Ratio)		89.7%		10.3%
Pro Forma Ownership Split in Hypothetical 100% Stock Deal		86.5%		13.5%

(1)	EQBK 6/30/25 pro forma balance sheet financials include the impact of NBC Corp. of Oklahoma transaction and were provided by EQBK and approved for use in D.A. Davidson’s analysis
(2)	Financial projections for Frontier based on management estimates, as discussed with and confirmed by senior management
(3)	Financial projections for EQBK based on consensus estimates in 2025-2026
(4)	C-Corp equivalent figures are calculated utilizing the federal tax rate of 21.0%
(5)	Core adjustments based on guidance from Frontier management
(6)	Core adjustments based on net income before extraordinary items for EQBK per S&P Capital IQ

Financial Impact Analysis

D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of Frontier and Equity. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Equity. In the course of this analysis, D.A. Davidson assumed Equity performed in accordance with analyst consensus estimates for the years ending December 31, 2025 and December 31, 2026 and Stephens’ Investment Banking assumptions for the years ending December 31, 2027, December 31, 2028, December 31, 2029 and December 31, 2030. Frontier financials are based on Frontier management’s financial projections for the years ending December 31, 2025, December 31, 2026, December 31, 2027, December 31, 2028, and December 31, 2029 and D.A. Davidson’s Investment Banking assumptions as discussed with and confirmed by Frontier senior management for the year ending December 31, 2030. This analysis indicated that the merger is expected to be accretive to Equity’s estimated earnings per share beginning in 2026, after excluding non-recurring merger-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Equity and that Equity would maintain capital ratios in excess of those required for Equity to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Frontier and Equity prior to and following the merger will vary from the projected results, and the variations may be material.

D.A. Davidson prepared its analyses for purposes of providing Frontier’s Board with an opinion as to the fairness, from a financial point of view, to the unitholders of Frontier of the merger consideration to be paid to such holders in the merger and to assist Frontier’s Board in analyzing the merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Frontier, Equity or D.A. Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

D.A. Davidson’s opinion was one of many factors considered by Frontier’s Board in its evaluation of the merger and should not be viewed as determinative of the views of the Frontier Board or Frontier management with respect to the merger or the merger consideration.

D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson acted as financial advisor to Frontier in connection with and participated in certain parts of the negotiations leading to the merger. D.A. Davidson is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to Equity and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Equity for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Please be advised that during the two years preceding the date of this letter, neither D.A. Davidson nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Frontier but have provided investment banking and other financial services to Equity for which D.A. Davidson has received customary compensation.

Frontier selected D.A. Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement executed on January 17, 2025, Frontier engaged D.A. Davidson as its financial advisor in connection with the contemplated merger. Pursuant to the terms of the engagement letter, Frontier agreed to pay D.A. Davidson a cash fee of $150,000 concurrently with the rendering of its opinion. Frontier will pay to D.A. Davidson at the time of closing of the merger a contingent cash fee equal to 1.25% of the aggregate merger consideration. Frontier has also agreed to reimburse D.A. Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. D.A. Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

Equity’s Reasons for the Merger

After careful consideration, the Equity Board, at a meeting held on August 20, 2025, unanimously determined that the merger agreement and the payment of the merger consideration, including the issuance of the

Equity common stock, is in the best interests of Equity and its shareholders. Accordingly, the Equity Board approved the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Equity Board consulted with Equity’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Equity Board considered a number of factors, including the following material factors:

•

each of Equity’s, Frontier’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the Equity Board considered its view that Frontier’s financial condition and asset quality are sound, that Frontier’s business and operations complement those of Equity, and that the merger and the other transactions contemplated by the merger agreement would result in a combined company with a larger market presence and more diversified loan portfolio as well as a more attractive funding base, including core deposit funding, than Equity on a standalone basis. The Equity Board further considered that Frontier’s earnings and prospects, and the synergies potentially available in the merger, create the opportunity for the combined company to have superior future earnings and prospects compared to Equity’s earnings and prospects on a standalone basis. In particular, the Equity Board considered the following:

•	the strategic rationale for the merger, given its potential for enhancing the Equity banking franchise;

•	potential growth opportunities through the expansion into new and attractive markets in Nebraska;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and footprint;

•	the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources, and capital;

•

its understanding of the current and prospective environment in which Equity and Frontier operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Equity both with and without the merger;

•	its review and discussions with Equity’s management concerning the due diligence examination of Frontier’s business;

•	Equity management’s expectation that Equity will retain its capital position and asset quality upon completion of the transaction;

•	the expectation of annual cost savings resulting from the transaction, enhancing efficiencies;

•	the terms of the merger agreement, including the expected tax treatment and deal protection and termination fee provisions, which it reviewed with Equity’s management and legal advisor; and

•	Equity’s past record of integrating acquisitions and of realizing projected financial goals and benefits of acquisitions.

The Equity Board also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:

•	the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in successfully integrating Frontier’s business, operations, and workforce with those of Equity;

•	certain anticipated merger related costs;

•	the diversion of management attention and resources from the operation of Equity’s business towards the completion of the merger;

•

the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions; and

•	the merger’s effect on Equity’s regulatory capital levels.

The foregoing discussion of the factors considered by the Equity Board is not intended to be exhaustive, but, rather, includes the material factors considered by the Equity Board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Equity Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Equity Board considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Equity Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 36.

Interests of Frontier’s Directors and Executive Officers in the Merger

Indemnification and Insurance of Directors and Officers. For a period of five years after the effective time of the merger, the current and former directors, managers, officers and employees of Frontier and Frontier Bank will be entitled to indemnification from Equity with respect to matters occurring prior to the effective time of the merger to the same extent and subject to the conditions set forth in any operating agreement, articles of organization, bylaws or indemnification agreements of Frontier or Frontier Bank, as applicable. Equity has also agreed to maintain in effect for a period of not less than five years following the effective time of the merger, past acts and extended reporting period insurance coverage for no less than the four-year period preceding the effective time, under Frontier’s and Frontier Bank’s current directors and officers insurance (or comparable coverage), employment practices liability insurance, financial institutions bond (or comparable coverage), bankers professional liability insurance, mortgage errors and omissions insurance, fiduciary liability insurance and cyber liability insurance.

Ayer Employment Agreement. In connection with the execution of the merger agreement, Equity and Equity Bank have executed the Ayer employment agreement with Douglas R. Ayer, President of Frontier and Frontier Bank, that will become effective upon the effective time, providing for an employment term of three years, subject to automatic one-year renewal periods. The Ayer employment agreement provides that Mr. Ayer will serve as the Regional President – Nebraska of Equity Bank, reporting to the President and Chief Executive Officer of Equity Bank, or his designee. The Ayer employment agreement provides for Mr. Ayer’s annualized base salary and provides for Mr. Ayer’s eligibility to earn an annual incentive bonus based on certain performance metrics, receive discretionary annual equity awards under Equity’s equity incentive plan and receive a time-based restricted stock award vesting in five equal annual installments. He will also be eligible to receive customary benefits in connection with his continued employment with Equity Bank. Mr. Ayer will also be subject to certain ongoing confidentiality obligations, as well as noncompetition and nonsolicitation obligations with a duration of two years following the termination of Mr. Ayer’s employment with Equity Bank. If Mr. Ayer’s employment is terminated by Equity Bank without cause or by Mr. Ayer for good reason (as such terms are defined in the Ayer employment agreement), subject to execution of a general release of claims, Mr. Ayer will be entitled to receive his base salary and benefits through the date of termination and his base salary for an additional 12 months after termination.

Retention Agreements. Frontier has entered into retention agreements that entitles certain officers of Frontier to a cash payment for remaining employed with Frontier (or its successor) either through the closing date or the date that Frontier’s data processing systems are converted to the data processing systems of Equity after the closing of the merger, subject to certain terms and conditions. The aggregate retention payments, which are expected to total in the aggregate approximately $1.31 million, are Frontier Merger Costs and will be accrued for by Frontier prior to the calculation date.

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Frontier who continue on as employees of Equity will be entitled to participate in the Equity health and welfare benefit and similar plans on the same terms and conditions as employees of Equity. Subject to certain exceptions, these employees will receive credit for their years of service to Frontier or Frontier Bank for participation, vesting and benefit accrual purposes.

Employee Severance Benefits. Equity has agreed to provide certain severance benefits to Frontier’s employees whose employment is terminated under the circumstances specified in the merger agreement.

Public Trading Markets

Equity common stock is listed for trading on the NYSE under the symbol “EQBK”. Following the merger, shares of Equity common stock will continue to be traded on the NYSE under the symbol “EQBK”. Under the merger agreement, Equity will cause the shares of Equity common stock to be issued in the merger to be approved for listing on the NYSE, subject to notice of issuance, and the merger agreement provides that neither Equity nor Frontier will be required to complete the merger if such shares are not authorized for listing on the NYSE, subject to notice of issuance.

Restrictions on Resale of Equity common stock

The shares of Equity common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any holder of Frontier units who may be deemed to be an “affiliate” of Equity for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Equity include individuals or entities that control, are controlled by, or are under common control with Equity and may include the executive officers, directors and significant shareholders of Equity.

Regulatory Approvals Required for the Merger

The completion of the merger and the bank merger are subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from, among others, the Federal Reserve and the OSBC. Subject to the terms of the merger agreement, both Frontier and Equity have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement.

On September 5, 2025, Equity filed a waiver request with the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and submitted a copy of that waiver to the OSBC. On October 15, 2025, Equity received the Federal Reserve’s approval of its waiver request.

In addition, the bank merger of Frontier Bank with and into Equity Bank requires the approval of the Federal Reserve and the OSBC and notice to the Nebraska Department of Banking and Finance. On September 8, 2025, Equity Bank filed the required application with the Federal Reserve and the OSBC. On September 18, 2025, Equity Bank provided the required notice to the Nebraska Department of Banking and Finance. On October 15, 2025, the Federal Reserve approved the bank merger application. On October 31, 2025, the OSBC approved the bank merger application. Although neither Frontier nor Equity knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Frontier and Equity cannot be certain when or if they will be obtained.

The U.S. Department of Justice has between 15 and 30 days following approval by the Federal Reserve to challenge the approval on antitrust grounds. While Equity and Frontier do not know of any reason that the U.S. Department of Justice would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the U.S. Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The approval of any notice, waiver request, or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, the holders of Frontier units. Regulatory approval or waiver does not constitute an endorsement or recommendation of the proposed transaction.

Equity and Frontier are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of Equity’s and Frontier’s respective boards of directors has approved the merger agreement. Under the merger agreement, Merger Sub will merge with and into Frontier, with Frontier surviving the merger as a wholly owned subsidiary of Equity. Immediately following, and in connection with, the merger, Equity will cause Frontier to merge with and into Equity, with Equity surviving the second merger. Immediately following the integrated mergers (or at such later time as Equity may determine in its sole discretion), Equity will cause Frontier Bank to merge with and into Equity Bank, with Equity Bank surviving the merger.

Merger Consideration

At the effective time, each Frontier unit issued and outstanding (other than Frontier units held by Frontier and Equity) will be converted into the right to receive (i) the per unit stock consideration and (ii) the per unit cash consideration, which are currently expected to be 51.30 shares of Equity common stock and $751.06 in cash, respectively, assuming 43,272 Frontier units are outstanding immediately prior to the effective time and the Frontier adjusted members’ equity equals or exceeds $99,416,508, which is referred to herein as the minimum equity.

The cash component of the merger consideration is subject to downward adjustment based upon the Frontier adjusted members’ equity as of the calculation date. For this purpose, the Frontier adjusted members’ equity means Frontier’s members’ equity calculated in accordance with GAAP and adjusted to reflect the Frontier Merger Costs. Because the determination of the Frontier adjusted members’ equity is made in accordance with GAAP, the calculation will reflect the impact of any unrealized gains or losses in Frontier’s available-for-sale securities portfolio. If the Frontier adjusted members’ equity is less than the minimum equity on the calculation date, then the aggregate cash consideration will be reduced on a dollar-for-dollar basis in the aggregate amount by which the minimum equity exceeds the Frontier adjusted members’ equity, and the per unit cash consideration to be paid to each holder of Frontier units will accordingly be reduced pro rata for each dollar that the Frontier adjusted members’ equity is less than the minimum equity. As of September 30, 2025, the most recent practicable date before this proxy statement/prospectus was finalized, the estimated Frontier adjusted members’ equity as of a presumed calculation date of December 31, 2025 is $103,244,329.

The Frontier Merger Costs are the costs and expenses that Frontier will incur in connection with the merger. The Frontier Merger Costs that have not been paid or accrued as of the calculation date, and therefore not reflected in Frontier’s members’ equity as of the calculation date, will be subtracted from Frontier’s members’ equity as of the calculation date to calculate the Frontier adjusted members’ equity. The Frontier Merger Costs is defined in the merger agreement and it includes, among other costs and expenses:

•	contract termination costs, including pursuant to employment-related agreements and obligations;

•	certain retention bonuses and similar payments to employees of Frontier not being paid by Equity;

•	the costs relating to an independent accounting firm’s audit of Frontier’s financial statements for the fiscal year ended September 30, 2025;

•	federal and state income, franchise and property tax obligations imposed for any period prior to the effective time;

•	any unrealized gains or losses in Frontier’s held-to-maturity securities portfolio as of the calculation date;

•	any additional provision required for Frontier’s allowance for credit losses to be no less than 1.12% of total loans outstanding; and

•	all legal, accounting and financial advisory fees of Frontier associated with the merger.

The following table presents the effect of the estimated Frontier Merger Costs on the per unit cash consideration to be received by the Frontier members. As of September 30, 2025, the most recent practicable date before this proxy statement/prospectus was finalized, Frontier estimates that the Frontier Merger Costs would be approximately $5,804,423. The table also presents up to $1,000,000 of additional Frontier Merger Costs in increments of $250,000. For a discussion of the risks and assumptions associated with the estimates and forecasts included in this table, see “Risk Factors—Risks Relating to the Merger—The Frontier adjusted members’ equity could be an amount that results in the reduction of the amount of the cash portion of the merger consideration that Frontier members would be entitled to receive.”

Estimated Frontier members’ equity on the calculation date(1)	Estimated Frontier Merger Costs(2)	Estimated Frontier adjusted members’ equity	Per unit reduction in the cash consideration payable to Frontier members	Cash consideration per Frontier unit
$109,048,571	$5,804,243	$103,244,329	$0.00	$751.06
$109,048,571	$6,054,243	$102,994,329	$0.00	$751.06
$109,048,571	$6,304,243	$102,744,329	$0.00	$751.06
$109,048,571	$6,554,243	$102,494,329	$0.00	$751.06
$109,048,571	$6,804,243	$102,244,329	$0.00	$751.06

(1)

This number reflects Frontier’s estimated members’ equity excluding intangible assets, plus Frontier’s estimated earnings through the anticipated calculation date (solely for purposes of this table) of December 31, 2025. The calculation date is the last day of the month immediately preceding the month during which the closing date occurs. The closing of the merger is expected to occur in the first quarter of 2026. The estimated earnings of Frontier are based on the financial and operating forecast provided by Frontier’s management.

(2)	Reflects Frontier’s estimate as of September 30, 2025 of the Frontier Merger Costs and additional Frontier Merger Costs in increments of $250,000.

If, between the date of the merger agreement and the effective time, the outstanding shares of Equity common stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then the exchange ratio set forth in the merger agreement will be appropriately and proportionately adjusted.

The table below sets forth the implied value of the merger consideration based on the closing price of Equity common stock as quoted by the NYSE on the specified dates:

Date	Closing price of Equity common stock	Implied value of stock consideration per Frontier unit	Cash consideration per Frontier unit(5)	Implied value of merger consideration per Frontier unit	Aggregate stock consideration	Aggregate cash consideration(4)	Aggregate total consideration
August 27, 2025(1)	$40.86	$2,096.26	$751.06	$2,847.32	$90,709,200	$32,500,000	$123,209,200
August 29, 2025(2)	$40.53	$2,079.33	$751.06	$2,830.39	$89,976,600	$32,500,000	$122,476,600
September 29, 2025(3)	$41.09	$2,108.06	$751.06	$2,859.12	$91,219,800	$32,500,000	$123,719,800
October 28, 2025(4)	$41.76	$2,142.43	$751.06	$2,893.49	$92,707,200	$32,500,000	$125,207,200

(1)	The day used by D.A. Davidson for purposes of its financial analysis.

(2)	The last trading day before public announcement of the merger.
(3)	The latest practicable trading day before the initial filing of this proxy statement/prospectus.
(4)	The latest practicable trading day before this proxy statement/prospectus was finalized.
(5)

Assumes there is no downward adjustment to the cash component of the merger consideration. For a discussion of the possible downward adjustment to the cash component of the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 73.

Based on (i) the closing price of $40.86 for Equity common stock on the NYSE on August 27, 2025, the day used by D.A. Davidson for purposes of its financial analysis, the implied value of the stock component of the merger consideration per Frontier unit would be approximately $2,096.26, and, together with the maximum $751.06 per unit to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,847.32 per Frontier unit, (ii) the closing price of $40.53 for Equity common stock on the NYSE on August 29, 2025, the last trading day before public announcement of the merger, the implied value of the stock component of the merger consideration per Frontier unit would be approximately $2,079.33, and, together with the maximum $751.06 per unit to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,830.39 per Frontier unit, (iii) the closing price of $41.09 for Equity common stock on the NYSE on September 29, 2025, the latest practicable trading day before the initial filing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per Frontier unit would be approximately $2,108.06 and together with the maximum $751.06 per unit to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,859.12 per Frontier unit and (iv) the closing price of $41.76 for Equity common stock on the NYSE on October 28, 2025, the latest practicable trading day before this proxy statement/prospectus was finalized, the implied value of the stock component of the merger consideration per Frontier unit would be approximately $2,142.43 and together with the maximum $751.06 per unit to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,893.49 per Frontier unit.

Fractional Shares

Equity will not issue any fractional shares of Equity common stock in the merger. Frontier members who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the closing price of Equity common stock as of calculation date, without interest.

Governing Documents; Directors and Officers; Governance Matters

At completion of the integrated mergers, the Equity articles and the Equity bylaws, as in effect immediately before the effective time, will be the articles of incorporation and bylaws of the surviving corporation, Equity, until thereafter changed or amended as provided by law.

The directors and officers, respectively, of Equity at the effective time will remain the directors and officers of the surviving corporation and will hold office from the effective time until their respective successors are duly elected or appointed and qualified in the manner provided in the Equity articles and Equity bylaws or as otherwise provided by law.

Closing and Effective Time

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See “—Conditions to Complete the Merger.” Within thirty (30) days of the satisfaction or waiver of all the conditions to the merger, on a date mutually acceptable to Equity and Frontier, the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the merger and the other transactions contemplated by the merger agreement.

The merger and other transactions contemplated by the merger agreement will become effective on the date and at the time specified in the certificate of merger, reflecting the merger, filed with the Secretary of State of the State of Kansas in accordance with the K.S.A. and the Secretary of State of the State of Nebraska in accordance with the Nebraska Uniform Limited Liability Company Act (“RULLCA”). It currently is anticipated that the completion of the merger will occur in the fourth calendar quarter of 2025, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither Frontier nor Equity can guarantee when or if the merger will be completed.

Conversion of Units; Exchange of Certificates

The conversion of Frontier units into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, the exchange agent will exchange certificates representing Frontier units for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As promptly as practicable, but no later than ten (10) business days after the effective time, and subject to the receipt by the exchange agent of a list of Frontier’s members in a format that is reasonably acceptable to the exchange agent, Equity will cause the exchange agent to mail to each holder of record of Frontier units (i) a letter of transmittal and (ii) instructions for use in surrendering each certificate representing Frontier units in exchange for the merger consideration, any cash in lieu of a fractional share and any dividends or distributions to which such holder is entitled pursuant to the terms of the merger agreement.

Frontier’s members will be entitled to receive their respective merger consideration only after receipt by the exchange agent of a properly completed letter of transmittal including delivery of certificates representing Frontier units. No interest will be paid on the merger consideration.

If a certificate for Frontier units has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Equity or the exchange agent, the posting of a bond in an amount as Equity may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the unit transfer books of Frontier of Frontier units that were issued and outstanding immediately prior to the effective time.

Withholding

Equity, Equity Bank and the exchange agent, as the case may be, will be entitled to deduct and withhold, if necessary, from any consideration otherwise payable pursuant to the merger agreement to any person such amounts as Equity, Equity Bank or the exchange agent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so deducted or withheld by Equity, Equity Bank or the exchange agent, as the case may be, and remitted to the appropriate governmental entity, such deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to such person in respect of which such deduction and withholding was made by Equity, Equity Bank or the exchange agent, as the case may be.

Dividends and Distributions

No dividends or other distributions with respect to Equity common stock will be paid to the holder of any unsurrendered certificates of Frontier units with respect to the shares of Equity common stock represented thereby, until the holder of the Frontier units surrenders the certificates representing the Frontier units in accordance with the terms of the merger agreement. Following surrender of any such certificate in accordance with the terms of the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Equity common stock which the Frontier units represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement and this summary of the representations and warranties in this section are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Equity and Frontier contained in this proxy statement/prospectus or in the public reports of Equity filed with the SEC may supplement, update or modify the factual disclosures about Equity and Frontier contained in the merger agreement. The merger agreement contains representations and warranties of Equity and Frontier that may be subject to limitations, qualifications or exceptions agreed upon by the parties, including being qualified by confidential disclosures, and may be subject to a contractual standard of materiality that differs from the materiality standard that applies to reports and documents filed with the SEC. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties, other provisions of the merger agreement or any description of these provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus and the other reports, statements and filings that Equity publicly files with the SEC. See “Where You Can Find More Information.”

The merger agreement contains customary representations and warranties of each of Equity and Frontier relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.

The merger agreement contains representations and warranties made by Frontier relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	authority relative to execution and delivery of the merger agreement;

•	capitalization;

•	compliance with laws; and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	financial statements;

•	the absence of undisclosed liabilities;

•	legal proceedings;

•	consents and approvals, required governmental and other regulatory filings in connection with the merger;

•	title to assets;

•	the absence of certain changes or events;

•	certain contracts;

•	certain tax matters;

•	insurance matters;

•	the absence of any material adverse change;

•	intellectual property;

•	related party transactions;

•	indebtedness of Frontier;

•	condition of assets;

•	environmental matters;

•	regulatory compliance;

•	absence of certain business practices;

•	books and records;

•	forms of instruments;

•	fiduciary responsibilities;

•	guaranties;

•	voting trust, voting agreements and members’ agreements;

•	employment matters;

•	employee benefits;

•	certain obligations to employees;

•	interest rate risk management;

•	internal controls;

•	compliance with the various specified statutes, rules and regulations;

•	certain matters concerning the trading of Frontier’s securities;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	intercompany agreements;

•	the nature of the representations in the merger agreement;

•	inapplicability of takeover statutes;

•	receipt by the Frontier Board of an opinion from Frontier’s financial advisor; and

•	the nature of the representations in the merger agreement.

The merger agreement contains representations and warranties made by Equity relating to a more limited number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	authority relative to execution and delivery of the merger agreement;

•	capitalization;

•	filings with the SEC, certain compliance matters and financial statements;

•	compliance with laws; and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the absence of undisclosed liabilities;

•	legal proceedings;

•	validity of the shares in the stock component of the merger consideration;

•	consents and approvals, required governmental and other regulatory filings in connection with the merger;

•	regulatory compliance;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	the absence of certain changes or events;

•	disclosure controls and procedures;

•	the fairness opinion received by its financial advisor;

•	the nature of the representations in the merger agreement; and

•	certain tax matters.

Certain representations and warranties of Equity and Frontier are qualified as to “materiality” or “material adverse change.” For purposes of the merger agreement, a “material adverse change,” means, with respect to either Equity or Frontier, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or (ii) the ability of the parties hereto to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a material adverse change: (A) any changes in laws or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles (“RAP”) that are generally applicable to the banking or savings industries; (C) expenses incurred in connection with the transactions contemplated by the merger agreement; (D) changes in global, national or regional political conditions or general economic or market conditions in the United States or the States of Kansas or Nebraska, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (E) general changes in the credit markets or general downgrades in the credit markets; (F) actions or omissions of a party taken as required by the merger agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by the merger agreement; (G) any natural or man-made disaster, acts of God, outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (H) the execution and delivery of the merger agreement, the announcement of the transactions contemplated by this merger agreement or any litigation relating to the merger agreement or the transactions contemplated thereby; provided, that such party is not affected to a greater extent than other persons, financial holding companies or insured depository institutions in the industry in which such party operates.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

Frontier has agreed that, prior to the effective time, it will, and will cause its subsidiaries to, unless otherwise permitted in writing by Equity:

•

operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

•

except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

•

perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Frontier or any of its subsidiaries may in good faith reasonably dispute;

•

use commercially reasonable efforts to maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

•

timely file, subject to extensions, all reports required to be filed with any governmental entity and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings;

•	timely file, subject to extensions, all tax returns required to be filed by it and timely pay all taxes that become due and payable;

•	promptly notify Equity of any tax proceeding or claim pending or threatened against or with respect to Frontier or any of its subsidiaries;

•

withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all taxes required to be withheld therefrom and pay the same to the proper governmental entity when due;

•	account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

•

promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Reports of Condition and Income (“Call Report”) and the Uniform Retail Credit Classification and Account Management Policy;

•

maintain the allowance for loan losses account in accordance with GAAP and in an amount reasonably estimated to be adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements, and not reduce the amount of Frontier Bank’s allowance for loan losses; provided, further, that such allowance for loan losses account shall be an amount not less than 1.12% of the total loans outstanding;

•

pay or accrue all costs, expenses and other charges to be incurred in connection with the merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the calculation date, which will be the last day of the month immediately preceding the month during which the closing date occurs;

•

ensure that all accruals for taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP); and

•	take all actions necessary to maintain its election as an S corporation and maintain the qualified subchapter S subsidiary, as defined in Section 1361 of the Code, of any subsidiary.

Additionally, prior to the effective time, subject to specified exceptions, Frontier will not, and will not permit any of its subsidiaries to, without the prior written consent of Equity, undertake the following actions:

•

take or fail to take any action that would cause any of the representations and warranties in the merger agreement to be inaccurate at the time of the closing or preclude Frontier from making such representations and warranties at the time of the closing;

•

merge into, consolidate with or sell its assets to any other person or entity, change or amend Frontier’s or any of its subsidiaries’ certificate of organization, operating agreement, articles of incorporation or bylaws, increase the number of Frontier units or any of its subsidiaries’ stock outstanding or increase the amount of Frontier Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

•

except as explicitly permitted hereunder or in accordance with applicable law or pursuant to a contract existing as of the date of the merger agreement, engage in any transaction with any affiliated person or allow such persons to acquire any assets from Frontier or any of its subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under Frontier’s employee benefit plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

•

declare, set aside or pay any dividends or make any other distribution to holders of Frontier units (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property, provided, however, that it may, subject to restrictions in the merger agreement, declare and pay quarterly cash distributions to the holders of Frontier units in amounts sufficient to enable each holder to pay his, her or its federal and state income tax liabilities attributable to the taxable net income of Frontier that is allocated to the holders, including for any partial quarterly period, prior to the closing of the merger, as a result of Frontier’s election to be treated as an S corporation for federal and state income tax purposes;

•

discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated by the merger agreement;

•

issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

•

accelerate the vesting of pension or other benefits in favor of employees of Frontier or any of its subsidiaries except according to a Frontier employee benefit plan or as otherwise contemplated by the merger agreement or as required by applicable law;

•

acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

•

mortgage, pledge or subject to lien any of its property, business or assets, tangible or intangible, except (i) certain permitted encumbrances and (ii) pledges of assets to secure public funds deposits, Federal Home Loan Bank borrowings and Federal Reserve borrowings;

•	sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $10,000;

•

make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its members, directors, officers, employees or agents, other than increases consistent with past practices;

•

enter into any employment or consulting contract (other than as contemplated by the terms of a Frontier employee benefit plan or the merger agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend any employment agreement, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable law or by the merger agreement;

•

make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that are set forth in writing in the budget provided to Equity or that are necessary to prevent substantial deterioration of the condition of a property or that do not exceed $25,000 in the aggregate;

•

sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

•

file any amended tax return, waive or extend any period related to the assessment or collection of any tax, settle or compromise any tax claim, proceeding or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), or other agreement with a governmental entity with respect to taxes, surrender any claim to a tax refund, or change any method of tax accounting or tax accounting or reporting period;

•	reduce the amount of Frontier Bank’s allowance for loan losses except through charge offs;

•	sell (but payment at maturity is not a sale) or purchase any investment securities, provided that Frontier and its subsidiaries may liquidate their securities portfolio without the consent of Equity;

•

renew, extend the maturity of, or alter any of the terms of any loan classified by Frontier as “watch,” “special mention,” “substandard,” “doubtful,” and “non-accrual” or other words of similar import or make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $500,000 except in accordance with the approval procedures set forth in the merger agreement;

•

revoke Frontier’s election to be an S corporation or revoke or allow any action to be taken (other than the consummation of the merger) that would result in the termination of any subsidiary’s election to be treated as a qualified subchapter S subsidiary (as defined in Section 1361(b)(3)(B) of the Code);

•

settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $100,000 and that would not impose any material restriction on the business of Frontier or any of its subsidiary;

•	enter into any acquisitions or leases of real property, including new leases and lease extensions; or

•	take or omit to take any action that could reasonably be expected to prevent the integrated mergers from qualifying as a “reorganization” under section 368(a) of the Code.

Regulatory Matters

Equity and Frontier have agreed to use their commercially reasonable efforts to promptly prepare and file or cause to be filed, within 30 days of the date of the merger agreement, applications for all regulatory approvals required to be obtained by each of the parties in connection with the merger agreement and the transactions contemplated thereby.

Employee Matters

Equity has agreed to consult with the Chief Executive Officer of Frontier with respect to the termination of any employees of Frontier in connection with the closing. Subject to the terms of the merger agreement, employees of Frontier whose employment is terminated in connection with the merger will be eligible to receive certain severance payments under specified circumstances.

Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of Equity, each continuing employee will be entitled, as an employee of Equity or its subsidiaries, to participate in the employee benefit plans of Equity provided to similarly situated employees of Equity or its subsidiaries, if such continuing employee will be eligible and, if required by the terms of such plans, selected for participation therein under the terms thereof and makes any required contributions. The provisions of the merger agreement are not intended to give any continuing employee any rights or privileges superior to those of other similarly situated employees of Equity or its subsidiaries or to provide duplication of similar benefits but, subject to that qualification, Equity will, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a continuing employee may participate (excluding any defined benefit pension plan), credit each continuing employee with his or her term of service with Frontier or any of its subsidiaries. Equity has agreed to use commercially reasonable efforts to cause each such plan of Equity to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Equity, and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time for the plan year in which the effective time occurs.

Director and Officer Indemnification and Insurance

The merger agreement provides that for a period of five years following the completion of the merger, Equity and the surviving entity will indemnify the current and former directors, managers, officers and employees of Frontier and Frontier Bank to the same extent that such person would have been entitled to indemnification, and subject to the conditions set forth in any operating agreement, articles of organization, bylaws or indemnification agreements of Frontier or Frontier Bank, as applicable.

Prior to closing, Equity and Equity Bank will obtain, at the expense of Equity, for a period of not less than five years following the effective time of the merger, past acts and extended reporting period insurance coverage for no less than the four-year period preceding the effective time, under Frontier’s and Frontier Bank’s current directors and officers insurance (or comparable coverage), employment practices liability insurance, financial institutions bond (or comparable coverage), bankers professional liability insurance, mortgage errors and omissions insurance, fiduciary liability insurance and cyber liability insurance.

Conditions to Complete the Merger

Frontier’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•

subject to certain materiality and material adverse change exceptions, each of the representations and warranties of Equity set forth in the merger agreement will be true and correct in all respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

•

Equity and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Equity and Merger Sub under the merger agreement on or prior to the closing date;

•	the Frontier Merger Proposal having been approved by the requisite vote of Frontier’s members;

•

Frontier and Equity having received approvals, acquiescences or consents of the transactions contemplated by the merger agreement from all necessary governmental entities and certain third parties and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state governmental entity or by any other third party by formal proceedings;

•

no action having been taken, and no statute, rule, regulation or order being promulgated, enacted, entered, enforced or deemed applicable to the merger agreement or the transactions contemplated hereby by any federal, state or foreign government or governmental entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to the merger agreement to complete the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby, or (iii) if the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby are completed, subject Frontier, Frontier Bank or any member, officer, director or employee of Frontier or Frontier Bank to criminal or civil liability. Further, no action or proceeding before any court or governmental entity, by any government or governmental entity or by any other person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences described above;

•	Frontier will have received all documents required to be received from Equity on or prior to the closing date all in form and substance reasonably satisfactory to Frontier;

•	there having been no material adverse change with respect to Equity since December 31, 2024;

•

the registration statement of which this proxy statement/prospectus is a part, including any amendments or supplements thereto, will be effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by the merger agreement will have been received and remain in effect;

•	the shares of Equity common stock to be issued pursuant to the merger agreement will have been approved for listing on the NYSE;

•

Frontier will have received an opinion of Fenimore Kay Harrison LLP, in form and substance reasonably satisfactory to Frontier, dated as of the closing date and based on facts, representations and assumptions described in such opinion, to the effect that the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Fenimore Kay Harrison LLP may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Equity and Frontier; and

•

Equity will have procured a tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance in accordance with the terms and subject to the conditions the merger agreement.

Equity’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•

subject to certain materiality and material adverse change exceptions, each of the representations and warranties of Equity set forth in the merger agreement will be true and correct in all respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

•

Frontier has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Frontier under the merger agreement on or prior to the closing date;

•	the Frontier Merger Proposal having been approved by the requisite vote of Frontier’s members;

•

Equity having received approvals, acquiescences or consents of the transactions contemplated by the merger agreement from all necessary governmental entities and certain the third parties, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state governmental entity or by any other third party by formal proceedings.

•

no action having been taken, and no statute, rule, regulation or order being promulgated, enacted, entered, enforced or deemed applicable to the merger agreement or the transactions contemplated hereby by any federal, state or foreign government or governmental entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby illegal, invalid or unenforceable, (ii) require the divestiture of a material portion of the assets of Equity or its subsidiaries, or (iii) impose material limits on the ability of any party to the merger agreement to complete the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby, or (iv) if the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby are completed, subject Equity, Equity Bank or any officer, director, shareholder or employee of Equity or Equity Bank to criminal or civil liability. Further, no action or proceeding before any court or governmental entity, by any government or governmental entity or by any other person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences described above;

•

Equity having received from each of the directors of Frontier an instrument dated as of the closing date releasing Frontier, its subsidiaries and each of its affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein). Further, Equity having received from each of the specified officers of Frontier an instrument dated as of the closing date releasing Frontier, its subsidiaries and each of its affiliates, successors and assigns, from any and all claims of such officers.

•	there will have been no material adverse change to Frontier since September 30, 2024;

•

Equity having received evidence reasonably satisfactory to Equity that, as of the effective time, all employee benefit plans of Frontier (other than such plans Equity elects not to terminate) have been terminated in accordance with the terms of such employee benefit plans of Frontier, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other applicable laws on a basis satisfactory to Equity in its reasonable discretion and that, to the extent required by the employee benefit plans of or applicable law, affected participants have been notified of such terminations and/or integrations;

•	Equity will have received the executed Ayer employment agreement;

•

the registration statement of which this proxy statement/prospectus is a part, including any amendments or supplements thereto, will be effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by the merger agreement will have been received and remain in effect;

•	Equity will have received all documents required to be received from Frontier on or prior to the closing date, all in form and substance reasonably satisfactory to Equity;

•	Frontier’s minimum members’ equity shall be equal to or greater than $90,000,000;

•

Frontier shall have delivered to Equity (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance satisfactory to Equity, dated as of the closing date and executed by Frontier, and (ii) a Statement of Non-U.S. Real Property

Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance satisfactory to Equity, dated as of the closing date and executed by Frontier;

•

Equity shall have received an opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to Equity, dated as of the closing date and based on facts, representations and assumptions described in such opinion, to the effect that the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such tax opinion, Norton Rose Fulbright US LLP may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Equity and Frontier; and

•	Equity will have received from Frontier certain tax documents in form and substance satisfactory to Equity, dated as of the closing date and executed by Frontier.

Neither Frontier nor Equity can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.

Member Meeting and Recommendation of Frontier’s Boards of Directors

Frontier has agreed to (i) duly call, give notice of, convene and hold the Frontier special meeting of its members as soon as practicable after the registration statement of which this proxy statement/prospectus is a part becomes effective with the SEC for the purpose of approving and adopting the Frontier Merger Proposal; (ii) require no greater than the minimum vote of the Frontier units required by applicable law and the Second Amended and Restated Operating Agreement of Frontier (the “Frontier operating agreement”) in order to approve the Frontier Merger Proposal; (iii) include in this proxy statement/prospectus the recommendation of the Frontier Board that the Frontier members vote in favor of the approval and adoption of the Frontier Merger Proposal; and (iv) cause this proxy statement/prospectus to be mailed to the Frontier members as soon as practicable after it becomes effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of the Frontier Merger Proposal.

Agreement Not to Solicit Other Offers

Frontier has agreed that it will not, and will cause its subsidiaries not to, and will cause Frontier’s and its subsidiaries’ respective officers, directors, employees, affiliate, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any acquisition proposal or (ii) except as otherwise permitted by the merger agreement, (A) engage in negotiations or discussions with or provide any information or data to, any person relating to an acquisition proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal.

Frontier further agreed that it will, and will cause each of its officers, directors, employees, affiliate, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any person (other than Equity) conducted heretofore with respect to any acquisition proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any acquisition proposal to which it or any of its officers, directors, employees, affiliate, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. Notwithstanding the foregoing, at any time prior to obtaining the approval of its members, in the event that Frontier receives a bona fide acquisition proposal that complies with the terms of the merger agreement, Frontier and its Board may participate in discussions or negotiations with, or furnish any information to, any person making such acquisition proposal and its agents and representatives or potential sources of debt financing that need to be involved in such discussion if the Frontier Board determines in good faith, after consultation with its counsel and financial advisor, that such person is reasonably likely to submit to Frontier a proposal deemed to be superior to Equity’s proposal (as determined in accordance with the terms of the merger agreement) and that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties.

In connection with the receipt and negotiation of any acquisition proposal by Frontier, it is required to comply with the terms, conditions and procedures set forth in the merger agreement, which require, among other things, Frontier to enter into a confidentiality agreement with the person making an acquisition proposal, providing certain notices and information to Equity and allowing Equity to make counter offers that Frontier will consider in good faith.

Frontier’s Board may, at any time prior to obtaining the approval of Frontier’s members of the Frontier Merger Proposal, (i) approve, endorse or recommend a proposal deemed to be superior to Equity’s proposal (as determined in accordance with the terms of the merger agreement) or enter into a definitive agreement with respect to such superior proposal or (ii) modify or amend in a manner adverse to Equity or withdraw its recommendation in favor of adoption of the merger agreement, provided that (x) prior to such change in recommendation, the Frontier Board will determine, in good faith (after consultation with its counsel), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (y) such change in recommendation is in connection with a superior proposal or an intervening event and such superior proposal has been made and has not been withdrawn and continues to be a superior proposal after taking into account any action taken by Equity.

Amendment or Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by the mutual written consent of Equity and Frontier;

•

by either Frontier or Equity (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such party’s obligations to close have not been met or waived by June 30, 2026; provided, however, that such date may be extended to such later date as agreed upon by Frontier and Equity;

•

by either Equity or Frontier if any of the transactions contemplated by the merger agreement are disapproved by any federal or state governmental or regulatory agency or authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the merger agreement or the transactions contemplated hereby and such disapproval, order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate merger agreement pursuant to this provisions is required to use its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action;

•	by either Equity or Frontier if there has been any material adverse change with respect to the other party;

•

subject to certain cure rights, by Equity or Frontier, if there will have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty will cease to be true and correct) set forth in the merger agreement on the part of the other party to merger agreement or any other agreement contemplated thereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the closing, the failure of a closing condition; provided, however, that the right to terminate merger agreement under this provision will not be available to a party if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement;

•

by Equity or Frontier, if Frontier does not receive the required member approval at the Frontier special meeting or any adjournment or postponement thereof; provided, however, that Frontier may not terminate merger agreement pursuant to this provision if Frontier has breached in any material respect any of its obligations under the merger agreement in a manner that caused the failure to obtain the approval of the members at the Frontier special meeting, or at any adjournment or postponement thereof;

•

by Frontier prior to obtaining the approval of the Frontier members at the Frontier special meeting, and subject to the terms and conditions set forth in the merger agreement, in order to accept an alternative acquisition proposal;

•

by Equity if the Frontier Board, prior to obtaining the approval of the Frontier members and in compliance with the procedures set forth in the merger agreement, approves, endorses or recommends an alternative acquisition proposal or enters into a definitive agreement with respect to an alternative acquisition proposal or modifies or amends its recommendation in a manner adverse to Equity or withdraws its recommendation; or

•

by Equity or Frontier if the other party or its respective banking subsidiary enter into any formal or informal administrative action with any court, arbitrator, federal or state governmental agency or other authority or any such action is threatened by any such entity.

Subject to compliance with applicable law, the merger agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties to the merger agreement. At any time prior to the closing, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document, certificate or writing delivered pursuant to the merger agreement, or (iii) waive compliance with any of the agreements, covenants or conditions contained in the merger agreement, in each case, in accordance with the terms of the merger agreement.

Effect of Termination

If the merger agreement is terminated, then neither Equity nor Frontier will have any further liability or obligation under the merger agreement; provided, however, that (i) no such termination will relieve any party of any liability or damages resulting from any willful breach of the merger agreement or actual fraud; (ii) provisions of the merger agreement concerning termination fees and certain other specified provisions will survive any such termination; and (iii) the confidentiality agreement between Equity and Frontier will survive any such termination in accordance with its terms.

Termination Fee

If Equity is not in material breach of any covenant or obligation under the merger agreement and the merger agreement is terminated by Equity because the merger agreement and the merger are not approved by the required vote of members of Frontier at the Frontier special meeting, or at any adjournment or postponement thereof, then Frontier will pay to Equity, by wire transfer of same day funds, a termination fee equal to $4,880,000 concurrently with such termination. The payment of the termination fee by Frontier will be Equity’s exclusive remedy for such termination and will be in lieu of damages incurred in the event of any such termination .

If Frontier fails to pay in a timely manner any termination fee due to Equity, then Frontier (i) will pay to Equity the reasonable costs and expenses of Equity (including its reasonable attorneys’ fees and expenses)

incurred or accrued in connection Equity’s efforts to obtain payment of any amounts due to Equity and (ii) will pay all interest accrued on any amount due to Equity, which will accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder will be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

Expenses and Fees

Except (i) with respect to costs and expenses of printing and mailing the proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger, which will be borne by Equity, (ii) as otherwise provided in the termination provision, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Frontier Voting Agreement

In connection with the execution of the merger agreement, certain executive officers and directors of Frontier and Frontier Bank holding more than 60% of the outstanding Frontier units, solely in their capacity as holders of Frontier units, entered into the Frontier voting agreement, pursuant to which they have agreed to vote all of their Frontier units in favor of the Frontier Merger Proposal and the other transactions contemplated by the merger agreement and against alternative transactions. Under the terms of the Frontier voting agreement, such members have also appointed Brad S. Elliott, Chairman and Chief Executive Officer of Equity, as their proxy for voting their units at the Frontier special meeting in favor of the Frontier Merger Proposal. The Frontier voting agreement also prohibits each such holder of Frontier units from selling, transferring, encumbering or granting a proxy in respect of their Frontier units prior to the termination of the Frontier voting agreement, subject to certain exceptions. The Frontier voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms or the completion of the transactions contemplated by the merger agreement. Because the holders of Frontier units who signed the Frontier voting agreement hold more than 60% of the outstanding Frontier units held by all members entitled to vote at the Frontier special meeting, the approval of the Frontier Merger Proposal is ensured. A copy of the form of Frontier voting agreement is included in this proxy statement/prospectus as Annex B.

Frontier Support Agreements

In connection with entering into the merger agreement, all of the directors of Frontier, other than Michael Mortiz, have entered into a support agreement with Equity pursuant to which they agree to refrain from harming the goodwill of Equity, Frontier or any of their respective subsidiaries and their respective customer, client and vendor relationships. Each of these directors also agreed to certain additional restrictive covenants. A copy of the form of the Frontier support agreements is included in this proxy statement/prospectus as Annex C.

INFORMATION ABOUT FRONTIER

General

Frontier is a Nebraska limited liability company and financial holding company headquartered in Omaha, Nebraska. Frontier was incorporated in October 2004 for the purpose of serving as a bank holding company for a commercial bank. Frontier’s purpose is to serve as the financial holding company for Frontier Bank and it does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for its wholly owned subsidiary, Frontier Bank. Frontier’s primary activities are to provide assistance in the management and coordination of financial resources of Frontier Bank. Frontier’s principal asset is the outstanding capital stock of Frontier Bank and Frontier has no significant assets other than the outstanding common stock of Frontier Bank. Frontier derives its revenues primarily from the operations of Frontier Bank in the form of dividends received from Frontier Bank. As a financial holding company, Frontier is subject to supervision and regulation by the Federal Reserve, in accordance with the requirements set forth in the BHC Act, and by the rules and regulations issued by the Federal Reserve. Frontier does not file reports with the SEC.

Frontier Bank is a Nebraska state-chartered, non-member bank and its state regulator is the Nebraska Department of Banking and Finance and its primary federal regulator is the FDIC, and its deposits are insured by the FDIC. Frontier conducts banking business through its main office in Omaha, Douglas County, Nebraska and six branch offices in the Nebraska Counties of Lancaster, Madison, Richardson and Thurston.

As of June 30, 2025, Frontier had consolidated total assets of approximately $1.4 billion, total loans of $1.26 billion (net of allowances for credit losses), total deposits of $1.1 billion and total members’ equity of $114.9 million. Frontier does not file reports with the SEC.

Products and Services

Frontier Bank is a community-oriented, full service financial institution, which emphasizes personal service and contact. Frontier Bank meets its commercial and retail customers’ banking needs with a diversified range of financial services. Frontier Bank offers personal and business checking accounts, interest-bearing checking accounts, savings accounts, and various types of certificates of deposit. Frontier Bank offers a full range of lending services, including commercial loans to small and mid-sized businesses, working capital loans, real estate loans, agricultural loans, construction loans, residential loans, commercial and home equity lines of credit, credit cards and premium financing. In addition, Frontier Bank offers treasury managements services, debit card services, wire transfer services, cashier’s checks, internet and mobile banking, direct deposit and automatic transfers between accounts.

Frontier Bank offers its services through a variety of channels to meet the needs of its customers including in-person through full service branches, automated teller machines, telephone, online and mobile platforms.

The business of Frontier Bank is not seasonal in any material respect, and neither the loans nor deposits of Frontier Bank are concentrated in any individual or group that, if lost, would have a material adverse effect on the business of Frontier Bank.

Properties

Frontier’s principal office and Frontier Bank’s home office are located at 13333 California Street, Suite 100, Omaha, Douglas County, Nebraska 68154. Frontier currently conducts business operations at its principal office and six branch offices in the Nebraska Counties of Lancaster, Madison, Richardson and Thurston. A description of the properties is presented below.

Location	Type	Leased/Owned
13333 California Street, Omaha, Nebraska 68164	Full-service home office	Leased
301 South Main Street, Madison, Nebraska 68748	Full-service branch	Owned
222 Main Street, Pender, Nebraska 68047	Full-service branch	Owned

Location	Type	Leased/Owned
1616 Harlan Street, Falls City, Nebraska 68355	Full-service branch	Owned
8380 Glynoaks Drive, Lincoln, Nebraska 68516	Full-service branch	Leased
6940 O Street, Suite 110, Lincoln, Nebraska 68510	Full-service branch	Leased
1106 W. Benjamin Avenue, Suite 100, Norfolk, Nebraska 68701	Full-service branch	Leased

Competition

The table below lists Frontier Bank’s deposit market share as of June 30, 2024 (the most recent date as of which the relevant data is available from the FDIC), for each county in which Frontier Bank has a branch.

Market	Market Rank	Office Count	Deposits In Market ($) (in thousands)	Market Share (%)
Madison County	7	2	90,958	4.17%
Lancaster County	12	2	229,780	1.72%
Richardson County	1	1	150,375	42.46%
Thurston County	2	1	149,463	42.33%
Douglas County	13	1	413,425	1.23%

Each activity in which Frontier Bank is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, Frontier Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which Frontier Bank competes may have capital resources and legal loan limits substantially higher than those maintained by Frontier Bank.

Employees

As of June 30, 2025, Frontier Bank had 137 full-time (or full-time equivalent) employees and 2 part-time employees, none of whom are covered by a collective bargaining agreement.

Subchapter S Election

Frontier has elected to be treated as a subchapter S corporation under the Code for federal and state income tax purposes. In general, S corporations do not pay corporate income tax. Instead, Frontier’s earnings and losses are included in the personal income tax returns of its unitholders. Subject to limited exceptions, Frontier generally makes quarterly cash distributions to the holders of Frontier units on a pro rata basis and in an aggregate estimated amount sufficient to enable each holder to pay his, her or its federal and state income tax liabilities attributable to the taxable net income of Frontier that is allocated to the holders of Frontier units for the preceding calendar quarter.

Legal Proceedings

There are no threatened or pending legal proceedings against Frontier which, if determined adversely, would, in the opinion of management, have a material adverse effect on Frontier’s business, financial condition, results of operations or cash flows.

Corporate Information

Frontier’s principal office is located at 13333 California Street, Suite 100, Omaha, Douglas County, Nebraska 68154 and its telephone number is (402) 330-4711. Frontier Bank’s website is https//frontier.bank. The information on Frontier Bank’s website is not part of this proxy statement/prospectus, and the reference to Frontier Bank’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus. See “Where You Can Find More Information,” beginning on page 141.

FRONTIER MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis is to focus on material changes in the financial condition and results of operation of Frontier over the indicated periods. This discussion and analysis is intended to highlight and supplement information presented elsewhere in the consolidated financial statements and related notes included with this prospectus. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that management believes are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. Neither Frontier nor Equity assumes any obligation to update any of these forward-looking statements.

Overview

Frontier is a registered financial holding company headquartered in Omaha, Nebraska. Through its wholly-owned subsidiary, Frontier Bank, a Nebraska state bank, Frontier provides a broad range of financial services tailored to meet the needs of small-to-midsized businesses and professionals. Since its inception in 1937, Frontier’s priority has been and continues to be creating member value through the establishment of an attractive commercial banking franchise in Nebraska. Frontier considers its primary market to include Douglas, Lancaster, Madison, Richardson and Thurston Counties in Eastern Nebraska. As of June 30, 2025, Frontier had total assets of $1.4 billion, total deposits of $1.1 billion, and total members’ equity of $114.9 million.

As a financial holding company operating through one reportable operating segment, community banking, Frontier generates most of its revenues from interest income on loans, loan fees, and interest income from securities. It incurs interest expense on deposits and other borrowed funds and noninterest expense, such as salaries and employee benefits and occupancy expenses. Frontier analyzes its ability to maximize income generated from interest-earning assets and expense of its liabilities through its net interest margin. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets. Net interest income is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings, which are used to fund those assets.

Changes in the market interest rates and the interest rates Frontier earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and members’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions, and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Frontier’s loan portfolio are affected by, among other factors, economic and competitive conditions in its markets and across the region, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and energy sectors within its markets.

Critical Accounting Estimates

Frontier’s consolidated financial statements are prepared in accordance with GAAP and with general practices within the financial services industry. Application of these principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Frontier bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under current circumstances. These assumptions form the basis for its judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. Frontier evaluates its estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates. Frontier’s accounting policies are described in “NOTE 1 – Nature of Operations and Summary of Significant Accounting Policies” in the Condensed Notes to Interim Financial Statement.

Frontier has identified the following critical accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of its financial statements to those judgments and assumptions, are critical to an understanding of its financial condition and results of operations. Frontier believes that the judgments, estimates and assumptions used in the preparation of its financial statements are appropriate.

Allowance for Credit Losses

The determination of the amount of Frontier’s allowance for credit loss, or ACL, is a critical accounting estimate and includes management’s estimate of future credit losses. Loans are charged-off against the ACL when management believes a loan is uncollectable and credited if subsequent recoveries are made. Changes in the ACL, and the related loan loss provision, can materially affect net income.

On October 1, 2023, Frontier adopted ASC 326, Financial Instruments – Credit Losses to estimate its allowance for credit losses. This standard is known as the current expected credit loss standard, or CECL, and replaces the incurred loss approach. CECL requires an estimate of the credit losses expected over the life of financial instruments. The incurred loss approach delays the recognition of a credit loss until the “probable” loss event was “incurred”. The ACL is an estimate that is subject to uncertainty due to the assumptions and significant judgements used in the estimation process.

The estimate of the ACL using the CECL approach is based on relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of loans. The historical loss experience is the starting point for estimating expected credit losses. Frontier considers whether the historical loss experience should be adjusted for asset specific risk characteristics or current conditions at the reporting date that did not exist over the historical reporting period. These qualitative adjustments can include changes in the economy, loan underwriting standards, and delinquency trends. It then considers future economic conditions as part of the one-year reasonable and supportable forecast period. The one-year reasonable and supportable forecast period includes estimates of economic conditions which affect the performance of the loan portfolios. After the one-year reasonable and supportable forecast period, losses are based on historical loss rates, or reversion rate, for the remaining expected life of the loan.

Collateral dependent loans are not considered to share the risk characteristics with our non-collateral dependent portfolio. A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the sale or operation of the collateral. For loans which are considered to be collateral dependent, Frontier has elected to estimate the expected credit loss based on the fair value of the collateral less selling costs. If the fair value of the collateral less selling costs is less than the loan’s amortized cost basis, it records a partial charge-off to reduce the loan’s amortized cost basis for the difference between the collateral fair value less selling costs and the amortized cost basis.

Available-for-sale investment securities in an unrealized loss position are evaluated for impairment. Frontier first assesses whether it intends to sell, or it is more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the investment securities amortized cost basis is written down to fair value through income. For available-for-sale debt securities that do not meet the aforementioned criteria, Frontier evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the investment security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an ACL is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income. Frontier has not recorded an ACL related to its available-for-sale investment securities.

Goodwill

Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Results of Operations

Performance Summary

For the nine months ended, June 30, 2025, net income available to members was $8.8 million, or $204.02 per member unit, compared to net income available to members of $4.6 million, or $106.60 per member unit, for the same period in 2024. Holding company return to members on average assets increased to 0.9% for the nine months ended June 30, 2025, from 0.5% for the nine months ended June 30, 2024. Return to members on average members’ equity increased to 10.7% for the nine months ended June 30, 2025, as compared to 5.6% for the same period in 2024.

For the year ended, September 30, 2024, net income available to members was $7.0 million, or $163.04 per member unit, compared to net income available to members of $8.5 million, or $198.46 per member unit, for the year ended September 30, 2023. Return to members on average assets decreased to 0.5% for the year ended September 30, 2024, from 0.7% for the year ended September 30, 2023. Return to members on average members’ equity decreased to 6.9% for the year ended September 30, 2024, as compared to 9.2% for the year ended September 30, 2023.

Net Interest Income

The operating results of Frontier depend primarily on its net interest income, calculated as the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Fluctuations in market interest rates impact the yield and rates paid on interest sensitive assets and liabilities. Changes in the amount and type of interest-earning assets and interest-bearing liabilities also impact net interest income. The variance driven by the changes in the amount and mix of interest-earning assets and interest-bearing liabilities is referred to as a “volume change.” Changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds are referred to as a “rate change.”

To evaluate net interest income, Frontier measures and monitors (1) yields on loans and other interest-earning assets, (2) the costs of deposits and other funding sources, (3) net interest spread and (4) net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and members’ equity also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources. Frontier calculates average assets, liabilities, and equity using a monthly average, and average yield/rate utilizing an actual 365-day count convention.

For the nine months ended, June 30, 2025, net interest income totaled $29.0 million, and net interest margin and net interest spread were 2.93% and 2.35%, respectively. For the nine months ended June 30, 2024, net interest income totaled $24.5 million and net interest margin and net interest spread were 2.58% and 1.98%, respectively. The average yield on the loan portfolio was 6.24%, for the nine months ended June 30, 2025, compared to 5.92% for the nine months ended June 30, 2024, and the average yield on total interest-earning assets was 6.01% for the nine months ended June 30, 2025, compared to 5.71% for the same period in 2024. For the nine months ended June 30, 2025, overall cost of deposits (which includes noninterest-bearing deposits) decreased 5 basis points compared to the nine months ended June 30, 2024, primarily due to the decline in market interest rates since the last half of 2024 partially offset by competitive market dynamics and gathering of higher cost deposits to support loan growth.

For the year ended September 30, 2024, net interest income totaled $33.4 million, and net interest margin and net interest spread were 2.63% and 2.02%, respectively. For the year ended September 30, 2023, net interest income totaled $32.7 million and net interest margin and net interest spread were 2.74% and 2.24%, respectively. The average yield on the loan portfolio was 6.02%, for the year ended September 30, 2024, compared to 5.23% for the year ended September 30, 2023, and the average yield on total interest-earning assets was 5.80% for the year ended September 30, 2024, compared to 5.03% for the year ended September 30, 2023. For the year ended September 30, 2024, overall cost of deposits (which includes noninterest-bearing deposits) increased 139 basis points compared to the year ended September 30, 2023, primarily due to the Federal Reserve continuing to increase rates during 2023 which were fully realized in 2024 in addition to competitive market dynamics and gathering of higher cost deposits to support loan growth.

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as nonaccrual is not recognized in income; however, the balances are reflected in average outstanding balances for the period. For the periods shown, interest income not recognized on nonaccrual loans was not material. Any nonaccrual loans have been included in the table as loans carrying a zero yield. The average total loans reflected below is net of deferred loan fees and discounts. Acquired loans were recorded at fair value at acquisition and accrete interest income over the remaining lives of the respective loans or expected cash flows. Averages presented in the table below, and throughout this report, are month-end averages. All dollars shown are the following table are presented in thousands.

	Nine Months Ended June 30,
	2025			2024
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets
Total loans	$1,214,935	$56,737	6.24%	$1,151,812	$51,022	5.92%
Taxable securities	75,846	2,038	3.59%	77,466	2,249	3.88%
Nontaxable securities	10,613	173	2.19%	12,706	204	2.14%
Other interest earning assets	22,367	562	3.35%	24,043	645	3.58%

Total interest-earning assets	$1,323,761	$59,510	6.01%	$1,266,027	$54,120	5.71%

Noninterest-earning assets	25,314			28,776

Total assets	$1,349,075			$1,294,803

Interest-bearing liabilities
Interest-bearing demand deposits	$156,994	$2,386	2.03%	$166,376	$3,005	2.41%
Savings and money market	275,755	6,273	3.04%	308,603	8,182	3.54%
Time deposits	507,481	16,302	4.30%	425,564	13,343	4.19%

Total interest-bearing deposits	940,230	24,961	3.55%	900,543	24,530	3.64%

	Nine Months Ended June 30,
	2025			2024
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Federal funds purchased and repo agreements	$13,170	$519	5.27%	$2,245	$94	5.60%
Federal Home Loan Bank advances	137,076	4,044	3.94%	136,192	3,786	3.71%
Other borrowings	21,486	948	5.90%	24,336	1,255	6.89%

Total interest-bearing liabilities	$1,111,962	$30,472	3.66%	$1,063,316	$29,665	3.73%

Noninterest-bearing liabilities
Non-interest-bearing checking accounts	109,141			113,293
Noninterest-bearing liabilities	17,399			16,748
Members’ equity	110,573			101,446

Total liabilities and members’ equity	$1,349,075			$1,294,803

Net interest income		$29,038			$24,455

Net interest spread			2.35%			1.98%

Net interest margin			2.93%			2.58%

Total cost of deposits, including non-interest bearing deposits	$1,049,371	$24,961	3.18%	$1,013,836	$24,530	3.23%

Average interest-earning assets to interest bearing liabilities			119.05%			119.06%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3)	Net interest margin is equal to net interest income divided by average interest-earning assets.
(4)	Tax exempt income is not included in the above table on a tax equivalent basis.

	Year Ended September 30,
	2024			2023
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets
Total loans	$1,157,302	$69,651	6.02%	$1,066,723	$55,810	5.23%
Taxable securities	77,608	3,070	3.96%	80,628	2,728	3.38%
Nontaxable securities	12,150	260	2.14%	17,678	410	2.32%
Other interest earning assets	23,481	771	3.28%	25,041	883	3.53%

Total interest-earning assets	$1,270,541	$73,752	5.80%	$1,190,070	$59,831	5.03%

Noninterest-earning assets	26,886			18,816

Total assets	$1,297,427			$1,208,886

Interest-bearing liabilities
Interest-bearing demand deposits	$165,207	$3,983	2.41%	$166,345	$2,316	1.39%
Savings and money market	307,528	10,968	3.57%	309,920	7,886	2.54%
Time deposits	434,991	18,536	4.26%	283,844	8,394	2.96%

Total interest-bearing deposits	907,726	33,487	3.69%	760,109	18,596	2.45%

	Year Ended September 30,
	2024			2023
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Federal funds purchased and repo agreements	$1,681	$94	5.60%	$862	$48	5.53%
Federal Home Loan Bank advances	133,853	5,055	3.78%	188,323	6,973	3.70%
Other borrowings	24,320	1,683	6.92%	23,190	1,548	6.68%

Total interest-bearing liabilities	$1,067,580	$40,319	3.78%	$972,484	$27,165	2.79%

Noninterest-bearing liabilities
Non-interest-bearing checking account	$111,521			$135,914
Noninterest-bearing deposits	16,864			7,949
Members’ equity	101,462			92,539

Total liabilities and members’ equity	$1,297,427			$1,208,886

Net interest income		$33,433			$32,666

Net interest spread			2.02%			2.24%

Net interest margin			2.63%			2.74%

Total cost of deposits, including non-interest bearing deposits	$1,019,248	$33,487	3.39%	$896,023	$18,598	2.00%

Average interest-earning assets to interest bearing liabilities			119.01%			122.37%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3)	Net interest margin is equal to net interest income divided by average interest-earning assets.
(4)	Tax exempt income is not included in the above table on a tax equivalent basis.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities, and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	Nine Months Ended June 30, 2025 over 2024
	Increase (Decrease) Due To:
(Dollars in thousands)	Volume	Yield/Rate(1)	Total
Interest-Earning Assets
Loans	$2,872	$2,843	$5,715
Taxable securities	(46)	(164)	(210)
Nontaxable securities	(35)	4	(31)
Other Assets	(43)	(41)	(84)

Total interest-earning assets	$2,748	$2,642	$5,390

Interest-Bearing Liabilities
Interest-bearing demand deposits	$(162)	$(456)	$(618)

	Nine Months Ended June 30, 2025 over 2024
	Increase (Decrease) Due To:
(Dollars in thousands)	Volume	Yield/Rate(1)	Total
Savings and money market	(818)	(1,091)	(1,909)
Time deposits	2,622	336	2,958

Total interest-bearing deposits	1,642	(1,211)	431
Federal Home Loan Bank and retail repurchase agreements	431	(6)	425
FHLB Advances	25	234	259
Bank stock loan	(138)	(170)	(308)

Total interest-bearing liabilities	1,960	(1,153)	807

Net Interest Income	$788	$3,795	$4,583

(1)

The effect of changes in volume is determined by multiplying the change in volume by the previous year’s average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the prior year’s volume. The changes attributable to both volume and rate, which cannot be segregated, have been allocated to the volume variance and the rate variance in proportion to the relationship of the absolute dollar amount of the change in each.

	Year Ended September 30, 2024 over 2023
	Increase (Decrease) Due To:
(Dollars in thousands)	Volume	Yield/Rate(1)	Total
Interest-Earning Assets
Loans	$4,996	$8,845	$13,841
Taxable securities	(105)	448	342
Nontaxable securities	(120)	(30)	(150)
Other Assets	(53)	(59)	(112)

Total interest-earning assets	$4,718	$9,204	$13,921

Interest-Bearing Liabilities
Interest-bearing demand deposits	$(16)	$1,683	$1,668
Savings and money market	(61)	3,144	3,083
Time deposits	5,548	4,594	10,142

Total interest-bearing deposits	5,471	9,421	14,893
Federal Home Loan Bank and retail repurchase agreements	45	1	46
FHLB Advances	(2,054)	136	(1,918)
Bank stock loan	77	58	135

Total interest-bearing liabilities	3,539	9,616	13,156

Net Interest Income	$1,179	$(412)	$765

(1)

The effect of changes in volume is determined by multiplying the change in volume by the previous year’s average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the prior year’s volume. The changes attributable to both volume and rate, which cannot be segregated, have been allocated to the volume variance and the rate variance in proportion to the relationship of the absolute dollar amount of the change in each.

Provision for Credit Losses

Frontier’s provision for credit losses is a charge to income in order to bring its ACL to a level deemed appropriate by management. For a description of the factors taken into account by management in determining the ACL see “—Financial Condition—Allowance for Credit Losses.” The provision expense for credit losses was $982 thousand and $957 thousand for the nine months ended June 30, 2025 and June 30, 2024, respectively.

Noninterest Income

Frontier’s primary sources of noninterest income are service charges on deposit accounts, debit card and automated teller machine (“ATM”) fee income and income from the origination, processing and sale of mortgage loans. The following tables present, for the periods indicated, the major categories of noninterest income:

	Nine Months Ended June 30,		Increase (Decrease)
	2025	2024
(Dollars in thousands)
Noninterest income:
Service charges on deposit accounts	$275	$294	$(19)
Mortgage loan sales/originations/processing	739	480	259
Loss on sale of securities	—	(314)	314
ATM/debit card interchange fees	551	532	19
Gain on sale of business unit	—	424	(424)
Other	151	277	(126)

Total noninterest income	$1,716	$1,693	$23

	Year Ended September 30,		Increase (Decrease)
	2024	2023
(Dollars in thousands)
Noninterest income:
Service charges on deposit accounts	$397	$527	$(130)
Mortgage loan sales/originations/processing	770	727	43
Loss on sale of securities	(314)	68	(382)
ATM/debit card interchange fees	718	688	30
Gain on sale of business unit	424	—	424
Other	273	1066	(793)

Total noninterest income	$2,268	$3,076	$(808)

Noninterest Expense

Generally, noninterest expense is composed of all employee expenses and other costs of Frontier associated with operating its facilities, obtaining and retaining customer relationships and providing bank services. The largest component of noninterest expense is salaries and employee benefits. Noninterest expense also includes operational expenses, such as occupancy expenses, depreciation and amortization, professional and regulatory fees, including FDIC assessments, data processing expenses, and advertising and promotion expenses, among others.

The following tables present, for the periods indicated, the major categories of noninterest expense:

	Nine Months Ended June 30,		Increase (Decrease)
	2025	2024
(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$12,990	$12,267	$723
Occupancy	1,765	1,747	18
Data processing	1,948	1,835	113
Legal and professional fees	330	416	(86)
FDIC assessment	938	859	79
Advertising	349	366	(17)
Loss on sale of foreclosed assets	(21)	—	(21)
Telephone	48	65	(17)
Other	2,671	3,044	(373)

Total noninterest expense	$21,018	$20,599	$419

	Year Ended September 30,		Increase (Decrease)
	2024	2023
(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$16,315	$16,143	$172
Occupancy	2,145	2,111	34
Data processing	2,472	2,308	164
Legal and professional fees	507	618	(111)
FDIC assessment	1,142	785	357
Advertising	468	449	19
Loss on sale of foreclosed assets	28	(6)	34
Telephone	79	82	(3)
Other	4,245	3,454	791

Total noninterest expense	$27,401	$25,944	$1,457

Income Tax Expense

Frontier did not recognize income tax expense for any of the periods summarized as it has elected to be taxed as a Subchapter S corporation for federal income tax purposes.

Financial Condition

Assets

At June 30, 2025, total assets were $1.41 billion, an increase of $85.0 million, or 6.42%, from $1.32 billion as of September 30, 2024. The increase in total assets was primarily due to an increase in Frontier’s loan portfolio over the period. At September 30, 2024, total assets were $1.32 billion, an increase of $44.1 million, or 3.4%, from $1.28 billion as of September 30, 2023. The increase in total assets was primarily due to growth in Frontier’s loan portfolio during 2024.

Loan Portfolio

Frontier’s primary source of income is interest on loans to individuals, professionals and small-to-midsized businesses in its markets. Frontier’s loan portfolio consists primarily of commercial loans and real estate loans secured by commercial and residential real estate properties located in its primary market areas. The loan portfolio represents the highest yielding component of Frontier’s earning asset base.

As of June 30, 2025, total loans, excluding mortgage loans held for sale, were $1.26 billion, an increase of $89.6 million, or 7.67%, compared to $1.17 billion as of September 30, 2024. As of September 30, 2024, total loans, excluding mortgage loans held for sale, were $1.17 billion, an increase of $49.9 million or 4.46%, compared to $1.12 billion as of September 30, 2023. The increase in both periods was experienced across the portfolio, with the largest cumulative growth being realized in commercial real estate and residential real estate. Additionally, as of June 30, 2025, September 30, 2024, and September 30, 2023, Frontier had mortgage loans classified as loans held for sale of $1.7, $1.8 million and $215 thousand, respectively.

Total loans held for investment as a percentage of deposits were 120%, 115% and 116% as of June 30, 2025, September 30, 2024 and September 30, 2023, respectively. Total loans held for investment as a percentage of assets were 90.33%, 89.30% and 88.29% as of June 30, 2025, September 30, 2024 and September 30, 2023, respectively.

The following table summarizes Frontier’s held for investment loan portfolio by type of loan as of the dates indicated:

	As of June 30, 2025		As of September 30, 2024		As of September 30, 2023
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate	$483,367	38%	$437,052	37%	$431,736	38%
Residential real estate	382,429	30%	345,948	29%	320,154	29%
Agricultural real estate	170,289	13%	167,364	14%	160,314	14%
Commercial	170,245	13%	164,427	14%	144,523	13%
Agricultural	58,509	5%	59,141	5%	62,028	5%
Consumer and other	8,696	1%	9,196	1%	11,961	1%

Total loans held for investment	$1,273,535	100%	$1,183,128	100%	$1,130,716	100%

Commercial real estate loans are extensions of credit secured by owner-occupied and non-owner-occupied collateral. Repayment is generally dependent on the successful operations of the property. General economic conditions may impact the performance of these types of loans, including fluctuations in the value of real estate, vacancy rates, and unemployment trends. These loans are usually repaid through permanent financing, cash flow from the borrower’s ongoing operations, development of the property, or sale of the property.

Commercial real estate loans increased $46.3 million, or 10.6%, to $483.4 million as of June 30, 2025, from $437.1 million as of September 30, 2024. Commercial real estate loans increased $5.3 million, or 1.2%, to $437.1 million as of September 30, 2024, from $431.7 million as of September 30, 2023. Increase in both periods is attributable to increased lending opportunities in the market.

Residential real estate loans include first and second lien 1-4 family residential real estate loans, as well as home equity lines of credit, in each case primarily on owner-occupied primary residences. The Company is exposed to risk based on fluctuations in the value of the real estate collateral securing the loan, as well as changes in the borrower’s financial condition, which could be affected by numerous factors, including divorce, job loss, illness, or other personal hardship. Real estate residential loans also include multi-family residential loans originated to provide permanent financing for multi-family residential income producing properties. Repayment of these loans primarily relies on successful rental and management of the property.

Residential real estate loans increased $36.5 million, or 10.5%, to $382.4 million as of June 30, 2025, from $345.9 million as of September 30, 2024 and $25.8 million, or 8.1%, to $345.9 million as of September 30, 2024, from $320.2 million as of September 30, 2023. Increases in both periods are attributable to increased lending opportunities in the market coupled with slowed repayment in a rising rate environment.

Commercial loans include general commercial and industrial, or C&I, loans, including commercial lines of credit, working capital loans, term loans, equipment financing, asset acquisition, expansion and development loans, borrowing base loans, letters of credit and other loan products, primarily in the Company’s target markets that are underwritten based on the borrower’s ability to service the debt from income. Commercial loan risk is derived from the expectation that such loans generally are serviced principally from the operations of the business, and those operations may not be successful. Any interruption or discontinuance of operating cash flows from the business, which may be influenced by events not under the control of the borrower such as economic events and changes in governmental regulations, could materially affect the ability of the borrower to repay the loan.

Commercial loans increased $5.8 million, or 3.5%, to $170.2 million as of June 30, 2025, from $164.4 million as of September 30, 2024. And $19.9 million, or 13.8%, from $144.5 million as of September 30, 2023. Periodic increases are attributable to increased lending opportunities in the market and slowed repayment in a higher rate environment.

Agriculture and Agricultural Real Estate loans are generally collateralized by livestock, equipment and real estate used for farm production or grazing. Repayment of agricultural loans is dependent on the successful operation or management of the farm property collateralizing the loan. The success of the loan may also be affected by many factors outside the control of the farm borrower. Weather presents one of the greatest risks as hail; drought, floods, or other conditions can severely limit crop yields and thus impair loan repayments and the value of the underlying collateral. This risk can be reduced with a variety of insurance coverages which can help to ensure loan repayment. Government support programs and the Company generally require farm borrowers to procure crop insurance coverage. Grain and livestock prices also present a risk as prices may decline prior to sale resulting in a failure to cover production costs. These risks may be reduced by the farmer with the use of futures contracts or hedges to mitigate price risk.

Agricultural Real Estate and Agricultural loans have been materially consistent in each of the periods presented, representing 18.0%, 19.1% and 19.7% of total loans as of June 30, 2025, September 30, 2024 and September 30, 2023, respectively.

Consumer and other loans include a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans. The risk is based on changes in the borrower’s financial condition, which could be affected by numerous factors, including divorce, job loss, illness or other personal hardship, and fluctuations in the value of the real estate or personal property securing the consumer loan, if any. Balances of consumer and other loans at June 30, 2025, September 30, 2024 and September 30, 2023 represented less than 1.2% of its held for investment loan portfolio.

The contractual maturity ranges of loans in Frontier’s loan portfolio and the amount of such loans with fixed and floating interest rates in each maturity range as of date indicated are summarized in the following tables:

	As of June 30, 2025
	One Year or Less	After One Year Through Five Years	After Five Years Through Fifteen Years	After Fifteen Years	Total
(Dollars in thousands)
Commercial	$97,745	$59,082	$13,393	$25	$170,245
Real estate:
Commercial real estate	101,963	236,067	99,000	46,337	483,367
Residential real estate	126,280	231,650	11,824	12,675	382,429
Ag real estate	51,142	47,280	30,285	41,582	170,289

Total real estate	279,385	514,997	141,109	100,594	1,036,085
Agriculture	48,263	9,398	487	361	58,509
Consumer and other	2,132	5,352	328	884	8,696

Total	$427,525	$588,829	$155,317	$101,864	$1,273,535

Loans with predetermined fixed interest rates	408,047	569,059	75,145	20,873	1,073,124
Loans with an adjustable/floating interest rate	19,478	19,770	80,172	80,991	200,411

Total	$427,525	$588,829	$155,317	$101,864	$1,273,535

Nonperforming Assets

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is generally reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due, or interest may be recognized on a cash basis as long as the remaining book balance of the loan is deemed collectible. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Frontier has several procedures in place to assist in maintaining the overall quality of its loan portfolio. It has established underwriting guidelines to be followed by its bankers, and it also monitors delinquency levels for any negative or adverse trends. However, there can be no assurance that Frontier’s loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

Frontier believes its conservative lending approach and focused management of nonperforming assets has resulted in sound asset quality and the timely resolution of problem assets. Frontier had $3.6 million, $1.4 million and $1.3 million in nonperforming assets as of June 30, 2025, September 30, 2024 and September 30, 2023, respectively. It had $3.6 million in nonperforming loans as of June 30, 2025, compared to $1.2 million as of September 30, 2024, and compared to $1.3 million as of September 30, 2023. The increase in nonperforming assets for the nine months ended June 30, 2025 was primarily attributable to an increase in non-performing commercial real estate loans. The increase in non-performing assets for the year ended September 30, 2024 was primarily attributable to the increase in non-performing 1-4 family residential real estate loans offset by a decrease in agriculture and commercial loans.

The following tables present information regarding nonperforming loans at the dates indicated:

	June 30, 2025	September 30,
		2024	2023
(Dollars in thousands)
Nonaccrual loans	$3,616	$1,230	$1,287
Accruing loans 90 or more days past due	—	—	—

Total nonperforming loans	3,616	1,230	1287
Other nonperforming assets	—	—	—
Other real estate owned	—	190	—

Total nonperforming assets	$3,616	$1,420	$1,287

Ratio of nonperforming loans to total loans held for investment	0.28%	0.10%	0.11%
Ratio of nonperforming assets to total assets	0.26%	.11%	0.10%
Ratio of nonaccrual loans to total loans held for investment	0.28%	0.10%	0.11%

	June 30, 2025	September 30,
(Dollars in thousands)		2024	2023
Nonaccrual loans by category:
Commercial real estate	$1,874	$—	$—
Residential real estate	1,145	1,228	212
Commercial	142	—	234
Agriculture	—	2	829
Ag real estate	465	—	6
Consumer and other	4	—	6

Total	$3,630	$1,230	$1,287

Potential Problem Loans

From a credit risk standpoint, Frontier classifies loans in one of four categories: pass, special mention, substandard or doubtful. Loans classified as loss are charged-off. The classifications of loans reflect a judgment about the risks of default and loss associated with the loan. Ratings are adjusted to reflect the degree of risk and loss that is believed to be inherent in each credit. Frontier’s methodology is structured so that specific allocations are increased in accordance with deterioration in credit quality (and a corresponding increase in risk of loss) or decreased in accordance with improvement in credit quality (and a corresponding decrease in risk of loss).

Credits rated special mention show clear signs of financial weaknesses or deterioration in credit worthiness; however, such concerns are not so pronounced that it generally expects to experience significant loss within the short-term. Such credits typically maintain the ability to perform within standard credit terms and credit exposure is not as prominent as credits with a lower rating.

Credits rated substandard are those in which the normal repayment of principal and interest may be, or has been, jeopardized by reason of adverse trends or developments of a financial, managerial, economic or political nature, or important weaknesses which exist in collateral. A protracted workout on these credits is a distinct possibility. Prompt corrective action is therefore required to reduce exposure and to assure that adequate remedial measures are taken by the borrower. Credit exposure becomes more likely in such credits and a serious evaluation of the secondary support to the credit is performed.

Credits rated doubtful have all the weaknesses inherent in those rated substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

The following tables summarize Frontier’s internal ratings of loans held for investment as of the dates indicated.

	June 30, 2025
	Pass	Special Mention	Substandard	Total
(Dollars in thousands)
Commercial real estate	$478,101	$3,380	$1,887	$483,368
Residential real estate	374,117	7,175	1,136	382,428
Commercial	160,082	1,614	8,549	170,245
Agriculture	56,701	807	1,002	58,510
Ag real estate	162,109	4,940	3,239	170,288
Consumer and other	8,696	—	—	8,695

Total	$1,239,806	$17,916	$15,813	$1,273,535

	September 30, 2024
	Pass	Special Mention	Substandard	Total
(Dollars in thousands)
Commercial real estate	$427,001	$8,591	$1,460	$437,052
Residential real estate	336,820	7,549	1,578	345,947
Commercial	151,357	2,840	10,230	164,427
Agriculture	56,403	1,952	786	59,141
Ag real estate	161,562	4,357	1,445	167,364
Consumer and other	9,197	—	—	9,197

Total	$1,142,340	$25,289	$15,499	$1,183,128

	September 30, 2023
	Pass	Special Mention	Substandard	Total
(Dollars in thousands)
Commercial real estate	$420,290	$11,425	$21	$431,736
Residential real estate	319,117	618	419	320,154
Commercial	131,430	3370	9,723	144,523
Agriculture	58,335	107	3,586	62,028
Ag real estate	155,578	3154	1,582	160,314
Consumer and other	11,955	—	6	11,961

Total	$1,096,705	$18,674	$15,337	$1,130,716

Allowance for Credit Losses

Frontier maintains an ACL, which includes both its allowance for loan losses and reserves for unfunded commitments, that represents management’s best estimate of the credit losses and risks inherent in the loan portfolio. In determining the ACL, Frontier estimates losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the ACL is based on internally assigned risk classifications of loans, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical credit loss rates. For additional discussion of Frontier’s methodology, please refer to “—Critical Accounting Estimates—Allowance for Credit Losses.”

In connection with its review of the loan portfolio, Frontier considers risk elements attributable to particular loan types or categories in assessing the quality of individual loans. Some of the risk elements it considers include:

Commercial and Financing Leases: The commercial and financing lease portfolios include loans to commercial customers for use in financing working capital needs and equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Commercial Real Estate: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in Frontier’s market areas.

Residential Real Estate: The residential 1-4 family real estate loans are generally collateralized by owner-occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within Frontier’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Agricultural and Agriculture Real Estate: Agricultural and agricultural real estate loans are generally collateralized by livestock, equipment and real estate used for farm production or grazing. Repayment of agricultural loans is dependent on the successful operation or management of the farm property collateralizing the loan. The success of the loan may also be affected by many factors outside the control of the farm borrower. Weather presents one of the greatest risks as hail; drought, floods, or other conditions can severely limit crop yields and thus impair loan repayments and the value of the underlying collateral. This risk can be reduced with a variety of insurance coverages which can help to ensure loan repayment. Government support programs and Frontier generally require farm borrowers to procure crop insurance coverage. Grain and livestock prices also present a risk as prices may decline prior to sale resulting in a failure to cover production costs. These risks may be reduced by the farmer with the use of futures contracts or hedges to mitigate price risk.

Consumer and Other: The consumer and other loan portfolios consist of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from borrowers’ income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in Frontier’s market area) and the creditworthiness of a borrower.

As of June 30, 2025, the ACL totaled $14.4 million, or 1.13%, of total loans held for investment. As of September 30, 2024, the ACL totaled $13.5 million, or 1.14%, of total loans held for investment. As of September 30, 2023, the ACL totaled $12.5 million, or 1.12%, of total loans held for investment.

	As of June 30, 2025	As of September 30, 2024
Ratio of ACL to end of period loans held for investment	1.13%	1.14%
Nonaccrual loans to end of period loans held for investment	0.28%	0.10%
Ratio of net charge-offs to average loans	0.00%	0.00%

	For the Nine Months Ended June 30,
	2025		2024
	Net Charge- offs	% of Average Loans	Net Charge- offs	% of Average Loans
(Dollars in thousands)
Commercial real estate	$(40)	0.00%	$—	0.00%
Residential real estate	(79)	-0.01%	(11)	0.00%
Commercial	5	0.00%	8	0.00%
Agriculture	1	0.00%	1	0.00%
Ag real estate	—	0.00%	—	0.00%
Consumer and other	6	0.00%	7	0.00%

Total net charge-offs	$(107)		$5

	For the Years Ended September 30,
	2024		2023
	Net Charge- offs	% of Average Loans	Net Charge- offs	% of Average Loans
(Dollars in thousands)
Commercial real estate	$—	0.00%	$—	0.00%
Residential real estate	(12)	0.00%	2	0.00%
Commercial	8	0.00%	6	0.00%
Agriculture	1	0.00%	1	0.00%
Ag real estate	—	0.00%	—	0.00%
Consumer and other	7	0.00%	17	0.00%

Total net charge-offs	$4		$26

Although Frontier believes that it has established its ACL in accordance with generally accepted accounting principles, or GAAP, and that the ACL was adequate to provide for known and estimated losses in the portfolio at all times shown above, future provisions will be subject to ongoing evaluations of the risks in its loan portfolio. If Frontier experiences economic declines or if asset quality deteriorates, material additional provisions could be required.

The following table shows the allocation of the ACL among loan categories and certain other information as of the dates indicated. The allocation of the ACL as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions. The total allowance is available to absorb losses from any loan category.

	June 30,		September 30,
	2025		2024		2023
	Amount	% to Total	Amount	% to Total	Amount	% to Total
(Dollars in thousands)
Commercial real estate	$5,932	42%	$5,067	37%	$5,126	41%
Residential real estate	4,252	29%	3,853	29%	3,575	29%
Commercial	1,927	13%	1,956	14%	1,677	13%
Agriculture	748	5%	1,858	14%	597	5%
Ag real estate	1,411	10%	657	5%	1,395	11%
Consumer and other	101	1%	105	1%	161	1%

Total ACL	$14,371	100%	$13,496	100%	$12,531	100%

Securities

Frontier uses its securities portfolio to provide a source of liquidity, an appropriate return on funds invested, manage interest rate risk, meet collateral requirements, and meet regulatory capital requirements. As of June 30, 2025, the carrying amount of investment securities totaled $84.5 million, a decrease of $5.2 million, or 6.2%, compared to $89.7 million as of September 30, 2024, which represented a decrease of $816 thousand, or 0.9%, compared to $90.6 million as of September 30, 2023. Securities represented 6.0%, 6.8% and 7.1%of total assets as of June 30, 2025, September 30, 2024, and September 30, 2023, respectively.

Frontier’s investment portfolio consists of securities classified as available for sale. The carrying values of its securities are adjusted for unrealized gain or loss, and any gain or loss is reported on an after-tax basis as a component of other comprehensive income in members’ equity. For additional information see “NOTE 3 – Securities” in the Condensed Notes to Interim Consolidated Financial Statement.

All of Frontier’s mortgage-backed securities are agency securities. It did not hold any Fannie Mae or Freddie Mac preferred stock, corporate equity, collateralized debt obligations, collateralized loan obligations, private label collateralized mortgage obligations, subprime, Alt-A, or second lien elements in its investment portfolio as of June 30, 2025.

The ACL encompasses potential expected credit losses related to the securities portfolio for credit losses. The assessment includes reviewing historical loss data for both Frontier’s portfolio and similar types of investment securities to develop an estimate for the current securities portfolio. Additionally, Frontier’s review of the securities portfolio for expected credit losses includes an evaluation of factors including the security issuer bond ratings, delinquency status, insurance or other available credit support, as well as its expectations of the forecasted economic outlook relevant to these securities. The results of the analysis are evaluated quarterly to confirm that credit loss estimates are appropriate for the securities portfolio.

Prior to the adoption of ASU 2016-13, declines in the fair value of available-for-sale securities below their cost that were deemed to be other than temporary were reflected in earnings as realized losses. In estimating other-than-temporary impairment losses prior to October 1, 2023, management considered, among other things, (1) the length of time and the extent to which the fair value had been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and Frontier’s ability to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The following tables set forth the fair value, maturities and approximated weighted average yield based on estimated annual income divided by the average amortized cost of the securities portfolio as of the dates indicated. The contractual maturity of a mortgage-backed security is the date at which the last underlying mortgage matures.

	June 30, 2025
	Due in one year or less		Due after one year through five years		Due after five years through 10 years		Due after 10 years		Total
	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield
	(Dollars in thousands)
Available-for-sale securities:
U.S. Treasury securities	$—	—%	$16,177	1.14%	$—	—%	$—	—%	$16,177	1.14%
Mortgage-backed securities
Government-sponsored residential mortgage-backed securities	50	3.70%	10,611	3.82%	23,897	4.55%	6,114	4.58%	40,672	4.36%

	June 30, 2025
	Due in one year or less		Due after one year through five years		Due after five years through 10 years		Due after 10 years		Total
	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield
	(Dollars in thousands)
State and political subdivisions(1)	—	—%	1,543	2.74%	10,104	2.01%	16,020	2.56%	27,667	2.37%

Total available-for-sale securities	$50	3.70%	$28,331	2.23%	$34,001	3.80%	$22,134	3.12%	$84,516	3.10%

(1)	The calculated yield is not presented on a tax equivalent basis.

	September 30, 2024
	Due in one year or less		Due after one year through five years		Due after five years through 10 years		Due after 10 years		Total
	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield
	(Dollars in thousands)
Available-for-sale securities:
U.S. Treasury securities	$—	—%	$16,133	1.15%	$—	—%	$—	—%	$16,133	1.15%
Mortgage-backed securities
Government-sponsored residential mortgage-backed securities	45	4.43%	20,117	4.84%	18,454	5.08%	6,299	5.22%	44,915	4.99%
State and political subdivisions(1)	233	2.48%	1,350	2.51%	9,194	2.03%	17,913	2.50%	28,690	2.35%

Total available-for-sale securities	$278	2.80%	$37,600	3.17%	$27,648	4.07%	$24,212	3.21%	$89,738	3.46%

(1)	The calculated yield is not presented on a tax equivalent basis.

The contractual maturity of mortgage-backed securities, collateralized mortgage obligations and asset-backed securities is not a reliable indicator of their expected life because borrowers have the right to prepay their obligations at any time. Mortgage-backed securities and asset-backed securities are typically issued with stated principal amounts and are backed by pools of mortgage loans and other loans with varying maturities. The term of the underlying mortgages and loans may vary significantly due to the ability of a borrower to prepay. Monthly paydowns on mortgage-backed securities tend to cause the average life of the securities to be much different than the stated contractual maturity. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and, consequently, the average life of this security will be lengthened. If interest rates begin to fall, prepayments may increase, thereby shortening the estimated life of this security. The weighted average life of Frontier’s investment portfolio was 6.93 years with an estimated effective duration of 4.31 years as of June 30, 2025.

Frontier did not own securities of any one issuer for which aggregate adjusted cost exceeded 10% of the consolidated members’ equity as of June 30, 2025, September 30, 2024 or September 30, 2023.

Deposits

Frontier offers a variety of deposit accounts having a wide range of interest rates and terms including demand, savings, money market and time accounts. It relies primarily on competitive pricing policies, convenient locations and personalized service to attract and retain these deposits.

Total deposits as of June 30, 2025 were $1.1 billion, an increase of $32.2 million, or 3.1%, compared to $1.0 billion as of September 30, 2024, which represented an increase of $54.1 million, or 5.6%, compared to $974 million as of September 30, 2023. The increase in deposits for the nine months ended June 30, 2025 was attributable primarily to higher cost brokered and time deposit funds attained to fund growth in the asset portfolio.

Noninterest-bearing deposits as of June 30, 2025 were $100.2 million, a decrease of $5.7 million, or 5.4%, compared to $105.9 million as of September 30, 2024, which represented a decrease of $19.7 million, or 15.7%, compared to $125.6 million as of September 30, 2023.

Average deposits for the year ended September 30, 2024 were $1.0 billion, an increase of $123.2 million, or 13.8%, compared to average deposits of $896.0 million for the year ended September 30, 2023. The average rate paid on total interest-bearing deposits increased from 2.08% for the year ended September 30, 2023 to 3.29% for the year ended September 30, 2024, before decreasing to 3.18% for the nine months ended June 30, 2025. The increase in average rates during 2024 was driven by increases in market interest rates while growing deposits at market rates to fund asset growth. The decrease in average rates during the first nine months of 2025 was driven by a decrease in market interest rates.

The following table presents the monthly average balances and weighted average rates paid on deposits for the periods indicated:

	For the Nine Months Ended June 30,
	2025		2024
	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Non-interest-bearing checking accounts	$109,141	0.00%	$113,293	0.00%
Interest-bearing checking accounts	156,994	2.03%	166,376	2.41%
Money market accounts and savings	275,755	3.04%	308,603	3.54%
Time	507,481	4.30%	425,564	4.19%

Total deposits	$1,049,371	3.18%	$1,013,836	3.23%

	For the Years Ended September 30,
	2024		2023
	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Non-interest-bearing checking accounts	$111,521	0.00%	$135,914	0.00%
Interest-bearing checking accounts	165,207	2.41%	166,345	1.39%
Money market accounts and savings	307,528	3.57%	309,920	2.54%
Time	434,991	4.26%	283,844	2.96%

Total deposits	$1,019,248	3.29%	$896,023	2.08%

The ratio of average noninterest-bearing deposits to average total deposits for the nine months June 30, 2025 and 2024 was 10.40% and 11.17%, and for the years ended September 30, 2024 and 2023 was 10.94% and 15.17%, respectively.

The following table sets forth the contractual maturities of certificates of deposit at June 30, 2025:

	CDs <	CDs >	Brokered
	$250,000	$250,000	CDs
	(Dollars in thousands)
3 months or less	$61,051	$24,272	$30,028
3 months to 6 months	63,339	21,269	0
6 months to 12 months	58,946	15,471	6,500
12 months or more	30,895	20,563	142,729

Total	$214,231	$81,575	$179,257

Borrowings

Frontier utilizes short-term and long-term borrowings to supplement deposits to fund its lending and investment activities. In addition, it uses short-term borrowings to periodically repurchase outstanding member units and for general corporate purposes. Short-term borrowings and long-term borrowings include FHLB advances, an FHLB LOC, a bank LOC, and a note payable to a bank. For additional information see “NOTE 9 – Borrowed Funds” in the Condensed Notes to Interim Consolidated Financial Statement.

Liquidity and Capital Resources

Liquidity

Liquidity involves Frontier’s ability to utilize funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis and manage unexpected events. For the nine months ended June 30, 2025, and the years ended September 30, 2024 and 2023, liquidity needs at the subsidiary bank level, where substantially all of Frontier’s activities and operations are conducted, were primarily met by core deposits, security and loan maturities, and amortizing investment and loan portfolios. In addition, brokered deposits and short-term advances from FHLB were utilized.

The following table illustrates, during the periods presented, the mix of Frontier’s funding sources and the average assets in which those funds are invested as a percentage of average total assets for the period indicated. Average assets totaled $1.3 billion, $1.3 billion and $1.2 billion for the nine months ended June 30, 2025, the year ended September 30, 2024 and the year ended September 30, 2023, respectively.

	For the Nine Months Ended June 30, 2025	For the Years Ended September 30,
		2024	2023
Source of Funds:
Deposits
Noninterest-bearing	8%	9%	11%
Interest-bearing	70%	70%	63%
Federal Home Loan Bank advances, Federal funds purchased and repurchase agreements	11%	10%	15%
Other borrowings	2%	2%	2%
Other liabilities	1%	1%	1%
Members’ Equity:	8%	8%	8%

Total	100%	100%	100%

	For the Nine Months Ended June 30, 2025	For the Years Ended September 30,
		2024	2023

Uses of Funds:
Total loans	90%	89%	88%
Debt securities	6%	7%	8%
Interest-bearing deposits in banks	2%	2%	2%
Other noninterest-earning assets	2%	2%	2%

Total	100%	100%	100%

Average noninterest-bearing deposits to average deposits	10%	11%	15%
Average loans to average deposits	116%	114%	119%

Frontier’s primary source of funds is deposits, and its primary use of funds is loans. It does not expect a change in the primary source or use of funds in the foreseeable future.

Capital Resources

Total members’ equity increased to $114.9 million as of June 30, 2025, compared to $109.3 million as of September 30, 2024, an increase of $5.6 million, or 5.1%, and compared to $98.0 million as of September 30, 2023, an increase of $16.9 million, or 17.3%. The increase in total members’ equity for the nine months ended June 30, 2025 was primarily due to net income available to members of $8.8 million and a decrease in the amount of Frontier’s accumulated other comprehensive loss of $734 thousand, resulting from the after-tax effect of unrealized gains in its investment securities portfolio during the period. The increase in total members’ equity for the year ended September 30, 2024 was primarily due to net income available to members of $7.0 million and a decrease in the amount of Frontier’s accumulated other comprehensive loss of $6.1 million, resulting from the after-tax effect of unrealized gains in its investment securities portfolio during the period.

The declaration and payment of dividends to Frontier’s members, as well as the amounts thereof, are subject to the discretion of the Board of Directors of Frontier and depend upon Frontier’s results of operations, financial condition, capital levels, cash requirements, future prospects and other factors deemed relevant by the Board. As a holding company, Frontier’s ability to pay dividends is largely dependent upon the receipt of dividends from its bank subsidiary, and Frontier has no obligation to declare and pay any dividends to its members.

Capital management consists of providing equity to support current and future operations. Banking regulators view capital levels as important indicators of an institution’s financial soundness. As a general matter, FDIC-insured depository institutions and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. Because Frontier has fewer than $3.0 billion in assets, Frontier is subject to regulatory capital requirements only at the subsidiary bank level. As of June 30, 2025, September 30, 2024 and September 30, 2023, the Bank was in compliance with all applicable regulatory capital requirements, and the Bank was classified as “well-capitalized” for purposes of the FDIC’s prompt corrective action regulations. “Well capitalized” is the highest capital classification for FDIC-insured financial institutions in the United States. As Frontier employs its capital and continues to grow its operations, its regulatory capital levels may decrease depending on its level of earnings and other factors. However, Frontier expects to monitor and control its growth in order to remain in compliance with all applicable regulatory capital standards.

For additional information, see “NOTE 13 – Minimum Regulatory Capital Requirements” in the Condensed Notes to Interim Consolidated Financial Statements.

Contractual Obligations

The following tables summarize Frontier’s contractual obligations and other commitments to make future payments as of June 30, 2025, September 30, 2024 and September 30, 2023 (other than non-maturity deposit obligations), which consist of future cash payments associated with contractual obligations under FHLB advances, subordinated debt, revolving line of credit, and non-cancelable future operating leases. Payments related to leases are based on actual payments specified in underlying contracts.

	As of June 30, 2025
	1 year or less	More than 1 but less than 3 years	3 years or more but less than 5 years	5 years or More	Total
	(Dollars in thousands)
Time Deposits	$293,338	$55,041	$4,646	$—	$353,025
Brokered CDs	36,528	90,584	16,776	35,369	179,257
Other Debt	—	8,991	—	—	8,991
Federal Home Loan Bank advances	13,340	63,265	15,605	9,515	101,725
Standby letters of credit	925	64	231	301	1,521
Commitments to extend credit and unfunded commitments	186,843	37,609	39,977	1,222	265,561

Total	$530,974	$255,554	$77,235	$46,407	$910,080

	As of September 30, 2024
	1 year or less	More than 1 but less than 3 years	3 years or more but less than 5 years	5 years or More	Total
	(Dollars in thousands)
Time deposits	$280,108	$21,732	$2,788	$—	$304,628
Brokered CDs	42,028	67,967	17,989	43,709	171,693
Other debt	—	9,259	—	—	9,259
Federal Home Loan Bank advances	7,094	26,451	58,145	15,625	107,315
Standby letters of credit	2,452	50	140	369	3,011
Commitments to extend credit and unfunded commitments	200,077	31,280	32,496	3,139	266,992

Total	$531,759	$156,469	$111,558	$62,842	$862.898

In the normal course of business, Frontier enters into various transactions which, in accordance with GAAP, are not included in its consolidated balance sheets. Frontier enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby and commercial letters of credit which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

Frontier’s commitments associated with outstanding standby and commercial letters of credit and commitments to extend credit expiring by period as of the date indicated are summarized in the tables above. Because commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.

Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. In the event of nonperformance by the customer, Frontier has rights to the underlying collateral, which can include commercial real estate, physical plant and property, inventory, receivables, cash and/or marketable securities. The credit risk to Frontier in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

Because many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. Frontier evaluates each customer’s creditworthiness on a case-by-case basis.

The amount of collateral obtained, if considered necessary by Frontier, upon extension of credit, is based on management’s credit evaluation of the customer.

For additional information see “NOTE 14 – Financial Instruments with Off Balance Sheet or Concentration of Credit Risk” in the Condensed Notes to Interim Consolidated Financial Statement.

Interest Rate Sensitivity and Market Risk

As a financial institution, Frontier’s primary component of market risk is sensitivity to movement in interest rates. Its asset and liability management policy provides management with the guidelines for effective interest rate risk management, and Frontier has established a measurement system for monitoring interest rate sensitivity, which it manages within its established guidelines.

Fluctuations in interest rates will ultimately impact the level of income and expense recorded on many of Frontier’s assets and liabilities and the market value of all interest-earning assets and interest-bearing liabilities. Interest rate risk is the potential of economic losses due to interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of the current fair market value of Frontier’s equity. The objective of interest rate risk management is to measure the effect on net interest income and economic value of equity and to position the balance sheet to minimize the risk of losses and maximize the amount of income without taking on unnecessary earning volatility.

Frontier seeks to manage its exposure to interest rates by structuring its balance sheet in the ordinary course of business; however, it may enter into derivatives contracts to hedge interest rate risk if it is appropriate given its risk profile and policy guidelines. Based upon the nature of its operations, Frontier is not subject to foreign exchange or commodity price risk. Frontier does not own any trading assets.

Frontier’s exposure to interest rate risk is managed by the asset-liability management committee of Frontier Bank, Frontier’s banking subsidiary, in accordance with policies approved by its board of directors. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management employs methodologies to manage interest rate risk which include an analysis of relationships between interest-earning assets and interest- bearing liabilities, and an interest rate shock simulation model.

Frontier uses interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities and re-pricing opportunities of loans are incorporated into the model as are prepayment assumptions, maturity data and optionality. Deposit assumptions such as repricing betas and non-maturity balance decay rates are also incorporated into the model. Model assumptions are revised and updated on a regular basis as directed by policy, and more frequently if conditions merit. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions, customer behavior, and the application and timing of various management strategies.

On at least a quarterly basis, Frontier runs simulation models to calculate potential impacts to net interest income and the economic value of equity. Specific details of the simulations are reflected in policy as directed by the asset-liability management committee.

The following table summarizes the simulated change in net interest income and fair value of equity over a 12-month horizon as of the dates indicated:

	June 30, 2025		September 30, 2024		September 30, 2023
Change in Interest Rates (Basis Points)	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity
+300	4.70%	(2.91)%	3.66%	(2.38)%	2.46%	(7.79)%
+200	1.2%	(1.19)%	2.55%	(0.65)%	1.81%	(4.15)%
+100	0.8%	0.07%	1.39%	0.50%	1.03%	(1.40)%
Base	—	—	—	—	—	—
-100	(0.9)%	(1.33)%	(0.92)%	(1.11)%	(0.51)%	0.67%
-200	(1.3)%	(5.00)%	(2.12)%	(5.50)%	(1.21)%	(1.19)%
-300	(3.5)%	(12.06)%	(3.51)%	(13.12)%	(1.32)%	(4.49)%

The results of the simulations are primarily driven by the contractual characteristics of all balance sheet instruments and customer behavior.

Impact of Inflation

Frontier’s consolidated financial statements and related notes included elsewhere in this statement have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all of Frontier’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on its performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

FRONTIER SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Frontier units as of the Frontier record date by (i) each director, the chief executive officer, the chief financial officer and the next other three most-highly compensated executive officers of Frontier, (ii) each person who is known by Frontier to own beneficially 5% or more of the Frontier units, and (iii) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such unitholders, management of Frontier believes that each person has sole voting and dispositive power over the units indicated as owned by such person. Beneficial ownership percentages below are based on 43,272 Frontier units outstanding as of the date of this proxy statement/prospectus. The address for each of the listed beneficial owners is c/o Frontier Holdings, LLC, 13333 California Street, Suite 100, Omaha, Nebraska 68154.

	Units Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Members:
Douglas E. Patterson(1)	3,101.3	7.17%
Directors and Named Executive Officers:
David E. Rogers	8,504.4	19.65%
R. Robert Butler	8,379.5	19.36%
John C. Bruning	4,792.8	11.08%
Mark T. Mowat	3,280.7	7.58%
Douglas R. Ayer	265.7	*
Michael Moritz	53.7	*
All Directors and Executive Officers as a Group (6 Persons)	25,276.8	58.41%

*	Indicates less than 1%
(1)	Includes 3,101.3 Frontier units held by the Douglas E. Patterson Trust Agreement, for which Mr. Patterson serves as trustee.

DESCRIPTION OF CAPITAL STOCK OF EQUITY

As a result of the merger, Frontier members who receive shares of Equity common stock in the merger will become shareholders of Equity. Your rights as a shareholder of Equity will be governed by Kansas law and the Equity articles and the Equity bylaws. The following briefly summarizes the material terms of Equity common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Equity’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the RULLCA and the Equity articles and Equity bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law, which you are urged to read. Copies of Equity’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as the copies of Frontier’s governing documents, see “Where You Can Find More Information.”

Overview

Equity’s authorized capital stock consists of 50,000,000 shares of common stock, par value of $0.01 per share, of which 45,000,000 are designated as Equity common stock and 5,000,000 are designated as Class B common stock, and 10,000,000 shares of preferred stock. As of the date of this proxy statement/prospectus, no shares of preferred stock are outstanding.

As of October 31, 2025, there were 19,076,412 shares of Equity common stock issued and outstanding and no shares of Equity’s Class B common stock issued and outstanding. All issued and outstanding shares at that date were, and the shares of Equity common stock to be issued upon completion of this offering will be, fully paid and nonassessable. Immediately following the completion of the merger, Equity expects to have approximately 21,296,412 shares of Equity common stock outstanding and no shares of Class B common stock outstanding. Also, as of October 31, 2025, options to purchase 463,831 shares of Equity common stock held by Equity’s employees, officers and directors under Equity’s equity incentive plans were outstanding, with 188,310 shares vested.

Equity common stock

Class A common stock

Voting Rights. Each holder of Equity common stock is entitled to one vote for each share of Equity common stock held on all matters to be voted on by Equity’s shareholders. Holders of Equity common stock elect the members of the Equity Board and act on other matters as are required to be presented to them under Kansas law or as are otherwise presented to them by the Equity Board. Each holder of Equity common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If Equity issues preferred stock, holders of Equity’s preferred stock may also possess voting rights. When a quorum is present at any meeting, the vote of the holders of a majority of Equity common stock present in person or by proxy will decide any matter before such meeting, unless the matter is one requiring a different vote by applicable law or the Equity articles.

Dividends. To the extent permitted under the K.S.A. and subject to the rights of holders of any outstanding shares of Equity’s preferred stock, holders of Equity common stock are entitled to participate ratably on a per share basis with holders of Equity’s Class B common stock in the payment of dividends, when, as and if declared thereon by the Equity Board. If Equity issues preferred stock, the holders of the preferred stock may have a priority over the holders of Equity’s common stock with respect to dividends.

Liquidation Rights. Subject to the provisions of any outstanding series of preferred stock and after payment of all of Equity’s debts and other liabilities, the holders of Equity common stock are entitled to participate ratably on a per share basis in all distributions to the holders of Equity’s common stock in any liquidation, dissolution or winding up of Equity.

Preemptive Rights; Other. Holders of Equity common stock are not entitled to preemptive rights with respect to any shares that may be issued. The Equity common stock is not entitled to the benefits of any redemption or sinking fund provision.

Class B common stock

Voting Rights. The holders of Class B common stock have no voting rights except as may be provided for under Kansas law.

Dividends. To the extent permitted under the K.S.A. and subject to the rights of holders of any outstanding shares of Equity’s preferred stock, holders of Equity’s Class B common stock are entitled to participate ratably on a per share basis with holders of Equity common stock in the payment of dividends, when, as and if declared thereon by the Equity Board. If Equity issues preferred stock, the holders of the preferred stock may have a priority over the holders of Equity’s common stock with respect to dividends.

Liquidation Rights. Subject to the provisions of any outstanding series of preferred stock and after payment of all of Equity’s debts and other liabilities, the holders of Equity’s Class B common stock are entitled to participate ratably on a per share basis in all distributions to the holders of Equity’s common stock in any liquidation, dissolution or winding up of Equity.

Preemptive Rights; Other. Holders of Equity’s Class B common stock are not entitled to preemptive rights with respect to any shares that may be issued. The Class B common stock is not entitled to the benefits of any redemption or sinking fund provision.

Preferred Stock

Upon authorization of the Equity Board, Equity may issue shares of one or more series of Equity’s preferred stock from time to time. The Equity Board may, without any action by holders of common stock and subject to the provisions of any outstanding series of preferred stock, adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the Equity Board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. The rights of any series of preferred stock may include, among others, any:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

Equity may issue shares of, or rights to purchase shares of, one or more series of Equity’s preferred stock that have been or may be designated from time to time, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, Equity’s common stock or other series of preferred stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of Equity’s shareholders might believe to be in their best interests or in which Equity’s shareholders might receive a premium for their stock over Equity’s then market price.

COMPARISON OF HOLDERS’ RIGHTS

If the merger is completed, holders of Frontier units will be entitled to receive shares of Equity common stock in exchange for their Frontier units. Equity and Frontier are organized under the laws of the states of Kansas and Nebraska, respectively. The following is a summary of the material differences between (1) the current rights of holders of Frontier units under the RULLCA, the Frontier articles of organization and the Frontier Second Amended and Restated Operating Agreement and (2) the current rights of Equity shareholders under the K.S.A., the Equity articles and the Equity bylaws.

Equity and Frontier believe that this summary describes the material differences between the rights of the holders of Equity common stock as of the date of this proxy statement/prospectus and the rights of the holders of Frontier units as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Equity’s governing documents have been filed with the SEC. Copies of the Frontier articles and the Frontier operating agreement are available upon written request from Frontier. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Equity	Frontier

GENERAL

Equity is a Kansas corporation. The rights of Equity’s shareholders are governed by the K.S.A., the Equity articles and the Equity bylaws.

Frontier is a Nebraska limited liability company. The rights of the Frontier members are governed by the RULLCA, the Frontier articles of organization, as the same may be amended from time to time (the “Frontier articles”), and the Second Amended and Restated Operating Agreement of Frontier, as the same may be amended from time to time (the “Frontier operating agreement”).

Frontier maintains an election to be taxed as a small business corporation under subchapter S of the Code for federal and state income tax purposes.

The Frontier operating agreement vests management of Frontier in a manger (the “Frontier manager”), which position is currently held by Frontier Management, LLC, a Nebraska limited liability company. The Frontier Board provides input, guidance and direction to the Frontier manager concerning the operation and management of Frontier’s business and affairs.

AUTHORIZED CAPITAL STOCK/UNITS

The Equity articles authorize it to issue up to (i) 50,000,000 shares of common stock, par value $0.01 per share, of which 45,000,000 shall be designated as Equity common stock and 5,000,000 shall be designated as Class B common stock, and (ii) 10,000,000 shares of preferred stock.	Frontier is not authorized to issue capital stock. Frontier is authorized to issue a single class of units representing ownership interests in Frontier, referred to herein as Frontier units, of which 43,272 Frontier units are issued and outstanding as of the Frontier record date.

Equity	Frontier

PREEMPTIVE RIGHTS

Holders of Equity common stock are not entitled to preemptive rights with respect to any shares that may be issued.	Holders of Frontier units are not entitled to preemptive rights with respect to any Frontier units that may be issued.

VOTING LIMITATIONS

The Equity articles expressly elect for Equity to be governed by Sections 17-1286 et seq. of the K.S.A. Under Section 17-1286 et seq., control shares (shares that would have voting power with respect to shares of Equity that would entitle that person immediately after acquisition of the shares to exercise 20% or more of all the voting power in the election of directors) acquired in a control share acquisition have voting rights only to the extent they are granted by resolution approved by the Equity shareholders, with certain exceptions as provided in Sections 17-1286 et seq. To be approved under Section 17-1294 of the K.S.A., such resolution must be approved by (i) the affirmative vote of a majority of all outstanding shares entitled to vote in the election of directors by class if required by the terms of the shares, and (ii) the affirmative vote of a majority of all outstanding shares entitled to vote in the election of directors by class if required by the terms of the shares, excluding all interested shares (generally defined as all shares owned by the acquiring person or group, Equity’s directors who are also its employees, and Equity’s officers). Under certain circumstances, Equity has redemption rights with respect to shares acquired in a control share acquisition. In addition, Equity shareholders have appraisal rights under certain circumstances if the control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power. The Equity articles expressly prohibit cumulative voting of shares, except as otherwise required by law and subject to the provisions of the Equity preferred stock. Holders of shares of Class B common stock shall have no right to vote on matters which are voted upon by the Equity shareholders.

The affirmative vote of members holding a majority of the outstanding Frontier units shall constitute the act of the Frontier members unless a greater or lesser number is required by the RULLCA, the Frontier articles or the Frontier operating agreement.

The Frontier operating agreement requires the affirmative vote of the members holding 60% or more of the outstanding Frontier units held by all members for the following actions: (i) selling, exchanging or disposing of all or substantially all of the assets of Frontier, (ii) the merger or consolidation of Frontier with any other person if Frontier would not be the surviving entity or there is a change in control of Frontier, (iii) completing any material change to the nature of Frontier’s business, including bankruptcy, liquidation, dissolution or termination of Frontier, (iv) paying any management fee or other compensation to the Frontier manager other than as provided in the Management Services Agreement, dated January 7, 2005, as the same may be amended from time to time, between Frontier and the Frontier manager, (v) any split, combination or reclassification of Frontier units or any other change in the rights relating to Frontier units that would cause a change in rights of distribution among the unitholders or would materially degrade the economic value of the Frontier units, and (vi) amendments to the Frontier operating agreement relating to (A) certain matters requiring board approval under the Frontier operating agreement, (B) certain matters requiring member approval under the Frontier operating agreement, (C) the manner in which directors are elected or removed by the members, (D) a provision that would require holders of Frontier units to make additional capital contributions to Frontier, (E) the terms of any sale, transfer or disposition of Frontier units under Article VIII of the Frontier operating agreement, or (F) lowering the minimum vote requirement for member action under the Frontier operating agreement.

Equity	Frontier

SIZE OF BOARD OF DIRECTORS

The Equity articles currently provide that the Equity Board will consist of no less than three directors and no more than 25 directors, and, subject to the rights of the holders of any preferred stock then outstanding, the specific number of directors between three and 25 shall be authorized from time to time by, and only by, resolution duly adopted by a majority of the total number of directors then constituting the entire board. The Equity Board currently has 12 members.	The Frontier operating agreement currently provides that the Frontier Board will consist of no less than three and no more than seven Frontier members who collectively own at least 40% of the issued and outstanding Frontier units on the date of their election. The Frontier Board currently has 5 members.

DIVIDEND RIGHTS

Dividends may be paid on Equity common stock as and when declared by the Equity Board out of funds legally available for the payment of dividends. The Equity Board may issue preferred stock that is entitled to such dividend rights as the Equity Board may determine, including priority over the common stock in the payment of dividends. The ability of Equity to pay dividends depends on the amount of dividends paid to it by its subsidiaries, and is also limited under state and federal laws and regulations applicable to banks and bank holding companies.

Subject to limited exceptions, the Frontier operating agreement provides that as long as Frontier’s S corporation election is effective, Frontier will make quarterly cash distributions to the holders of Frontier units on a pro rata basis and in an aggregate estimated amount sufficient to enable each holder to pay his, her or its federal and state income tax liabilities attributable to the taxable net income of Frontier that is allocated to the holders of Frontier units for the preceding calendar quarter.

Upon the dissolution of Frontier, unitholders are entitled to the net assets of Frontier based on their pro rata ownership interest in Frontier.

CLASSES OF DIRECTORS

The Equity Board is divided into three classes, with each class of directors serving for successive three-year terms so that each year the term of only one class of directors expires. The current classification and terms of the board consists of Class I directors whose term will expire in 2028, Class II directors whose term will expire in 2027 and Class III directors whose term will expire in 2026.	The Frontier Board is not divided into classes.

REMOVAL OF DIRECTORS

Subject to the rights of the holders of any preferred stock then outstanding, (i) any Equity director or the entire Equity Board may be removed from office at any time by the affirmative vote of the holders of record of outstanding shares representing at least 66 2/3% of the voting power of all the shares of capital stock of Equity then entitled to vote generally in the election of directors, voting together as a single class, and (ii) to the extent permitted by law, any director may be removed from office at any time, but only for cause, by the affirmative vote of a majority of the entire Equity Board.

Any Frontier director or the entire Frontier Board may be removed, with or without cause, by the affirmative vote of the members holding 60% or more of the outstanding Frontier units held by all members.

The Frontier manager may only be removed, and shall automatically be removed, upon: (i) entry of an order of removal by a court of competent jurisdiction, (ii) entry of a cease and desist order by a governmental agency regulating the operations of Frontier or any bank or other subsidiary operated by Frontier, requiring such removal, or (iii) the affirmative vote of the members holding 60% or more of the outstanding Frontier units held by all members upon the Frontier manager’s gross negligence or willful or criminal misconduct in exercising the rights granted to it, or performing the obligations imposed on it, under the Frontier operating agreement or the RULLCA.

Equity	Frontier

FILLING VACANCIES ON THE BOARD OF DIRECTORS

Subject to the rights of the holders of any preferred stock then outstanding, any vacancy occurring on the Equity Board for any reason, including any vacancy created by reason of an increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and the term of any director elected to fill a vacancy shall expire upon the expiration of the term of office of the class of directors in which such vacancy occurred. If there are no directors in office, then an election of directors may be held in the manner provided by applicable law.

Any vacancy occurring on the Frontier Board may be filled by the affirmative vote of a majority of Frontier units held by the remaining directors, although less than a quorum exists, and the directors so chosen shall hold office until the next meeting of Frontier members where directors are elected. Directors are elected to serve for a term of five years.

Each director is entitled to cast a vote representing a percentage equal to the number of units then owned by the director divided by the total number of units then owned by all directors.

The Frontier operating agreement provides that the number of directors shall consist of no less than three nor more than seven directors. The Frontier Board currently consists of five directors.

SPECIAL MEETING OF SHAREHOLDERS/MEMBERS

Except as otherwise required by law and subject to the right of holders of preferred stock then outstanding, special meetings of shareholders may be called by the president of Equity or by or at the direction of a majority of the Equity Board, and shall be called by the chairman of the Equity Board, the president or the secretary upon the written request of the holders of not less than 20% of all outstanding shares of capital stock of Equity entitled to vote at such special meeting. The business transacted at a special meeting of shareholders shall be limited to that stated in the notice of such meeting or in a duly executed waiver thereof.	Except as otherwise required by law, special meetings of Frontier members may be called by the Frontier manager or by members holding no less than 30% of all outstanding Frontier units.

QUORUM

Under the Equity bylaws, except as otherwise required by law or the Equity articles, one-half of the stock issued and outstanding and entitled to vote at any meeting, represented in person or by proxy, shall constitute a quorum at all meetings of shareholders for the transaction of business. If a quorum fails to attend any meeting, the shareholders entitled to vote at any meeting, present in person or represented by proxy, may adjourn the meeting from time to time.	Under the Frontier operating agreement, members holding at least 60% of the outstanding Frontier units held by all members, present in person or represented by proxy, shall constitute a quorum at all meetings of the Frontier members for the transaction of any business. In the absence of a quorum, the members holding a majority of the outstanding Frontier units present in person or represented by proxy at such meeting shall have the power to adjourn the meeting from time to time for a period not to exceed 10 days without further notice. If the adjournment is for more than five days, or if after the adjournment a new record date is fixed for the subsequent session of the adjourned meeting, a notice of the subsequent session of the adjourned meeting shall be given to each Frontier member of record entitled to vote at the meeting.

Equity	Frontier

VOTING RIGHTS

Each holder of Equity common stock is entitled to one vote for each share of Equity common stock held on all matters to be voted on by Equity’s shareholders. Holders of Equity common stock elect the members of the Equity Board and act on other matters as are required to be presented to them under Kansas law or as are otherwise presented to them by the Equity Board. Each holder of Equity common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors.

If Equity issues preferred stock, holders of Equity’s preferred stock may also possess voting rights. When a quorum is present at any meeting, the vote of the holders of a majority of Equity common stock present in person or by proxy will decide any matter before such meeting, unless the matter is one requiring a different vote by applicable law or the Equity articles.

The holders of Class B common stock have no voting rights except as may be provided for under Kansas law.

Each Frontier member is entitled to vote the number of units owned by such member on any matter that comes before a meeting of the Frontier members, including with respect to the election of directors. The Frontier articles and the Frontier operating agreement do not provide for cumulative voting of Frontier units in the election of directors.

Any action required or permitted to be taken by the Frontier members at any annual or special meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the Frontier members with a sufficient number of Frontier units as required by the Frontier operating agreement, the Frontier articles or the RULLCA to take or approve the action.

NOTICE OF SHAREHOLDER/MEMBER MEETINGS

The Equity bylaws provide that written notice of each meeting of shareholders stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered or given to each shareholder entitled to vote at such meeting not less than 10 days nor more than 60 days before the date of the meeting. If a shareholders’ meeting is adjourned for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

If mailed, notice shall be deemed to have been given when deposited in the United States mail, postage prepaid, directed to the shareholder at his address as it appears on the Equity records. Attendance of a shareholder at a meeting shall constitute a waiver of notice of such meeting, except when the shareholder attends a meeting for the express and exclusive purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

An affidavit of the secretary or assistant secretary or of the transfer agent of Equity that notice has been given shall be prima facie evidence of the facts stated therein in the absence of fraud.

The Frontier operating agreement provides that written notice of each meeting of members stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, must be delivered or given to each member entitled to vote at such meeting not less than 3 days nor more than 60 days before the date of the meeting. If a members’ meeting is adjourned for more than five days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each member of record entitled to vote at the meeting.

If mailed, notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, directed to the member at such member’s address as it appears on the Frontier records. If transmitted by facsimile or e-mail, notice shall be deemed to be delivered when such notice is transmitted to the facsimile number or e-mail address of the member as it appears on the Frontier records. Attendance of a member at a meeting shall constitute a waiver of notice of such meeting, except when the member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

Equity	Frontier

ADVANCE NOTICE OF SHAREHOLDER/MEMBER PROPOSALS

The Equity bylaws establish an advance notice procedure with regard to nominations of directors and other business proposals to be brought before Equity’s annual meeting by a shareholder of record of Equity.

Except as may otherwise be required by applicable law or regulation, or be expressly authorized by the entire Equity Board, a shareholder may make a nomination or nominations for directors of Equity at an annual meeting of shareholders or may bring up any other matter for consideration and action by the shareholders at an annual meeting of shareholders, only if the following provisions shall have been satisfied:

(1) such shareholder must be a shareholder of record on the record date for such annual meeting, must continue to be a shareholder of record at the time of such meeting and must be entitled to vote on such matter so presented;

(2) such shareholder must deliver or cause to be delivered a written notice to the Equity secretary. The notice must be received by the secretary no less than 120 days prior to the day corresponding to the date on which Equity released its proxy statement in connection with the previous year’s annual meeting; provided, however, that if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, such notice must be received by the secretary a reasonable time prior to the time at which notice of such meeting is delivered to the shareholders. The notice shall specify (i) the name and address of the shareholder as they appear on the books of Equity, (ii) the class and number of shares of Equity which are beneficially owned by the shareholder, (iii) any material interest of the shareholder in the proposed business described in then notice, (iv) if such business is a nomination for director, each nomination sought to be made, together with the reasons for each nomination, a description of the qualifications and business or professional experience of each proposed nominee and a statement signed by each nominee indicating his or her willingness to serve if elected, and disclosing the information about such shareholder that would be required by the Exchange Act, and the rules and regulations promulgated thereunder, to be disclosed in the proxy materials for the meeting involved if such shareholder were a nominee of Equity for election as one of its directors, (v) if such business is other than a nomination for director, the nature of the business, the reasons why it is sought to be raised and submitted for a vote of the shareholders and if and why it is deemed by

Frontier does not have nomination procedures set forth in the Frontier operating agreement or the Frontier articles.

Equity	Frontier

such shareholder to be beneficial to Equity, and (vi) if so requested by Equity, all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act;

(3) notwithstanding satisfaction of provisions (1) and (2) above, the proposed business described in the notice may be deemed not to be properly brought before the meeting if, pursuant to state law or any rule or regulation of the SEC, it was offered as a shareholder proposal and was omitted, or had it been so offered, it could have been omitted, from the notice of, and proxy material for, the meeting (or any supplement thereto) authorized by the Equity Board; and

(4) in the event such notice is timely given pursuant to provision (2) and the business described therein is not disqualified pursuant to provision (3), such business may be presented by, and only by, the shareholder who shall have given the notice required by provision (1) or a representative of such shareholder.

If the above provisions shall not have been satisfied, any nomination sought to be made or other business sought to be presented by such shareholder for consideration and action by the shareholders at such a meeting shall be deemed not properly brought before the meeting, shall be ruled by the chairman of the Equity Board to be out of order and shall not be presented or acted upon at the meeting.

ANTI-TAKEOVER PROVISIONS AND OTHER SHAREHOLDER/MEMBER PROTECTIONS

Sections 17-12,100 et seq. of the K.S.A. restrict certain business combinations between Equity and an interested shareholder for three years following the date that such shareholder became an interested shareholder. An interested shareholder is any person, other than Equity and any direct or indirect majority-owned subsidiary of Equity, that is the owner of 15% or more of the outstanding voting stock of Equity, or an affiliate or associate of Equity and was the owner of 15% or more of the outstanding voting stock of Equity at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder and the affiliates and associates of such person. Certain other persons are excluded from the definition of interested shareholder as provided in Section 17-12,100 of the K.S.A.

The Nebraska Shareholders Protection Act is not applicable to Frontier because Frontier is not a public corporation.

Only Frontier unitholders who have been duly admitted as members have the right to vote on matters which are voted on by the Frontier members. Under the Frontier articles, the admission of additional members requires the affirmative vote of members holding 60% or more of the outstanding Frontier units held by all members. In addition, under the Frontier operating agreement, the admission of additional members requires the affirmative vote of directors holding 60% or more of the outstanding Frontier units held by all directors, subject to certain limited exceptions.

Equity	Frontier

The restrictions in Sections 17-12,100 et seq. of the K.S.A. do not apply if (i) prior to such date the Equity Board approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of Equity outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after such date the business combination is approved by the Equity Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder.

Although a Kansas corporation may elect not to be governed by Sections 17- 12,100 et seq. of the K.S.A., Equity has expressly elected to be governed by Sections 17-12,100 et seq. of the K.S.A.

For a discussion of Sections 17-1286 et seq. of the K.S.A., which are also antitakeover provisions, see “Voting Limitations” above.

The Frontier articles and the Frontier operating agreement generally prohibit the transfer or encumbrance of Frontier units held by a Frontier unitholder, with certain limited exceptions. The Frontier operating agreement provides that Frontier and the remaining Frontier unitholders shall have the option to purchase, subject to a prior right of first refusal by Frontier’s organizing members, the Frontier units owned by a Frontier unitholder who (i) is impacted by a withdrawal event (as defined in the Frontier operating agreement), including the Frontier unitholder’s voluntary withdrawal or involuntary expulsion as a member or unitholder of Frontier, (ii) desires to dispose of all or any portion of his, her or its Frontier units or (iii) dies. With the prior approval of the Frontier manager, Frontier unitholders are permitted to transfer Frontier units owned by such unitholder during such unitholder’s lifetime to certain family members or to a trust in which such family members hold the entire beneficial interest without providing Frontier and any Frontier unitholder the option to purchase such Frontier units.

Finally, under the Frontier operating agreement, the merger or consolidation of Frontier in which Frontier will not be the surviving entity or in which there is a change in control of more than 50% of the outstanding Frontier units requires the affirmative vote of the members holding at least 60% of the outstanding Frontier units held by all members.

The Frontier operating agreement provides that, in the event any one or more Frontier unitholders who own in the aggregate 60% or more of the outstanding Frontier units (“Controlling Unitholders”) desire to sell or transfer such holder’s Frontier units (a “Controlling Interest”), such Controlling Unitholders shall permit the other Frontier unitholders (“Non-Controlling Unitholders”) to participate in such sale or transfer on the same terms and conditions as the Controlling Unitholders intend in good faith to accept from a third party purchaser. Additionally, if a third-party purchaser desires to purchase all of the outstanding Frontier units on terms acceptable to the Controlling Unitholders, the Controlling Unitholders shall have the right to require all Non-Controlling Unitholders to sell their Frontier units to the intended purchaser on the same terms and conditions as the Controlling Unitholders.

Equity	Frontier

LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS

The Equity articles provide that no Equity director shall be liable to Equity or its shareholders for monetary damages for a breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the K.S.A. as presently in effect or as the same may be amended. Any repeal or modification of the provision limiting personal liability of directors shall not adversely affect any right or protection of an Equity director existing at the time of such repeal or modification.	The Frontier operating agreement provides that no manager, officer, director or Frontier member shall be liable to Frontier or its unitholders on account of (i) any action taken or omitted to be taken by such person as a manager, officer, director or member of Frontier if such person acted (A) in good faith and in a manner such manager, officer, director or member of Frontier reasonably believed to be in the best interests of Frontier or (B) in reliance on the provisions of the Frontier operating agreement, the RULLCA, or the Frontier articles, or (ii) good faith errors of judgment. A manager, officer, director or member of Frontier shall only be liable for willful misconduct or gross negligence in the performance of his, her or its duties.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

In addition to and without limiting the rights to indemnification and advancement of expenses specifically provided for in the Equity bylaws, Equity shall indemnify and advance expenses to each person who is or was an officer or director of Equity, or who is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, to the fullest extent permitted by the laws of the State of Kansas as then in effect.

The Equity bylaws provide that Equity shall indemnify each person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Equity), by reason of the fact that such person is or was an officer or director of Equity or is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, against all liabilities and expenses, including, without limitation, judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines and other expenses actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Equity and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that Equity shall not be required to indemnify or advance expenses to any person in connection with an action, suit or proceeding initiated by such person (other than an action, suit or proceeding initiated by such person to enforce his right

The Frontier operating agreement provides that, subject to applicable law, Frontier shall indemnify any manager, officer or director of Frontier against any loss, damage, judgment or claim incurred by or asserted against such person (including reasonable professional fees incurred in the defense thereof) arising out of or relating to any act or omission of the manager, officer or director in connection with the management of Frontier, unless such act or omission constitutes gross negligence, willful misconduct or a breach of the Frontier operating agreement or any obligation imposed upon the manager, officer or director by the RULLCA, the Frontier operating agreement or the Frontier articles, as determined in the reasonable discretion of the holders of 60% or more of the outstanding Frontier units (with respect to any act or omission of the manager or any director of Frontier) or the Frontier manager (with respect to any act or omission of any officer).

The Frontier operating agreement also requires Frontier to indemnify any Frontier member against any loss, damage, judgment or claim incurred by or asserted against the Frontier member (including reasonable professional fees incurred in the defense thereof) arising out of or relating to any act or omission of the Frontier member in connection with the performance of his, her or its duties under the Frontier operating agreement unless such act or omission constitutes gross negligence, willful misconduct or a breach of the Frontier operating agreement or of any obligation imposed on the Frontier member by the RULLCA, the Frontier

Equity	Frontier

to indemnification and advancement of expenses pursuant to this section) unless the initiation of such action, suit or proceeding was authorized in advance by the Equity Board.

Equity shall indemnify each person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Equity to procure a judgement in its favor by reason of the fact that the person is or was a director or officer of Equity or is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, against all liabilities and expenses, including, without limitation, amounts paid in settlement, attorneys’ fees and other expenses actually and reasonably incurred by such person in connection with such action or suit, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Equity, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to Equity unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Indemnification of a person referred to in the above paragraphs is mandatory if such person has been successful in the merits or otherwise in defense of any action, suit or proceeding referred to in the above paragraphs, or in defense of any claim, issue or matter therein. For all other situations, and unless indemnification is ordered by a court, any indemnification by Equity shall be made only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because the person has met the applicable standard of conduct set forth in the above paragraphs. Such determination shall be made (i) by the Equity Board by a majority vote of a quorum consisting of directors who were not parties to such action or proceeding, or (ii) if such a quorum is not attainable, or even if attainable, should a quorum of disinterested directors so direct, by independent legal counsel in a written opinion, or (iii) by the Equity shareholders. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in operating agreement or the Frontier articles, as determined in the reasonable discretion of the Frontier manager.

Equity	Frontier

good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of Equity and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

Expenses actually and reasonably incurred by a person entitled to indemnification under the Equity bylaws shall be paid by Equity in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Equity. The Equity Board may, in each individual case, impose any additional terms and conditions as they shall deem appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, the Equity bylaws shall continue as to any person who has ceased to hold any position with Equity or any other enterprise, and shall inure to the benefit of the heirs, executors, administrators and estate of such person.

Upon resolution passed by the Equity Board, Equity may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Equity or is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not Equity would have the power to indemnify him against such liability under the Equity bylaws.

Notwithstanding any other provision of the Equity bylaws, in no event shall Equity indemnify any person against liabilities, penalties or expenses incurred in connection with an administrative proceeding or action instituted by a bank regulatory agency, which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by such person or persons in the form of payments to Equity or any other enterprise.

AMENDMENTS TO ORGANIZATIONAL DOCUMENTS

Equity reserves the right to amend, alter, change or repeal any provision contained in the Equity articles in the manner now or hereafter prescribed in the Equity articles and by the laws of the state of Kansas, and all rights conferred upon shareholders in the Equity articles are granted subject to such reservation. Notwithstanding the above provision or any other provisions of the Equity articles or bylaws, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the then outstanding voting stock of

The Frontier articles may be amended as required by the RULLCA or upon the affirmative vote of members holding 60% or more of the outstanding Frontier units.

The Frontier Board may approve amendments to the Frontier operation agreement by the affirmative vote of directors holding 60% or more of the units held by all directors of the Frontier Board, except as otherwise provided by the RULLCA or the Frontier operating agreement. The Frontier operating

Equity	Frontier

AMENDMENTS TO ORGANIZATIONAL DOCUMENTS

Equity, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles VI (Action by Shareholders), VII (Number, Classification and Election of Directors; Vacancies), VIII (Removal of Directors), IX (Indemnification of Officers and Directors), XI (Control Share Acquisitions), XII (Business Combinations with Interested Shareholders), XIII (Amendment of Bylaws) or XIV (Amendment of Articles) of the Equity articles.

The Equity Board is authorized to make, amend, alter or repeal the Equity bylaws, subject to the power of the shareholders as described below to make, amend, alter or repeal the Equity bylaws. Notwithstanding the foregoing or any other provisions of the Equity articles or bylaws, the affirmative vote of at least 66 2/3% of the voting power of all the shares of the then outstanding voting stock of Equity, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provisions inconsistent with, Articles II (Meetings of Shareholders), III (Directors), VIII (Indemnification of Directors, Officers, Employees & Agents) or IX (Amendments) of the Equity bylaws.

agreement requires the affirmative vote of members holding 60% or more of the outstanding Frontier units to adopt amendments to the Frontier operating agreement relating to: (a) certain matters requiring Frontier Board approval under the Frontier operating agreement, (b) certain matters requiring member approval under the Frontier operating agreement, (c) the manner in which directors are elected or removed by the members, (d) a provision that would require holders of Frontier units to make additional capital contributions to Frontier, (e) the terms of any sale, transfer or disposition of Frontier units under Article VIII of the Frontier operating agreement, and (f) lowering the minimum vote requirement for member action under the Frontier operating agreement.

ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS/MEMBERS

Under the Equity articles, any action required or permitted to be taken by the shareholders of Equity must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing by such shareholders.	Under the Frontier operating agreement, any action required or permitted to be taken by the members of Frontier may be taken without a meeting if the action is evidenced by a consent in writing describing the action taken and signed by the members owning a sufficient amount of Frontier units required by the Frontier operating agreement, the Frontier articles or the RULLCA to take or approve the action. The record date for determining members entitled to take action by written consent shall be the date the first member signs such written consent.

SHAREHOLDER/MEMBER RIGHTS PLAN

Equity does not have a shareholder rights plan in effect.	Frontier does not have a member rights plan in effect.

COMPARATIVE MARKET PRICES

Equity

Equity common stock is listed on the NYSE under the symbol “EQBK.” As of October 28, 2025, the latest practicable date prior to the finalization of this proxy statement/prospectus, there were approximately 202 holders of record of Equity common stock. As of such date, approximately 19,076,412 shares of Equity common stock were outstanding.

The following table shows the high and low sales prices per share of Equity common stock as reported on NYSE on (1) August 29, 2025, the last full trading day preceding the public announcement that Equity and Frontier had entered into the merger agreement, (2) October 28, 2025, the latest practicable trading day before the printing of this proxy statement/prospectus and (3) the periods indicated therein.

	Equity common stock
	High	Low
August 29, 2025 (1)	$40.86	$40.46
October 28, 2025(2)	$42.02	$40.94
Quarter Ended
December 31, 2023 (beginning November 11, 2023)	$34.99	$33.89
March 31, 2024	$34.46	$33.85
June 30, 2024	$35.20	$34.24
September 30, 2024	$40.91	$39.94
December 31, 2024	$42.88	$42.05
March 31, 2025	$39.62	$38.83
June 30, 2025	$41.45	$40.49

(1)	The last full trading day preceding the public announcement of the entry into the merger agreement.
(2)	The latest practicable date prior to the finalization of this proxy statement/prospectus.

The foregoing table may not provide meaningful information to Frontier members in determining whether to approve the Frontier Merger Proposal. Each of Equity and Frontier members are advised to obtain current market quotations for Equity common stock. The market price of Equity common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of Equity common stock before or after the closing date of the merger. Changes in the market price of Equity common stock prior to the closing of the merger will affect the market value of the merger consideration that Frontier members will be entitled to receive upon completion of the merger. See the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 29.

Frontier

There is no established public trading market for the Frontier units, and no market for Frontier units is expected to develop if the merger does not occur. No registered broker/dealer makes a market in the Frontier units, and no Frontier units are listed for trading or quoted on any stock exchange or automated quotation system. Frontier serves as its own transfer agent and registrar for Frontier units. As of the Frontier record date, there were 43,272 Frontier units outstanding and entitled to notice of, and to vote at, the Frontier special meeting or any adjournment thereof, and such outstanding Frontier units were held by 54 holders of record. Frontier is not aware of any trades of Frontier units during the period from September 30, 2024 through November 3, 2025, the latest practicable date prior to the finalization of this proxy statement/prospectus.

ACCOUNTING TREATMENT

The accounting principles applicable to this transaction as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Equity (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE INTEGRATED MERGERS

The following discussion addresses the material U.S. federal income tax consequences of the integrated mergers to U.S. holders (as defined below) of Frontier units. The discussion is based on the Code, Treasury regulations, published administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Accordingly, the U.S. federal income tax consequences of the integrated mergers to holders of Frontier units could differ from those described below.

This discussion applies only to U.S. holders that hold their Frontier units, and will hold the Equity common stock received in exchange for their Frontier units, as a capital asset within the meaning of Section 1221 of the Code (generally assets held for investment). Further, this discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of such U.S. holder’s own circumstances or to a U.S. holder subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	banks, financial institutions or mutual funds;

•	tax-exempt entities or organizations;

•	insurance companies;

•	dealers in securities, commodities or foreign currencies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	partnerships and other pass-through entities and investors in such entities;

•	controlled foreign corporations, passive foreign investment companies or personal holding companies;

•	regulated investment companies and real estate investment trusts;

•	broker-dealers;

•	holders liable for the alternative minimum tax;

•	holders that have a functional currency other than the U.S. dollar;

•	holders who received their Frontier units through the exercise of employee stock options, through a tax-qualified retirement plan, deferred stock award or otherwise as compensation;

•

holders subject to special tax accounting rules as a result of any item of gross income with respect to Frontier units being taken into account in an “applicable financial statement” (as defined in the Code);

•	retirement plans, individual retirement accounts, employee stock ownership plans, or other tax deferred accounts;

•	holders who hold Frontier units as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment; and

•	U.S. expatriates or certain former citizens or long-term residents of the United States.

In addition, the discussion does not address any state, local or non-U.S. tax consequences of the integrated mergers, or any tax consequences of the integrated mergers under any U.S. federal tax laws other than those pertaining to the income tax such as federal estate, gift, Medicare (including the 3.8% tax on net investment income) or alternative minimum tax consequences.

For purposes of this discussion, a U.S. holder is a beneficial owner of Frontier units that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that has made a valid election to be treated as a United States person for U.S. federal income tax purposes. Holders of Frontier units who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment of the integrated mergers under United States and non-United States tax laws.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Frontier units, the U.S. federal income tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the particular tax consequences of the integrated mergers to them in light of their own circumstances.

Determining the actual U.S. federal income tax consequences of the integrated mergers to a holder of Frontier units may be complex and will depend, in part, on the U.S. holder’s particular circumstances. We urge each holder of Frontier units to consult his or her own tax advisor with respect to the particular tax consequences of the integrated mergers to such U.S. holder in light of their own circumstances, including the applicability and effect of any state, local, non-U.S. and other tax laws and of possible changes in applicable tax laws after the date of this proxy statement/prospectus.

U.S. Federal Income Tax Consequences of the Integrated Mergers Generally

Equity and Frontier intend that the integrated mergers together be treated as an integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a reorganization within the meaning of Section 368(a) of the Code. The obligations of Equity and Frontier to complete the integrated mergers are conditioned on, among things, the receipt by Equity and Frontier of tax opinions from Norton Rose Fulbright US LLP and Fenimore Kay Harrison LLP, respectively, dated as of the closing date of the integrated mergers, to the effect that, on the basis of facts, representations and assumptions described in such opinions, the integrated mergers together be treated as an integrated transaction that will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

In rendering the opinions, Norton Rose Fulbright US LLP and Fenimore Kay Harrison LLP will rely upon customary assumptions, representations, and covenants, including those contained in certificates of officers of Equity and Frontier. If any of those assumptions or representations are incorrect or inaccurate or the covenants are not upheld, the conclusions reached in the opinions, and the U.S. federal income tax consequences of the integrated mergers, could be adversely affected. The opinions represent Norton Rose Fulbright US LLP’s and Fenimore Kay Harrison LLP’s best legal judgment and do not bind the courts nor will they preclude the IRS from adopting a position contrary to the ones expressed in the opinions. Additionally, the IRS has not issued, and neither Equity nor Frontier will request, any ruling as to the qualification of the integrated mergers together as a reorganization under Section 368(a) of the Code. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences set forth below. The following discussion regarding the U.S. federal income tax consequences of the integrated mergers assumes that the integrated mergers together will be treated as an integrated transaction that will qualify as a “reorganization” under Section 368(a) of the Code and will be consummated as described in the merger agreement and this proxy statement/prospectus.

U.S. Federal Income Tax Consequences of the Integrated Mergers to U.S. Holders of Frontier Units

Exchange for Equity common stock and cash. A U.S. holder who receives both Equity common stock and cash in the exchange for such U.S. holder’s Frontier units will recognize gain (but not loss) equal to the lesser of (i) the amount by which the sum of the fair market value of the Equity common stock and cash received by such

U.S. holder of Frontier units exceeds such U.S. holder’s adjusted tax basis in its Frontier units, and (ii) the amount of cash received by such U.S. holder (in each case excluding any cash received in lieu of a fractional share of Equity common stock, the U.S. federal income tax treatment of which is discussed below in the section entitled “Material U.S. Federal Income Tax Consequences of the Integrated Mergers—U.S. Federal Income Tax Consequences of the Integrated Mergers Generally–Cash Received in Lieu of a Fractional Share”). Any gain recognized by a U.S. holder should be treated as a capital gain unless it is recharacterized as a dividend, as described below. Except to the extent any cash received is treated as a dividend as discussed below, any gain recognized by a U.S. holder generally will be long-term capital gain if, as of the effective time, such U.S. holder’s holding period with respect to the Frontier units surrendered exceeds one year. For noncorporate U.S. holders, long-term capital gain are generally taxed at preferential rates.

If a U.S. holder acquired Frontier units at different times or different prices, such U.S. holder should consult its own tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of Frontier units surrendered in the exchange.

The aggregate tax basis of the shares of Equity common stock received (including any fractional share of Equity common stock deemed received and redeemed for cash as described below) by a U.S. holder will generally be equal to such U.S. holder’s aggregate tax basis in the Frontier units surrendered in exchange for the shares of Equity common stock, reduced by any cash received (other than cash received in lieu of a fractional share of Equity common stock) by such U.S. holder in the integrated mergers, and then increased by any taxable gain recognized in the integrated mergers by such U.S. holder (excluding any gain recognized as a result of cash received in lieu of a fractional share of Equity common stock) regardless of whether such gain is classified as capital gain or dividend income. The aggregate tax basis of the Equity common stock received by a U.S. holder as determined above will be reduced by the amount of tax basis allocated to any fractional share deemed received and redeemed. See “Material U.S. Federal Income Tax Consequences of the Integrated Mergers—U.S. Federal Income Tax Consequences of the Integrated Mergers Generally—Cash Received in Lieu of a Fractional Share.” The holding period for shares of Equity common stock received in the integrated mergers (including any fractional share of Equity common stock deemed received and redeemed for cash as described below) by a U.S. holder will generally include such U.S. holder’s holding period for the Frontier units surrendered in exchange for the Equity common stock. If a U.S. holder purchased or acquired Frontier units on different dates or at different prices, such U.S. holder should consult his or her tax advisor for purposes of determining the basis and holding period of the Equity common stock received in the integrated mergers.

Cash Received in Lieu of a Fractional Share. A U.S. holder who receives cash in lieu of a fractional share of Equity common stock will be treated as having received the fractional share in the integrated mergers and then as having exchanged the fractional share for cash in redemption by Equity, with the redemption generally qualifying as an “exchange” under Section 302 of the Code. A U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s tax basis allocable to the fractional share. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held the fractional share exchanged (calculated by including the holding period for the Frontier units exchanged therefor) for more than one year at the effective time. For noncorporate U.S. holders, long-term capital gain is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Potential Characterization of Gain as a Dividend. In some cases, if a U.S. holder of Frontier units actually or constructively owns shares of Equity common stock (other than the Equity common stock received as consideration in connection with the integrated mergers), the U.S. holder’s recognized gain, if any, could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the U.S. holder’s ratable share of Frontier’s accumulated earnings and profits, if any (as calculated for U.S. federal income tax purposes). The determination of whether a U.S. holder will recognize a capital gain or dividend income as a result of its exchange of Frontier units in the integrated mergers is complex and depends upon each U.S. holder’s particular facts and circumstances, including the application of complex constructive ownership rules under Section 318 of the Code. Accordingly, each U.S. holder should consult his, her, or its own tax advisor as to the tax consequences of the integrated mergers, including such determination, in its particular circumstances.

Tax Consequences of Equity’s C Corporation Status

Frontier is taxed for U.S. federal income tax purposes as an S corporation under the Code, while Equity is taxed as a C corporation. Below is a summary of certain U.S. federal income tax consequences that will change for U.S. holders following the integrated mergers as a result of holding stock in a C corporation rather than stock in an S corporation:

Reduction of U.S. holder tax liability. For U.S. federal income tax purposes, the income and losses of Frontier as an S corporation are deemed to accrue ratably on a daily basis to the U.S. holders. As a result, U.S. holders have been required to include their pro rata share of Frontier’s income or loss on their separate tax returns and been directly liable for the U.S. federal income taxes imposed on their allocable share of Frontier’s income, regardless of whether Frontier made any distributions on its units.

As a C corporation, the liability for U.S. federal income taxes on income of Equity does not flow through to its shareholders, but instead this tax liability is imposed on and payable by Equity at the entity level. Accordingly, U.S. holders of Equity common stock will not recognize U.S. federal income or loss when Equity recognizes U.S. federal income or loss but instead will recognize income on the receipt of distributions from Equity on such U.S. holder’s Equity common stock that are treated as dividends to the extent of Equity’s current or accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds Equity’s current and accumulated earnings and profits will be treated first as a return of the U.S. holder’s tax basis in his or her shares of Equity common stock and then as gain from the disposition of shares of Equity’s common stock.

Losses, if any, allocable to a U.S. holder of Frontier units are no longer available to shelter other income of such U.S. holder. As an S corporation for U.S. federal income tax purposes, if Frontier incurred losses during any taxable year, a pro rata share of such losses was available (subject to certain limitations) to the U.S. holders of Frontier units to offset such U.S. holder’s other U.S. federal taxable income during such year. As a C corporation, any losses recognized by Equity will remain with Equity and will not pass through to the holders of Equity common stock.

Federal income tax basis in common stock of Equity will not be impacted by Equity’s taxable income or loss. The U.S. federal income tax basis of a U.S. holder’s Frontier units generally is increased by such U.S. holder’s pro rata share of Frontier’s income and generally is decreased by such U.S. holder’s pro rata share of Frontier’s losses. For U.S. federal income tax purposes, any net increase in tax basis reduces the amount of gain on the sale by a U.S. holder and any net decrease in tax basis increases the amount of taxable gain on such sale. As a C corporation, the income or losses of Equity will not impact a U.S. holder’s tax basis in his or her shares of Equity common stock.

Information Reporting and Backup Withholding

In general, information reporting requirements generally will apply to cash payments made to a U.S. holder in connection with the integrated mergers, unless an exemption applies. Payments of cash to a U.S. holder pursuant to the integrated mergers may under certain circumstances also be subject to backup withholding at a current rate of 24%. Generally, backup withholding will not apply if a U.S. holder:

•

furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS.

Reporting Requirements

U.S. holders of Frontier units who receive Equity common shares as a result of the integrated mergers are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of Frontier units exchanged, the amount of cash and number of Equity common shares received, the amount of gain recognized, the fair market value and tax basis of the Frontier units exchanged, and the U.S. holder’s tax basis in the Equity common shares received.

If a U.S. holder that receives Equity common shares in the merger is considered a “significant holder,” such U.S. holder would be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the integrated mergers, including such U.S. holder’s tax basis in, and the fair market value of, the Frontier units surrendered by such U.S. holder in the integrated mergers (determined immediately before the merger), the names and employer identification numbers of Frontier and Equity and the date of the merger and (2) to retain permanent records of these facts relating to the integrated mergers. A “significant holder” is any Frontier unit holder that, immediately before the integrated mergers, (1) owned at least 1% (by vote or value) of the outstanding Frontier units, or (2) owned Frontier units with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. It is not a complete analysis or discussion of all potential tax consequences that may be important to you. Holders of Frontier units are urged to consult their own tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

LEGAL MATTERS

The validity of the Equity common stock offered by this prospectus will be passed upon for Equity by Wise & Reber, L.C., McPherson, Kansas. Certain legal matters in connection with this offering will be passed upon for Equity by Norton Rose Fulbright US LLP, Dallas, Texas and for Frontier by Fenimore Kay Harrison LLP, Austin, Texas.

EXPERTS

Equity

The financial statements incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Frontier

The consolidated financial statements of Frontier Holdings, LLC and its subsidiaries as of September 30, 2024 and 2023, and for the years then ended, and the effectiveness of Frontier Holdings, LLC’s internal control over financial reporting as of September 30, 2024, have been audited by Forvis Mazars, LLP, independent auditors, as set forth in their report thereon, and included in this amended registration statement on Form S-4. Such consolidated financial statements have been included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Equity has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Equity common stock that Frontier members will be entitled to receive in connection with the merger if the merger is completed. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Equity and Equity common stock.

Equity also files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. General information about Equity, including Equity’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through Equity’s website at investor.equitybank.com as soon as reasonably practicable after Equity files them with, or furnishes them to, the SEC. Information on Equity’s website is not incorporated into this proxy statement/prospectus or Equity’s other securities filings and is not a part of these filings.

Set forth below are additional documents which are incorporated by reference and contain important information about Equity and its financial condition.

This document incorporates by reference the following documents that have previously been filed with the SEC by Equity (Commission File No. 001 – 37624):

•

Annual Report on Form 10-K for the year ended December 31, 2024 (including specific portions of Equity’s definitive Proxy Statement for the 2024 Annual Meeting of Shareholders incorporated therein by reference);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025; and

•

Current Reports on Form 8-K filed on February 7, 2025, February  11, 2025, March  20, 2025, April  3, 2025, April  24, 2025, May  22, 2025, June  6, 2025, July  8, 2025, July  18, 2025, September  2, 2025, September  15, 2025, and September 26, 2025 (excluding any portions thereof which are deemed “furnished” rather than filed with the Commission).

A description of Equity’s capital stock can be found herein under “Description of Capital Stock of Equity.”

Information about Equity can also be found in additional documents that Equity may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of Frontier’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents referred to above through Equity or from the SEC through the SEC’s website at the address described above. Documents incorporated by reference are available from Equity without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Equity at the following address:

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

Attn: Investor Relations

Telephone: (316) 612-6000

Frontier is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from Frontier, please send a request in writing or by telephone to Frontier at the following address:

Frontier Holdings, LLC

13333 California Street, Suite 100

Omaha, Nebraska

Attention: Mark T. Mowat

Telephone: (402) 330-4711

If you would like to request documents, please do so by December 12, 2025 to receive them before the Frontier special meeting. If you request any incorporated documents from Equity, then Equity will mail them to you by first-class mail, or another equally prompt means, within one business day after Equity receives your request.

Equity has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Equity, and Frontier has supplied all information contained in this proxy statement/prospectus relating to Frontier.

Neither Equity nor Frontier has authorized anyone to give any information or make any representation about the merger, the Equity share issuance or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Frontier Holdings, LLC

Independent Auditor’s Report and

Consolidated Financial Statements

September 30, 2024 and 2023

Independent Auditor’s Report

Audit Committee and Board of Directors

Frontier Holdings, LLC

Omaha, Nebraska

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the consolidated financial statements of Frontier Holdings, LLC and its subsidiaries, which comprise the consolidated balance sheets as of September 30, 2024 and 2023, and the related consolidated statements of income, comprehensive income, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements. In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Frontier Holdings, LLC and its subsidiaries as of September 30, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

We also have audited Frontier Holdings, LLC’s internal control over financial reporting as of September 30, 2024, based on criteria established in the Internal Control – Integrated Framework (2013), issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, Frontier Holdings, LLC maintained, in all material respects, effective internal control over financial reporting as of September 30, 2024, based on COSO.

Basis for Opinions

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audits of the Financial Statements and Internal Control over Financial Reporting” section of our report. We are required to be independent of Frontier Holdings, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, Frontier Holdings, LLC changed its method of accounting for allowance for credit losses in fiscal year 2024 due to the adoption of ASC 326 – Financial Instruments – Credit Losses. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements and Internal Control over Financial Reporting

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of effective internal control over financial reporting relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. Management also is responsible for its assessment about the effectiveness of internal control over financial reporting, included in the accompanying Management Report.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Frontier Holdings, LLC’s ability to continue as a going concern within one year after the date that these financial statements are available to be issued,

Auditor’s Responsibilities for the Audits of the Financial Statements and Internal Control over Financial Reporting

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and about whether effective internal control over financial reporting was maintained in all material respects, and to issue an auditor’s report that includes our opinions.

Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit of financial statements or an audit of internal control over financial reporting conducted in accordance with GAAS will always detect a material misstatement or a material weakness when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered to be material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit of financial statements and an audit of internal control over financial reporting in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audits.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the financial statement audit in order to design audit procedures that are appropriate in the circumstances.

•

Obtain an understanding of internal control over financial reporting relevant to the audit of internal control over financial reporting, assess the risks that a material weakness exists, and test and evaluate the design and operating effectiveness of internal control over financial reporting based on the assessed risk.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Frontier Holdings, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the financial statement audit.

Definition and Inherent Limitations of Internal Control over Financial Reporting

An entity’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), our audit of Frontier Bank’s internal control over financial reporting included controls over the preparation of Frontier Holdings, LLC’s financial statements in accordance with accounting principles generally accepted in the United States of America and controls over the preparation of schedules equivalent to the basic financial statements in accordance with the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income (Call Report Instructions). An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct, misstatements. Also, projections of any assessment of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Forvis Mazars, LLP

Omaha, Nebraska

December 23, 2024

Frontier Holdings, LLC

Consolidated Balance Sheets

September 30, 2024 and 2023

(amounts in thousands)

Assets
	2024	2023
Cash and due from banks	$15,994	$17,817

Cash and cash equivalents	15,994	17,817
Interest-bearing time deposits in banks	348	593
Securities available-for-sale	89,738	90,554
Loans, including loans held for sale of $1,827 and $215, and net of allowance for credit losses of $13,496 and $12,531, respectively	1,169,632	1,118,185
Operating Lease Right-of-Use Asset	9,430	9,955
Premises and equipment, net	3,336	3,951
Interest receivable	9,393	9,181
Nonmarketable equity securities, at cost	7,311	8,786
Goodwill	15,213	16,270
Other assets	4,383	5,394

Total assets	$1,324,778	$1,280,686

Liabilities and Members’ Equity
	2024	2023
Liabilities
Deposits
Demand	$105,898	$125,629
Demand-interest bearing	402,357	400,178
Savings	43,572	50,181
Time	476,321	398,036

Total deposits	1,028,148	974,024
Federal Home Loan Bank advances	145,615	168,537
Other borrowed funds	24,012	23,545
Operating Lease liabilities	9,673	10,090
Interest payable and other liabilities	7,985	6,527

Total liabilities	1,215,433	1,182,723

Members’ Equity
Members’ equity	109,345	97,963

Total members’ equity	109,345	97,963

Total liabilities and members’ equity	$1,324,778	$1,280,686

See Notes to Consolidated Financial Statements

Frontier Holdings, LLC

Consolidated Statements of Income

Years Ended September 30, 2024 and 2023

(amounts in thousands)

	2024	2023
Interest and Dividend Income
Loans, including fees	$69,651	$55,810
Securities	3,330	3,138
Federal funds sold and deposits with other financial institutions	771	883

Total interest and dividend income	73,752	59,831

Interest Expense
Deposits	33,487	18,596
Federal funds purchased	94	48
Federal Home Loan Bank advances and other borrowed funds	6,738	8,521

Total interest expense	40,319	27,165

Net Interest Income	33,433	32,666
Provision for Credit Losses	1,276	1,255

Net Interest Income After Provision for Credit Losses	32,157	31,411

Noninterest Income
Net gain on loan sales	770	727
Net realized gain (loss) on available-for-sale securities	(314)	68
Other	1,812	2,281

Total noninterest income	2,268	3,076

Noninterest Expense
Salaries and employee benefits	16,315	16,143
Occupancy and equipment	2,145	2,111
Other	8,941	7,690

Total noninterest expense	27,401	25,944

Net Income	$7,024	$8,543

See Notes to Consolidated Financial Statements

Frontier Holdings, LLC

Consolidated Statements of Comprehensive Income

Years Ended September 30, 2024 and 2023

(amounts in thousands)

	2024	2023
Net Income	$7,024	$8,543

Other Comprehensive Income
Unrealized appreciation on available-for-sale securities	5,748	68
Reclassification adjustment for (gains) losses included in net income	314	(68)

	6,062	—

Comprehensive Income	$13,086	$8,543

See Notes to Consolidated Financial Statements

Frontier Holdings, LLC

Consolidated Statements of Members’ Equity

Years Ended September 30, 2024 and 2023

(amounts in thousands except unit data)

	Members’ Equity		Retained Earnings	Accumulated Other Comprehensive (Loss)	Total
	Units	Amounts
Balance, October 1, 2022	43,562	$57,343	$52,499	$(15,461)	$94,381
Issuance of members’ units	64	210	—	—	210
Purchase of members’ units	(579)	(1,671)	—	—	(1,671)
Net income	—	—	8,543	—	8,543
Distributions to members	—	—	(3,500)	—	(3,500)

Balance, September 30, 2023	43,047	55,882	57,542	(15,461)	97,963
Issuance of members’ units	82	246	—	—	246
Net income	—	—	7,024	—	7,024
Other comprehensive income	—	—	—	6,062	6,062
Distributions to members	—	—	(1,950)	—	(1,950)

Balance, September 30, 2024	43,129	$56,128	$62,616	$(9,399)	$109,345

See Notes to Consolidated Financial Statements

Frontier Holdings, LLC

Consolidated Statements of Cash Flows

Years Ended September 30, 2024 and 2023

(amounts in thousands)

	2024	2023
Operating Activities
Net income	$7,024	$8,543

Items not requiring (providing) cash
Depreciation and amortization	648	686
Amortization of operating lease right-of-use asset	525	509
Issuance of member incentive plan units	246	210
Provision for credit losses	1,276	1,255
Amortization and accretion of securities, net	457	673
Net realized (gain) loss on available-for-sale securities	314	(68)
Net realized loss on property, plant & equipment	21	16
Net realized gain on sale of Frontier Insurance Services, LLC	(337)	—
Changes in
Interest receivable	(212)	(2,482)
Other assets	614	782
Operating lease liability	(417)	(374)
Interest payable and other liabilities	1,480	2,251

Net cash provided by operating activities	11,639	12,001

Investing Activities
Net change in interest-bearing deposits with banks	245	497
Purchases of securities	(4,862)	(330)
Proceeds from sales of securities	4,280	6,388
Proceeds from maturities and paydowns of securities	6,689	6,678
Purchases of Federal Home Loan Bank stock	(5,283)	(9,025)
Redemptions of Federal Home Loan Bank stock	6,815	9,173
Net change in loans	(52,723)	(102,894)
Purchases of premises and equipment	(129)	(296)
Proceeds from sale of Frontier Insurance Services, LLC	1,787	—

Net cash used in investing activities	(43,181)	(89,809)

Financing Activities
Net change in deposit accounts	$54,124	$92,141
Proceeds from Federal Home Loan Bank advances	394,768	516,214
Repayment of Federal Home Loan Bank advances	(417,690)	(522,021)
Proceeds from other borrowed funds	5,290	4,900
Repayment of other borrowed funds	(4,823)	(1,526)
Redemption of members’ units	—	(1,671)
Distributions to members	(1,950)	(3,500)

Net cash provided by financing activities	29,719	84,537

(Decrease) Increase in Cash and Cash Equivalents	(1,823)	6,729
Cash and Cash Equivalents, Beginning of Year	17,817	11,088

Cash and Cash Equivalents, End of Year	$15,994	$17,817

Supplemental Cash Flows Information
Interest paid	$38,716	$25,447
State deposit taxes paid	561	223

See Notes to Consolidated Financial Statements

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Frontier Holdings, LLC (“the Company”) is a financial holding company whose principal activity is ownership and management of its wholly-owned subsidiaries.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Frontier Bank, Omaha, Nebraska (“the Bank”) and FH REM 1, LLC, a real estate holding company.

For the year ended September 30, 2023, the consolidated financial statements included the accounts of the Company’s wholly-owned subsidiary, Frontier Insurance Services, LLC (“FIS”). In November 2023, the Company sold FIS for $1,787,000 which resulted in a gain (included in other income on the consolidated statement of income of approximately $337,000.

The Company is engaged in banking services in the midwestern United States, primarily in the state of Nebraska. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its subsidiary, and the subsidiary Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses and fair values of financial instruments.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all which have original maturities of three months or less.

At September 30, 2024, the Company’s cash accounts exceeded federally insured limits by approximately $112,000.

Interest-bearing Time Deposits in Banks

Interest-bearing time deposits in banks have original maturities of one to five years and are carried at cost.

Securities

Available for sale securities are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss). Purchase premiums and discounts

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 1: Nature of Operations and Summary of Significant Accounting Policies - Continued

Securities - Continued

are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Allowance for Credit Losses – Available-for-Sale Debt Securities

For available-for-sale debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more-likely-than-not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through other expense. For available-for-sale securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In such assessment, the Company considers the extent to which fair value is less than amortized cost, if there are any changes to the investment grade of the security by a rating agency, and if there are any adverse conditions that impact the security. If this assessment indicates a credit loss exists, the present value of cash flows expected to be collected from the security is compared to the amortized cost basis of the security. If the present value of the cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses (ACL) is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any estimated unrealized losses that have not been recorded through ACL are recognized in other comprehensive income/(loss).

The Company has elected to exclude accrued interest from the estimate of credit losses for available-for-sale debt securities which totaled $451,000 as of September 30, 2024. As part of its non-accrual policy, the Company charges-off uncollectible interest at the time it is determined to be uncollectable. There were no credit losses for available-for-sale debt securities recorded at September 30, 2024.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are recognized in noninterest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for charge-offs and the allowance for credit losses.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well secured and in process of collection. Past-due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 1: Nature of Operations and Summary of Significant Accounting Policies - Continued

Allowance for Credit Losses - Loans

The allowance for credit losses is a valuation account that is deducted from loan’s amortized cost basis to present the net amount expected to be collected on loans. The provision for credit losses is charged to income. Credit losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for credit losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and current and forecasted economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Groups of loans with similar risk characteristics are collectively evaluated. Loans that do not share risk characteristics are evaluated on an individual basis. Loans with similar risk characteristics are grouped into homogeneous segments, or pools, for analysis.

A loan is individually evaluated for allowance for credit loss when the loan is assigned a substandard rating and is considered impaired by management. Factors considered by management in determining individual evaluation include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.

A weighted average remaining maturity, or WARM method is used to determine the allowance for credit losses for loan pools. The WARM method requires the use of historic loan loss data across a comparable data set and the application of an adjusted loss rate applied to each loan over their expected remaining term, taking into consideration loan segmentation and expected economic conditions over the relevant timeframe.

Application of the WARM method to estimate a current expected credit loss (CECL) reserve requires judgement, including (i) the appropriate historical loss rate reference data, (ii) the expected timing and amount of future loan fundings and repayments and (iii) the current quality of our portfolio and our expectations of performance and market conditions over the relevant time period. The internal risk rating of each loan is considered the primary credit quality indicator underlying the CECL assessment.

The CECL reserve is measured on a collective basis wherever similar risk characteristics exist within a pool of similar assets. We have identified the following pools and measure the reserve for credit losses based on these identified loan segments.

•	Commercial

•	Commercial Real Estate

•	Residential Real Estate

•	Agricultural

•	Agricultural Real Estate

•	Consumer and Other

In addition, qualitative factors are used that are determined to be relevant in assessing expected credit losses within the loan portfolio. Various risks that may be considered are as follows.

i) Changes in the value of the underlying collateral for loans that are non-collateral dependent.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 1: Nature of Operations and Summary of Significant Accounting Policies - Continued

Allowance for Credit Losses - Loans - Continued

ii) Actual and expected changes in international, national, regional, and local economic and business conditions and developments that affect the collectability of the loan pools.

iii) Changes in lending policies and procedures, including changes in underwriting standards and practices for collections, write-offs, and recoveries.

iv) Changes in the nature and volume of the loan pools and in the terms of the underlying loans.

v) Changes in the volume and severity of past due financial assets, the volume of nonaccrual assets, and the volume and severity of adversely classified or graded assets.

vi) The existence, growth, and effect of any concentration of credit

vii) Changes in the experience, ability, and depth of our lending management and staff

viii) Changes in the quality of our credit review function

ix) Changes in legal/regulatory environment.

Allowance for Loan Losses Prior to the Adoption of ASC 326

Prior to the adoption of ASU 2016-13 on October 1, 2023, the allowance for credit losses was based on risk inherent in the loan portfolio and followed guidance established by GAAP. The actual allocations were based on allowances for specific loans identified as probable losses. In addition, the Company used historical loss experience and current environmental factors to determine the amount of risk associated with each portfolio segment. Additionally, a loan was considered impaired when, based on current information and events, it was probable that the Company would be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment included payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experienced insignificant payment delays and payment shortfalls generally were not classified as impaired. Management determined the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Allowance for Credit Losses - Off-Balance-Sheet Credit Exposures

The allowance for credit losses on off-balance-sheet credit exposure is a liability account, representing expected credit losses over the contractual period for which the company is exposed to credit risk resulting from a contractual obligation to extend credit. Commitments are evaluated in pools under a WARM methodology, similar to what is done for the loan portfolio, while incorporating managements assumptions for funding. No allowance is recognized if the Company has the unconditional right to cancel the obligation. The allowance is reported as a component of interest payable and other liabilities in the consolidated balance sheets. Adjustments to the allowance are reported in the consolidated statement of income as a component of provision for credit loss expense which totaled $315,000 for the year ended September 30, 2024. The Company has an allowance for credit loss on off-balance-sheet exposure of $315,000 as of September 30, 2024.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 1: Nature of Operations and Summary of Significant Accounting Policies - Continued

Premises and Equipment

Land is carried at cost. Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and depreciated using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

Maintenance and repairs, which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of premises and equipment are included in income.

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	35-40 years
Leasehold improvements	5-10 years
Furniture and fixtures	3-7 years

Long-Lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No asset impairment was recognized during the years ended September 30, 2024 and 2023.

Nonmarketable Equity Securities

The Company, as a member of one of the Federal Home Loan Banks (FHLB), is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. Management reviews for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale (included in other assets) and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in noninterest income or expense.

Goodwill

Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 1: Nature of Operations and Summary of Significant Accounting Policies - Continued

Income and State Depository Taxes

The Company’s members have elected to have the Company’s income taxed as an “S” Corporation under provisions of the Internal Revenue Code and a similar section of the state income tax laws. Therefore, taxable income or loss is reported to the individual stockholders for inclusion in their respective tax returns and no provision for federal and state income taxes is included in these statements. The provision for income taxes reflected in these statements is for state income taxes only and shown in other noninterest expenses.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company—put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income or loss. Other comprehensive income or loss includes unrealized gains or losses on securities available for sale.

Member Unit Incentive Plan

At September 30, 2024 and 2023, the Company recognizes the calculated price of unit-based awards to employees as compensation over the requisite service period. The unit-based employee compensation plan is described more fully in Note 15.

Revenue Recognition

The Company applies Financial Accounting Standards Board Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) to some of its revenue. The majority of the Company’s revenues come from interest income from securities and loans that are outside the scope of Topic 606. The Company’s services that fall within the scope of Topic 606 are presented within non-interest income in the accompanying statements of income and are recognized as revenue as the Company satisfies its obligation to the customer. Services within the scope of Topic 606 include service charges on deposits (e.g., overdraft fees and ATM fees) and the gain on sale of foreclosed assets.

A description of the Company’s revenue streams accounted for under Topic 606 are as follows:

Deposit Services. The Company generates revenues through fees charged to depositors related to deposit account maintenance fees, overdrafts, ATM fees, wire transfers and additional miscellaneous services provided at the request of the depositor. For deposit-related services, revenue is recognized when performance obligations are satisfied, which is, generally, at a point in time.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 1: Nature of Operations and Summary of Significant Accounting Policies - Continued

Revenue Recognition - Continued

Gains/Losses on Sales of Foreclosed Assets. The Company records a gain or loss from the sale of foreclosed assets when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of foreclosed assets to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the foreclosed asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.

Reclassifications

Certain reclassifications have been made to the 2023 consolidated financial statements to conform to the 2024 consolidated financial statement presentation. These reclassifications had no effect on net earnings.

Nebraska Department of Banking and Finance Requirements

The audits of the Company were designed to meet the minimum requirements of 45 NAC 25-001 of the Nebraska Department of Banking and Finance for Nebraska.

Adoption of New Accounting Standards

On October 1, 2023, the Company adopted ASU 2016-13: Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires credit losses to be measured using a current expected credit loss (CECL) methodology over the expected life of certain financial assets. The Company adopted ASC 326 using a modified retrospective method. Reporting periods beginning after October 1, 2023 are presented under ASC 326 while prior periods amounts continue to be reported in accordance with previously applicable GAAP. The standard applies to loans, debt securities and off-balance sheet credit exposures. The Company did not record an adjustment in relation to the cumulative effect of adopting ASC 326.

Note 2: Restriction on Cash and Due from Banks

The Company is required to maintain reserve funds in cash and/or in deposit with the Federal Reserve Bank. The reserve requirement at September 30, 2024, was zero.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 3: Securities

The amortized cost and fair value, with gross unrealized gains and losses at September 30, 2024 and 2023 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
2024
Securities available for sale
U.S. Treasuries	$17,620	$—	$(1,487)	$16,133
State and political subdivisions	34,768	—	(6,078)	28,690
Mortgage-backed (GSE residential/commercial)	46,749	10	(1,844)	44,915

	$99,137	$10	$(9,409)	$89,738

2023
Securities available for sale
U.S. Treasuries	$17,768	$—	$(2,631)	$15,137
State and political subdivisions	38,586	—	(9,634)	28,952
Mortgage-backed (GSE residential)	49,661	9	(3,205)	46,465

	$106,015	$9	$(15,470)	$90,554

The carrying value of securities pledged as collateral to secure public deposits and for other purposes, was $27,793,000 and $59,801,000 at September 30, 2024 and 2023, respectively.

The amortized cost and fair value of available for sale securities by contractual maturity at September 30, 2024 are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(in thousands)
Within one year	$235	$233
One to five years	19,015	17,483
Five to ten years	10,463	9,194
After ten years	22,675	17,913

	52,388	44,823
Mortgage-backed securities	46,749	44,915

Totals	$99,137	$89,738

For the year ended September 30, 2024 there were no gross gains and for the year ended September 30, 2023 there were gross gains of $139,000. For the years ended September 30, 2024 and 2023, there were gross losses of $314,000 and $71,000, respectively, resulting from the sales of available-for-sale securities that were realized.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at September 30, 2024 and 2023, was $89,591,000 and $89,861,000, respectively, which is approximately 99% and 99%, respectively, of the Company’s available-for-sale investment portfolio.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 3: Securities - Continued

The following tables show the investment’s gross unrealized losses and fair value of the investments for which an allowance for credit losses has not been recorded, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2024 and 2023:

Description of Available -for-sale Securities	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
2024
U.S. Treasuries	$—	$—	$16,133	$(1,487)	$16,133	$(1,487)
State and political subdivisions	—	—	28,690	(6,078)	28,690	(6,078)
Mortgage-backed securities (GSE residential/commercial)	3,279	(25)	41,489	(1,819)	44,768	(1,844)

Total temporarily impaired securities	$3,279	$(25)	$86,312	$(9,384)	$89,591	$(9,409)

2023
U.S. Treasuries	$—	$—	$15,137	$(2,631)	$15,137	$(2,631)
State and political subdivisions	$807	$(42)	$27,484	$(9,593)	$28,291	$(9,634)
Mortgage-backed securities (GSE residential/commercial)	2,575	(479)	43,858	(2,726)	46,433	(3,205)

Total temporarily impaired securities	$3,382	$(521)	$86,479	$(14,950)	$89,861	$(15,470)

U. S. Treasury Securities

The unrealized losses on the Company’s investment in U. S. Treasury securities were caused by interest rate changes. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses on those investments at September 30, 2024.

Mortgage-backed Securities

The unrealized losses on the Company’s investment in mortgage-backed securities, including private-labeled mortgage-backed securities, were caused by interest rate changes. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses on those investments at September 30, 2024.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 3: Securities - Continued

State and Political Subdivisions

The unrealized losses on the Company’s investments in securities of state and political subdivisions were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses on those investments at September 30, 2024.

Note 4: Loans and Allowance for Credit Losses

Classes of loans at September 30, 2024 and 2023, include:

	2024	2023
	(in thousands)
Commercial	$164,427	$144,523
Commercial real estate	437,052	431,736
Residential real estate	345,947	320,154
Agricultural	59,141	62,028
Agricultural real estate	167,364	160,314
Consumer and other	9,197	11,961

Gross loans	1,183,128	1,130,716
Less: Allowance for credit losses	13,496	12,531

Net loans	$1,169,632	$1,118,185

The following tables present the balance and activity in the allowance for credit losses for years ended September 30, 2024 and 2023 and the recorded investment in loans based on portfolio segment as of and for year ended September 30, 2023 (in thousands):

2024	Commercial	Commecial Real Estate	Residential Real Estate	Agriculture	Agriculture Real Estate	Consumer and Other	Total
Allowance for Credit Losses
Beginning balance prior to adoption of ASC 326	$1,677	$5,126	$3,575	$597	$1,395	$161	$12,531
Impact of ASC 326 Adoption	120	(281)	(124)	1,104	(772)	(47)	—

Balance, beginning of year	1,797	4,845	3,451	1,701	623	114	12,531
Provision charged to expense	151	222	414	156	34	(16)	961
Loans charged off	—	0	(13)	—	—	(6)	(19)
Recoveries	8	—	1	1	—	13	23

Balance, end of year	$1,956	$5,067	$3,853	$1,858	$657	$105	$13,496

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 4: Loans and Allowance for Credit Losses - Continued

2023	Commercial	Commercial Real Estate	Residential Real Estate	Agricultural	Agricultural Real Estate	Consumer Other	Total
Allowance for credit losses
Balance, beginning of year	$1,399	$4,122	$3,450	$597	$1,504	$178	$11,250
Provision charged to expense	272	1,004	123	(1)	(109)	(34)	1,255
Losses charged off	—	—	—	—	—	(7)	(7)
Recoveries	6	—	2	1	—	24	33

Balance, end of year	$1,677	$5,126	$3,575	$597	$1,395	$161	$12,531

Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$2	$2

Ending balance: collectively evaluateed for impairment	$1,677	$5,126	$3,575	$597	$1,395	$158	$12,528

Loans
Ending balance	$144,523	$431,736	$320,154	$62,028	$160,314	$11,961	$1,130,716

Ending balance: individually evaluated for impairment	$235	$—	$44	$3,046	$—	$6	$3,331

Ending balance: collectively evaluated for impairment	$144,288	$431,736	$320,110	$58,982	$160,314	$11,955	$1,127,385

Internal Risk Categories

Loan grades are numbered 1 through 8. Grades 1 through 4 are considered satisfactory grades. The grade of 5, or Watch or Special Mention, represents loans of lower quality and is considered criticized. The grades of 6, or Substandard, and 7, or Doubtful, refer to assets that are classified. The use and application of these grades by the Bank will be uniform and shall conform to the Bank’s policy.

Prime (1) loans are of superior quality with excellent credit strength and repayment ability providing a nominal credit risk.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 4: Loans and Allowance for Credit Losses - Continued

Internal Risk Categories - Continued

Good (2) loans are of above average credit strength and repayment ability providing only a minimal credit risk.

Satisfactory (3) loans of reasonable credit strength and repayment ability providing an average credit risk due to one or more underlying weaknesses.

Acceptable (4) loans of the lowest acceptable credit strength and weakened repayment ability providing a cautionary credit risk due to one or more underlying weaknesses. New borrowers are typically not underwritten within this classification.

Special Mention (5) assets have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics which corrective management action would remedy.

Substandard (6) loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful (7) loans classified as doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions, and values, highly questionable and improbable.

Loss (8) loans classified as loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Commercial and Financing Leases: The commercial and financing lease portfolios include loans to commercial customers for use in financing working capital needs and equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Commercial Real Estate: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Residential Real Estate: The residential 1-4 family real estate loans are generally collateralized by owner-occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 4: Loans and Allowance for Credit Losses - Continued

Internal Risk Categories - Continued

Agricultural and Agriculture Real Estate: Agricultural and agricultural real estate loans are generally collateralized by livestock, equipment and real estate used for farm production or grazing. Repayment of agricultural loans is dependent on the successful operation or management of the farm property collateralizing the loan. The success of the loan may also be affected by many factors outside the control of the farm borrower. Weather presents one of the greatest risks as hail; drought, floods, or other conditions can severely limit crop yields and thus impair loan repayments and the value of the underlying collateral. This risk can be reduced with a variety of insurance coverages which can help to ensure loan repayment. Government support programs and the Company generally require farm borrowers to procure crop insurance coverage. Grain and livestock prices also present a risk as prices may decline prior to sale resulting in a failure to cover production costs. These risks may be reduced by the farmer with the use of futures contracts or hedges to mitigate price risk.

Consumer and Other: The consumer and other loan portfolios consist of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from borrowers’ income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Company’s market area) and the creditworthiness of a borrower.

The following tables present the credit risk profile of the Company’s loan portfolio based on internal rating category and payment activity at September 30, 2024 and 2023 (in thousands):

2024	Commercial	Commercial Real Estate	Residential Real Estate	Agricultural	Agricultural Real Estate	Consumer and Other	Total
Pass (1-4)	$151,357	$427,001	$336,820	$56,403	$161,562	$9,197	$1,142,340
Special Mention (5)	2,840	8,591	7,549	1,952	4,357	—	25,289
Substandard (6)	10,230	1,460	1,578	786	1,445	—	15,499
Doubtful (7)	—	—	—	—	—	—	—
Loss (8)	—	—	—	—	—	—	—

Total	$164,427	$437,052	$345,947	$59,141	$167,364	$9,197	$1,183,128

2023	Commercial	Commercial Real Estate	Residential Real Estate	Agricultural	Agricultural Real Estate	Consumer and Other	Total
Pass (1-4)	$131,430	$420,290	$319,117	$58,335	$155,578	$11,955	$1,096,705
Special Mention (5)	3,370	11,425	618	107	3,154	—	18,674
Substandard (6)	9,723	21	419	3,586	1,582	6	15,337
Doubtful (7)	—	—	—	—	—	—	—
Loss (8)	—	—	—	—	—	—	—

Total	$144,523	$431,736	$320,154	$62,028	$160,314	$11,961	$1,130,716

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 4: Loans and Allowance for Credit Losses - Continued

Internal Risk Categories - Continued

The Company evaluates the loan risk grading system definitions on an ongoing basis. No significant changes were made during 2024 or 2023.

The following tables present the Company’s loan portfolio aging analysis as of September 30, 2024 and 2023 (in thousands):

2024	30-59 Days Past Due	60-90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans
Commercial	$84	$—	$—	$84	$164,343	$164,427
Commercial real estate	—	—	—	—	437,052	437,052
Residential real estate	620	410	1,217	2,247	343,700	345,947
Agriculture	—	—	—	—	59,141	59,141
Agriculture real estate	484	—	26	510	166,854	167,364
Consumer and other	40	—	—	40	9,157	9,197

Total	$1,228	$410	$1,243	$2,881	$1,180,247	$1,183,128

2023	30-59 Days Past Due	60-90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans
Commercial	$23	$—	$—	$23	$144,500	$144,523
Commercial real estate	—	—	—	—	431,736	431,736
Residential real estate	982	78	—	1,060	319,094	320,154
Agriculture	456	—	—	456	61,572	62,028
Agriculture real estate	912	—	—	912	159,402	160,314
Consumer and other	15	—	—	15	11,946	11,961

Total	$2,388	$78	$—	$2,466	$1,128,250	$1,130,716

Prior to the adoption of ASC 326, a loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it was probable the Company would be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming loans but also include loans modified in accordance with ASC 310-20-5.

The Company had no loans at September 30, 2024 that were modified with borrowers having financial difficulty.

All interest income was recognized on a cash basis during 2024 and 2023.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 4: Loans and Allowance for Credit Losses - Continued

Internal Risk Categories - Continued

The following table presents the Company’s impaired loans at September 30, 2023 (in thousands):

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without a specific valuation allowance
Commercial	$235	$252	$—	$360	$—
Commercial real estate	—	—	—	—	—
Residential real estate	44	51	—	50	—
Agriculture	3,046	3,427	—	2,174	87
Agriculture real estate	—	—	—	—	—
Consumer and other	4	5	—	6	—
Loans with a specific valuation allowance
Commercial	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
Residential real estate	—	—	—	—	—
Agriculture	—	—	—	—	—
Agriculture real estate	—	—	—	7	—
Consumer and other	2	3	2	1	—
Total
Commercial	$235	$252	$—	$360	$—
Commercial real estate	—	—	—	—	—
Residential real estate	44	51	—	50	—
Agriculture	3,046	3,427	—	2,174	87
Agriculture real estate	—	—	—	7	—
Consumer and other	6	8	2	7	—

Total	$3,331	$3,738	$2	$2,598	$87

The following table presents the Company’s nonaccrual loans at September 30, 2024 & 2023 (in thousands).

2024	Nonaccrual Loans Without A Specific Reserve	Total Nonaccrual	Loans Past Due Over 89 Days and Still Accruing
Commercial	$—	$—	$—
Commercial real estate	—	—	—
Residential real estate	10	1,228	—
Agriculture	2	2	—
Agriculture real estate	—	—	26
Consumer and other	—	—	—

	$12	$1,230	$26

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 4: Loans and Allowance for Credit Losses - Continued

Internal Risk Categories - Continued

2023	Nonaccrual Loans Without A Specific Reserve	Total Nonaccrual	Loans Past Due Over 89 Days and Still Accruing
Commercial	$234	$234	$—
Commercial real estate	—	—	—
Residential real estate	212	212	—
Agriculture	829	829	—
Agriculture real estate	6	6	—
Consumer and other	6	6	—

	$1,287	$1,287	$—

The following tab presents the amortized cost basis of collateral-dependent loans as of September 30, 2024, by collateral type (in thousands).

	Real Estate	Business Assets	Total
Commercial	$—	$2,663	$2,663
Commercial real estate	2,134	—	2,134
Residential real estate	376	—	376
Agriculture	—	2	2
Agriculture real estate	—	—	—
Consumer and other	—	—	—

	$2,510	$2,665	$5,175

Note 5:	Leases

The Company leases certain office space in various cities in Nebraska. The company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (ROU) assets, and operating lease liabilities on the consolidated balance sheets. The Company leases for office space expire in various years through 2031. These leases generally contain renewal options for periods ranging from 5-10 years and require the Company to pay all executory costs (property taxes, maintenance, and insurance). Lease payments have an escalating fee schedule, which range from a 2% to 5% increase each year. Termination of the leases is generally prohibited unless there is a violation under the lease agreement.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain the Company will exercise this option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company has no material related party leases. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 5:	Leases - Continued

In determining the discount rate used to measure the right-of-use asset and lease liability, the Company uses rates implicit in the lease, or if not readily available, the Company uses a risk-free rate. The Company’s risk-free rate is the daily Treasury Par Yield Curve rate using the rate equal to the remaining term of the lease.

The lease cost and other required information for the year ended September 30, 2024 and 2023 are:

	2024	2023
	(in thousands)
Lease Cost
Operating Lease cost	$927	$927
Other information
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$819	$793
Weighted Average Remaining Lease Term
Operating leases	15 years	16 years
Weighted Average Discount Rate
Operating leases	4.00%	4.00%

Future minimum lease payments under non-cancellable leases as of September 30, 2024 were as follows:

Year Ending September 30, 2025	$792
2026	806
2027	833
2028	847
2029	861
Thereafter	8,981

Total future minimum lease payments	$13,120
Less imputed interest	3,447

Lease liabilities	$9,673

Note 6:	Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment at September 30, 2024 and 2023 is as follows:

	2024	2023
	(in thousands)
Land	$306	$306
Buildings and improvements	2,464	2,539
Furniture and fixtures	4,380	5,079
Leasehold improvements	2,207	2,196

	9,358	10,120
Less accumulated depreciation and amortization	(6,021)	(6,169)

Net premises and equipment	$3,336	$3,951

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 7:	Goodwill

The changes in the carrying amount of goodwill for the years ended September 30, 2024 and 2023 were:

	2024	2023
Balance, October 1
Goodwill	$16,270	$16,270
Goodwill related to sale of Frontier Insurance Services, LLC	1,057	—

Balance, September 30	$15,213	$16,270

Note 8:	Time Deposits

Time deposits in denominations of greater than $250,000 totaled $71,768,000 and $61,582,000 at September 30, 2024 and 2023, respectively.

At September 30, 2024, the scheduled annual maturities of time deposits (in thousands) are as follows:

2025	$323,563
2026	48,488
2027	39,216
2028	12,161
2029	9,184
Thereafter	43,709

$476,321

Brokered and reciprocal deposits totaled approximately $369,484,000 and $361,538,000 at September 30, 2024 and 2023, respectively.

Note 9:	Borrowed Funds

Borrowed funds at September 30, 2024 and 2023 consist of the following:

	2024	2023
	(in thousands)
Long-term Federal Home Loan Bank (FHLB) advances	$107,315	$121,537
Lines of credit with FHLB	38,300	47,000
Line of credit with a bank	14,753	13,950
Notes Payable to a Bank	9,259	9,595

	$169,627	$192,082

The Federal Home Loan Bank advances are secured by mortgage loans totaling $395,639,000 and $415,737,000 at September 30, 2024 and 2023, respectively. Advances, at interest rates from .80% to 5.08% maturing through March 2035 are subject to restrictions or penalties in the event of prepayment.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 9:	Borrowed Funds - Continued

At September 30, 2024, the Company had a line of credit with the FHLB to meet short-term borrowing needs that matures and automatically renews daily at the discretion of the FHLB. The line of credit has a variable interest rate that adjusts daily (5.04% at September 30, 2024 and 5.49% at September 30, 2023) with interest payable monthly. At September 30, 2024 and 2023, the Company had combined remaining borrowing availability for FHLB advances and the line of credit of $250,024,000 and $247,200,000, respectively. The FHLB has sole discretion to deny additional advances.

At September 30, 2024 and 2023, the Company has a note payable with a bank with an outstanding principal balance of $9,259,000 and $9,595,000, respectively. The note has a maturity date of May 4, 2027 with a fixed interest rate of 4.25%. Principal and interest payments are due quarterly. The note is secured by 100% of the stock of the Company’s subsidiary bank.

At September 30, 2024 and 2023, the Company has a revolving line of credit with a bank, with maximum available credit of $27,500,000 maturing April 15, 2025. Interest is payable quarterly. The interest rate is the prime rate (8.0% at September 30, 2024 and 8.5% at September 30, 2023) with a floor of 4.25%. The line is collateralized by 100% of the common stock of the Company’s subsidiary bank and had an outstanding balance of $14,753,000 and $13,950,000 at September 30, 2024 and 2023, respectively.

Aggregate annual maturities of the long-term borrowed funds at September 30, 2024 are (in thousands):

2025	$7,094
2026	12,841
2027	22,869
2028	54,350
2029	3,795
Thereafter	15,625

$116,574

Note 10:	Employee Benefit Plans

The Company has a 401(k) profit sharing plan covering substantially all employees with one month of service. Contributions to the plan are determined by the Board of Directors with certain limitations. Plan expense was approximately $538,000 and $516,000 for the years ended September 30, 2024 and 2023, respectively.

Note 11:	Changes in Accumulated Comprehensive Income (AOCI) by Component

Amounts reclassified from AOCI to the consolidated statements of income during the years ended September 30, 2024 and 2023 were net realized gains (losses) on available-for-sale securities of approximately ($314,000) and $68,000, respectively.

Note 12:	Related Party Transactions

At September 30, 2024 and 2023, certain officers, directors, stockholders, employees, their immediate families and companies in which they have significant beneficial ownership were indebted to the Company in the aggregate amount of approximately $6,000,000 and $5,595,000, respectively. Deposits from related parties held by the Company at September 30, 2024 and 2023, totaled $22,385,000 and $20,514,000, respectively.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 12:	Related Party Transactions - Continued

In management’s opinion, such loans, other extensions of credit, and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Note 13:	Minimum Regulatory Capital Requirements

The Company’s subsidiary bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under U.S. GAAP, regulatory reporting requirements and regulatory capital standards. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements. Prompt corrective actions are not applicable to bank holding companies.

Quantitative measures established by regulatory reporting standards to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier I capital (as defined) to total risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2024 and 2023, that the Bank met all capital adequacy requirements to which it is subject.

As of September 30, 2024, the most recent notification from the regulators categorized the Company’s subsidiary bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank must maintain minimum total risk-based capital, Tier I risk-based capital, common equity Tier I risk-based capital and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s categories.

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions		Minimum Capital Requirements including Capital Conservation Buffer of 2.50%
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(dollars in thousands)
September 30, 2024
Total Capital (to risk-weighted assets)	$139,891	11.5%	$97,155	8.0%	$121,444	10.0%	$127,516	10.50%
Tier 1 Capital (to risk-weighted assets)	126,395	10.4	72,866	6.0	97,155	8.0	103,227	8.50

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 13:	Minimum Regulatory Capital Requirements - Continued

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions		Minimum Capital Requirements including Capital Conservation Buffer of 2.50%
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(dollars in thousands)
Common equity Tier I (to risk-weighted assets)	126,395	10.4	54,650	4.5	78,938	6.5	85,011	7.00
Tier 1 Capital (to average assets)	126,395	9.8	51,755	4.0	64,693	5.0	84,101	6.50
September 30, 2023
Total Capital (to risk-weighted assets)	$129,084	11.0%	$94,227	8.0%	$117,784	10.0%	$123,673	10.50%
Tier 1 Capital (to risk-weighted assets)	116,553	9.9	70,670	6.0	94,227	8.0	100,116	8.50
Common equity Tier I (to risk-weighted assets)	116,553	9.9	53,003	4.5	76,559	6.5	82,449	7.00
Tier 1 Capital (to average assets)	116,553	9.5	49,235	4.0	61,544	5.0	80,008	6.50

Note 14:	Financial Instruments with Off-Balance-Sheet or Concentration-of Credit Risk

Credit Related Financial Instruments

The Company is party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and Small Business Investment commitments. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

At September 30, 2024 and 2023, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2024	2023
	(in thousands)
Commitments to extend credit	$266,992	$266,564
Standby letters of credit	3,011	1,475
Unfunded Small Business Investment Company (SBIC) commitments	378	426

Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contracts. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments may expire without being drawn upon. Therefore, total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company, is based on management’s credit assessment of the customer.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 14:	Financial Instruments with Off-Balance-Sheet or Concentration-of Credit Risk -Continued

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of customers to third parties. The credit risk involved when issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

Unfunded SBIC commitments are unconditional obligations to invest as a Limited Partner in qualified small business investments. The credit risk to the Company is limited to its commitment of capital contributions.

Collateral Requirements

To reduce credit risk related to credit-related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Company’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property and equipment, various agricultural products, and real estate.

Other Credit Risks

The Company grants primarily agribusiness, commercial, installment and residential loans to customers in the trade areas surrounding the Company’s physical locations. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on the agribusiness economic sector.

At September 30, 2024 and 2023, approximately 38% and 37%, respectively, of the Company’s total deposits consisted of short-term certificates of deposit which were issued through a broker and reciprocal balances, which generally had denominations less than $250,000.

Note 15:	Member Unit Incentive Plan

The Company’s Member Incentive Plan, which is member approved, permits the grant of member units to its employees. The Company believes that such awards better align the interests of its employees with those of its members. Units awarded are generally granted with an exercise price equal to book value. Each year units awarded will vest into an exercise price based on prevailing market conditions of the Company at the vesting date and is estimated by management. Units vest 10% a year for seven years with the remaining 30% vesting upon a change in control of the Company, an employee’s death or disability, or an employee becoming retirement eligible. The Company defines retirement eligible as the date when the sum of the employee’s age and years of service reaches 75.

A summary of the status of the Company’s nonvested shares as of September 30, 2024 and 2023:

	Shares	Weighted-Average Grant- Date Fair Value (in thousands)
Nonvested, October 1, 2022	813.1	$2,434
Granted	64.0	3,430
Vested	(63.2)	(2,988)
Redeemed	(99.6)	(262)

Nonvested, September 30, 2023	714.3	2,614
Granted	81.6	2,908
Vested	(48.8)	(2,932)

Nonvested, September 30, 2024	747.1	$2,590

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 16:	Disclosures About Fair Value of Assets and Liabilities - Continued

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities

Recurring Measurements

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within Topic 820 fair value hierarchy in which the fair value measurements fall at September 30, 2024 and 2023:

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs ( Level 3)
		(in thousands)
2024
U.S. Treasuries	$16,133	$—	$16,133	$—
State and political subdivisions	28,690	—	27,030	1,660
M ortgage-backed (GSE residential/commercial)	44,915	—	44,915	—

2023
U.S. Treasuries	$15,137	$—	$15,137	$—
State and political subdivisions	28,952	$—	28,292	$660
M ortgage-backed (GSE residential/commercial)	46,465	—	46,465	—

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the year ended September 30, 2024. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 16:	Disclosures About Fair Value of Assets and Liabilities - Continued

Securities Available for Sale

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include marketable equity securities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include U.S. government agencies, state and political subdivisions, corporates, and mortgage-backed securities. In cases where Level 1 and Level 2 inputs are not available, securities are classified as Level 3 of the hierarchy and include private equity securities and certain state and political subdivisions.

For Level 3 securities available for sale using significant unobservable inputs in their pricing methodology, there were $1,000,000 in purchases in the year ended September 30, 2024 and no purchases in the year ended September 30, 2023. There were no maturities and paydowns for the years ended September 30, 2024 and 2023. There were no transfers in the year ended September 30, 2024 and $895,000 transfers during the year ended September 30, 2023. The transfers in 2023 were due to more observable pricing available for certain securities. There were no gains or losses for the periods ended September 30, 2024 and 2023 included in net income attributable to the change in unrealized gains or losses related to assets still held at the reporting date.

Unobservable (Level 3) Inputs

The following table presents quantitative information about unobservable inputs used in Level 3 fair value measurements at September 30, 2024 and 2023:

	Fair Value at 9/30/24	Valuation Technique	Unobservable Inputs
State & Political Subdivisions	1,660	Discounted Cash Flows	Unrated security yield and adjustment Marketability yield discount

	Fair Value at 9/30/23	Valuation Technique	Unobservable Inputs
State & Political Subdivisions	660	Discounted Cash Flows	Unrated security yield and adjustment Marketability yield discount

Nonrecurring Measurements

There were no assets or liabilities measured on a nonrecurring basis at September 30, 2024 and 2023.

Following is a description of the valuation methodology used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Collateral Dependent Loans

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell, which are considered unobservable inputs. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy. There have been no significant changes in the valuation techniques during the years ended September 30, 2024 and 2023.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

September 30, 2024 and 2023

Note 16:	Disclosures About Fair Value of Assets and Liabilities - Continued

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by the risk management department. Appraisals are reviewed for accuracy and consistency by the risk management department. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by the risk management department by comparison to historical results.

Note 17:	General Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have material adverse effects on the financial position, results of operations and cash flows of the Company.

Note 18:	Subsequent Events

Subsequent events have been evaluated through December 23, 2024 which is the date the financial statements were available to be issued.

Frontier Holdings, LLC

Consolidated Financial Statements

June 30, 2025 and September 30, 2024

Frontier Holdings, LLC

Consolidated Balance Sheets

Periods Ended June 30, 2025 and September 30, 2024

(amounts in thousands)

Assets	June 30, 2025	September 30, 2024
Cash and due from banks	$16,165	$15,994

Cash and cash equivalents	16,165	15,994
Interest-bearing time deposits in banks	100	348
Securities available-for-sale	84,516	89,738
Loans including loans held for sale of $1,742 and $1,871, and net allowance for credit losses of $14,371 and $13,496, respectively	1,259,164	1,169,632
Operating lease right-of-use asset	9,054	9,430
Premises and equipment, net	3,396	3,336
Interest receivable	9,292	9,393
Nonmarketable equity securities, at cost	8,202	7,311
Goodwill	15,213	15,213
Other assets	4,771	4,383

Total assets	$1,409,873	$1,324,778

Liabilities and Members’ Equity	June 30, 2025	September 30, 2024
Liabilities
Deposits
Demand	$100,218	$105,898
Demand – interest bearing	384,636	402,357
Savings	43,182	43,572
Time	532,282	476,321

Total deposits	1,060,318	1,028,148
Federal Home Loan Bank advances	177,725	145,615
Other borrowed funds	39,694	24,012
Operating lease liabilities	9,370	9,673
Interest payable and other liabilities	7,872	7,985

Total liabilities	1,294,979	1,215,433

Members’ Equity
Members’ equity	114,832	109,345

Total members’ equity	114,832	109,345

Total liabilities and members’ equity	$1,409,873	$1,324,778

Frontier Holdings, LLC

Consolidated Statements of Income

Nine Months Ended June 30, 2025 and 2024

(amounts in thousands)

	June 30, 2025	June 30, 2024
Interest and dividend income
Loans, including fees	$56,737	$51,022
Securities	2,212	2,453
Federal funds sold and deposits with other financial institutions	561	645

Total interest and dividend income	59,510	54,120

Interest expense
Deposits	24,961	24,530
Federal funds purchased	519	94
Federal Home Loan Bank advances and other borrowed funds	4,992	5,041

Total interest expense	30,472	29,665

Net interest income	29,038	24,455
Provision for credit losses	982	957

Net interest income after provision for credit losses	28,056	23,498
Noninterest income
Net gain on loan sales	739	480
Net realized gain (loss) on available-for-sale securities	—	(314)
Other	977	1,527

Total noninterest income	1,716	1,693
Noninterest expense
Salaries and employee benefits	12,990	12,267
Occupancy and equipment	1,765	1,747
Other	6,263	6,585

Total noninterest expense	21,018	20,599

Net income	$8,754	$4,592

See Notes to Consolidated Financial Statements

Frontier Holdings, LLC

Consolidated Statements of Comprehensive Income

Nine Months Ended June 30, 2025 and 2024

(amounts in thousands)

	June 30, 2025	June 30, 2024
Net income	$8,754	$4,592

Other comprehensive income
Unrealized appreciation (depreciation) on available-for-sale securities	(734)	3,703
Reclassification adjustment for (gains) losses included in net income	—	314

Comprehensive income	$8,020	$8,609

See Notes to Consolidated Financial Statements

Frontier Holdings, LLC

Consolidated Statements of Members’ Equity

Periods Ended June 30, 2025 and September 30, 2024

(amounts in thousands)

	Members’ Equity		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Units	Amounts
Balance as of September 30, 2023	43,047	$55,882	$57,542	$(15,461)	$97,963
Issuance of members’ units	81	246	—	—	246
Purchase of members’ units	—	—	—	—	—
Net income	—	—	4,592	—	4,592
Other comprehensive income	—	—	—	4,017	4,017
Distributions to members	—	—	(1,450)	—	(1,450)

Balance as of June 30, 2024	43,128	56,128	60,684	(11,444)	105,368

Issuance of members’ units	—	—	—	—	—
Purchase of members’ units	—	—	—	—	—
Net income	—	—	2,432	—	2,432
Other comprehensive income	—	—	—	2,045	2,045
Distributions to members	—	—	(500)	—	(500)

Balance as of September 30, 2024	43,128	56,128	62,616	(9,399)	109,345

Issuance of members’ units	119	367	—	—	367
Purchase of members’ units	—	—	—	—	—
Net income	—	—	8,754	—	8,754
Other comprehensive income	—	—	—	(734)	(734)
Distributions to members	—	—	(2,900)	—	(2,900)

Balance as of June 30, 2025	43,247	$56,495	$68,470	$(10,133)	$114,832

See Notes to Consolidated Financial Statements

Frontier Holdings, LLC

Consolidated Statements of Cash Flows

Nine Months Ended June 30, 2025 and 2024

(amounts in thousands)

	2025	2024
Operating activities
Net income	$8,754	$4,592

Items not requiring (providing) cash
Depreciaion and amortization	440	567
Amortization of operating lease right-of-use asset	376	392
Issuance of member incentive plan units	367	238
Provision for credit losses	982	957
Amortization and accretion of securities, net	273	394
Changes in
Interest receivable	101	(321)
Other assets	(388)	(297)
Operating lease liability	(303)	(310)
Interest payable and other liabilities	(51)	830
Gain on sale of investments	—	314

Gain(loss) on sale of Frontier Insurance Services, LLC	—	(424)

Net cash provided by operating activities	10,551	6,932

Investing activities
Purchases of available-for-sale securities	(569)	(3,750)
Proceeds from sales, calls, pay-downs and maturities of securities	4,784	9,045
Net change in interest-bearing time deposits	248	245
Net change in loans	(90,514)	(43,845)
Purchases of Federal Home Loan Bank stock	(5,273)	(2,438)
Redemptions of Federal Home Loan Bank stock	4,382	4,908
Purchases of premises and equipment	(500)	(75)
Proceeds from sale of Frontier Insurance Services, LLC	—	1,874

Net cash used in investing activities	(87,442)	(34,0436)

Financing activities
Net change in deposit accounts	32,170	58,090
Proceeds from Federal Home Loan Bank advances	413,355	285,400
Repayment of Federal Home Loan Bank advances	(381,245)	(310,250)
Proceeds from other borrowed funds	22,850	3,750
Repayment of other borrowed funds	(7,168)	(2,038)
Distributions to members	(2,900)	(1,494)

Net cash provided by financing activities	77,062	33,458

Net change in cash and cash equivalents	171	6,354
Cash and cash equivalents, beginning of year	15,994	17,817

Cash and cash equivalents, end of year	$16,165	$24,171

Supplemental cash flows information
Interest paid	$31,087	$25,447
State deposit taxes paid	348	223

See Notes to Consolidated Financial Statements

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Frontier Holdings, LLC (“the Company”) is a financial holding company whose principal activity is ownership and management of its wholly-owned subsidiaries.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Frontier Bank, Omaha, Nebraska (“the Bank”) and FH REM 1, LLC, a real estate holding company.

The Company is engaged in banking services in the midwestern United States, primarily in the state of Nebraska. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its subsidiary, and the subsidiary Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses and fair values of financial instruments.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all which have original maturities of three months or less.

Interest-bearing Time Deposits in Banks

Interest-bearing time deposits in banks have original maturities of one to five years and are carried at cost.

Securities

Available for sale securities are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 1: Nature of Operations and Summary of Significant Accounting Policies - Continued

Securities - Continued

Allowance for Credit Losses – Available-for-Sale Debt Securities

For available-for-sale debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more-likely-than-not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through other expense. For available-for-sale securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In such assessment, the Company considers the extent to which fair value is less than amortized cost, if there are any changes to the investment grade of the security by a rating agency, and if there are any adverse conditions that impact the security. If this assessment indicates a credit loss exists, the present value of cash flows expected to be collected from the security is compared to the amortized cost basis of the security. If the present value of the cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses (ACL) is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any estimated unrealized losses that have not been recorded through ACL are recognized in other comprehensive income/(loss).

The Company has elected to exclude accrued interest from the estimate of credit losses for available-for-sale debt securities which totaled $451 as of June 30, 2025. As part of its non-accrual policy, the Company charges-off uncollectible interest at the time it is determined to be uncollectable. There were no credit losses for available-for-sale debt securities recorded at June 30, 2025.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are recognized in noninterest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for charge-offs and the allowance for credit losses.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well secured and in process of collection. Past-due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Credit Losses - Loans

The allowance for credit losses is a valuation account that is deducted from loan’s amortized cost basis to present the net amount expected to be collected on loans. The provision for credit losses is charged to

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 1: Nature of Operations and Summary of Significant Accounting Policies - Continued

Allowance for Credit Losses - Loans - Continued

income. Credit losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for credit losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and current and forecasted economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Groups of loans with similar risk characteristics are collectively evaluated. Loans that do not share risk characteristics are evaluated on an individual basis. Loans with similar risk characteristics are grouped into homogeneous segments, or pools, for analysis.

A loan is individually evaluated for allowance for credit loss when the loan is assigned a substandard rating and is considered impaired by management. Factors considered by management in determining individual evaluation include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.

A weighted average remaining maturity, or WARM method is used to determine the allowance for credit losses for loan pools. The WARM method requires the use of historic loan loss data across a comparable data set and the application of an adjusted loss rate applied to each loan over their expected remaining term, taking into consideration loan segmentation and expected economic conditions over the relevant timeframe.

Application of the WARM method to estimate a current expected credit loss (CECL) reserve requires judgement, including (i) the appropriate historical loss rate reference data, (ii) the expected timing and amount of future loan fundings and repayments and (iii) the current quality of our portfolio and our expectations of performance and market conditions over the relevant time period. The internal risk rating of each loan is considered the primary credit quality indicator underlying the CECL assessment.

The CECL reserve is measured on a collective basis wherever similar risk characteristics exist within a pool of similar assets. We have identified the following pools and measure the reserve for credit losses based on these identified loan segments.

•	Commercial

•	Commercial Real Estate

•	Residential Real Estate

•	Agricultural

•	Agricultural Real Estate

•	Consumer and Other

In addition, qualitative factors are used that are determined to be relevant in assessing expected credit losses within the loan portfolio. Various risks that may be considered are as follows.

i) Changes in the value of the underlying collateral for loans that are non-collateral dependent.

ii) Actual and expected changes in international, national, regional, and local economic and business conditions and developments that affect the collectability of the loan pools.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 1: Nature of Operations and Summary of Significant Accounting Policies - Continued

Allowance for Credit Losses - Loans - Continued

iii) Changes in lending policies and procedures, including changes in underwriting standards and practices for collections, write-offs, and recoveries.

iv) Changes in the nature and volume of the loan pools and in the terms of the underlying loans.

v) Changes in the volume and severity of past due financial assets, the volume of nonaccrual assets, and the volume and severity of adversely classified or graded assets.

vi) The existence, growth, and effect of any concentration of credit

vii) Changes in the experience, ability, and depth of our lending management and staff

viii) Changes in the quality of our credit review function

ix) Changes in legal/regulatory environment.

Allowance for Loan Losses Prior to the Adoption of ASC 326

Prior to the adoption of ASU 2016-13 on October 1, 2023, the allowance for credit losses was based on risk inherent in the loan portfolio and followed guidance established by GAAP. The actual allocations were based on allowances for specific loans identified as probable losses. In addition, the Company used historical loss experience and current environmental factors to determine the amount of risk associated with each portfolio segment. A loan was considered impaired when, based on current information and events, it was probable that the Company would be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment included payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experienced insignificant payment delays and payment shortfalls generally were not classified as impaired. Management determined the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Allowance for Credit Losses - Off-Balance-Sheet Credit Exposures

The allowance for credit losses on off-balance-sheet credit exposure is a liability account, representing expected credit losses over the contractual period for which the company is exposed to credit risk resulting from a contractual obligation to extend credit. Commitments are evaluated in pools under a WARM methodology, similar to what is done for the loan portfolio, while incorporating managements assumptions for funding. No allowance is recognized if the Company has the unconditional right to cancel the obligation. The allowance is reported as a component of interest payable and other liabilities in the consolidated balance sheets. Adjustments to the allowance are reported in the consolidated statement of income as a component of provision for credit loss expense. For the nine months periods ended June 30, 2025 and 2024, $0 and $315 in expenses were recognized, respectively. The Company has an allowance for credit loss on off-balance-sheet exposure of $315 as of September 30, 2024.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 1: Nature of Operations and Summary of Significant Accounting Policies - Continued

Premises and Equipment

Land is carried at cost. Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and depreciated using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

Maintenance and repairs, which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of premises and equipment are included in income.

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	35-40 years
Leasehold improvements	5-10 years
Furniture and fixtures	3-7 years

Long-Lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No asset impairment was recognized during the nine months periods ended June 30, 2025 and 2024.

Nonmarketable Equity Securities

The Company, as a member of one of the Federal Home Loan Banks (FHLB), is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. Management reviews for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale (included in other assets) and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in noninterest income or expense.

Goodwill

Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 1: Nature of Operations and Summary of Significant Accounting Policies - Continued

Income and State Depository Taxes

The Company’s members have elected to have the Company’s income taxed as an “S” Corporation under provisions of the Internal Revenue Code and a similar section of the state income tax laws. Therefore, taxable income or loss is reported to the individual stockholders for inclusion in their respective tax returns and no provision for federal and state income taxes is included in these statements. The provision for income taxes reflected in these statements is for state income taxes only and shown in other noninterest expenses.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company—put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income or loss. Other comprehensive income or loss includes unrealized gains or losses on securities available for sale.

Member Unit Incentive Plan

At June 30, 2025 and 2024, the Company recognizes the calculated price of unit-based awards to employees as compensation over the requisite service period. The unit-based employee compensation plan is described more fully in Note 15.

Revenue Recognition

The Company applies Financial Accounting Standards Board Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) to some of its revenue. The majority of the Company’s revenues come from interest income from securities and loans that are outside the scope of Topic 606. The Company’s services that fall within the scope of Topic 606 are presented within non-interest income in the accompanying statements of income and are recognized as revenue as the Company satisfies its obligation to the customer. Services within the scope of Topic 606 include service charges on deposits (e.g., overdraft fees and ATM fees) and the gain on sale of foreclosed assets.

A description of the Company’s revenue streams accounted for under Topic 606 are as follows:

Deposit Services. The Company generates revenues through fees charged to depositors related to deposit account maintenance fees, overdrafts, ATM fees, wire transfers and additional miscellaneous services provided at the request of the depositor. For deposit-related services, revenue is recognized when performance obligations are satisfied, which is, generally, at a point in time.

Gains/Losses on Sales of Foreclosed Assets. The Company records a gain or loss from the sale of foreclosed assets when control of the property transfers to the buyer, which generally occurs at the time of an executed

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 1: Nature of Operations and Summary of Significant Accounting Policies - Continued

Revenue Recognition - Continued

deed. When the Company finances the sale of foreclosed assets to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the foreclosed asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.

Reclassifications

Certain reclassifications have been made to the 2024 consolidated financial statements to conform to the 2025 consolidated financial statement presentation. These reclassifications had no effect on net earnings.

Nebraska Department of Banking and Finance Requirements

The audits of the Company were designed to meet the minimum requirements of 45 NAC 25-001 of the Nebraska Department of Banking and Finance for Nebraska.

Adoption of New Accounting Standards

On October 1, 2023, the Company adopted ASU 2016-13: Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires credit losses to be measured using a current expected credit loss (CECL) methodology over the expected life of certain financial assets. The Company adopted ASC 326 using a modified retrospective method. Reporting periods beginning after October 1, 2023 are presented under ASC 326 while prior periods amounts continue to be reported in accordance with previously applicable GAAP. The standard applies to loans, debt securities and off-balance sheet credit exposures. The Company did not record an adjustment in relation to the cumulative effect of adopting ASC 326.

Note 2: Restriction on Cash and Due from Banks

The Company is required to maintain reserve funds in cash and/or in deposit with the Federal Reserve Bank. The reserve requirement at September 30, 2024 and June 30, 2025, was zero.

Note 3: Securities

The amortized cost and fair value, with gross unrealized gains and losses at June 30, 2025 and September 30, 2024 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
June 30, 2025 Available-for-sale securities
U.S. Treasury securities	$17,508	$—	$(1,329)	$—	$16,177
State and political subdivisions	34,630	—	(6,963)	—	27,667
Mortgage-backed securities	42,512	10	(1,851)	—	40,672

	$94,650	$10	$(10,143)	$—	$84,516

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 3: Securities - Continued

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
September 30, 2024 Available-for-sale securities
U.S. Treasury securities	$17,620	$—	$(1,487)	$—	$16,133
State and political subdivisions	34,768	—	(6,078)	—	28,690
Mortgage-backed securities	46,749	10	(1,844)	—	44,915

	$99,137	$10	$(9,409)	$—	$89,738

The carrying value of securities pledged as collateral to secure public deposits and for other purposes, was $25,987 at June 30, 2025 and $27,793 at September 30, 2024.

The amortized cost and fair value of available for sale securities by contractual maturity at June 30, 2025 are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized Cost	Fair Value
Within one year	$—	$—
One to five years	19,090	17,722
Five to ten years	11,695	10,104
After ten years	21,353	16,018
Mortgage-backed securities	42,512	40,672

Total debt securities	$94,650	$84,516

For the nine months ended June 30, 2025 and 2024 there were no gross gains. For the nine months ended June 30, 2025 there were no gross losses compared with gross losses of $314 for the comparable period in 2024 resulting from the sales of available-for-sale securities.

The following tables show the investment’s gross unrealized losses and fair value of the investments for which an allowance for credit losses has not been recorded, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2025 and September 30, 2024:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
June 30, 2025 Available-for-sale securities
U.S. Treasury securities	$—	$—	$16,178	$(1,329)	$16,178	$(1,329)
State and political subdivisions	—	—	25,774	(6,963)	25,774	(6,963)
Mortgage-backed securities	—	—	39,908	(1,851)	39,908	(1,851)

Total	$—	$—	$81,860	$(10,143)	$81,860	$(10,143)

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 3: Securities - Continued

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
September 30, 2024
Available-for-sale securities
U.S. Treasury securities	$—	$—	$16,133	$(1,487)	$16,133	$(1,487)
State and political subdivisions	—	—	28,690	(6,078)	28,690	(6,078)
Mortgage-backed securities	3,279	(25)	41,489	(1,819)	44,768	(1,844)

Total	$3,279	$(25)	$86,312	$(9,384)	$89,591	$(9,409)

U. S. Treasury Securities

The unrealized losses on the Company’s investment in U. S. Treasury securities were caused by interest rate changes. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses on those investments at June 30, 2025.

Mortgage-backed Securities

The unrealized losses on the Company’s investment in mortgage-backed securities, including private-labeled mortgage-backed securities, were caused by interest rate changes. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses on those investments at June 30, 2025.

State and Political Subdivisions

The unrealized losses on the Company’s investments in securities of state and political subdivisions were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses on those investments at June 30, 2025.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 4: Loans and Allowance for Credit Losses

Classes of loans at June 30, 2025 and September 30, 2024, include:

	June 30, 2025	September 30, 2024
	(dollars in thousands)
Commercial	$170,245	$164,427
Commercial real estate	483,367	437,052
Residential real estate	382,429	345,947
Agricultural	58,509	59,141
Agricultural real estate	170,289	167,364
Consumer and other	8,696	9,197

Total loans	1,273,535	1,183,128
Allowance for credit losses	(14,371)	(13,496)

Net loans	$1,259,164	$1,169,632

The following tables present the balance and activity in the allowance for credit losses for years ended June 30, 2025 and September 30, 2024 and the recorded investment in loans based on portfolio segment as of and for year ended September 30, 2024 (in thousands):

June 30, 2025	Commercial	Commercial Real Estate	Residential Real Estate	Agriculture	Agriculture Real Estate	Consumer and Other	Total
Allowance for credit losses
Balance, beginning of year	$1,930	$5,323	$3,971	$740	$1,412	$120	$13,496

Provision charge to expense	5	681	247	52	25	(28)	982
Loans charged off	—	(40)	(79)	—	—	(2)	(121)
Recoveries	5	—	—	1	—	8	14

Balance, end of year	$1,940	$5,964	$4,139	$793	$1,437	$98	$14,371

September 30, 2024	Commercial	Commercial Real Estate	Residential Real Estate	Agriculture	Agriculture Real Estate	Consumer and Other	Total
Allowance for credit losses
Beginning balance prior to adoption of ASC 326	$1,677	$5,126	$3,575	$597	$1,395	$161	$12,531
Impact of adoption of ASC 326	120	(281)	(124)	1,104	(772)	(47)	—

Balance, beginning of year	1,797	4,845	3,451	1,701	623	114	12,531
Provision charge to expense	151	222	414	156	34	(16)	961
Loans charged off	—	—	(13)	—	—	(6)	(19)
Recoveries	8	—	1	1	—	13	23

Balance, end of year	$1,956	$5,067	$3,853	$1,858	$657	$105	$13,496

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 4: Loans and Allowance for Credit Losses - Continued

Internal Risk Categories

Loan grades are numbered 1 through 8. Grades 1 through 4 are considered satisfactory grades. The grade of 5, or Watch or Special Mention, represents loans of lower quality and is considered criticized. The grades of 6, or Substandard, and 7, or Doubtful, refer to assets that are classified. The use and application of these grades by the Bank will be uniform and shall conform to the Bank’s policy.

Prime (1) loans are of superior quality with excellent credit strength and repayment ability providing a nominal credit risk.

Good (2) loans are of above average credit strength and repayment ability providing only a minimal credit risk.

Satisfactory (3) loans of reasonable credit strength and repayment ability providing an average credit risk due to one or more underlying weaknesses.

Acceptable (4) loans of the lowest acceptable credit strength and weakened repayment ability providing a cautionary credit risk due to one or more underlying weaknesses. New borrowers are typically not underwritten within this classification.

Special Mention (5) assets have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics which corrective management action would remedy.

Substandard (6) loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful (7) loans classified as doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions, and values, highly questionable and improbable.

Loss (8) loans classified as loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Commercial and Financing Leases: The commercial and financing lease portfolios include loans to commercial customers for use in financing working capital needs and equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Commercial Real Estate: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 4: Loans and Allowance for Credit Losses - Continued

Internal Risk Categories - Continued

flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Residential Real Estate: The residential 1-4 family real estate loans are generally collateralized by owner-occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Agricultural and Agriculture Real Estate: Agricultural and agricultural real estate loans are generally collateralized by livestock, equipment and real estate used for farm production or grazing. Repayment of agricultural loans is dependent on the successful operation or management of the farm property collateralizing the loan. The success of the loan may also be affected by many factors outside the control of the farm borrower. Weather presents one of the greatest risks as hail; drought, floods, or other conditions can severely limit crop yields and thus impair loan repayments and the value of the underlying collateral. This risk can be reduced with a variety of insurance coverages which can help to ensure loan repayment. Government support programs and the Company generally require farm borrowers to procure crop insurance coverage. Grain and livestock prices also present a risk as prices may decline prior to sale resulting in a failure to cover production costs. These risks may be reduced by the farmer with the use of futures contracts or hedges to mitigate price risk.

Consumer and Other: The consumer and other loan portfolios consist of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from borrowers’ income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Company’s market area) and the creditworthiness of a borrower.

The following tables present the credit risk profile of the Company’s loan portfolio based on internal rating category and payment activity at June 30, 2025 and September 30, 2024 (in thousands):

June 30, 2025	Commercial	Commercial Real Estate	Residential Real Estate	Agricultural	Agricultural Real Estate	Consumer and Other	Total
Pass (1-4)	$160,082	$478,101	$374,117	$56,701	$162,109	$8,696	$1,239,806
Special Mention (5)	1,614	3,380	7,175	807	4,940	—	17,916
Substandard (6)	8,551	1,887	1,145	1,020	3,239	—	15,813
Doubtful (7)	—	—	—	—	—	—	—
Loss (8)	—	—	—	—	—	—	—

Total	$170,245	$484,810	$380,986	$58,509	$170,289	$8,696	$1,273,535

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 4: Loans and Allowance for Credit Losses - Continued

Internal Risk Categories - Continued

September 30, 2024	Commercial	Commercial Real Estate	Residential Real Estate	Agricultural	Agricultural Real Estate	Consumer and Other	Total
Pass (1-4)	$151,357	$427,001	$336,820	$56,403	$161,562	$9,197	$1,142,340
Special Mention (5)	2,840	8,591	7,549	1,952	4,357	—	25,289
Substandard (6)	10,230	1,460	1,578	786	1,445	—	15,499
Doubtful (7)	—	—	—	—	—	—	—
Loss (8)	—	—	—	—	—	—	—

Total	$164,427	$437,052	$345,947	$59,141	$167,364	$9,197	$1,183,128

The Company evaluates the loan risk grading system definitions on an ongoing basis. No significant changes were made during 2025 or 2024.

The following tables present the Company’s loan portfolio aging analysis as of June 30, 2025 and September 30, 2024 (in thousands):

June 30, 2025	30-59 Days Past Due	60-90 Days Past Due	Greater Than 90 Days	Non-accrual	Current	Total
Commercial	$2,180	$50	$—	$140	$167,875	$170,245
Commercial real estate	4	—	—	1,873	481,489	483,366
Residential real estate	761	—	—	1,136	380,532	382,429
Agricultural	—	—	—	—	58,509	58,509
Agricultural real estate	195	155	—	465	169,475	170,290
Consumer and other	9	—	—	—	8,687	8,696

Total	$3,149	$205	$—	$3,614	$1,266,567	$1,273,535

September 30, 2024	30-59 Days Past Due	60-90 Days Past Due	Greater Than 90 Days	Non-accrual	Current	Total
Commercial	$84	$—	$—	$—	$164,343	$164,427
Commercial real estate	—	—	—	—	437,052	437,052
Residential real estate	620	410	1,217	1,228	343,700	345,947
Agricultural	—	—	—	2	59,141	59,141
Agricultural real estate	484	—	26	—	166,854	167,364
Consumer and other	40	—	—	—	9,157	9,197

Total	$1,228	$410	$1,243	$1,230	$1,180,247	$1,183,128

Prior to the adoption of ASC 326, a loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it was probable the Company would be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming loans but also include loans modified in accordance with ASC 310-20-5.

The Company had no loans at September 30, 2024 that were modified with borrowers having financial difficulty.

All interest income was recognized on a cash basis during 2025 and 2024.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 4: Loans and Allowance for Credit Losses - Continued

Internal Risk Categories - Continued

The following table presents the Company’s impaired loans at June 30, 2025 (in thousands):

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
With no related allowance recorded:
Commercial	$1,956	$1,956	$—	$2,309	$107
Commercial real estate	—	—	—	471	—
Residential real estate	457	466	—	403	—
Agriculture	—	—	—	1	—
Agriculture real estate	—	—	—	—	—
Consumer and other	—	—	—	—	—

Subtotal	2,413	2,422	—	3,184	107

With an allowance recorded
Commercial	—	—	—	—	—
Commercial real estate	603	603	—	—	—
Residential real estate	—	—	42	910	13
Agriculture	—	—	—	—	—
Agriculture real estate	—	—	—	—	—
Consumer and other	—	—	—	—	—

Subtotal	603	603	42	910	13

Total	$3,016	$3,025	$42	$4,094	$120

The following table presents the Company’s nonaccrual loans at June 30, 2025 & September 30, 2024 (in thousands).

June 30, 2025	Nonaccrual Loans Without A Specific Reserve	Total Nonaccrual	Loans Past Due Over 89 Days and Still Accruing
Commercial	$142	$142	$—
Commercial real estate	1,873	1,874	—
Residential real estate	533	1,145	—
Agriculture	—	—	—
Agriculture real estate	464	465	—
Consumer and other	—	4	—

Total	$3,012	$3,630	$—

September 30, 2024	Nonaccrual Loans Without A Specific Reserve	Total Nonaccrual	Loans Past Due Over 89 Days and Still Accruing
Commercial	$—	$—	$—
Commercial real estate	—	—	—
Residential real estate	10	1,228	—
Agriculture	2	2	—
Agriculture real estate	—	—	26
Consumer and other	—	—	—

Total	$12	$1,230	$26

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 4: Loans and Allowance for Credit Losses - Continued

Internal Risk Categories - Continued

The following tab presents the amortized cost basis of collateral-dependent loans as of June 30, 2025, by collateral type (in thousands).

June 30, 2025	Real Estate	Business Assets	Total
Commercial	$—	$1,956	$1,956
Commercial real estate	—	—	—
Residential real estate	1,060	—	1,060
Agriculture	—	—	—
Agriculture real estate	—	—	—
Consumer and other	—	—	—

Total	$1,060	$1,956	$3,016

Note 5:	Leases

The Company leases certain office space in various cities in Nebraska. The company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (ROU) assets, and operating lease liabilities on the consolidated balance sheets. The Company leases for office space expire in various years through 2031. These leases generally contain renewal options for periods ranging from 5-10 years and require the Company to pay all executory costs (property taxes, maintenance, and insurance). Lease payments have an escalating fee schedule, which range from a 2% to 5% increase each year. Termination of the leases is generally prohibited unless there is a violation under the lease agreement.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain the Company will exercise this option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company has no material related party leases. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

In determining the discount rate used to measure the right-of-use asset and lease liability, the Company uses rates implicit in the lease, or if not readily available, the Company uses a risk-free rate. The Company’s risk-free rate is the daily Treasury Par Yield Curve rate using the rate equal to the remaining term of the lease.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 5:	Leases - Continued

Right-of-use asset and lease obligations by type of property for the periods ended June 30, 2025, and September 30, 2024, are listed below.

June 30, 2025	Right-of-Use Asset	Lease Liability	Weighted Average Lease Term in Years	Weighted Average Discount Rate
Operating Leases
Land and building leases	$9,054	$9,370	14	4.00%

Total operating leases	$9,054	$9,370	14	4.00%

September 30, 2024	Right-of-Use Asset	Lease Liability	Weighted Average Lease Term in Years	Weighted Average Discount Rate
Operating Leases
Land and building leases	$9,430	$9,673	15	4.00%

Total operating leases	$9,430	$9,673	15	4.00%

Operating lease costs for the nine months ended June 30, 2025, and 2024, were $696 and $689, respectively.

A maturity analysis of operating lease liabilities and reconciliation of the undiscounted cash flows to the total operating lease liability is listed below.

Lease Payments	June 30, 2025
Due in one year or less	$799
Due after one year through two years	829
Due after two years through three years	843
Due after three years through four years	857
Due after four years through five years	872
Thereafter	8,326

Total undiscounted cash flows	12,525
Discount on cash flows	(3,155)

Total operating lease liability	$9,370

Note 6:	Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment at June 30, 2025 and September 30, 2024 is as follows:

	June 30, 2025	September 30, 2024
Land	$306	$306
Buildings and improvements	2,859	2,464
Furniture and fixtures	4,485	4,380
Leasehold improvements	2,207	2,207

	9,858	9,357
Less accumulated depreciation and amortization	(6,462)	(6,021)

Net premises and equipment	$3,396	$3,336

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 7:	Goodwill

The changes in the carrying amount of goodwill for nine months ended June 30, 2025 and year ended September 30, 2024 were:

	June 30, 2025	September 30, 2024
Beginning balance	$15,213	$16,270
Goodwill	—	—
Goodwill related to sale of Frontier
Insurance Services, LLC	—	1,057

Ending balance	$15,213	$15,213

Note 8:	Time Deposits

Time deposits in denominations of greater than $250 totaled $81,575 and $71,768 at June 30, 2025 and September 30, 2024, respectively.

At June 30, 2025, the scheduled annual maturities of time deposits (in thousands) are as follows:

Due in one year or less	$329,867
Due after one year through two years	104,601
Due after two years through three years	41,023
Due after three years through four years	11,615
Due after four years through five years	9,807
Thereafter	35,369

$532,282

Brokered and reciprocal deposits totaled approximately $382,068 and $369,484 at June 30, 2025 and September 30, 2024, respectively.

Note 9:	Borrowed Funds

Borrowed funds at June 30, 2025 and September 30, 2024 consist of the following:

	June 30, 2025	September 30, 2024
	(dollars in thousands)
Long-term Federal Home Loan Bank advances	$101,725	$107,315
Lines of credit with Federal Home Loan Bank	76,000	38,300
Federal Funds Purchased	20,000	—
Line of credit with a bank	10,703	14,753
Notes payable to a bank	8,991	9,259

Total	$217,419	$169,627

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 9:	Borrowed Funds - Continued

The Federal Home Loan Bank advances are secured by mortgage loans totaling $404,987 and $395,639 at June 30, 2025 and September 30, 2024, respectively. Advances, at interest rates from .80% to 5.08% maturing through March 2035 are subject to restrictions or penalties in the event of prepayment.

At June 30, 2025, the Company had a line of credit with the FHLB to meet short-term borrowing needs that matures and automatically renews daily at the discretion of the FHLB. The line of credit has a variable interest rate that adjusts daily (4.59% at June 30, 2025 and 5.04% at September 30, 2024) with interest payable monthly. At June 30, 2025 and September 30, 2024, the Company had combined remaining borrowing availability for FHLB advances and the line of credit of $217,255 and $250,024, respectively. The FHLB has sole discretion to deny additional advances.

At June 30, 2025 and September 30, 2024, the Company has a note payable with a bank with an outstanding principal balance of $8,991 and $9,259, respectively. The note has a maturity date of May 4, 2027 with a fixed interest rate of 4.25%. Principal and interest payments are due quarterly. The note is secured by 100% of the stock of the Company’s subsidiary bank.

At June 30, 2025 and September 30, 2024, the Company has a revolving line of credit with a bank, with maximum available credit of $27,500 maturing annually with its next scheduled maturity on April 15, 2026. Interest is payable quarterly. The interest rate is the prime rate (7.50% at June 30, 2025 and 8.0% at September 30, 2024) with a floor of 4.25%. The line is collateralized by 100% of the common stock of the Company’s subsidiary bank and had an outstanding balance of $10,703 and $14,753 at June 30, 2025 and September 30, 2024, respectively.

Aggregate annual maturities of the long-term borrowed funds at June 30, 2025 are:

Due in one year or less	$13,340
Due after one year through two years	22,281
Due after two years through three years	49,975
Due after three years through four years	7,945
Due after four years through five years	7,660
Thereafter	9,515

Total	$110,716

Note 10:	Employee Benefit Plans

The Company has a 401(k) profit sharing plan covering substantially all employees with one month of service. Contributions to the plan are determined by the Board of Directors with certain limitations. Plan expense was approximately $420 and $367 for the nine months ended June 30, 2025 and 2024, respectively.

Note 11:	Changes in Accumulated Comprehensive Income (AOCI) by Component

Amounts reclassified from AOCI to the consolidated statements of income during the nine months ended June 30, 2025 and 2024 were net realized gains (losses) on available-for-sale securities of approximately $0 and ($314), respectively.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 12:	Related Party Transactions

At June 30, 2025 and September 30, 2024, certain officers, directors, stockholders, employees, their immediate families and companies in which they have significant beneficial ownership were indebted to the Company in the aggregate amount of approximately $6,000. Deposits from related parties held by the Company at June 30, 2025 and September 30, 2024, totaled $24,588 and $22,385, respectively.

In management’s opinion, such loans, other extensions of credit, and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Note 13:	Minimum Regulatory Capital Requirements

The Company’s subsidiary bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under U.S. GAAP, regulatory reporting requirements and regulatory capital standards. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements. Prompt corrective actions are not applicable to bank holding companies.

Quantitative measures established by regulatory reporting standards to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier I capital (as defined) to total risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2025 and September 30, 2024, that the Bank met all capital adequacy requirements to which it is subject.

As of June 30, 2025, the most recent notification from the regulators categorized the Company’s subsidiary bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank must maintain minimum total risk-based capital, Tier I risk-based capital, common equity Tier I risk-based capital and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s categories.

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions		Minimum Capital Requirements including Capital Conversation Buffer of 2.50
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2025
Total capital to risk weighted assets	$142,973	11.1%	$103,077	8.0%	$128,847	10.0%	$135,289	10.5%
Tier 1 capital to risk weighted assets	128,287	10.0%	77,308	6.0%	103,077	8.0%	109,520	8.5%
Common equity Tier 1 capital to risk weighted assets	128,287	10.0%	57,981	4.5%	83,750	6.5%	90,193	7.0%
Tier 1 capital to average assets	128,287	9.4%	54,446	4.0%	68,057	5.0%	88,474	6.5%

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 13:	Minimum Regulatory Capital Requirements - Continued

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions		Minimum Capital Requirements including Capital Conversation Buffer of 2.50
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2024
Total capital to risk weighted assets	$139,891	11.5%	$97,155	8.0%	$121,444	10.0%	$127,516	10.5%
Tier 1 capital to risk weighted assets	126,395	10.4%	72,866	6.0%	97,155	8.0%	103,277	8.5%
Common equity Tier 1 capital to risk weighted assets	126,395	10.4%	54,650	4.5%	78,938	6.5%	85,011	7.0%
Tier 1 capital to average assets	126,395	9.8%	51,755	4.0%	64,693	5.0%	84,101	6.5%

Note 14:	Financial Instruments with Off-Balance-Sheet or Concentration-of Credit Risk

Credit Related Financial Instruments

The Company is party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and Small Business Investment commitments. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

At June 30, 2025 and September 30, 2024, the following financial instruments were outstanding whose contract amounts represent credit risk

	Contract Amount
	June 30, 2025	September 30, 2024
Commitments to extend credit	$265,651	$266,992
Standby letters of credit	1,521	3,011
Unfunded Small Business Investment Company (SBIC) Commitments	378	378

Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contracts. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments may expire without being drawn upon. Therefore, total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company, is based on management’s credit assessment of the customer.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of customers to third parties. The credit risk involved when issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 14:	Financial Instruments with Off-Balance-Sheet or Concentration-of Credit Risk - Continued

Credit Related Financial Instruments - Continued

Unfunded SBIC commitments are unconditional obligations to invest as a Limited Partner in qualified small business investments. The credit risk to the Company is limited to its commitment of capital contributions.

Collateral Requirements

To reduce credit risk related to credit-related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Company’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property and equipment, various agricultural products, and real estate.

Other Credit Risks

The Company grants primarily agribusiness, commercial, installment and residential loans to customers in the trade areas surrounding the Company’s physical locations. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on the agribusiness economic sector.

At June 30, 2025 and September 30, 2024, approximately 36% and 38%, respectively, of the Company’s total deposits consisted of short-term certificates of deposit which were issued through a broker and reciprocal balances, which generally had denominations less than $250,000.

Note 15:	Member Unit Incentive Plan

The Company’s Member Incentive Plan, which is member approved, permits the grant of member units to its employees. The Company believes that such awards better align the interests of its employees with those of its members. Units awarded are generally granted with an exercise price equal to book value. Each year units awarded will vest into an exercise price based on prevailing market conditions of the Company at the vesting date and is estimated by management. Units vest 10% a year for seven years with the remaining 30% vesting upon a change in control of the Company, an employee’s death or disability, or an employee becoming retirement eligible. The Company defines retirement eligible as the date when the sum of the employee’s age and years of service reaches 75.

A summary of the status of the Company’s nonvested shares as of June 30, 2025 and September 30, 2024:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested, September 30, 2023	714.3	$2,614
Granted	81.6	2,908
Vested	(48.8)	(2,932)

Nonvested, September 30, 2024	747.1	2,590
Granted	119.1	3,076
Vested	(96.5)	(3,081)

Nonvested, June 30, 2025	769.7	$2,585

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 16:	Disclosures About Fair Value of Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities

Recurring Measurements

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within Topic 820 fair value hierarchy in which the fair value measurements fall at June 30, 2025 and September 30, 2024:

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2025
U.S. Treasuries	$16,177	$—	$16,177	$—
State and political subdivisions	27,667	—	25,774	1,893
Mortgage-backed (GSE residential/commercial)	40,672	—	40,672	—

September 30, 2024
U.S. Treasuries	$16,133	$—	$16,133	$—
State and political subdivisions	28,690	—	27,030	1,660
Mortgage-backed (GSE residential/commercial)	44,915	—	44,915	—

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the year nine months ended June 30, 2025. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Securities Available for Sale

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include marketable equity securities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 16:	Disclosures About Fair Value of Assets and Liabilities - Continued

Securities Available for Sale - Continued

characteristics or discounted cash flows. Level 2 securities include U.S. government agencies, state and political subdivisions, corporates, and mortgage-backed securities. In cases where Level 1 and Level 2 inputs are not available, securities are classified as Level 3 of the hierarchy and include private equity securities and certain state and political subdivisions.

For Level 3 securities available for sale using significant unobservable inputs in their pricing methodology, there were $235,000 and $1,000,000 in purchases in the periods ended June 30, 2025, and September 30, 2024, respectively. There were no maturities and paydowns for the periods ended June 30, 2025 and September 30, 2024. There were no transfers in the periods ended June 30, 2025, and September 30, 2024. There were no gains or losses for the periods ended June 30, 2025, and September 30, 2024 included in net income attributable to the change in unrealized gains or losses related to assets still held at the reporting date.

Unobservable (Level 3) Inputs

The following table presents quantitative information about unobservable inputs used in Level 3 fair value measurements at June 30, 2025 and September 30, 2024:

	Fair Value at 6/30/2025	Valuation Technique	Unobservable inputs
State & Political Subdivisions	1,893	Discounted Cash Flows	Unrated security yield and adjustment Marketability yield discount

	Fair Value at 9/30/2024	Valuation Technique	Unobservable inputs
State & Political Subdivisions	1,660	Discounted Cash Flows	Unrated security yield and adjustment Marketability yield discount

Nonrecurring Measurements

There were no assets or liabilities measured on a nonrecurring basis at June 30, 2025, and September 30, 2024.

Following is a description of the valuation methodology used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Collateral Dependent Loans

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell, which are considered unobservable inputs. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy. There have been no significant changes in the valuation techniques during the years ended June 30, 2025 and September 30, 2024.

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the

Frontier Holdings, LLC

Notes to Consolidated Financial Statements

June 30, 2025 and September 30, 2024

(amounts in thousands)

Note 16:	Disclosures About Fair Value of Assets and Liabilities - Continued

Collateral Dependent Loans - Continued

collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by the risk management department. Appraisals are reviewed for accuracy and consistency by the risk management department. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by the risk management department by comparison to historical results.

Note 17:	General Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have material adverse effects on the financial position, results of operations and cash flows of the Company.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

EQUITY BANCSHARES, INC.,

WINSTON MERGER SUB, INC.

AND

FRONTIER HOLDINGS, LLC.

Dated as of August 29, 2025

A-i

(Continued)

A-ii

(Continued)

A-iii

(Continued)

A-iv

EXHIBITS

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Support Agreement

Exhibit C	Form of Bank Merger Agreement

Exhibit D	Form of Director Release

Exhibit E	Form of Officer Release

Exhibit F	Form of Employment Agreement

SCHEDULES

Frontier Confidential Schedules

EQBK Confidential Schedules

A-v

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is effective as of August 29, 2025, by and among Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Winston Merger Sub, Inc. (“Merger Sub”), a Nebraska corporation and wholly-owned subsidiary of EQBK, and Frontier Holdings, LLC. (“Frontier”), a Nebraska limited liability company and registered financial holding company under the BHCA.

RECITALS

WHEREAS, EQBK owns all of the common stock of Equity Bank, a Kansas state bank with its principal office in Andover, Kansas (“Equity Bank”);

WHEREAS, Frontier owns all of the common stock of Frontier Bank, a Nebraska state bank with its principal office in Omaha, Nebraska (the “Bank”);

WHEREAS, the Board of Directors of EQBK (the “EQBK Board”) and the Board of Directors of Frontier (the “Frontier Board”) have determined that it is advisable and in the best interests of their respective companies, the shareholders of EQBK, and unitholders of Frontier to consummate the strategic business combination transaction provided for in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, EQBK will acquire Frontier through the merger of Merger Sub with and into Frontier (the “Merger”), with Frontier surviving as a wholly owned subsidiary of EQBK;

WHEREAS, immediately following, and in connection with, the Merger, EQBK will cause Frontier to be merged with and into EQBK, with EQBK surviving the merger (the “Second Step Merger” and together with the Merger, the “Integrated Mergers”), and immediately following the Second Step Merger, or at such later time as EQBK may determine, EQBK will cause the Bank to be merged with and into Equity Bank, with Equity Bank surviving the merger (the “Bank Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, certain members of Frontier have each entered into a Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), whereby such members of Frontier have agreed to vote their Frontier Units (as defined herein) owned by them in favor of this Agreement, the Merger and the transactions contemplated hereby and thereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, certain of the members of Frontier have entered into Support Agreements in the form attached hereto as Exhibit B (the “Support Agreement”) in connection with the Merger;

WHEREAS, it is intended that the Integrated Mergers together be treated as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and this Agreement is a “plan of reorganization” within the meaning of Treasury Regulations §§1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state Law); and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

THE MERGER

Section 1.01 Merger of Merger Sub with and into Frontier. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into Frontier in accordance with Section 21-171 of the Nebraska Uniform Limited Liability Company Act (the “RULLCA”) and Section 21-2,162 of the Nebraska Model Business Corporation Act (the “MBCA”). Frontier will be the surviving entity in the Merger (the “Surviving Entity”) and will continue its corporate existence under the MBCA. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.02 Effects of the Merger. The Merger will have the effects set forth in the RULLCA and the MBCA. The name of the Surviving Entity will be “Frontier Holdings, LLC.”

Section 1.03 Certificate of Organization and Operating Agreement. At the Effective Time, the articles of organization and operating agreement of Frontier (the “Frontier Operating Agreement”), as in effect immediately before the Effective Time, will be the certificate of organization and operating agreement of the Surviving Entity until thereafter changed or amended as provided by Law.

Section 1.04 Directors and Officers; Manager. The directors and officers, respectively, of Merger Sub at the Effective Time will become the directors and officers of the Surviving Entity and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of organization and operating agreement of the Surviving Entity or as otherwise provided by Law. At the Effective Time, the Surviving Entity shall appoint EQBK to act as its manager.

Section 1.05 Effect on Capital Stock/Units. At the Effective Time, by virtue of the Merger and without any further action on the part of EQBK, Merger Sub, Frontier or any holder of record of the following securities/interests:

(a) Each share of Class A common stock, par value $0.01 per share, of EQBK (“EQBK Class A Stock”) and Class B common stock, par value $0.01 per share of EQBK (“EQBK Class B Stock” and together with the EQBK Class A Stock, the “EQBK Stock”) issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

(b) Each unit of Frontier (each a “Frontier Unit” and collectively the “Frontier Units”) issued and outstanding immediately prior to the Effective Time, except for the Cancelled Units, shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, the following:

(i) a number of shares of EQBK Class A Stock equal to the Exchange Ratio; and

(ii) the Per Unit Cash Amount (the aggregate consideration described in clauses (i) and (ii), such per unit amount, the “Per Unit Merger Consideration,” and in the aggregate for all holders of Frontier Units entitled to receive the Per Unit Merger Consideration under the terms of this Agreement, the “Merger Consideration”).

(c) At the Effective Time, each Frontier Unit converted into the right to receive the Per Unit Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Frontier Units shall thereafter cease to have any rights with respect to such Frontier Units, except the right to receive the Per Unit Merger Consideration for such units.

(d) Any Frontier Units that are owned immediately prior to the Effective Time by Frontier, EQBK or their respective Subsidiaries (other than (i) Frontier Units held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) Frontier Units held in respect of a debt previously contracted) shall be canceled and extinguished without any conversion thereof or consideration therefor (the “Cancelled Units”).

(e) No certificates representing a fractional share of EQBK Class A Stock shall be issued by EQBK. In lieu of any fractional share, each holder of Frontier Units entitled to a fractional share, upon surrender of such Frontier Units, shall be entitled to receive from EQBK an amount in cash (without interest), payable in accordance with Section 1.07, rounded to the nearest cent, determined by multiplying the fractional share by the closing price of EQBK Class A Stock as of the Calculation Date.

(f) Notwithstanding anything to the contrary herein, if, between the date hereof and the Effective Time, the outstanding shares of EQBK Class A Stock or EQBK Class B Stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that each holder of Frontier Units shall be entitled to receive the Merger Consideration in such proportion as it would have received if the record date for such Share Adjustment had been immediately after the Effective Time.

(g) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one newly issued, fully paid and non-assessable unit of the Surviving Entity.

Section 1.06 Calculation of Consideration. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Adjusted Cash Amount” means an amount equal to the difference between (i) $32,500,000, minus (ii) the Equity Adjustment.

(b) “Adjusted Equity” means the Frontier Equity as adjusted to reflect the payment of or accrual for all Frontier Merger Costs.

(c) “Calculation Date” means the last day of the month immediately preceding the month during which the Closing Date occurs, or such other date as mutually agreeable to the parties hereto.

(d) “Equity Adjustment” means the (i) Minimum Equity, minus (ii) Adjusted Equity; provided, that if the amount of the Adjusted Equity is greater than the Minimum Equity, then the Equity Adjustment shall be zero.

(e) “Exchange Ratio” means the amount of shares of EQBK Class A Stock equal to the quotient of 2,220,000 divided by the number of Frontier Units outstanding immediately prior to the Effective Time, except for the Cancelled Units.

(f) “Frontier Equity” means the members’ equity of Frontier, calculated as of the Calculation Date and in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied.

(g) “Frontier Merger Costs” means the following items that have not otherwise been paid or accrued on or prior to the Calculation Date: (i) the cost of terminating any employment related agreements and obligations (including any non-competition agreements, option agreements or equity based plans); (ii) the transaction costs, fees and expenses (including, without limitation, all legal, accounting, and financial advisory fees and expenses, including any cost to obtain any opinion as to the financial fairness of the Merger) incurred by Frontier; (iii) the payments owed by Frontier to those employees and in such amounts listed on Frontier Confidential Schedule 1.06(g), including, without limitation any severance, stay-pay or retention bonus amounts or change in control payments not being paid by EQBK (all of which shall be reflected on Frontier Confidential Schedule 1.06(g) including the name of the recipient, the amount of such payment and with respect to any stay-pay or retention bonus arrangements, the date through which the recipient must remain employed by the Surviving Entity to receive the stay-pay or retention bonus amount); (iv) a mutually agreeable estimate of the cost of obtaining a determination letter from the IRS in connection with the termination of a Retirement Plan; (v) any federal or state income Tax obligations (including pass-through entity and non-resident withholding Tax obligations), franchise Tax obligations or property Tax obligations imposed with respect to any tax year or period (or portion thereof) ending immediately prior to the Effective Time; (vi) the accrual or payment of all of the costs, fees, expenses, contract payments and penalties or liquidated damages necessary to be paid by Frontier in connection with any contract termination required pursuant to this Agreement, including, without limitation, all costs, fees, deconversion fees, expenses, contract payments and penalties or liquidated damages associated with the termination of the data processing, technology and other contracts contemplated by Section 5.15 hereof; (vii) any unrealized gains or any unrealized losses (as the case may be) in Frontier’s held-to-maturity securities portfolio as of the Calculation Date; (viii) a mutually agreeable estimate of the cost of preparing any required federal and state income Tax Returns of Frontier for the tax year ended September 30, 2025 and for the period from October 1, 2025 through the Closing Date; (ix) any distributions on the Frontier Units declared or to be declared through the date immediately preceding the Closing Date; (x) any amount required to be added to Frontier’s allowance for loan losses to comply with Section 5.04(k); (xi) the cost of the Audit; and (xii) any other amounts mutually agreed upon in writing by EQBK and Frontier. For the avoidance of doubt, Frontier shall pay or fully accrue all Frontier Merger Costs as of the Calculation Date, including mutually agreeable estimates of all Frontier Merger Costs to be paid after the Calculation Date.

(h) “Minimum Equity” means $99,416,508.00.

(i) “Per Unit Cash Amount” means the amount equal to the quotient of the Adjusted Cash Amount, divided by the number of the Frontier Units outstanding immediately prior to the Effective Time, except for the Cancelled Units.

Section 1.07 Exchange Procedures.

(a) Prior to the Effective Time, EQBK shall appoint an exchange agent (the “Exchange Agent”) to act as the exchange agent hereunder, which may be Equity Bank.

(b) At or prior to the Effective Time, EQBK shall deposit with or make available to the Exchange Agent, for the benefit of the holders of Certificates (as defined below), for exchange in accordance with this Section 1.07(a), (i) certificates or, at EQBK’s option, evidence of shares in book entry form, representing the shares of EQBK Class A Stock, to be issued pursuant to Section 1.05(b), and (ii) cash in an amount sufficient to pay (A) the aggregate Per Unit Merger Consideration and (B) cash in lieu of any fractional shares (such shares of EQBK Class A Stock and cash described in the foregoing clauses (i) and (ii), the “Exchange Fund”).

(c) As promptly as practicable after the Effective Time, but no later than ten (10) Business Days after the Effective Time, and subject to the receipt by the Exchange Agent of a list of Frontier’s unitholders in a format that is reasonably acceptable to the Exchange Agent, EQBK shall cause the Exchange Agent to mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Units) representing Frontier Units (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of Frontier Units), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate and, if reasonably required by EQBK or the Exchange Agent, the posting by such holder of Frontier Units of a bond in such amount as EQBK or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the agreement with the Exchange Agent (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Per Unit Merger Consideration, any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07. The Frontier unitholders will be entitled to receive their Per Unit Merger Consideration only after receipt by the Exchange Agent of a properly completed Letter of Transmittal. If a Letter of Transmittal contains an error, is incomplete or is not accompanied by all appropriate Certificates, then EQBK will cause the Exchange Agent to notify that Frontier unitholder promptly of the need for further information or documentation.

(d) As promptly as practicable after the Effective Time, but within five (5) Business Days after the surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, the Exchange Agent shall deliver to such holder of Frontier Units the Per Unit Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid with respect to each Frontier Unit represented by the Certificate, and each Certificate surrendered will be canceled. EQBK may, at its option, deliver any shares of EQBK Class A Stock in book-entry form. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Unit Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 1.07, and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07.

(e) No dividends or other distributions with respect to EQBK Class A Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of EQBK Class A Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 1.07. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Section 1.07, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of EQBK Class A Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of EQBK Class A Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the EQBK Class A Stock issuable with respect to such Certificate.

(f) In the event of a transfer of ownership of a Certificate representing Frontier Units prior to the Effective Time that is not registered in the unit transfer records of Frontier, the Per Unit Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Frontier Units shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of EQBK and the Exchange Agent that the Tax has been paid or is not applicable.

(g) EQBK, the Surviving Entity, Equity Bank, the Bank and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold, if necessary, from any Per Unit Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any Person such amounts as they are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such amounts shall be (i) remitted to the appropriate Governmental Entity, and (ii) treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by EQBK or the Exchange Agent, as the case may be.

(h) Any portion of the Exchange Fund that remains unclaimed by the unitholders of Frontier at the expiration of six (6) months after the Effective Time shall be paid to EQBK. In such event, any former unitholders of Frontier who have not theretofore complied with this Section 1.07 shall thereafter look only to EQBK with respect to the Per Unit Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the EQBK Class A Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(i) Any other provision of this Agreement notwithstanding, none of EQBK, the Surviving Entity or the Exchange Agent shall be liable to a holder of Frontier Units for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.08 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Integrated Mergers together be treated as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement and until the Closing Date, each party hereto shall (and shall cause its Affiliates to) use its commercially reasonable efforts to cause the Integrated Mergers to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 1.09 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, EQBK may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or state income tax consequences to the holders of Frontier Units as a result of such modification, (ii) the after tax consideration to be paid to the holders of Frontier Units is not changed in kind or reduced in amount, and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or the Closing.

Section 1.10 Second Step Merger. On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the Kansas General Corporations Code (“KGCC”), the RULLCA, and the MBCA, EQBK shall cause the Surviving Entity to be merged with and into EQBK in the Second Step Merger, with EQBK surviving the Second Step Merger and continuing its existence under the Laws of the State of Kansas, and the separate corporate existence of the Surviving Entity ceasing as of the Second Effective Time. In furtherance of the foregoing, EQBK shall cause to be filed with the Secretary of State of the State of Kansas and the Secretary of State of the State of Nebraska, in accordance with the KGCC, the RULLCA, and the MBCA, respectively, a certificate of merger relating to the Second Step Merger (the “Second Certificate of Merger”). The Second Step Merger shall become effective as of the date and time specified in the Second Certificate of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the KGCC, the RULLCA, and the MBCA.

Section 1.11 Bank Merger. Immediately following the Second Step Merger, or at such later time as EQBK may determine in its sole discretion, EQBK will cause the Bank Merger on the terms and subject to the terms and conditions set forth in the Bank Merger Agreement attached hereto as Exhibit C (the “Bank Merger Agreement”). Equity Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. The parties agree that the Bank Merger will become effective immediately after the Second Effective Time or at such later time as EQBK may determine. Prior to or on the date of this Agreement, the board of directors each of Equity Bank and the Bank have approved the Bank Merger Agreement and Equity Bank and the Bank entered into the Bank Merger Agreement. In furtherance of the foregoing, the parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to effectuate the Bank Merger.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01 Time and Place of the Closing and Closing Date.

(a) On a date mutually acceptable to EQBK and Frontier (i) within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and (ii) the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties for a reasonable period to facilitate a Calculation Date on month-end in the event the parties so agree, a closing will take place at which the parties to this Agreement will exchange certificates, letters and other documents, which may be conducted electronically, in order to determine whether all of the conditions set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the “Closing”).

(b) The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the certificate of merger, reflecting the Merger, filed with the Secretary of State of the State of Nebraska in accordance with the RULLCA and the MBCA (the “Effective Time”). The parties will use their commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than one (1) day after the Closing Date.

(c) The Closing will take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201 at 10:00 a.m. on the Closing Date, or at such other time and place to which the parties may agree.

Section 2.02 Actions to be Taken at the Closing by Frontier. At the Closing, Frontier will execute and acknowledge, or cause to be executed and acknowledged, and deliver to EQBK such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of EQBK to close hereunder):

(a) true, correct and complete copies of Frontier’s articles of organization and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Nebraska;

(b) true, correct and complete copies of the Bank’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Nebraska;

(c) a certificate of good standing from the Secretary of State of the State of Nebraska, duly certifying as of a recent date as to the good standing of Frontier under the Laws of the State of Nebraska;

(d) a certificate of good standing from the Secretary of State of the State of Nebraska, duly certifying as of a recent date as to the good standing of the Bank;

(e) a letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that Frontier is a registered financial holding company under the BHCA;

(f) a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Frontier, pursuant to which such officer will certify: (i) the due adoption by the Frontier Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the unitholders of Frontier of this Agreement; (iii) the incumbency and true signatures of those officers of Frontier duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iv) that the copy of the Frontier Operating Agreement attached to such certificate is true and correct and such Frontier Operating Agreement has not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of Frontier Units as of the Closing Date;

(g) a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of the Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the due adoption by the sole shareholder of the Bank of resolutions authorizing the Bank Merger, the Bank Merger Agreement and the transactions contemplated by the Bank Merger Agreement, (iii) the incumbency and true signatures of those officers of the Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; and (iv) that the copy of the bylaws of the Bank attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(h) a certificate, dated as of the Closing Date, executed by the chief executive officer of Frontier, pursuant to which Frontier will certify that (i) Frontier has satisfied the conditions set forth in Section 8.01 and Section 8.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to Frontier or any of its Subsidiaries, individually or in the aggregate since December 31, 2024;

(i) all consents required from third parties to complete the transactions contemplated by this Agreement listed on Frontier Confidential Schedule 2.02(i);

(j) all releases as required under Section 8.06;

(k) a certificate dated as of the Closing Date, executed by the chief financial officer of Frontier certifying the amount of the Adjusted Equity of Frontier as of the Calculation Date;

(l) all corporate seals for Frontier and the Bank;

(m) the resignation of Frontier Management, LLC as manager of Frontier effective as of immediately prior to the Effective Time; and

(n) all other documents required to be delivered to EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by EQBK or its counsel.

Section 2.03 Actions to be Taken at the Closing by EQBK. At the Closing, EQBK will execute and acknowledge, or cause to be executed and acknowledged, and deliver to Frontier such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of Frontier to close hereunder):

(a) true, correct and complete copies of EQBK’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;

(b) a certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of EQBK under the Laws of the State of Kansas;

(c) a letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that EQBK is a registered financial holding company under the BHCA;

(d) a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of EQBK, pursuant to which such officer will certify: (i) the due adoption by the EQBK Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of EQBK duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iii) that the copy of the bylaws of EQBK attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(e) a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Equity Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of Equity Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the incumbency and true signatures of those officers of Equity Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver the Bank Merger Agreement and the other agreements and documents contemplated thereby; and (iii) that the copy of the bylaws of Equity Bank attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(f) a certificate, dated as of the Closing Date, executed by the chief executive officer of EQBK, pursuant to which EQBK will certify that (i) EQBK has satisfied the conditions set forth in Section 7.01 and Section 7.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to EQBK since December 31, 2024;

(g) all consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on EQBK Confidential Schedule 2.03(g); and

(h) all other documents required to be delivered to Frontier by EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Frontier or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FRONTIER

Except as disclosed in the disclosure schedules delivered by Frontier to EQBK prior to the execution hereof (the “Frontier Confidential Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Frontier Confidential Schedules as an exception to a representation or warranty shall not be deemed an admission by Frontier that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this ARTICLE III shall be deemed to qualify (1) any other section of this ARTICLE III specifically referenced or cross-referenced and (2) other sections of this ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Frontier hereby represents and warrants to EQBK as follows:

Section 3.01 Organization and Qualification.

(a) Frontier is a limited liability company, duly organized, validly existing and in good standing under all applicable Laws of the State of Nebraska and is a financial holding company registered under the BHCA.

Frontier has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of organization and Frontier Operating Agreement, as amended to date, certified by the secretary of Frontier, have been made available to EQBK. Frontier does not own or control any Affiliate or Subsidiary, other than as set forth on Frontier Confidential Schedule 3.01(a). The nature of the business of Frontier and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Nebraska. Frontier has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than as set forth on Frontier Confidential Schedule 3.01(a) or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Frontier has not been conducted through any other direct or indirect Subsidiary or Affiliate of Frontier other than the Bank.

(b) The Bank is a Nebraska state bank, duly organized and validly existing under the Laws of the State of Nebraska and in good standing under all Laws of the State of Nebraska. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the certificate of incorporation and bylaws of the Bank, as amended to date, certified by the Secretary or Cashier of the Bank have been made available to EQBK. The Bank is an insured depository institution as defined in the FDIA. Except as set forth in Frontier Confidential Schedule 3.01(b), the Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of Nebraska. The Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

Section 3.02 Authority; Execution and Delivery. Frontier has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Frontier Board. The Frontier Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Frontier and its members and has directed that this Agreement and the transactions contemplated hereby be submitted to the holders of Frontier Units for approval at the Members’ Meeting. Frontier has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Frontier, and each constitutes the legal, valid and binding obligation of Frontier, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 3.03 Capitalization. As of the date of this Agreement,

(a) The entire authorized capital of Frontier consists solely of a single class of Frontier Units, of which 43,245.7 are issued and outstanding. Except as set forth on Frontier Confidential Schedule 3.03, there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, Frontier to purchase or otherwise acquire any security of or equity interest in Frontier, obligating Frontier to issue any units of, restricting the transfer of or otherwise relating to units of any class. All of the issued and outstanding Frontier Units have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.

Such Frontier Units have been issued in compliance with the securities Laws of the United States and the states in which such Frontier Units were issued. There are no restrictions applicable to the payment of distributions on the Frontier Units except pursuant to applicable Laws, and all distributions declared before the date of this Agreement have been paid.

(b) As of the date hereof, the entire authorized capital stock of the Bank consists solely of 2,000 shares of common stock, par value $100.00 per share, of the Bank (“Bank Stock”), all of which are issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable (except, with respect to the Bank, as provided by Neb. Rev. St. § 8-1,117), and have not been issued in violation of the preemptive rights of any person. Such shares of Bank Stock have been issued in compliance with the securities Laws of the United States and the State of Nebraska. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(c) Frontier owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens whatsoever, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to the Bank, as provided by Neb. Rev. St. § 8-1,117) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Frontier has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.04 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Frontier Confidential Schedule 3.04(a), Frontier and each of its Subsidiaries holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to Frontier, individually or in the aggregate, or to the Knowledge of Frontier is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth on Frontier Confidential Schedule 3.04(b), Frontier and each of its Subsidiaries have in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the operating agreement of Frontier or any of its Subsidiaries, the bylaws or other governing documents of Frontier or any of its Subsidiaries (collectively, the “Frontier Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Frontier, its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any Governmental Entity applicable to Frontier or any of its Subsidiaries or their respective assets, operations, properties or businesses.

(c) Except as set forth on Frontier Confidential Schedule 3.04(c), the execution, delivery and performance of this Agreement (provided the required regulatory and member approvals are obtained) and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the Frontier Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to Frontier or any of its Subsidiaries or their respective assets, operations, properties or businesses or (iii) any material Law or Order of any Governmental Entity applicable to Frontier or any of its Subsidiaries or their respective assets, operations, properties or businesses.

Section 3.05 Financial Statements.

(a) Frontier has furnished to EQBK true and complete copies of (i) the audited consolidated balance sheet of Frontier and its Subsidiaries as of September 30, 2024, September 30, 2023, and September 30, 2022 and the related audited consolidated statements of operations, members’ equity, and cash flows of Frontier and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Frontier’s independent auditors for the years ended as of such dates, and (ii) the unaudited consolidated balance sheet of Frontier and its Subsidiaries at June 30, 2025, and the related consolidated statements of operations of Frontier and its Subsidiaries, together with all related notes and schedules thereto for the six months ended as of such date (collectively, the financial statements listed in clause (i) and (ii), the “Frontier Financial Statements”). The Frontier Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of Frontier and the Bank at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the Frontier Financial Statements accurately and fairly reflect in all material respects the transactions of Frontier. The Frontier Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The books and records of Frontier and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2021, no independent registered public accounting firm of Frontier has resigned (or informed Frontier that it intends to resign) or been dismissed as independent registered public accountants of Frontier as a result of or in connection with any disagreements with Frontier on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Frontier has furnished EQBK with true and complete copies of the Reports of Condition and Income as of December 31, 2022, 2023 and 2024, together with the memoranda items and notes thereto (the “Call Reports”), for the Bank. The Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with GAAP and regulatory accounting principles (“RAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for loan losses account for the Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.

Section 3.06 Undisclosed Liabilities. Except as set forth in Frontier Confidential Schedule 3.06, neither Frontier nor any of its Subsidiaries have liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by Frontier or any of its Subsidiaries), that are not reflected in or disclosed in the appropriate Frontier Financial Statements or Call Reports, except those (a) liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the applicable dates of Frontier Financial Statements or the Call Reports, respectively, or (b) that are not, individually or in the aggregate, material to Frontier and its Subsidiaries, taken as a whole.

Section 3.07 Litigation.

(a) Except as set forth on Frontier Confidential Schedule 3.07, neither Frontier nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Frontier, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Frontier or any of its Subsidiaries, nor to the Knowledge of Frontier, is there any basis for any proceeding, claim or any action against Frontier or any of its Subsidiaries. Except as set forth in Frontier Confidential Schedule 3.07, the amounts in controversy in each matter described on Frontier Confidential Schedule 3.07, and the costs and expenses of defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductible set forth on Frontier Confidential Schedule 3.07 with respect to each matter and subject to the policy limits set forth on Frontier Confidential Schedule 3.07. There is no Order imposed upon Frontier or any of its Subsidiaries or the assets or Property of Frontier or any of its Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to Frontier or any of its Subsidiaries.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of Frontier, threatened against Frontier or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Frontier or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices, (b) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the OSBC or the NDB, and approval of such applications, filings and notices, (d) the filing with the SEC of (i) any filings under applicable requirements of the Securities Act or the Exchange Act, including the filing of the Proxy Statement/Prospectus and (ii) the Form S-4 and declaration of effectiveness of the Form S-4, (e) the filing of the articles or certificates of merger with the Secretary of State of the State of Nebraska pursuant to the requirements of the RULLCA and the MBCA and the Secretary of State of the State of Kansas the pursuant to the requirements of the KGCC, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of EQBK Class A Stock pursuant to this Agreement and the approval of the listing of such EQBK Class A Stock on the New York Stock Exchange (the “NYSE”), no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Frontier of this Agreement or (B) the consummation by Frontier of the transactions contemplated by this Agreement. As of the date of this Agreement, Frontier knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and Frontier has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 3.09 Title to Assets. Frontier Confidential Schedule 3.09 identifies all real property, other than foreclosed Other Real Estate Owned Property (“OREO Property”) that, as of the date of this Agreement is (i) owned by Frontier or any of its Subsidiaries (“Owned Real Property”), or (ii) leased pursuant to which Frontier or any of its Subsidiaries is a party, either as a lessor or lessee (“Leased Real Property”). Frontier or any of its Subsidiaries (a) has good and marketable title to all its Owned Real Property; (b) holds valid and enforceable leases for all its Leased Real Property; (c) owns all of its personal property reflected on the Call Reports and the Frontier Financial Statements; and (d) holds valid and enforceable leases for all leased personal property used by Frontier or any of its Subsidiaries, in each case free and clear of all mortgages and all other

Liens (other than Permitted Encumbrances), except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, or which, individually or in the aggregate, would not have a Material Adverse Change on Frontier.

Section 3.10 Absence of Certain Changes or Events. Except as set forth on Frontier Confidential Schedule 3.10, since September 30, 2024, Frontier and each of its Subsidiaries has conducted its business only in the ordinary course and has not:

(a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(b) discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(c) increased the amount of Frontier Units or shares of Bank Stock outstanding or its surplus (as calculated in accordance with the instructions to the Call Report), or declared or made any payment of dividends or other distribution to its unitholders or shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d) issued, reserved for issuance, granted, sold or authorized the issuance of any units or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e) acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(f) mortgaged, pledged or subjected to Lien any of its material property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, (ii) pledges of assets to secure public fund deposits, and (iii) those assets and properties disposed of for fair value since the applicable dates of the Frontier Financial Statements or the Call Reports;

(g) sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(h) terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Change;

(i) disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or Proprietary Right or modified any existing rights with respect thereto;

(j) made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its members, unitholders, shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except to the extent required by Law or as contemplated by this Agreement;

(k) except for improvements or betterments relating to Properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

(l) instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $10,000;

(m) suffered any change, event or condition that, in any case or in the aggregate, has caused or is reasonably likely to result in a Material Adverse Change;

(n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(o) entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(p) sold, or disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(q) made any, or acquiesced with any, change in any accounting methods, principles or practices except as required by GAAP or RAP or the extent required by Law;

(r) sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $500,000 or more, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(s) made, renewed, extended the maturity of, or altered any of the terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000. For the avoidance of doubt, this Section 3.10(s) shall not prohibit any loan or require Frontier or any Subsidiary thereof to obtain the consent of EQBK in order to make any loan except as may be required pursuant to Section 5.05(t), and any loans made in excess of the principal amount of $500,000 between the date of this Agreement and the Closing Date and any such loans will be set forth on Frontier’s supplemental disclosure schedules provided to EQBK pursuant to Section 5.20;

(t) renewed, extended the maturity of, or altered any of the terms of any loan classified by Frontier as “watch,” “special mention,” “substandard,” “problem,” “loss,” or other words of similar import;

(u) made, changed or rescinded any Tax election, changed any Tax accounting method or annual accounting period, amended any Tax Return, filed a claim for a refund of Tax, settled or compromised any Tax audit, exam, litigation or other proceeding, surrendered any right to claim a Tax refund, entered into any closing or other Tax related agreement with a Governmental Entity, or consented to any extension or waiver of any statute of limitations period with respect to Taxes; or

(v) entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (u) above.

Section 3.11 Leases, Contracts and Agreements.

(a) Frontier Confidential Schedule 3.11(a) sets forth a complete listing, as of June 30, 2025, of all contracts to which Frontier or any of its Subsidiaries is a party (collectively, the “Listed Contracts”) that:

(i) relate to real property used by Frontier or any of its Subsidiaries in its operations (such contracts being referred to herein as the “Leases”);

(ii) relate in any way to the assets or operations of Frontier or any of its Subsidiaries and involves payments to or by Frontier or any of its Subsidiaries of $50,000 or more during any annual period;

(iii) contain any right of first refusal or option to purchase in favor of a third party;

(iv) limits the ability of Frontier or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or that upon consummation of the Merger will restrict the ability of EQBK or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;

(v) obligates Frontier or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, EQBK and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than Frontier or any of its Subsidiaries “most favored nation” status or similar rights;

(vi) relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(vii) relates to indebtedness of Frontier or any of its Subsidiaries;

(viii) provides for potential indemnification payments by Frontier or any of its Subsidiaries or the potential obligation of Frontier or any of its Subsidiaries to repurchase loans;

(ix) is material to Frontier’s and its Subsidiaries’ balance sheets or their financial conditions or results of operations;

(x) provides any rights to investors in Frontier, including registration, preemptive or antidilution rights or rights to designate members of or observers to Frontier’s Members or any of its Subsidiaries’ Board of Directors;

(xi) is a data processing/technology contracts, software programming or licensing contract;

(xii) requires a consent to, waiver of or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;

(xiii) limits the payment of dividends by the Bank or any other Subsidiary of Frontier; or

(xiv) was otherwise not entered into in the ordinary course of business or that is material to Frontier or any of its Subsidiaries or its financial condition or results of operations.

(b) For the purposes of this Agreement, the term “Listed Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) bankers acceptances of, or (viii) deposit liabilities of, Frontier or the Bank.

(c) Except as set forth on Frontier Confidential Schedule 3.11(c), no participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liability to Frontier or any of its Subsidiaries. All of the Listed Contracts are legal, valid and binding obligations of the parties to the contracts enforceable according to their terms, subject to the Bankruptcy Exception.

(d) True and correct copies of all Listed Contracts, and all amendments thereto, have been furnished to EQBK.

(e) All rent and other payments by Frontier and each of its Subsidiaries under the Listed Contracts are current, there are no existing defaults by Frontier or any of its Subsidiaries under the Listed Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.

(f) Since June 30, 2025, neither Frontier nor any of its Subsidiaries has entered into any contracts of the type described under Section 3.11(a)(i) – (a)(xiv).

Section 3.12 Taxes.

(a) Frontier and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns are true, correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All Taxes due and payable by Frontier and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid to the appropriate Governmental Entity. Neither Frontier nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim (or, to the Knowledge of Frontier, any other claim) has been made by a Governmental Entity in a jurisdiction where Frontier or any of its Subsidiaries, as applicable, does not file a particular Tax Return or pay a particular Tax that indicates that Frontier or its Subsidiary, as applicable, is or may be required to file such Tax Return or pay such Tax. Other than Liens for Taxes not yet due and payable, there are no Liens for Taxes upon any of the assets of Frontier or any of its Subsidiaries.

(b) Frontier and each of its Subsidiaries have each collected or withheld and duly and timely paid to, or deposited with, the appropriate Governmental Entity all Taxes required to have been collected or withheld and so paid or deposited by it. Frontier and each of its Subsidiaries is in compliance with, and Frontier’s and each of its Subsidiaries’ records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and withholding requirements.

(c) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax liability or Tax Return of Frontier or any of its Subsidiaries either (i) pending or ongoing, (ii) claimed or raised by any Governmental Entity in writing, or (iii) as to which Frontier or any of its Subsidiaries has Knowledge. No Governmental Entity has threatened in writing (or, to the Knowledge of Frontier, otherwise) to assess additional Taxes for any period, which threat remains outstanding. All Tax deficiencies asserted, or assessments made, against Frontier or any of its Subsidiaries have been fully paid or finally resolved.

(d) True and complete copies of all Tax Returns of Frontier and each of its Subsidiaries, as filed with the Governmental Entity, and all examination reports, statements or notices of proposed deficiency or other similar documents that have been issued to Frontier or any of its Subsidiaries from a Governmental Entity, for the years or periods ended on or after September 30, 2021, have been furnished or otherwise made available to EQBK. Neither Frontier nor any of its Subsidiaries have waived any statute of limitations or agreed to any extension of time with respect to the assessment or collection of any Tax, which waiver or extension remains in effect (excluding any extension that arose as a result of automatic extensions of time to file Tax Returns to the extent such extension was obtained in the ordinary course of business).

(e) Neither Frontier nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Frontier nor any of its Subsidiaries is subject to Tax in any jurisdiction outside the United States by virtue of (i) having a permanent establishment or other place of business outside of the United States or (ii) having a source of income in that jurisdiction.

(f) Neither Frontier nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnification or sharing agreement, other than agreements with unrelated third parties that originated and have been maintained in the ordinary course of business and no principle purpose of which was or has been Taxes.

(g) Neither Frontier nor any of its Subsidiaries have (i) been a member of any group filing a consolidated, affiliated, combined, unitary or other similar Tax Return covering more than one legal entity (other than a group the common parent of which was Frontier), nor (ii) any liability for the Taxes of any Person other than Frontier and its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract or otherwise under applicable Law.

(h) Neither Frontier nor any of its Subsidiaries has participated in or been the promoter of any reportable transaction within the meaning of Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b)(1).

(i) Neither Frontier nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(j) Neither Frontier nor any of its Subsidiaries has ever received or sought a private letter ruling from the IRS, or similar ruling from a state or local Governmental Entity. Neither Frontier nor any of its Subsidiaries has ever received an information document request, notice of proposed deficiency, or deficiency notice from the IRS (or any comparable ruling from any other Governmental Entity), except for a notice or request that is not currently outstanding and that did not result in an adjustment.

(k) Neither Frontier nor any of its Subsidiaries will be required to include any item of income in, nor will Frontier or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in Frontier’s or any of its Subsidiaries’ method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) or other Tax related contract with a Governmental Entity executed on or prior to the close of the Closing Date; (iii) intercompany transaction or excess loss account of Frontier or any of its Subsidiaries described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) in existence on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the close of the Closing Date by Frontier or any of its Subsidiaries; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date by Frontier or any of its Subsidiaries, or (vi) use of the cash method of accounting.

(l) Neither Frontier nor any of its Subsidiaries received or sought a private letter ruling, technical advise memorandum or other similar agreement or advice from a Governmental Entity with respect to Taxes.

(m) Neither Frontier nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(n) The Internal Revenue Service (the “IRS”) has never challenged the interest deduction on any of Frontier’s or any of its Subsidiaries’ debt on the basis that such debt constitutes equity for federal income tax purposes.

(o) Frontier has made a valid election to be an S corporation pursuant to Section 1362 of the Code, and valid state S corporation elections, where applicable, beginning with its first taxable year (“Commencement Date”). Frontier has been a valid S corporation for all U.S. federal and state Tax purposes (where applicable) at all times since the Commencement Date and will continue to be a valid S corporation through the Closing Date. No Governmental Entity has challenged or is challenging Frontier’s qualification as an S corporation. Frontier will not be liable for any Tax under Section 1374 of the Code (or any analogous provisions of state or local Law), in connection with the sale of any of its assets.

(p) Each Subsidiary of Frontier has made a valid election to be a qualified subchapter S subsidiary (as that term is defined in Section 1361(b)(3)(B) of the Code) and valid state S corporation election, where applicable), and such Subsidiary has been a valid qualified subchapter S subsidiary for U.S. federal and state Tax purposes (where applicable) at all times since organization or formation and will be a qualified subchapter S subsidiary at the time of the Closing.

(q) The unpaid Taxes of Frontier and each of its Subsidiaries (i) did not, as of September 30, 2024, exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Frontier Financial Statements as of September 30, 2024, and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Frontier and its Subsidiaries in filing their respective Tax Returns.

(r) Neither Frontier nor its Subsidiaries has taken or agreed to take (or failed to take or failed to agree to take) any action and has no Knowledge of any facts or circumstances that would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(s) Neither Frontier nor any of its Subsidiaries has (i) made an election to defer any portion of any payroll, social security, unemployment, withholding or other Taxes pursuant to the CARES Act (or any similar election under any applicable Law) beyond the date of this Agreement, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, P.L. 116-127, or (iii) claimed any Tax credits under Section 2301 of the CARES Act or Section 3134 of the Code.

Section 3.13 Insurance. Frontier Confidential Schedule 3.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to Frontier and each of its Subsidiaries. All such policies (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither Frontier nor any of its Subsidiaries is in default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Except as set forth on Frontier Confidential Schedule 3.13, neither Frontier nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which Frontier or any of its Subsidiaries have applied for any such insurance within the last two (2) years. Each property of Frontier and each of its Subsidiaries is insured for an amount deemed adequate by Frontier’s management, as applicable, against risks customarily insured against. There have been no claims under any fidelity bonds of Frontier or any of its Subsidiaries within the last three (3) years, and Frontier has no Knowledge of any facts that would form the basis of a claim under such bonds.

Section 3.14 No Material Adverse Change. Except as set forth on Frontier Confidential Schedule 3.14, there has not been any Material Adverse Change with regard to or affecting Frontier or any of its Subsidiaries since December 31, 2024, nor has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change on Frontier or any of its Subsidiaries or that could materially affect Frontier’s or any of its Subsidiaries’ ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 3.15 Proprietary Rights. Except as set forth on Frontier Confidential Schedule 3.15, neither Frontier nor any of its Subsidiaries owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. Neither Frontier nor any of its Subsidiaries is infringing upon or otherwise acting adversely to, and have not infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other Person or Persons. There is no claim or action by any such Person pending, or to Frontier’s Knowledge, threatened, with respect thereto. No third party has ever gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Frontier and its Subsidiaries

Section 3.16 Transactions with Certain Persons and Entities. Except as set forth on Frontier Confidential Schedule 3.16 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by Frontier or any of its Subsidiaries to, and neither Frontier nor any of its Subsidiaries is otherwise a creditor to, any director or executive officer of Frontier or any of its Subsidiaries nor is Frontier or any of its

Subsidiaries a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director of Frontier or any of its Subsidiaries. Except as set forth on Frontier Confidential Schedule 3.16, neither Frontier nor any of its Subsidiaries uses any asset owned by any shareholder or unitholder, or any present or former member, director or officer of Frontier or any of its Subsidiaries, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in Frontier’s or any of its Subsidiaries’ premises and not used in the operations of Frontier or any of its Subsidiaries), nor do any of such persons own or have the right to use real property that is adjacent to property on which Frontier’s or any of its Subsidiaries’ facilities are located. Except as set forth on Frontier Confidential Schedule 3.16 or Frontier Confidential Schedule 3.28(a) and excluding deposit liabilities, neither Frontier nor any of its Subsidiaries is a party to any transaction or contract with any director or executive officer of Frontier or any of its Subsidiaries.

Section 3.17 Evidences of Indebtedness. All evidences of indebtedness and Leases included in the Frontier Financial Statements are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against Frontier or any of its Subsidiaries or the present holder thereof. The credit files of Frontier and the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to Frontier that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of Frontier or the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). Frontier and the Bank have disclosed all of the intermediate, substandard, doubtful, loss, nonperforming or problem loans of Frontier and the Bank on the internal watch list of Frontier or the Bank, a copy of which as of August 25, 2025, has been provided to EQBK. Neither Frontier nor the Bank is aware of, nor has Frontier or the Bank received notice of, any past or present conditions, events, activities, practices or incidents that may result in a violation of any Environmental Law with respect to any real property securing any indebtedness reflected as an asset of Frontier. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant Laws such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects.

Section 3.18 Condition of Assets. All tangible assets used by Frontier and each of its Subsidiaries are in good operating condition, ordinary wear and tear excepted, and conform with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. Except as set forth on Frontier Confidential Schedule 3.18, none of Frontier’s or any of its Subsidiaries’ premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.19 Environmental Compliance.

(a) Frontier and each of its Subsidiaries, operations and Properties are in material compliance with all Environmental Laws. Frontier is not aware of, nor has Frontier or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Frontier or any of its Subsidiaries with all Environmental Laws.

(b) Frontier and each of its Subsidiaries have obtained all permits, licenses and authorizations that are required by it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.

(c) No Hazardous Materials exist on, about or within any of the Properties, nor to the Knowledge of Frontier has any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, or transported from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment. The use that Frontier and each of its Subsidiaries makes and intends to make of the Properties will not result in the use, generation, storage, transportation or accumulation of any Hazardous Material on, in or from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment.

(d) There is no action, suit, proceeding, investigation, or inquiry by any Governmental Entity pending or to Frontier’s Knowledge threatened against Frontier, any of its Subsidiaries or, to Frontier’s Knowledge, pending or threatened against any other Person in connection with any Property, arising in any way under any Environmental Law. Neither Frontier nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither Frontier nor any of its Subsidiaries received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has Frontier or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(e) No Hazardous Materials have been disposed of on, or released to, or from, any of the Properties, and no Hazardous Materials are present in or on the soil, sediments, surface water or ground water on, under, or migrating from any of the Properties in concentrations that would give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.

(f) Except as listed on Frontier Confidential Schedule 3.19, none of the following exists at any property or facility owned or operated by Frontier or any of its Subsidiaries: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or urea formaldehyde, or (iv) landfills, surface impoundments, or disposal areas.

(g) None of the properties currently owned or operated by Frontier or any of its Subsidiaries is encumbered by a Lien arising or imposed under any Environmental Law.

(h) The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(i) Neither Frontier nor any of its Subsidiaries, either expressly or by operation of law, assumed or undertaken any obligation, including any obligation for remedial action, of any other Person under any Environmental Law.

(j) Frontier has provided EQBK with copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.

Section 3.20 Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by Frontier and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Federal Reserve, FDIC and the NDB, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Except as set forth on Frontier Confidential Schedule 3.20, (a) none of Frontier or any of its Subsidiaries is or has been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies, and Frontier and each of its Subsidiaries are in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action, and (b) there are no actions or proceedings pending or threatened against Frontier or any of its Subsidiaries by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to Frontier’s Knowledge, investigation into the business or operations of Frontier or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Frontier or the Bank. Frontier is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)).

Section 3.21 Absence of Certain Business Practices. Neither Frontier nor any of its Subsidiaries or any officer, employee or agent of Frontier any of its Subsidiaries, or any other Person acting on their behalf, has, directly or indirectly, within the past ten (10) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Frontier any of its Subsidiaries (or assist Frontier any of its Subsidiaries in connection with any actual or proposed transaction) that (a) might subject Frontier any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Change, or (c) if not continued in the future might result in a Material Adverse Change or might subject Frontier any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

Section 3.22 Books and Records. The minute books, unit certificate books and unit transfer ledgers of Frontier and each of its Subsidiaries (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect transactions involving the business of Frontier or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.23 Forms of Instruments, Etc. Frontier has made, and will make, available to EQBK copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by Frontier and its Subsidiaries in the ordinary course of its business.

Section 3.24 Fiduciary Responsibilities. Frontier and each of its Subsidiaries have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws, regulations, orders, agreements, instruments and common law standards.

Section 3.25 Guaranties. Except as set forth on Frontier Confidential Schedule 3.25, according to prudent business practices and in compliance with applicable Law, neither Frontier nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person.

Section 3.26 Voting Trust, Voting Agreements or Members’ Agreements. Except as set forth in Frontier Confidential Schedule 3.26 and except for the Voting Agreements, during the periods ending on or prior to the Closing Date, there have been no voting trusts, voting agreements, shareholders’ agreements, unitholders’ agreements, members’ agreements, or similar arrangements relating to a right of first refusal with respect to the purchase, sale or voting of any Frontier Units.

Section 3.27 Employee Relationships.

(a) Frontier has provided or made available to EBQK a true and complete list identifying all employees of Frontier or any of its Subsidiaries as of July 31, 2025 and specifying with respect to each such employee, as of such date, the employee’s: (i) name or employee identification number, (ii) job title, (iii) employing entity, (iv) primary work location, (v) date of hire, (vi) base salary or regular hourly wage rate, as applicable, and (vii) classification as full-time or part-time. Frontier Confidential Schedule 3.27(a) sets forth a true and complete list identifying all independent contractors of Frontier or any of its Subsidiaries as of the date hereof and specifying with respect to each such contractor, as of such date, the contractor’s compensation terms. As of the date hereof, the Frontier Manager does not have any employees or independent contractors.

(b) Frontier and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to its relationships with their employees, and Frontier believes that the relationships between

Frontier’s and each of its Subsidiaries’ employees are good. Except as set forth on Frontier Confidential Schedule 3.27(b), to the Knowledge of Frontier, no executive officer or manager of any of the operations of Frontier or any of its Subsidiaries or of any group of employees of Frontier any of its Subsidiaries have any present plans to terminate their employment with Frontier any of its Subsidiaries. Except as set forth on Frontier Confidential Schedule 3.28(b), Frontier is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against Frontier any of its Subsidiaries before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Frontier any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. Frontier and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Frontier nor any of its Subsidiaries is engaged in any unfair labor practice.

(c) Set forth on Frontier Confidential Schedule 3.27(c) is a complete and correct list of all employment, non-competition, and/or non-solicitation agreements between Frontier or any of its Subsidiaries and any employee of Frontier or any of its Subsidiaries (collectively, “Employment Agreements”). True and correct copies of all Employment Agreements and all amendments thereto have been furnished to EQBK.

Section 3.28 Employee Benefit Plans.

(a) Set forth on Frontier Confidential Schedule 3.28(a) is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all multiple employer plans and “multiemployer plans” (as defined in the Code or ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are sponsored, maintained, or contributed to, by Frontier and any of its Subsidiaries, or with respect to which Frontier and any of its Subsidiaries has or could reasonably be expected to have any liability thereunder, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of Frontier or any of its Subsidiaries, or the dependents or spouses of any such person, regardless of whether funded (the “Employee Plans”). Frontier has furnished or made available to EQBK, with respect to each Employee Plan, complete and correct copies of the following: (i) the three (3) most recently filed annual reports with respect to each Employee Plan (including all schedules and attachments), to the extent required to be filed under ERISA or the Code; (ii) the most recent summary plan description, together with each summary of material modification required under ERISA with respect to such Employee Plan; (iii) the most recent plan document, or, with respect to any Employee Plan not reduced to writing, a summary of material terms; (iv) all current trust agreements, insurance contracts and similar instruments with respect to each funded or insured Employee Plan; (v) any coverage, nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Employee Plan that is subject to coverage, nondiscrimination and/or top-heavy testing; (vi) the most recent determination or opinion letter from the IRS; (vii) all material correspondence with any Governmental Entity relating to any Employee Plan within the last three (3) years; and (viii) current investment management agreements, administrative services contracts or similar contracts relating to the ongoing administration, investment or implementation of any Employee Plan.

(b) Except as set forth on Frontier Confidential Schedule 3.28(b) no Employee Plan is a defined benefit plan within the meaning of ERISA §3(35) or is otherwise subject to ERISA Title IV, and neither Frontier nor any of its Subsidiaries has ever sponsored or otherwise maintained such a plan.

(c) Except as set forth on Frontier Confidential Schedule 3.28(c), there have been no prohibited transactions (as defined in Code §4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would directly or indirectly subject Frontier, any of its Subsidiaries or any Employee Plan to any taxes, penalties, or other liabilities (including any liability arising from any indemnification agreement or policy), except to the extent that Frontier, any of its Subsidiaries or any Employee Plan sponsored by Frontier or any of its Subsidiaries is involved in such transaction or breach. Each Employee Plan that is intended to be qualified under Code §401(a) can rely on an applicable favorable determination or opinion letter, as applicable, that such plan is qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Code §§ 401(a) and 501(a), respectively, and nothing has occurred to Frontier’s Knowledge that would reasonably be likely to result in the revocation of such a favorable opinion letter. Each such Employee Plan is so qualified and has been operated in material compliance with applicable Law and its terms, any related trust is exempt from federal income tax under Code §501(a) and no event has occurred that will or reasonably could result in the loss of such tax exemption or to liability for any tax under Code §511. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to Frontier’s Knowledge, none are threatened, except to the extent that Frontier, any of its Subsidiaries, or any Employee Plan sponsored by Frontier or any of its Subsidiaries is involved in such transaction. Neither Frontier nor any of its Subsidiaries provides benefits to any employee or dependent of such employee of Frontier or any of its Subsidiaries after the employee terminates employment other than as disclosed in this Agreement or any schedule hereto or as required by Law. No written or oral representations have been made by or on behalf of Frontier or any of its Subsidiaries to any employee or former employee of Frontier or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA §3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code §4980B). Compliance with FAS 106 would not create any material change to the Frontier Financial Statements or the Call Reports. Except as set forth in Frontier Confidential Schedule 3.28(c), the completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any current or former employee, officer or director of Frontier or any of its Subsidiaries except (i) as required by the terms of any Employee Plan provided to EQBK or by applicable Law in connection with a qualified plan, or (ii) as contemplated by this Agreement. There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against Frontier or any of its Subsidiaries, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.

(d) The execution, delivery and performance by Frontier of its obligations under the transactions contemplated by this Agreement and/or the approval of Frontier’s unitholders of the Merger (whether alone or in connection with any subsequent event(s)), will not result in any payments or benefits which would not be deductible pursuant to Code §280G.

(e) Except as set forth on Frontier Confidential Schedule 3.28(e), all contributions to any Employee Plan (including, without limitation, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by Frontier any of its Subsidiaries on or before the Closing Date have been timely paid to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with GAAP.

(f) No participant, beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan. Neither Frontier nor any of its Subsidiaries has misled any person as to his or her rights under any Employee Plan. All obligations required to be performed by Frontier and any of its Subsidiaries under any Employee Plan have been performed in all material respects and neither Frontier nor any of its Subsidiaries is in default under or in violation of any provision of any Employee Plan. No event has occurred that would constitute grounds for an enforcement action by any party against Frontier, any of its Subsidiaries or any fiduciary of any Employee Plan under part 5 of Title I of ERISA under any Employee Plan.

(g) With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or within the last six years, by any corporation or trade or business, the employees of which, together with the employees of Frontier and each of its Subsidiaries, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code §414 (the “Controlled Group Plans”):

(i) All Controlled Group Plans that are “group health plans” (as defined in Code §5000(b)(1) and ERISA §733(a)) have been operated up to the Closing in a manner so as to not subject Frontier or any of its Subsidiaries to any liability under Code §4980B or §4980D;

(ii) Except as set forth on Frontier Confidential Schedule 3.28(f), there is no Controlled Group Plan that is a “multiple employer plan” or “multiemployer plan” (as either such term is defined in ERISA), nor has there been any such plan under which Frontier or any of its Subsidiaries had any liability in the last 5 years (or would have had liability if notice had been given); and

Each such Controlled Group Plan is included in the listing of Employee Plans on Frontier Confidential Schedule 3.28(a).

(h) Except as set forth on Frontier Confidential Schedule 3.28(h), each Employee Plan that provides (or has provided within the past 5 years) for health, dental, vision, life, disability or similar coverage is covered by one or more third-party insurance policies and neither Frontier nor any of its Subsidiaries is liable for self-insuring any such claims.

(i) Except as set forth on Frontier Confidential Schedule 3.28(i), all Employee Plan documents, annual reports or returns, audited, compiled or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed or distributed to the extent required by Law.

(j) Except as set forth on Frontier Confidential Schedule 3.28(j), no Employee Plan holds any stock or other securities of Frontier or any of its Subsidiaries or provides the opportunity for the grant, purchase or contribution of any such security.

(k) Except as provided in Frontier Confidential Schedule 3.28(k), Frontier or any of its Subsidiaries may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination and for customary termination expenses.

(l) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code §409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code §409A has (i) been maintained and operated since January 1, 2010 (or, if later, from its inception) in good faith compliance with Code §409A and all applicable IRS regulations promulgated thereunder, and (ii) since January 1, 2011, been materially in documentary and operational compliance with Code §409A and all applicable IRS guidance promulgated thereunder. No additional tax under Code §409A(a)(1)(B) has been or is reasonably expected to be incurred by a participant in any such Employee Plan. Neither Frontier nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Code §409A(a)(1)(B). No currently outstanding stock option or other right to acquire Frontier Units or other equity security of Frontier or any of its any of its Subsidiaries under any Employee Plan, or the payment of cash based on the value thereof, (A) has, as to any employee of Frontier or any of its Subsidiaries, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by Frontier in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and § 1.409A-1 (b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of Frontier or any of its Subsidiaries that is not “service recipient stock” (within the meaning of applicable regulations under Code §409A).

Section 3.29 Obligations to Employees. All accrued obligations and liabilities of Frontier, each of its Subsidiaries and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid to the extent required by applicable Law or the terms of such plan, contract program, policy, or other governing instruments: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to, by Frontier or any of its Subsidiaries for its current or former directors, officers, employees and agents. To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by Frontier or its Subsidiaries according to GAAP and applicable Law applied on a consistent basis. All obligations and liabilities of Frontier and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable Law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by Frontier and each of its Subsidiaries according to GAAP and generally accepted actuarial principles. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in the Frontier Financial Statements and the books, statements and records of Frontier and each of its Subsidiaries.

Section 3.30 Interest Rate Risk Management Instruments. Other than loans that provide for interest rate caps or floors, neither Frontier nor any of its Subsidiaries has any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Frontier or any of its Subsidiaries or for the account of a customer of Frontier or any of its Subsidiaries.

Section 3.31 Internal Controls. Frontier and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that are designed to provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Frontier and to maintain accountability for Frontier’s and its Subsidiaries’ assets; (c) access to Frontier’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; (d) the reporting of Frontier’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth on Frontier Confidential Schedule 3.31, none of Frontier’s or any of its Subsidiaries’ systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Frontier, any of its Subsidiaries or their accountants.

Section 3.32 Community Reinvestment Act. The Bank is in compliance with the Community Reinvestment Act (the “CRA”) and all regulations issued thereunder, and Frontier has supplied EQBK with copies of the Bank’s current CRA statement, all support papers therefor, all letters and written comments received by it since January 1, 2023, pertaining thereto and any responses by the Bank to those letters and comments. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and Frontier has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.33 Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. The Bank is in compliance in all material respects with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and all regulations issued thereunder. The Bank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any notice of, nor does Frontier have any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

Section 3.34 Usury Laws and Other Consumer Compliance Laws. All loans of the Bank have been made in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Nebraska usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the Laws of the State of Nebraska. Each loan on the books of the Bank was made in the ordinary course of business.

Section 3.35 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Frontier and the Bank are in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. The Bank has timely filed all Suspicious Activity Reports with the Financial Institutions—Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the Laws referenced in this Section.

Section 3.36 Unfair, Deceptive or Abusive Acts or Practices. Neither Frontier nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under §1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which Frontier or any of its Subsidiaries is a party that allege, or to the Knowledge of Frontier, no Person has threatened to allege, that Frontier or any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices.

Section 3.37 Securities Not Publicly Traded. No security or interest in Frontier or any of its Subsidiaries is, or has been, publicly traded, quoted or traded on any security exchange, over-the-counter market or any interdealer quotation system including, without limitation, the New York Stock Exchange, Inc., The Nasdaq Stock Market LLC, the NYSE American LLC or the Over-the-Counter Bulletin Board. Neither Frontier nor any of its Subsidiaries has ever filed a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act or been required to file, or has voluntarily filed, periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Neither Frontier nor any of its Subsidiaries has obtained a CUSIP number for any of its securities. The consummation of the transactions contemplated hereby will not require any notification or filing pursuant to Rule 10b-17 promulgated by the SEC or Rule 6490 promulgated by the Financial Industry Regulatory Authority.

Section 3.38 Proxy Statement/Prospectus. None of the information supplied or to be supplied by Frontier or any of its Subsidiaries or any of its members, unitholders, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the unitholders of Frontier and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Members’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Frontier or any of its Subsidiaries necessary in order to make the statements therein with respect to Frontier and any of its Subsidiaries, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Members’ Meeting. All documents that Frontier is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to Frontier and each of its Subsidiaries with the provisions of applicable Law.

Section 3.39 Agreements Between Frontier and its Subsidiaries; Claims. Except as set forth on Frontier Confidential Schedule 3.39, there are no written or oral agreements or understandings between Frontier and any of its Subsidiaries. All past courses of dealings between Frontier and each of its Subsidiaries have been conducted in the ordinary course of business, on arms-length terms consistent with applicable Law and prudent business practices. Frontier has no Knowledge of any claims that Frontier has against any of its Subsidiaries or of any facts or circumstances that would give rise to any such claim.

Section 3.40 Representations Not Misleading. No representation or warranty by Frontier contained in this Agreement, nor any written statement, exhibit or schedule furnished to EQBK by Frontier under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over Frontier or its properties of the facts and circumstances upon which they were based.

Section 3.41 State Takeover Laws. The Frontier Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

Section 3.42 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Frontier Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from D.A. Davidson & Co., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Frontier Units pursuant to this Agreement is fair, from a financial point of view, to the holders of Frontier Units. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.43 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of Frontier, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to Frontier or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EQBK

Except (i) as disclosed in the disclosure schedules delivered by EQBK to Frontier prior to the execution hereof (the “EQBK Confidential Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the EQBK Confidential Schedules as an exception to a representation or warranty shall not be deemed an admission by EQBK that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this ARTICLE III shall be deemed to qualify (1) any other section of this ARTICLE III specifically referenced or cross-referenced and (2) other sections of this ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any EQBK SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), EQBK hereby represents and warrants to Frontier as follows:

Section 4.01 Organization and Qualification.

(a) EQBK is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is a bank holding company registered under the BHCA. EQBK has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of EQBK, as amended to date, certified by the Secretary of EQBK, have been made available to Frontier.

(b) Equity Bank is a Kansas state bank, duly organized and validly existing under the Laws of the State of Kansas and in good standing under all Laws of the State of Kansas. Equity Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of Equity Bank, as amended to date, certified by the Secretary or Cashier of Equity Bank have been made available to Frontier. Equity Bank is an insured depository institution as defined in the FDIA.

(c) Merger Sub is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Nebraska and is wholly-owned by EQBK. Merger Sub has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of incorporation and bylaws of Merger Sub, as amended to date, have been made available to Frontier.

Section 4.02 Authority; Execution and Delivery.

(a) EQBK has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby and thereby have been duly and validly approved by the EQBK Board. The EQBK Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of EQBK and its shareholders. EQBK has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by EQBK, and each constitutes the legal, valid and binding obligation of EQBK, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(b) Merger Sub has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. Merger Sub has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Merger Sub, and each constitutes the legal, valid and binding obligation of Merger Sub, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.03 Capitalization.

(a) The entire authorized capital stock of EQBK consists solely of (i) 45,000,000 shares of EQBK Class A Stock, of which 19,218,036 shares are issued and outstanding, as of July 31, 2025, (ii) 5,000,000 shares of EQBK Class B Stock, none of which are issued and outstanding, as of July 31, 2025, and (iii) 10,000,000 shares of preferred stock, none of which are issued and outstanding.

(b) At the Effective Time, the shares of EQBK Class A Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive rights or any applicable federal or state securities Laws, and except for shares issued to any shareholder of Frontier who may be deemed to be an “affiliate” (under the Exchange Act) of EQBK after completion of the Merger, will not be subject to any restrictions on transfer arising under the Securities Act.

Section 4.04 SEC Filings; Financial Statements.

(a) EQBK has filed and made available to Frontier all forms, reports, and documents required to be filed by EQBK with the SEC since its initial public offering (collectively, the “EQBK SEC Reports”). Except as set forth on EQBK Confidential Schedule 4.04, the EQBK SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such EQBK SEC Reports or necessary in order to make the statements in such EQBK SEC Reports, in light of the circumstances under which they were made, not misleading. Except for any Subsidiaries of EQBK that are registered as a broker, dealer or investment advisor or filings required due to fiduciary holdings of such Subsidiaries of EQBK, no Subsidiary of EQBK is required to file any forms, reports or other documents with the SEC.

(b) The financial statements of EQBK contained in the EQBK SEC Reports, including any EQBK SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of EQBK and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) EQBK’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all material information (both financial and non-financial) required to be disclosed by EQBK in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to EQBK’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of EQBK required under the Exchange Act with respect to such reports. EQBK has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to EQBK’s auditors and the audit committee of the board of directors of EQBK (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect EQBK’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in EQBK’s internal controls over financial reporting.

(d) Each of the principal executive officer and the principal financial officer of EQBK (or each former principal executive officer and each former principal financial officer of EQBK, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) with respect to the EQBK SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. Except as permitted under the SOA, neither EQBK nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the SOA) any “extensions of credit” (within the meaning of Section 402 of the SOA) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of EQBK or any of its Subsidiaries. EQBK is otherwise in compliance, in all material respects, with all applicable provisions of the SOA.

(e) The books and records kept by EQBK and its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Law and accounting requirements. The financial statements of EQBK included in the EQBK SEC Reports have been prepared from, and are in accordance with, the books and records of EQBK and its Subsidiaries.

Section 4.05 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on EQBK Confidential Schedule 4.05, each of EQBK and Equity Bank holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to EQBK, individually or in the aggregate, or to the Knowledge of EQBK is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth on EQBK Confidential Schedule 4.05, each of EQBK and Equity Bank has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time shall be in default) under, or in violation of, (i) any provision of the articles of incorporation or bylaws of EQBK or Equity Bank or other governing documents of EQBK or Equity Bank, as applicable (collectively, the “EQBK Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses now conducted or heretofore conducted or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or award of any Governmental Entity applicable in any material respect to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses now conducted or heretofore conducted.

(c) Except as set forth on EQBK Confidential Schedule 4.05, the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the EQBK Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses or (iii) any material permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses.

Section 4.06 Undisclosed Liabilities. EQBK has no liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by EQBK or liabilities for federal, state or local Taxes or assessments) that are not reflected in or disclosed in the EQBK SEC Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with past business practices since the date of the EQBK SEC Reports or (b) that are not, individually or in the aggregate, material to EQBK.

Section 4.07 Litigation.

(a) Except as set forth on EQBK Confidential Schedule 4.07, neither EQBK nor Equity Bank is a party to any, and there are no pending or, to the Knowledge of EQBK, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against EQBK or Equity Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK or Equity Bank, nor, to the Knowledge of EQBK, is there any basis for any proceeding, claim or any action against EQBK or Equity Bank that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK or Equity Bank. There is no Order imposed upon EQBK or Equity Bank or the assets or property of EQBK or Equity Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to EQBK or Equity Bank.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the best Knowledge of EQBK, threatened against EQBK or Equity Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by EQBK pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.08 EQBK Stock. The shares of EQBK Class A Stock to be delivered pursuant to this Agreement will, when issued, be (i) duly authorized, validly issued and non-assessable, (ii) free and clear of all Liens (other than transfer and other restrictions under applicable federal and state securities laws), and (iii) not issued in violation of any preemptive or similar rights.

Section 4.09 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NYSE, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHCA and approval of such applications, filings and notices, (c) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the Federal Reserve and the OSBC in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing with the SEC of (i) any filings under applicable requirements of the Securities Act or Exchange Act, including the filing of the Proxy Statement/Prospectus and (ii) the Form S-4 and declaration of effectiveness of the Form S-4, (f) the filing of the articles and certificates of merger with the Secretary of State of the State of Nebraska pursuant to the requirements of the RULLCA and the MBCA and the Secretary of State of the State of Kansas pursuant to the requirements of the KGCC, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of EQBK Class A Stock pursuant to this Agreement and the approval of the listing of such EQBK Class A Stock on the NYSE, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by EQBK of this Agreement or (B) the consummation by EQBK of the transactions contemplated by this Agreement. As of the date of this Agreement, EQBK knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and EQBK has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 4.10 Regulatory Compliance.

(a) Neither EQBK nor Equity Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business. There is no unresolved violation, criticism or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations of EQBK or Equity Bank. EQBK is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). Equity Bank is an “eligible bank” (as that term is defined in 12 C.F.R. § 303.2(r)). Notwithstanding the foregoing, neither party shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.

(b) All material reports, records, registrations, statements, notices and other documents or information required to be filed by EQBK or Equity Bank with any Regulatory Agency, have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete.

Section 4.11 Proxy Statement/Prospectus. None of the information supplied or to be supplied by EQBK or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the unitholders of Frontier and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Members’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to EQBK or any Subsidiary of EQBK necessary in order to make the statements therein with respect to EQBK or any Subsidiary of EQBK, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Members’ Meeting. All documents that EQBK or Equity Bank is responsible for filing with any Regulatory Agency in connection with the Merger or the Bank Merger shall comply with respect to EQBK and Equity Bank in all material respects with the provisions of applicable Law.

Section 4.12 Absence of Certain Changes. Since December 31, 2024, (a) EQBK has conducted its business in the ordinary course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, had or is reasonably likely to have, a Material Adverse Change on EQBK or Equity Bank.

Section 4.13 EQBK Disclosure Controls and Procedures. None of EQBK’s records, systems, controls, data or information, are recorded, stored, maintained and operated wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of EQBK or its accountants.

Section 4.14 Representations Not Misleading. No representation or warranty by EQBK contained in this Agreement, nor any written statement, exhibit or schedule furnished to Frontier by EQBK under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over EQBK or their properties of the facts and circumstances upon which they were based.

Section 4.15 Opinion of Financial Advisor. Prior to the execution of this Agreement, the EQBK Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Stephens Inc. to the effect that as of the date thereof and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration payable pursuant to this Agreement is fair from a financial point of view to EQBK. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 4.16 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of EQBK, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to EQBK or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

Section 4.17 Taxes. EQBK has no Knowledge of any facts or circumstances that would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(a) EQBK has no Knowledge of any facts or circumstances that would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) EQBK and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns are true, correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All Taxes due and payable by EQBK and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid to the appropriate Governmental Entity.

(c) EQBK and each of its Subsidiaries have each collected or withheld and duly paid to, or deposited with, the appropriate Governmental Entity all Taxes required to have been collected or withheld and so paid or deposited by it.

(d) There is no proceeding, audit, assessment, dispute or claim concerning any Tax liability or Tax Return of EQBK or any of its Subsidiaries either (i) pending or ongoing, (ii) claimed or raised by any Governmental Entity in writing, or (iii) as to which EQBK or any of its Subsidiaries has Knowledge. All Tax deficiencies asserted, or assessments made, against EQBK or any of its Subsidiaries have been fully paid or finally resolved.

ARTICLE V

COVENANTS OF FRONTIER

Section 5.01 Commercially Reasonable Efforts. Frontier will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.

Section 5.02 Members’ Meeting. The Frontier Manager shall, in accordance with applicable Law (subject to a Change in Recommendation in accordance with Section 5.23) and the Frontier Operating Agreement:

(a) duly call, give notice of, convene and hold a meeting of its members (the “Members’ Meeting”) as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC for the purpose of approving and adopting this Agreement, the Merger, and the transactions contemplated hereby;

(b) require no greater than the minimum vote of the units of Frontier required by applicable Law in order to approve this Agreement, the Merger and the transactions contemplated hereby;

(c) include in the Proxy Statement/Prospectus the recommendation of the Frontier Board that the members of Frontier vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby; and

(d) cause the Proxy Statement/Prospectus to be mailed to the unitholders of Frontier as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby by members holding at least the minimum number of Frontier Units entitled to vote at the Members’ Meeting necessary to approve the foregoing under applicable Law. The letters to unitholders, notices of meeting, proxy statement of Frontier and EQBK and forms of proxy to be distributed to Frontier’s unitholders and EQBK’s shareholders in connection with the Merger and this Agreement shall be in form and substance reasonably satisfactory to EQBK and are collectively referred to herein as the “Proxy Statement/Prospectus.”

Section 5.03 Information Furnished by Frontier. Frontier shall promptly following receipt of a written request from EQBK furnish or cause to be furnished to EQBK, all information concerning Frontier, including but not limited to financial statements, required for inclusion in any statement or application made or filed by EQBK to or with any Governmental Entity in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the pendency of this Agreement. Frontier represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Frontier shall otherwise fully cooperate with EQBK in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.04 Required Acts. Between the date of this Agreement and the Closing, Frontier will, and will cause of each of its Subsidiaries including the Bank to, unless otherwise permitted in writing by EQBK:

(a) operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

(b) except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

(c) perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Frontier or any of its Subsidiaries may in good faith reasonably dispute;

(d) use commercially reasonable efforts to maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e) timely file, subject to extensions, all reports required to be filed with any Governmental Entity and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;

(f) timely file all Tax Returns required to be filed by it and timely pay all Taxes that are required to be paid by it;

(g) (i) promptly notify EQBK of the commencement and progress of any Tax proceeding or claim pending or threatened against or with respect to Frontier or any of its Subsidiaries, and (ii) not settle, resolve or compromise any such proceeding or claim without EQBK’s prior written consent;

(h) collect or withhold all Taxes required to be collected or withheld by it, timely pay the same to the proper Governmental Entity when due, and comply with all related information reporting and recordkeeping requirements;

(i) account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

(j) promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Call Report and the Uniform Retail Credit Classification and Account Management Policy;

(k) maintain the allowance for loan losses account in accordance with GAAP and in an amount reasonably estimated to be adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements, and not reduce the amount of the Bank’s allowance for loan losses; provided, further, that such allowance for loan losses account shall be an amount not less than 1.12% of the total loans outstanding;

(l) pay or accrue all costs, expenses and other charges to be incurred in connection with the Merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the Calculation Date;

(m) ensure that all accruals for Taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP); and

(n) take all actions necessary to cause Frontier to maintain its election as an S corporation and maintain the qualified subchapter S subsidiary (as defined in Code § 1361(b)(3)(B)) for any Subsidiary.

Section 5.05 Prohibited Acts. Between the date of this Agreement and the Closing, Frontier will not, and will not permit any of its Subsidiaries including the Bank to, without the prior written consent of EQBK, except as set forth on Frontier Confidential Schedule 5.05:

(a) take or fail to take any action that would cause the representations and warranties made in ARTICLE III to be inaccurate at the time of the Closing or preclude Frontier from making such representations and warranties at the time of the Closing;

(b) merge into, consolidate with or sell its assets to any other Person, change or amend Frontier’s or any of its Subsidiaries’ certificate of organization, operating agreement, articles of incorporation or bylaws, increase the number of Frontier Units or any of its Subsidiaries’ stock outstanding or increase the amount of the Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

(c) except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from Frontier or any of its Subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

(d) declare, set aside or pay any dividends or make any other distribution to its unitholders or shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities, provided, however, that Frontier may declare and pay S corporation distributions as set forth in Frontier Confidential Schedule 5.05.

(e) discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(f) issue, reserve for issuance, grant, sell or authorize the issuance of any units or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g) accelerate the vesting of pension or other benefits in favor of employees of Frontier or any of its Subsidiaries except according to the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable Law;

(h) acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(i) mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances and (ii) pledges of assets to secure public funds deposits, Federal Home Loan Bank borrowings and Federal Reserve Bank of Kansas City borrowings;

(j) sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $10,000;

(k) make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its members, unitholders, shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal practices to its employees and officers;

(l) enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend any Employment Agreement, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable Law or by this Agreement;

(m) make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that are set forth in writing in the budget provided to EQBK or that are necessary to prevent substantial deterioration of the condition of a property or that do not exceed $25,000 in the aggregate;

(n) sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(o) file any amended Tax Return, waive or extend any period related to the assessment or collection of any Tax, settle or compromise any Tax claim, proceeding or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), or other agreement with a Governmental Entity with respect to Taxes, surrender any claim to a Tax refund, or change any method of Tax accounting or Tax accounting or reporting period;

(p) reduce the amount of the Bank’s allowance for loan losses except through charge offs;

(q) sell (but payment at maturity is not a sale) or purchase any investment securities; provided that Frontier and Subsidiaries may liquidate, in their entirety, their securities portfolio without the consent of EQBK;

(r) renew, extend the maturity of, or alter any of the terms of any loan classified by Frontier as “watch,” “special mention,” “substandard,” “doubtful,” and “non-accrual” or other words of similar import or make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $500,000, provided that (i) prior to taking one or more of the actions described in the foregoing clause with respect to any such loan, the Bank shall cause the loan credit memorandum with respect to such action or loan to be transmitted by email to the EQBK Loan Representatives at the email address specified in Section 10.13, (ii) upon receipt of such loan credit memorandum, one or more of the EQBK Loan Representatives promptly will review the proposed action or loan and may, within two Business Days of receipt of the loan credit memorandum, request in writing such additional information with respect to such action or loan as such EQBK Loan Representative(s) may reasonably determine necessary (which request may be made by return email), and (iii) one or more of the EQBK Loan Representatives shall, within two Business Days of the receipt of the latter of the loan credit memorandum or, if timely requested, the receipt of such additional information, approve or disapprove such action or loan in writing (which approval or disapproval may be given by return email), provided that if such EQBK Loan Representative(s) fails to timely approve or disapprove or fails to timely give notice of such approval or disapproval, the EQBK Loan Representative(s) shall be deemed to have approved such action or loan;

(s) take, or fail to take, any action that would reasonably be expected to revoke or terminate Frontier’s election to be an S corporation, and neither Frontier or any of its Subsidiaries shall revoke or take or allow any action to be taken (other than the consummation of the Merger) that would result in the termination of any Subsidiary’s election to be treated as a qualified subchapter S subsidiary (as defined in Code § 1361(b)(3)(B));

(t) settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $100,000.00 and that would not impose any material restriction on the business of Frontier or any Subsidiary thereof; or

(u) enter into any acquisitions or leases of real property, including new leases and lease extensions.

Section 5.06 Access; Pre-Closing Investigation.

(a) Upon reasonable notice and subject to applicable Laws, Frontier will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of EQBK full access to the properties, books, contracts and records of Frontier and each of its Subsidiaries, permit EQBK to make such inspections (including with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon pursuant to Section 5.12) as EQBK may require and furnish to EQBK during such period all such information concerning Frontier, each of its Subsidiaries and its affairs as EQBK may reasonably request, in order that EQBK may have full opportunity to make such reasonable investigation as it desires to make of the affairs of Frontier and each of its Subsidiaries, including, without limitation, access sufficient to verify the value of the assets and the liabilities of Frontier and each of its Subsidiaries and the satisfaction of the conditions precedent to EQBK’s obligations described in ARTICLE VIII of this Agreement. EQBK will use its commercially reasonable efforts not to disrupt the normal business operations of Frontier or any of its Subsidiaries. Frontier agrees at any time, and from time to time, to furnish to EQBK as soon as practicable, any additional information that EQBK may reasonably request. Neither Frontier nor any of its Subsidiaries shall be required to afford or provide access to, permit the inspection of, or furnish or disclose properties, books, contracts, records, structures or information (i) that constitutes confidential supervisory information of Frontier or the Bank (as such term is defined in 12 C.F.R. § 261.2), or (ii) where such access or disclosure would violate or prejudice the rights of Frontier’s or any of its Subsidiaries’ customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.07 Additional Financial Statements.

(a) Frontier will promptly furnish EQBK with true and complete copies of (i) each Call Report prepared after the date of this Agreement as soon as such reports are filed with the FDIC, (ii) unaudited month-end financial statements of Frontier and the Bank (as prepared by management of Frontier and the Bank in the ordinary course of business), and (iii) each Tax Return for either Frontier or its Subsidiaries prepared after the date of this Agreement as soon as said Tax Returns are made available to the IRS or other Governmental Entity.

(b) Frontier will (i) promptly cause an independent accounting firm to audit Frontier’s financial statements for the fiscal year ended September 30, 2025 that are required by SEC rules and regulations to be included in the Registration Statement (the “Audit”), (ii) furnish EQBK with true and complete copies of the audited and unaudited financial statements required by SEC rules and regulations to be included in the Registration Statement, (iii) cooperate and assist EQBK in preparing any disclosure regarding Frontier’s financial statements that are required by SEC rules and regulations to be included in the Registration Statement, and (iv) cause Frontier’s auditor to cooperate with EQBK, to provide any comfort requested by EQBK concerning Frontier’s financial statements, and to provide any consent required to be provided by such auditor in connection with the inclusion of Frontier’s financial statements in the Registration Statement.

Section 5.08 Untrue Representations. Frontier will promptly notify EQBK in writing if Frontier becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to EQBK or any representation or warranty made in or pursuant to this Agreement or that results in the failure of Frontier or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 5.09 Litigation and Claims. Frontier will promptly notify EQBK in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against Frontier or any of its Subsidiaries or affecting any of their properties, and Frontier will promptly notify EQBK of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of Frontier, threatened against Frontier or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Frontier or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.10 Material Adverse Changes. Frontier will promptly notify EQBK in writing if any change or development has occurred or, to the Knowledge of Frontier, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on Frontier or any of its Subsidiaries, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in ARTICLE VIII not to be satisfied.

Section 5.11 Consents and Approvals. Frontier will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Frontier Confidential Schedule 2.02(j).

Section 5.12 Environmental Investigation; Right to Terminate Agreement.

(a) EQBK and its consultants, agents and representatives will have the right, to the same extent that Frontier has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or prior to the date that is forty-five (45) days after the date of this Agreement. EQBK will notify Frontier prior to any physical inspections of the Property, and Frontier may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by EQBK, EQBK will (i) notify Frontier of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) commence such Secondary Investigation, on or prior to the date that is seventy-five (75) days after the date of this Agreement. EQBK will give reasonable notice to Frontier of such Secondary Investigations, and Frontier may place reasonable time and place restrictions on such Secondary Investigations.

(b) Frontier agrees to make available to EQBK and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other Environmental Inspections and surveys. Frontier also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with EQBK and will be entitled to certify the same in favor of EQBK and its consultants, agents and representatives and make all other data available to EQBK and its consultants, agents and representatives.

Section 5.13 Registration Statement and Proxy Statement/Prospectus.

(a) Frontier agrees to cooperate and assist EQBK in (i) preparing a Registration Statement on Form S-4 (the “Registration Statement”), relating to the shares of EQBK Stock to be issued as part of the Merger Consideration provided for herein, and the Proxy Statement/Prospectus, and (ii) filing the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) with the SEC, including furnishing to EQBK all information concerning Frontier and each of its Subsidiaries that EQBK may reasonably request in connection with preparation of such Registration Statement and Proxy Statement/Prospectus. A Change in Recommendation effected in accordance with the provisions of Section 5.23 will not constitute a breach by Frontier of this Agreement. None of the information supplied or to be supplied by Frontier or any of its directors, officers, employees or agents for inclusion in the Registration Statement or the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the unitholders of Frontier and, as the Registration Statement and the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Members’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Frontier necessary in order to make the statements therein with respect to Frontier, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Members’ Meeting. All documents that Frontier is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to Frontier in all material respects with the provisions of applicable Law.

(b) The Frontier Board has resolved to recommend to the Frontier unitholders that they approve this Agreement and the Merger and, subject to a Change in Recommendation in accordance with Section 5.23, shall submit to its unitholders this Agreement and any other matters required to be approved by its unitholders in order to carry out the purposes of this Agreement. Subject to a Change in Recommendation in accordance with Section 5.23, the Frontier Board shall (i) include in the Proxy Statement/Prospectus the recommendation of the Frontier Board that the unitholders of Frontier vote in favor of this Agreement, the Merger and the transactions contemplated hereby, (ii) use its commercially reasonable efforts to obtain such unitholders approval of this Agreement, the Merger and the transactions contemplated hereby, (iii) perform such other acts as may reasonably be requested by EQBK to ensure that such member approval of this Agreement, the Merger and the transactions contemplated hereby are obtained, and (iv) cause the Proxy

Statement/Prospectus to be mailed to the unitholders of Frontier as soon as practicable after the Registration Statement becomes effective with the SEC.

(c) If Frontier becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Frontier shall promptly inform EQBK thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

Section 5.14 Benefit Plans.

(a) Frontier will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is a Code § 401(a) qualified retirement plan (each a “Retirement Plan”) and related trust sponsored by Frontier or any of its Subsidiaries, effective no later than the date immediately before the Closing Date. Frontier will provide EQBK evidence or such other confirmation from Frontier which EQBK deems appropriate that each such Retirement Plan has been terminated as set forth in this Section 5.14(a) pursuant to duly authorized corporate action.

(b) At the direction of EQBK, Frontier will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is an employee welfare benefit plan, as defined in ERISA § 3(1) (“Welfare Plan”), effective not later than immediately before the Closing. Frontier will provide EQBK evidence or such other confirmation from Frontier which EQBK deems appropriate that each such Welfare Plan has been terminated as set forth in this Section 5.14(b) pursuant to duly authorized corporate action. Notwithstanding the foregoing, without the consent of EQBK, Frontier shall not take, or permit any of its Subsidiaries to take, any action to terminate any Welfare Plan that is a group medical plan.

Section 5.15 Termination of Contracts.

(a) Frontier and each of its Subsidiaries will, with regard to any contract to which Frontier or any of its Subsidiary is a party identified by EQBK prior to the Calculation Date, cooperate with and take such actions as reasonably requested by EQBK to terminate any such contract on a date to be determined by EQBK, in its sole discretion. Any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Frontier or any of its Subsidiaries in connection with the termination of any contract, regardless of whether such contract is identified by EQBK, shall be accrued or paid by Frontier or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(a). For the avoidance of doubt, EQBK will not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract.

(b) Frontier and each of its Subsidiaries will cooperate with EQBK in EQBK’s negotiation in good faith of a reasonable settlement of the termination of Frontier’s and/or each of its Subsidiaries’ data processing/technology contracts listed on Frontier Confidential Schedule 5.15(b) and Frontier and each of its Subsidiaries will take such actions as reasonably requested by EQBK in connection with the termination of such contracts, to ensure that if the Merger occurs, the data procession/technology contracts listed on Frontier Confidential Schedule 5.15(b) will be terminated in connection with the consummation of the Merger or the conversion of the Bank’s systems to those of Equity Bank, as directed by EQBK; provided, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Frontier or any of its Subsidiaries in connection with the termination of such data processing and technology contracts shall be accrued or paid by Frontier or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(b).

(c) Any such notice and actions by Frontier and/or each of its Subsidiaries pursuant to this Section 5.15 will be in accordance with the terms of such contracts.

Section 5.16 Conforming Accounting Adjustments. Frontier and each of its Subsidiaries shall, if requested by EQBK, consistent with GAAP, immediately prior to Closing, make such accounting entries as EQBK may reasonably request in order to conform the accounting records of Frontier and each of its Subsidiaries to the accounting policies and practices of EQBK; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement (except to the extent that a certain representation, warranty, covenant or other provision is breached and thus, requires the adjustment), (b) require any prior filing with any Governmental Entity or Regulatory Agency, (c) violate any Law, rule or regulation applicable to Frontier or any of its Subsidiaries, (d) be an acknowledgment by Frontier (i) of any adverse circumstances for purposes of determining whether the conditions to EQBK’s obligations under this Agreement have been satisfied, (ii) that such adjustment is required for purposes of determining satisfaction of the condition to EQBK’s obligations under this Agreement set forth in Section 8.08 or (iii) that such adjustment has any bearing on the Merger Consideration, or (e) affect or be reflected in the calculation of Adjusted Equity.

Section 5.17 Regulatory and Other Approvals. Frontier, at its own expense, will promptly file or cause to be filed applications for all regulatory approvals required to be obtained by Frontier in connection with this Agreement and the other agreements contemplated hereby. Frontier will promptly furnish EQBK with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Frontier will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.

Section 5.18 Tax Matters.

(a) EQBK and Mark Mowat, as the individual appointed to represent the members of Frontier with respect to certain tax matters arising under this Section 5.18 (or any successor appointed by Mark Mowat in writing who accepts the position, “Members’ Representative”), shall work together to prepare and file or cause to be prepared and filed, at the expense of EQBK, all federal and state income Tax Returns for Frontier and its Subsidiaries for all Tax periods ending on or before the Closing Date (the “Pre-Closing Tax Returns”). All such Pre-Closing Tax Returns shall be prepared in a manner consistent with past custom and practice and any existing elections of Frontier and its Subsidiaries, unless otherwise required by Law and as provided in Section 5.18(f). The Members’ Representative and EQBK shall each have a period of at least fifteen (15) Business Days prior to the due date (and prior to filing such Pre-Closing Tax Return) for such Pre-Closing Tax Return to review a draft of each such Pre-Closing Tax Return and shall allow the Members’ Representative and EQBK to review, comment and reasonably approve without undue delay upon each such Pre-Closing Tax Return. To the extent applicable, the Pre-Closing Tax Returns shall report the Integrated Mergers as a “reorganization” described in Section 368(a) of the Code.

(b) For purposes of this Agreement, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes other than property or ad valorem Taxes of Frontier or any of its Subsidiaries for the portion of the Straddle Period ending on the Closing Date shall be determined on an interim closing of the books as of the close of business on the Closing Date and the amount of all property or ad valorem Taxes shall be determined for that portion of the Straddle Period ending on the Closing Date equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of the days from the beginning of the Straddle Period through the end of the Closing Date and the denominator of which is the total number of days in the entire Straddle Period.

(c) All transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by Frontier when due, and Frontier will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law. To the extent required by Law, EQBK will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(d) Frontier and its Subsidiaries agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e) In the event of any audit or exam of Frontier’s or its Subsidiaries’ federal or state Tax Returns (i) prior to the consummation of the Integrated Mergers, EQBK and Frontier shall cooperate regarding any such audit or exam and Frontier shall not settle the same without the consent of EQBK, which consent will not be unreasonably withheld; and (ii) after the Effective Time, EQBK may settle any such audit in any matter that it determines is appropriate and shall pay all amounts due with respect to any such settlement.

(f) Frontier agrees to convert from the cash method of Tax reporting to the accrual method of Tax reporting effective as of October 1, 2025 and to continue to use the accrual method of Tax reporting through the Effective Time.

Section 5.19 Tax-free Reorganization Opinion. An authorized officer of Frontier shall execute and deliver to Norton Rose Fulbright US LLP and Fenimore Kay Harrison LLP, respectively, certificates (the “Frontier Certificate”) containing appropriate representations and covenants, reasonably satisfactory in form and substance to each counsel, at such time or times as may be reasonably requested by each counsel, including the Closing Date (and, if requested, as of the date on which the Registration Statement is declared effective by the SEC), in connection with each counsel’s deliveries of an opinion with respect to the Tax treatment of the Integrated Mergers pursuant to Section 8.14 and Section 7.10, and Frontier shall also provide such other information as reasonably requested by each counsel for purposes of rendering the opinions described in Section 7.10 and Section 8.14. Frontier and its Subsidiaries shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in the Frontier Certificate.

Section 5.20 Disclosure Schedules. At least ten (10) days prior to the Closing, Frontier agrees to provide EQBK with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 5.21 Transition.

(a) The senior officers of Frontier and the Bank agree to meet with senior officers of EQBK as reasonably requested by EQBK to review the financial and operational affairs of the Bank, and to the extent permitted by applicable Law, each of Frontier and the Bank agrees to give due consideration to EQBK’s input on such matters, consistent with this Section 5.21, with the understanding that EQBK shall in no event be permitted to exercise control of Frontier or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, Frontier and the Bank shall have no obligation to act in accordance with EQBK’s input. Commencing after the date hereof and to the extent permitted by applicable Law, EQBK, Frontier and the Bank shall use their commercially reasonable efforts to plan the integration of Frontier and the Bank with the businesses of EQBK and their respective affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall EQBK or its affiliates be entitled to control Frontier or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of Frontier and the Bank in the ordinary course of business, Frontier’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from Frontier’s and the Bank’s outside contractors, and to assist EQBK in performing all tasks, including, without limitation, equipment installation, reasonably required to result in a successful integration at the Closing. EQBK shall provide such assistance of its personnel as Frontier and the Bank shall request to permit Frontier and the Bank to comply with their obligations under this Section 5.21.

(b) Following receipt of all regulatory approvals required for the consummation of the transactions contemplated by this Agreement, each of Frontier and the Bank shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its agents to, permit EQBK to take all reasonable actions that EQBK deems necessary or appropriate, and to cooperate and to use its commercially reasonable efforts to cause its agents to cooperate in the taking of such actions, to enable EQBK, after the Closing, to satisfy the applicable obligations under §§302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) and the other requirements of the SOA with respect to Frontier and the Bank, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA. Any such actions shall be at the expense of EQBK.

Section 5.22 Execution of Releases. Frontier shall use its commercially reasonable efforts to cause the persons set forth on Frontier Confidential Schedule 8.06 to take such action as they are required to, in order to execute the releases as described in Section 8.06.

Section 5.23 No Solicitation.

(a) Subject to the provisions of this Section 5.23, Frontier will not, and will cause its Subsidiaries not to, and will cause Frontier’s and its Subsidiaries’ respective members, officers, directors, employees, Affiliates, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal or (ii) except as permitted below, (A) engage in negotiations or discussions with or provide any information or data to, any Person relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.23(b)). Frontier shall, and shall cause each of its members, officers, directors, employees, Affiliates, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than EQBK or Merger Sub) conducted heretofore with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its members, officers, directors, employees, Affiliates, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the approval of the Frontier unitholders, in the event that Frontier receives a bona fide Acquisition Proposal that is not received in violation of this Section 5.23, Frontier and the Frontier Board may participate in discussions or negotiations with, or furnish any information to, any Person making such Acquisition Proposal and its agents and representatives or potential sources of debt financing that need to be involved in such discussion, provided that (i) the Frontier Board determines in good faith, after consultation with its counsel and financial advisor, that such Person is reasonably likely to submit to Frontier a Superior Proposal, and (ii) that failure to take such action would reasonably be expected to be inconsistent with their fiduciary duties; provided, however, that, prior to providing any nonpublic information to such Person or participating in discussions or negotiations with such Person, Frontier shall have entered into a confidentiality agreement with such Person on terms that are substantially similar to the confidentiality provisions of the Confidentiality Agreement and that any nonpublic information concerning Frontier and its Subsidiaries provided to such Person, to the extent not previously provided to EQBK, is promptly provided to EQBK. In addition, nothing herein shall restrict Frontier from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c) Frontier will promptly (and in any event within 48 hours) notify EQBK of the receipt by Frontier of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. Frontier will (subject to the fiduciary duties of the members) keep EQBK reasonably informed of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto and will promptly notify EQBK of any determination by the Frontier Board that such Acquisition Proposal constitutes a Superior Proposal.

(d) The Frontier Board may, at any time prior to obtaining the approval of the Frontier unitholders, (i) approve, endorse or recommend a Superior Proposal or enter into a definitive agreement with respect to a Superior Proposal or (ii) modify or amend in a manner adverse to EQBK or withdraw Frontier Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”), provided that (x) prior to such Change in Recommendation, the Frontier Board shall determine, in good faith (after consultation with its counsel), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) such Change in Recommendation is in connection with a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account any action taken by EQBK pursuant to Section 5.23(e).

(e) Notwithstanding anything to the contrary contained in this Agreement, Frontier may not terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal unless (i) it notifies EQBK in writing of its intention to take such action at least five (5) Business Days prior to taking such action, specifying the material terms of any applicable Superior Proposal, identifying the Person(s) making such Superior Proposal and providing EQBK an unredacted copy of all of the agreements with the party making such Superior Proposal, (ii) EQBK does not make, after being provided with reasonable opportunity to negotiate with Frontier and its agents and representatives, within such five (5) Business Day period, irrevocable adjustments in the terms and conditions of this Agreement that the Frontier Board determines, in good faith after consultation with its counsel and financial advisors, is at least as favorable to Frontier’s unitholders as such Superior Proposal and (iii) Frontier is not in material breach of this Section 5.23.

Section 5.24 Employment Agreements. Frontier shall use its commercially reasonable efforts to cause the person set forth on Frontier Confidential Schedule 5.24 to enter into an employment agreement with EQBK or its Subsidiaries substantially in the form attached hereto as Exhibit F.

ARTICLE VI

COVENANTS OF EQBK

Section 6.01 Commercially Reasonable Efforts. EQBK shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02 Regulatory Filings; Registration Statement.

(a) EQBK, at its own expense, with the cooperation of Frontier, at its own expense, shall promptly file or cause to be filed within thirty (30) days of the date of this Agreement applications for all regulatory approvals required to be obtained by EQBK in connection with this Agreement and the transactions contemplated hereby, including but not limited to the necessary applications for the prior approval of the Integrated Mergers and the Bank Merger by the applicable Regulatory Agencies.

(b) EQBK shall reserve and make available for issuance in connection with the Merger, and in accordance with the terms of this Agreement, the shares of EQBK Stock for the Stock Consideration and shall, with the cooperation of Frontier and the Bank, file with the SEC the Registration Statement, which Registration Statement will contain the Proxy Statement/Prospectus, and EQBK shall use its commercially reasonable efforts to cause the Registration Statement to become effective at the earliest practicable time. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of the mailing thereof to the Frontier unitholders at the time of the Members’ Meeting and on the Effective Time, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.

(c) EQBK shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, or any notice filings required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its commercially reasonable efforts to obtain such permits and approvals, or make such notice filings, on a timely basis.

(d) EQBK shall promptly and properly prepare and file any filings required under the Securities Act or Exchange Act, relating to the Merger and the transactions contemplated herein.

(e) EQBK shall keep Frontier reasonably informed as to the status of such applications and filings and shall notify it promptly of any developments that reasonably could significantly delay the completion of the Merger. Frontier shall have the right to review in advance, subject to applicable Laws relating to the exchange of information, all material non-confidential written information to be submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement. If EQBK becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, EQBK shall promptly inform Frontier thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

Section 6.03 Untrue Representations. EQBK shall promptly notify Frontier in writing if EQBK becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Frontier or any representation or warranty made in or pursuant to this Agreement or that results in the failure of EQBK to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 6.04 Litigation and Claims. EQBK shall promptly notify Frontier of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of EQBK, threatened against EQBK or any Subsidiary of EQBK that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by EQBK or any Subsidiary of EQBK pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.05 Material Adverse Changes. EQBK shall promptly notify Frontier in writing if any change or development shall have occurred or, to the Knowledge of EQBK, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on EQBK, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement or (c) would cause the conditions in ARTICLE VII not to be satisfied.

Section 6.06 Consents and Approvals. EQBK will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on EQBK Confidential Schedule 2.03(j).

Section 6.07 Employee Matters.

(a) At the Effective Time, EQBK may, in its sole and absolute discretion, either discontinue the employment of one or more current employees of Frontier or any of its Subsidiaries (each a “Terminated Employee”), or continue the employment of one or more current employees of Frontier or any of its Subsidiaries (each a “Continuing Employee”). EQBK shall consult with the Chief Executive Officer of

Frontier with respect to the termination of any such employees in connection with the Closing. Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of EQBK, each Continuing Employee shall be entitled, as an employee of EQBK or its Subsidiaries, to participate in the employee benefit plans of EQBK provided to similarly situated employees of EQBK or its Subsidiaries, if such Continuing Employee shall be eligible and, if required by the terms of such plans, selected for participation therein under the terms thereof and makes any required contributions. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.07 is not intended to give any Continuing Employee any rights or privileges superior to those of other similarly situated employees of EQBK or its Subsidiaries. The provisions of this Section 6.07 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, EQBK shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a Continuing Employee may participate (excluding any defined benefit pension plan), credit each Continuing Employee with his or her term of service with Frontier or any of its Subsidiaries to the extent such service was recognized under the analogous Employee Plan of Frontier or any of its Subsidiaries.

(b) Terminated Employees and Continuing Employees will be eligible to receive the severance set forth on EQBK Confidential Schedule 6.07, subject to the satisfaction of the terms and condition set forth on such schedule.

(c) If Continuing Employees become eligible to participate in a medical, dental or health plan of EQBK upon termination of any such analogous plan of Frontier or the Bank, EQBK shall use commercially reasonable efforts to cause each such plan of EQBK to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of EQBK, and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such Continuing Employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(d) Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of Frontier or any of its Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Entity, EQBK, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Frontier, EQBK or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Frontier or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Employee Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Employee Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 10.21, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of Frontier or any of its Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.08 Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, EQBK shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Section 6.08, the ordinary course of business shall consist of the banking and related business as presently conducted by EQBK and its Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.

Section 6.09 Access to Properties and Records. To the extent permitted by applicable Law, and solely for the purposes of verifying the representations and warranties of EQBK and preparing for the Merger and the other matters contemplated by this Agreement, EQBK shall, and shall cause each of its Subsidiaries to, upon reasonable notice from Frontier to EQBK (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Frontier, who enter into a non-disclosure agreement with EQBK in a form acceptable to EQBK, reasonable access to the properties, books and records of EQBK and its Subsidiaries during normal business hours in order that Frontier may have the opportunity to make such reasonable investigation of the affairs of EQBK and its Subsidiaries, and (b) furnish Frontier with such additional financial and operating data and other information as to the business and properties of EQBK as Frontier shall, from time to time, reasonably request. Frontier shall use commercially reasonable efforts to minimize any interference with EQBK’s business operations during any such access. Neither EQBK nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of EQBK’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Section 6.10 NYSE Listing. EQBK shall file all documents required to be filed to have the shares of EQBK Class A Stock to be issued pursuant to this Agreement included for listing on the NYSE and use its commercially reasonable efforts to affect said listing.

Section 6.11 Disclosure Schedules. At least ten (10) days prior to the Closing, EQBK agrees to provide Frontier with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.12 No Control of Frontier’s Business. Nothing contained in this Agreement gives EQBK or any of their representatives or Affiliates, directly or indirectly, the right to control or direct the operations of Frontier or the Bank prior to the Effective Time. Prior to the Effective Time, (a) each of Frontier and EQBK shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, (b) Frontier shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws, and (c) Frontier shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 6.13 Tax-free Reorganization Opinion. An authorized officer of EQBK shall execute and deliver to Norton Rose Fulbright US LLP and Fenimore Kay Harrison LLP, respectively, certificates (the “EQBK Certificate”) containing appropriate representations and covenants, reasonably satisfactory in form and substance to each counsel, at such time or times as may be reasonably requested by each counsel, including the Closing Date (and, if requested, as of the date on which the Registration Statement is declared effective by the SEC), in connection with each counsel’s delivery of an opinion with respect to the Tax treatment of the Integrated Mergers pursuant to Section 7.10 and Section 8.14, and EQBK and Merger Sub shall also provide such other information as reasonably requested by each counsel for purposes of rendering the opinions described in Section 7.10 and Section 8.14. EQBK and its Subsidiaries shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in the EQBK Certificate.

Section 6.14 Directors’ and Officers’ Indemnification and Insurance.

(a) By virtue of the occurrence of the Integrated Mergers, EQBK and Equity Bank shall, from and after the Effective Time, succeed to Frontier’s and the Bank’s obligations with respect to indemnification or exculpation now existing in favor of the managers, directors, officers, employees and agents of Frontier and the Bank, respectively, as provided in their operating agreements, articles or certificates of organization or incorporation, bylaws, indemnification agreements or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time (collectively, the “Existing Indemnification Obligation”). Each of EQBK and Equity Bank hereby guaranties Frontier’s and the Bank’s indemnification obligations.

(b) Except to the extent prohibited by applicable Law, following the Effective Time and for a period of five (5) years thereafter, EQBK shall indemnify, defend, and hold harmless any Person who has rights to indemnification from Frontier or the Bank.

(c) Prior to Closing, EQBK shall obtain, at the expense of EQBK, for a period of not less than five (5) years after the Effective Time, past acts and extended reporting period insurance coverage for no less than the four-year period immediately preceding the Effective Time, under Frontier’s and the Bank’s current (i) directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance, (vi) fiduciary liability insurance and (vii) cyber liability insurance ((i) through (vii) collectively, the “Tail Policy”), for each Person, including, without limitation, Frontier, its Subsidiaries and their respective directors, officers and employees, currently covered under those policies held by Frontier or its Subsidiaries.

(d) If EQBK or Equity Bank or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary, provision shall be made so that the successors and assigns of EQBK or Equity Bank expressly assume the obligations set forth in this Section 6.14.

(e) The provisions of this Section 6.14 are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Frontier or the Bank (the “Indemnified Parties”) and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(f) Any Indemnified Party wishing to claim indemnification under this Section 6.14, upon learning of any claim, shall promptly notify EQBK in writing thereof. In the event of any such claim for indemnification (whether arising before or after the Effective Time), (i) EQBK shall have the right to assume the defense thereof and EQBK shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if EQBK elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between EQBK and the Indemnified Parties, then the Indemnified Parties may retain counsel satisfactory to them, and EQBK shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties in accordance with its historical business practices; provided that EQBK shall be obligated pursuant to this Section 6.14(f) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) EQBK shall not be liable for any settlement effected without its prior written consent; provided that EQBK shall not have any obligation hereunder to any Indemnified Party and such Indemnified Party shall reimburse EQBK for any fees and expenses of such Indemnified Party’s counsel that were paid by EQBK, when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

Section 6.15 Tax Matters. EQBK shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3. EQBK will prepare and file (or cause to be prepared and filed) all income Tax Returns of EQBK and its Subsidiaries for the years or periods during which the Integrated Mergers take place reporting the Integrated Mergers as a “reorganization” described in Section 368(a) of the Code.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FRONTIER

The obligations of Frontier under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by Frontier:

Section 7.01 Representations and Warranties. (i) Each of the representations and warranties of the EQBK set forth in Section 4.01, Section 4.02, and Section 4.03 (other than inaccuracies that are de minimis in amount and effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by EQBK in this Agreement or in any document or schedule delivered to Frontier in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 7.02 Performance of Obligations. EQBK and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by EQBK under this Agreement on or prior to the Closing Date.

Section 7.03 Member Approval. Each of this Agreement and the Merger having been approved by the Frontier members at the Members’ Meeting by the minimum number of affirmative votes required by applicable Law, the Frontier Operating Agreement and the articles of organization of Frontier to approve this Agreement and the Merger.

Section 7.04 Government and Other Approvals. Frontier and EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on EQBK Confidential Schedule 2.03(g) and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 7.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject Frontier, the Bank or any member, unitholder, officer, director, shareholder or employee of Frontier or the Bank to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 7.06 Delivery of Closing Documents. Frontier shall have received all documents required to be received from EQBK on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to Frontier.

Section 7.07 No Material Adverse Change. There having been no Material Adverse Change with respect to EQBK since December 31, 2024.

Section 7.08 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 7.09 NYSE Listing. The shares of EQBK Class A Stock to be issued pursuant to this Agreement shall have been approved for listing on the NYSE.

Section 7.10 Federal Tax Opinion. Frontier shall have received an opinion of Fenimore Kay Harrison LLP, in form and substance reasonably satisfactory to Frontier, dated as of the Closing Date, and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “FKH Tax Opinion”). In rendering the FKH Tax Opinion, counsel to Frontier may require and rely upon and may incorporate by reference representations and covenants, including those contained in Frontier Certificate and EQBK Certificate referred to in Section 5.19 and Section 6.13, respectively, and such other information reasonably requested by and provided to it by Frontier or EQBK for purposes of rendering such FKH Tax Opinion.

Section 7.11 Tail Policy. EQBK shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.14(c).

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EQBK AND MERGER SUB

All obligations of EQBK and Merger Sub under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.

Section 8.01 Representations and Warranties. (i) Each of the representations and warranties of the Frontier set forth in Section 3.01, Section 3.02, Section 3.03 (other than inaccuracies that are de minimis in amount and effect) and Section 3.14 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by Frontier in this Agreement or in any document or schedule delivered to EQBK in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 8.02 Performance of Obligations. Frontier has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Frontier under this Agreement on or prior to the Closing Date.

Section 8.03 Member Approval. Each of this Agreement and the Merger having been approved by the Frontier members at the Members’ Meeting by the minimum number of affirmative votes required by applicable

Law, the Frontier Operating Agreement and the articles of organization of Frontier to approve this Agreement and the Merger.

Section 8.04 Government and Other Approvals. EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Frontier Confidential Schedule 2.02(i), and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 8.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of EQBK or its Subsidiaries, or (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject EQBK, Equity Bank or any officer, director, shareholder or employee of EQBK or Equity Bank to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

Section 8.06 Releases. EQBK having received from each of the directors of Frontier and the Bank an instrument dated as of the Closing Date releasing Frontier, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such directors (except as to certain matters described therein), the form of which is attached as Exhibit D. Further, EQBK having received from each of the executive officers of Frontier and the Bank, as listed on Frontier Confidential Schedule 8.06, an instrument dated as of the Closing Date releasing Frontier, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such officers (except as to certain matters described therein), the form of which is attached as Exhibit E.

Section 8.07 No Material Adverse Change. There will have been no Material Adverse Change to Frontier since September 30, 2024.

Section 8.08 Termination of Employee Plans. EQBK having received evidence reasonably satisfactory to EQBK that, as of the Effective Time, all Employee Plans of Frontier (other than such plans EQBK elects not to terminate) have been terminated in accordance with the terms of such Employee Plans of Frontier, the Code, ERISA and all other applicable Laws on a basis satisfactory to EQBK in its reasonable discretion and that, to the extent required by the Employee Plans or applicable Law, affected participants have been notified of such terminations and/or integrations.

Section 8.09 Employment Agreements. EQBK having received from the person set forth on Frontier Confidential Schedule 5.24 a fully executed employment agreement dated as of the Closing Date substantially in the form attached hereto as Exhibit F.

Section 8.10 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 8.11 Delivery of Closing Documents. EQBK shall have received all documents required to be received from Frontier on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to EQBK.

Section 8.12 Minimum Members’ Equity. The members’ equity of Frontier shall be equal to or greater than $90,000,000.

Section 8.13 FIRPTA Certificate. Frontier shall have delivered to EQBK (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by Frontier, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by Frontier (collectively, the “FIRPTA Certificate”).

Section 8.14 Federal Tax Opinion. EQBK shall have received (a) an opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to EQBK, dated as of the Closing Date, and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) a copy of the FKH Tax Opinion. In rendering such opinion, counsel to EQBK may require and rely upon and may incorporate by reference representations and covenants, including those contained in Frontier Certificate and EQBK Certificate referred to in Section 5.19 and Section 6.13, respectively, and such other information reasonably requested by and provided to it by Frontier or EQBK for purposes of rendering such opinion.

ARTICLE IX

TERMINATION

Section 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the unitholders of Frontier, prior to the Effective Time as follows, and in no other manner:

(a) by the mutual written consent of EQBK and Frontier;

(b) by either Frontier or EQBK (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close specified in ARTICLE VII and ARTICLE VIII, respectively, hereof have not been met or waived by June 30, 2026 (the “Outside Date”); provided, that, if as of such Outside Date, the conditions to Closing set forth in Sections Section 7.04 and Section 8.04 have not been satisfied, then the Outside Date will be extended to September 30, 2026, if either EQBK or Frontier notifies the other party in writing on or prior to the Outside Date of its election to extend the Outside Date;

(c) by either EQBK or Frontier if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such disapproval, Order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action.

(d) by either EQBK or Frontier if there has been any Material Adverse Change with respect to the other party;

(e) by EQBK, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of Frontier or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01 or Section 8.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to EQBK if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If EQBK desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.01(e), then it must notify Frontier in writing of its intent to terminate stating the reason therefor. Frontier shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(f) by Frontier, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of EQBK or Merger Sub or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to Frontier if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If Frontier desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(f), then it must notify EQBK in writing of its intent to terminate stating the reason therefor. EQBK shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(g) by EQBK or Frontier, if this Agreement and the Merger are not approved by the required vote of members of Frontier at its Members’ Meeting, or at any adjournment or postponement thereof; provided, however, that Frontier may not terminate this Agreement pursuant to this Section 9.01(g) if Frontier has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the approval of the Frontier members at the Members’ Meeting, or at any adjournment or postponement thereof;

(h) by Frontier prior to obtaining the approval of the Frontier members at the Members’ Meeting, and subject to the terms and conditions of Section 5.23(e), in order to accept a Superior Proposal;

(i) by EQBK, if Frontier or the Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity;

(j) by EQBK, if the Frontier Board shall have effected a Change in Recommendation; or

(k) by Frontier, if EQBK or the Equity Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity.

Section 9.02 Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 10.08 of this Agreement.

Section 9.03 Effect of Termination.

(a) If this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, then no party to this Agreement will have any further liability or obligation under this Agreement; provided, however, that:

(i) no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement or actual fraud;

(ii) the provisions of this Section 9.03, and ARTICLE X (other than Section 10.06) shall survive any such termination; and

(iii) the Confidentiality Agreement shall survive any such termination in accordance with its terms.

(b) If EQBK is not in material breach of any covenant or obligation under this Agreement, Frontier shall pay to EQBK, by wire transfer of same day funds, a termination fee equal to $4,880,000 (the “Termination Fee”), if this Agreement is terminated by EQBK pursuant to Section 9.01(g).

(c) Each of the parties hereto acknowledges and hereby agrees that the provisions of Section 9.03(b) are an integral part of the transactions contemplated by this Agreement, that such amounts do not constitute a penalty, and that, without such provisions, the parties would not have entered into this Agreement. If Frontier shall fail to pay in a timely manner any amount due to EQBK pursuant to this Section 9.03, then Frontier (i) shall pay to EQBK the reasonable costs and expenses of EQBK (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection EQBK’s efforts to obtain payment of any amounts due to EQBK and (ii) shall pay all interest accrued on any amount due to EQBK pursuant to this Section 9.03, which shall accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(d) The fees described in this Section 9.03 shall be the exclusive remedy for a termination of the Agreement as specified in Section 9.03(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements (other than the Confidentiality Agreement, which shall survive in accordance with its terms) of the parties hereto contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time, which shall survive the Closing.

Section 10.02 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. All costs and expenses of printing and mailing the Proxy Statement/Prospectus and all filing and other fees paid to the SEC in connection with the Merger shall be borne by EQBK.

Section 10.03 Brokerage Fees and Commissions.

(a) Except as set forth on EQBK Confidential Schedule 10.03(a), EQBK hereby represents to Frontier that no agent, representative or broker has represented EQBK in connection with the transactions described in this Agreement. Frontier will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of EQBK and EQBK hereby agrees to indemnify and hold Frontier harmless for any amounts owed to any agent, representative or broker of EQBK.

(b) Except as set forth on Frontier Confidential Schedule 10.03(b), Frontier hereby represents to EQBK that no agent, representative or broker has represented Frontier in connection with the transactions described in this Agreement. EQBK will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Frontier or any unitholder of Frontier, and Frontier hereby agrees to indemnify and hold EQBK harmless for any amounts owed to any agent, representative or broker of Frontier or any unitholder of Frontier.

Section 10.04 Entire Agreement. This Agreement, the Voting Agreement, the Support Agreements, the EQBK Confidential Schedules, the Frontier Confidential Schedules, the Confidentiality Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 10.05 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

Section 10.06 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 10.07 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the illegal, invalid or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 10.08 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email (provided that the email is promptly confirmed by telephone and is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), at the respective addresses set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and email addresses by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Frontier:

David E. Rogers

Chairman

Frontier Holdings, LLC

13333 California Street, Suite 100

Omaha, Nebraska 68154

Email: drogers@frontier.bank

With a copy (which shall not constitute notice) to:

Lowell W. Harrison

Fenimore Kay Harrison LLP

812 San Antonio Street, Suite 600

Austin, TX 78701

Email: LHarrison@fkhpartners.com

If to EQBK or Merger Sub:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Email: brade@equitybank.com

With a copy (which shall not constitute notice) to:

Michael G. Keeley

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

Section 10.09 GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGWICK COUNTY, KANSAS.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any Party to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 10.12 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 10.13 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Acquisition Proposal” As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 5% or more of the consolidated assets of Frontier and its Subsidiaries or any equity or voting securities of Frontier or its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Frontier or its Subsidiaries.

“Adjusted Cash Amount” shall have the meaning set forth in Section 1.06(a)

“Adjusted Equity” shall have the meaning set forth in Section 1.06(b).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and ownership means the direct or indirect beneficial ownership of more than fifty percent (50%) of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than fifty percent (50%) of the voting and/or equity interest.

“Agreement” shall have the meaning set forth in the Preamble.

“Audit” shall have the meaning set forth in Section 5.07(b).

“Bank” shall have the meaning set forth in the Recitals.

“Bank Merger” shall have the meaning set forth in the Recitals.

“Bank Merger Agreement” shall have the meaning set forth in Section 1.11.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“BHCA” shall have the meaning set forth in the preamble.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in Wichita, Kansas are authorized or required by Law to be closed.

“Calculation Date” shall have the meaning set forth in Section 1.06(c).

“Call Reports” shall have the meaning set forth in Section 3.05(b).

“Cancelled Units” shall have the meaning set forth in Section 1.05(d).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and

2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).

“Change in Recommendation” shall have the meaning set forth in Section 5.23(d).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“Code” shall have the meaning set forth in the Recitals.

“Commencement Date” shall have the meaning set forth in Section 3.12(o).

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, effective as of November 26, 2024, by and between Frontier and EQBK.

“Continuing Employee” shall have the meaning set forth in Section 6.07(a).

“Controlled Group Plans” shall have the meaning set forth in Section 3.28(g).

“CRA” shall have the meaning set forth in Section 3.32.

“Dodd-Frank Act” shall have the meaning set forth in Section 3.36.

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Employee Plans” shall have the meaning set forth in Section 3.28(a).

“Employment Agreements” shall have the meaning set forth in Section 3.27(c).

“Environmental Inspections” shall have the meaning set forth in Section 5.12(a).

“Environmental Laws” means the common Law and all federal, state, local and foreign Laws or regulations, codes, Orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of human health and the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, and (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

“EQBK” shall have the meaning set forth in the Preamble.

“EQBK Board” shall have the meaning set forth in the Recitals.

“EQBK Certificate” shall have the meaning set forth in Section 6.13.

“EQBK Class A Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Class B Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Confidential Schedules” shall have the meaning set forth in the first paragraph of ARTICLE IV.

“EQBK Constituent Documents” shall have the meaning set forth in Section 4.05(b).

“EQBK Loan Representative(s)” means Rick Sems.

“EQBK SEC Reports” shall have the meaning set forth in Section 4.04(a).

“EQBK Stock” shall have the meaning set forth in Section 1.05(a).

“Equity Adjustment” shall have the meaning set forth in Section 1.06(d).

“Equity Bank” shall have the meaning set forth in the Recitals.

“Equity Bank Board” means the board of directors of Equity Bank.

“ERISA” shall have the meaning set forth in Section 3.28(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.07(a).

“Exchange Fund” shall have the meaning set forth in Section 1.07(b).

“Exchange Ratio” shall have the meaning set forth in Section 1.06(e).

“Existing Indemnification Obligation” shall have the meaning set forth in Section 6.14(a).

“FDIA” shall mean the Federal Deposit Insurance Act.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FIRPTA Certificate” shall have the meaning set forth in Section 8.13.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

“FKH Tax Opinion” shall have the meaning set forth in Section 7.10.

“Frontier” shall have the meaning set forth in the Preamble.

“Frontier Bank” shall have the meaning set forth in the Recitals.

“Frontier Board” shall have the meaning set forth in the Recitals.

“Frontier Certificate” shall have the meaning set forth in Section 5.19.

“Frontier Confidential Schedules” shall have the meaning set forth in the first paragraph of ARTICLE III.

“Frontier Constituent Documents” shall have the meaning set forth in Section 3.04(b).

“Frontier Equity” shall have the meaning set forth in Section 1.06(d)

“Frontier Financial Statements” shall have the meaning set forth in Section 3.05(a).

“Frontier Manager” shall mean Frontier Management, LLC.

“Frontier Merger Costs” shall have the meaning set forth in Section 1.06(g).

“Frontier Operating Agreement” means the Second Amended and Restated Operating Agreement of Frontier Holdings, LLC, effective March 31, 2011.

“Frontier Unit(s)” shall have the meaning set forth in Section 1.05(b)

“GAAP” shall have the meaning set forth in Section 3.05(a).

“Governmental Entity” means any court, arbitrator, administrative agency or commission, board, bureau or other governmental or Regulatory Agency or instrumentality.

“Group Health Plan” shall have the meaning set forth in Section 3.28(g)(i).

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product.

“Indemnified Parties” shall have the meaning set forth in Section 6.14(e).

“Integrated Mergers” shall have the meaning set forth in the Recitals.

“IRS” shall have the meaning set forth in Section 3.12(n).

“KGCC” shall have the meaning set forth in Section 1.10.

A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or “executive officer” (as such term is defined of 12 C.F.R. Part 215 (Regulation O)) of that person, after reasonable inquiry, is actually aware of such fact or other matter.

“Law” shall mean any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.

“Leased Real Property” shall have the meaning set forth in Section 3.09.

“Leases” shall have the meaning set forth in Section 3.11(a)(i).

“Lien(s)” means any mortgage, security interest, pledge, charges, encumbrance or lien (statutory or otherwise).

“Listed Contracts” shall have the meaning set forth in Section 3.11(a).

“Material Adverse Change” means, with respect to any party hereto, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or (ii) the ability of the parties hereto to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Change: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the States of Kansas or Nebraska, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; (vii) any natural or man-made disaster, acts of God, outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (viii) the execution and delivery of this Agreement, the announcement of the transactions contemplated by this Agreement or any litigation relating to this Agreement or the transactions contemplated hereby; provided, that with respect to clauses (i) through (vii), such party is not affected to a greater extent than other bank holding companies or insured depository institutions in the industry in which such party operates.

“MBCA” shall have the meaning set forth in Section 1.01.

“Members’ Meeting” shall have the meaning set forth in Section 5.02(a).

“Members’ Representative” shall mean the individual appointed to represent the members of Frontier with respect to certain tax matters arising under Section 5.18 or any successor thereto appointed in writing who accepts the position in accordance with Section 5.18(a). The initial Members’ Representative shall be Mark Mowat.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.05(b)(ii).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Minimum Equity” shall have the meaning set forth in Section 1.06(h).

“NDB” means the Nebraska Department of Banking and Finance.

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(l).

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.

“OREO Property” shall have the meaning set forth in Section 3.09.

“OSBC” means the Office of the State Bank Commissioner of Kansas.

“Outside Date” shall have the meaning set forth in Section 9.01(b).

“Owned Real Property” shall have the meaning set forth in Section 3.09.

“Per Unit Cash Amount” shall have the meaning set forth in Section 1.06(i).

“Permitted Encumbrances” shall mean only (i) Liens for Taxes not yet due and payable and that do not constitute penalties or Liens for Taxes being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, and (iv) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by Frontier or any of its Subsidiaries, or have a material detrimental effect on the value thereof or its present use.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Returns” shall have the meaning set forth in Section 5.18(a).

“Property” or “Properties” shall include all real property currently owned or leased by Frontier, including all Owned Real Property, OREO Property and Leased Real Property, as well as the premises and all improvements and fixtures thereon of Frontier.

“Proprietary Rights” shall have the meaning set forth in Section 3.15.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.02(d).

“RAP” shall have the meaning set forth in Section 3.05(b).

“Registration Statement” shall have the meaning set forth in Section 5.13(a).

“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the FDIC, (iv) OSBC, (v) the NDB (vi) the SEC, (vii) any Agency, or (viii) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Retirement Plan” shall have the meaning set forth in Section 5.14(a).

“RULLCA” shall have the meaning set forth in Section 1.01.

“SEC” shall have the meaning set forth in Section 3.37.

“Second Certificate of Merger” shall have the meaning set forth in Section 1.10.

“Second Effective Time” shall have the meaning set forth in Section 1.10.

“Second Step Merger” shall have the meaning set forth in the Recitals.

“Secondary Investigation” shall have the meaning set forth in Section 5.12(a).

“Securities Act” shall mean Securities Act of 1933, as amended.

“Share Adjustment” shall have the meaning set forth in Section 1.05(f).

“SOA” shall have the meaning set forth in Section 5.21(b).

“Stock Consideration” shall mean that portion of the Merger Consideration consisting of shares of EQBK Class A Stock.

“Straddle Period” shall have the meaning set forth in Section 5.18(b).

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Superior Proposal” means any bona fide written Acquisition Proposal received after the date hereof that the Frontier Board determines in good faith, after consultation with its outside legal and financial advisors, to be reasonably likely to be consummated in accordance with its terms and to be more favorable to Frontier and its unitholders from a financial point of view than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed by EQBK in response to such proposal pursuant to Section 5.23(e) or otherwise); provided that for purposes of this definition references to 15% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%.

“Support Agreement” shall have the meaning set forth in the Recitals.

“Surviving Entity” shall have the meaning set forth in Section 1.01.

“Tail Policy” shall have the meaning set forth in Section 6.14(c).

“Tax” or “Taxes” means (i) all United States federal, state or local or non-United States taxes, assessments, charges, duties, tariffs, levies, interest or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, escheat, abandoned or unclaimed property, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, interest, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, duties, levies, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, notice, election, form, claim for refund, or information return or statement relating to Taxe filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof (in each case, whether written, electronic or in other form).

“Terminated Employee” shall have the meaning set forth in Section 6.07(a).

“Termination Fee” shall have the meaning set forth in Section 9.03(b).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Voting Agreement” shall have the meaning set forth in the Recitals.

“Welfare Plan” shall have the meaning set forth in Section 5.14(b).

Section 10.14 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 10.15 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 10.16 Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.17 Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 10.18 Public Disclosure. Neither EQBK nor Frontier, or any Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) EQBK and Frontier are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement and (ii) EQBK may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to potential investors in EQBK that is bound by a confidentiality agreement.

Section 10.19 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 10.08. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 10.08) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 10.20 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

Section 10.21 No Third Party Beneficiaries. Except as provided in Section 6.07(b) and Section 6.14(e), nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

EQUITY BANCSHARES, INC.

By:	/s/ Brad S. Elliott
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

WINSTON MERGER SUB, INC.

By:	/s/ Brad S. Elliott
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

FRONTIER HOLDINGS, LLC

By:	/s/ David E. Rogers
Name: David E. Rogers
Title: Chairman of the Board

[Signature Page to Agreement and Plan of Reorganization]

Annex B

FORM OF FRONTIER VOTING AGREEMENT

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated as of August 29, 2025 is executed by and among Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Frontier Holdings, LLC (“Frontier”), a Nebraska limited liability company and registered financial holding company under the BHCA, Brad S. Elliott (“Proxy Holder”), as proxy, and the Members of Frontier listed on the signature page to this Agreement (referred to herein individually as a “Member” and collectively as the “Members”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, EQBK, Winston Merger Sub, Inc. (“Merger Sub”), a Nebraska corporation and wholly owned subsidiary of EQBK, and Frontier have entered into that certain Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), providing for, among other things, EQBK’s acquisition of Frontier through the merger of Merger Sub with and into Frontier, with Frontier surviving the merger as a wholly owned subsidiary of EQBK (the “Merger”);

WHEREAS, the Reorganization Agreement provides that all of the issued and outstanding units of Frontier (the “Frontier Units”), other than Cancelled Units, will be exchanged for such consideration as set forth in the Reorganization Agreement;

WHEREAS, as a condition and inducement to EQBK’s willingness to enter into the Reorganization Agreement, each of the Members have agreed to vote their Frontier Units in favor of approval of the Reorganization Agreement and the transactions contemplated thereby; and

WHEREAS, EQBK is relying on the agreements set forth herein in incurring expenses in reviewing the business of Frontier and its wholly owned banking subsidiary, Frontier Bank, a Nebraska state bank with its principal office in Omaha, Nebraska (the “Bank”), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger, and the Members are benefiting both from such expenditures by EQBK and by the terms of the Reorganization Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Frontier, EQBK, the Proxy Holder (as defined below), and the Members undertake, promise, covenant and agree with each other as follows:

AGREEMENT

1. Each Member, being the registered owner of the number of Frontier Units set forth below the Member’s name on the signature pages hereto (for each such Member, the “Units”), will vote, direct to vote, or act by consent with respect to:

(a)	the Units;

(b)	all Frontier Units the Member owns as of the record date of any meeting of the Members of Frontier or otherwise as of the date of such vote or consent; and

(c)

all Frontier Units the Member owns beneficially and has the power and authority to direct the voting thereof as of the record date of any meeting of the Members of Frontier or otherwise as of the date of such vote or consent

(clauses (a), (b) and (c), collectively, the “Proxy Units”), in favor of approval of the Merger and any other transactions contemplated by the Reorganization Agreement.

2. If Frontier conducts a meeting of or otherwise seeks approval of its Members with respect to any Acquisition Proposal (as defined in the Reorganization Agreement) or any other matter that may contradict this Agreement or the Reorganization Agreement or may prevent EQBK or Frontier from completing the Merger, then the Members will vote the Proxy Units against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Reorganization Agreement.

3. Each Member shall not invite or seek any Acquisition Proposal, support (or publicly suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the Frontier Board to consider, support or seek any Acquisition Proposal or otherwise take any action designed to make any Acquisition Proposal more likely. None of the Members shall meet or otherwise communicate with any Person that makes or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal. Each Member shall promptly advise Frontier of each contact the Member or any of the Member’s representatives may receive from any Person relating to any Acquisition Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Acquisition Proposal and will provide Frontier with all information EQBK requests that is available to the Member regarding any such Acquisition Proposal or possible Acquisition Proposal. Each Member will not make any claim or join in any litigation alleging that the Frontier Board is required to consider, endorse or support any Acquisition Proposal or to invite or seek any Acquisition Proposal. Each Member shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair EQBK’s ability to exercise any of the rights granted by the Reorganization Agreement.

4. Each Member, severally, but not jointly, represents and warrants to EQBK that:

(a)

(i) Member owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Units free and clear of all liens or encumbrances, except for encumbrances on Units pledged as collateral to secure personal loans of the Member, and (ii) except pursuant hereto, the Frontier Operating Agreement and the Frontier member unit incentive plan, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Member is a party relating to the pledge, disposition or voting of any of the Units and there are no voting trusts or voting agreements with respect to the Units.

(b)

Member does not beneficially own any Frontier Units other than (i) the Units, (ii) any options, warrants or other rights to acquire any additional Frontier Units or any security exercisable for or convertible into Frontier Units, set forth on the signature page of this Agreement, and (iii) has the sole voting power over all of the Units.

(c)

Member has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Member’s obligations hereunder (including the proxy described in Section 5 below). This Agreement has been duly and validly executed and delivered by Member and constitutes the legal, valid and binding obligation of Member, enforceable against Member in accordance with its terms.

(d)

None of the execution and delivery of this Agreement by Member, the consummation by Member of the transactions contemplated hereby or compliance by Member with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to Member or to Member’s property or assets.

(e)

No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Member is required in connection with the valid execution and delivery of this Agreement. No consent of Member’s spouse is necessary under any “community property” or other laws in order for Member to enter into and perform its obligations under this Agreement.

5. Each Member hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Member or any other Person may have by virtue of, or with respect to, any Units owned by Member, as applicable.

6. In order to better effect the provisions of Section 1 and Section 2 of this Agreement, each Member hereby revokes any previously executed proxies and hereby constitutes and appoints Proxy Holder, with full power of substitution, his true and lawful proxy and attorney-in-fact (the “Proxy Holder”) to vote at any meeting of the Members of Frontier all of the Proxy Units in favor of the approval of the Merger and any other transactions contemplated by the Reorganization Agreement (including the termination of any voting trusts, voting agreements, members’ agreements or similar arrangements other than this Agreement), with such modifications to the Reorganization Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Reorganization Agreement if the Reorganization Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Member or (ii) materially alter the tax consequences of the receipt thereof under the Reorganization Agreement in its present form. This proxy shall be limited strictly and solely to the power and authority to vote the Proxy Units in the manner and for the purpose set forth in Sections 1 and 2 of this Agreement and shall not extend to any other matters.

7. Each Member hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, each Member will not, and will not agree to, without the consent of EQBK, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or otherwise dispose of (any such transaction, a “Transfer”) any of the Units or grant any proxy or interest in or with respect to any Units or deposit any such Units into a voting trust or enter into another voting agreement or arrangement with respect to such Units except as contemplated by this Agreement. Any attempted Transfer of Units or any interest therein in violation of this Section shall be null and void. This Section shall not prohibit a Transfer of the Units to any member of Member’s immediate family, to another Member, to a trust for the benefit of Member or any member of Member’s immediate family, or upon the death of Member; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to EQBK, to be bound by all of the terms of this Agreement.

8. Proxy Holder, by his execution below, agrees to (A) vote all of the Members’ Proxy Units at any meeting of the Members of Frontier, in favor of the approval of the Merger and any other transactions contemplated by the Reorganization Agreement (including the termination of any prior voting trusts, voting agreements, members’ agreements or similar arrangements other than this Agreement), with such modifications to the Reorganization Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Reorganization Agreement if the Reorganization Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Member or (ii) materially alter the tax consequences of the receipt thereof under the Reorganization Agreement in its present form and (B) in the event of an Acquisition Proposal, to vote all of the Members’ Proxy Units at any meeting of the Members of Frontier, against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Reorganization Agreement.

9. Each Member acknowledges that EQBK and Frontier are relying on this Agreement in incurring expenses in connection with EQBK’s reviewing Frontier and the Bank’s business, in Frontier’s cooperation with EQBK’s preparation of a proxy statement and Registration Statement on Form S-4, in EQBK’s proceeding with the filing of applications for regulatory approvals, and in their undertaking other actions necessary for completing the Merger and that THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING TO THE EXTENT APPLICABLE, SECTION 21-264 OF THE MBCA. The Members and Frontier acknowledge that the performance of this Agreement is intended to benefit EQBK.

10. This Agreement shall remain in effect until the earlier to occur of (a) the termination of the Reorganization Agreement, as it may be amended or extended from time to time, pursuant to the terms and conditions contained therein, or (b) completion of the transactions contemplated by the Reorganization Agreement.

11. Proxy Holder may, in his sole discretion, appoint a substitute proxy to act as Proxy Holder under this Agreement; provided, that any substitute proxy shall agree in writing to be bound by the terms and conditions of this Agreement. In the event of the death, disability or incapacity of Proxy Holder, EQBK, in its sole discretion, may appoint a substitute proxy to act as Proxy Holder under this Agreement.

12. The vote of the Proxy Holder will control in any conflict between his vote of the Proxy Units and a vote by the substitute proxy holder or the Members of the Proxy Units, and Frontier agrees to recognize the vote of the Proxy Holder instead of the vote of substitute proxy holder or the Members if the substitute proxy holder or the Members do not vote in accordance with Sections 1 and 2 of this Agreement.

13. This Agreement may be amended, modified or supplemented with respect to a particular Member only by an instrument in writing executed by EQBK, Frontier and that Member. Any such amendment, modification or supplement shall only apply to the Member(s) executing such written agreement and this Agreement will remain in full force and effect with respect to Members who do not execute such written agreement.

14. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. An email or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

15. This Agreement, the Reorganization Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

16. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO FRONTIER OR THE MEMBERS:

David E. Rogers

Chairman

Frontier Holdings, LLC

13333 California Street, Suite 100

Omaha, Nebraska 68154

Email: drogers@frontier.bank

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

Lowell W. Harrison

Fenimore Kay Harrison LLP

812 San Antonio Street, Suite 600

Austin, TX 78701

Email: LHarrison@fkhpartners.com

IF TO EQBK OR PROXY HOLDER:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Email: brade@equitybank.com

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

Michael G. Keeley

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

17. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEBRASKA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN DOUGLAS COUNTY, NEBRASKA. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY,

AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

19. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

20. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EQUITY BANCSHARES, INC.

By:
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

PROXY HOLDER:

Brad S. Elliott

FRONTIER HOLDINGS, LLC

By:
Name: David E. Rogers Title: Chairman

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MEMBERS
[ ]

By:

Its:

Number of Units: [ ]

Annex C

FORM OF FRONTIER SUPPORT AGREEMENT

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of August 29, 2025, by and between Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and     , an individual resident of the State of Nebraska (“Member”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given to them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, EQBK, Winston Merger Sub, Inc. (“Merger Sub”), a Nebraska corporation and wholly owned subsidiary of EQBK, and Frontier Holdings, LLC (“Frontier”), a Nebraska limited liability company and registered financial holding company under the BHCA, have entered into that certain Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), providing for, among other things, EQBK’s acquisition of Frontier through the merger of Merger Sub with and into Frontier, with Frontier surviving the merger as a wholly owned subsidiary of EQBK (the “Merger”);

WHEREAS, the Reorganization Agreement provides that all of the issued and outstanding units of Frontier (the “Frontier Units”), other than Cancelled Units, will be exchanged for such consideration as set forth in the Reorganization Agreement;

WHEREAS, the Member will receive a portion of the Merger Consideration or certain other payments in connection with the closing of the Merger; and

WHEREAS, as a condition and inducement to EQBK’s willingness to enter into the Reorganization Agreement, EQBK and Member have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and in the Reorganization Agreement intending to be legally bound hereby, EQBK and Member agree as follows;

AGREEMENT

1. Member Support. Member agrees to use his or her best efforts to refrain from disparaging or harming the goodwill of Frontier, any Subsidiary of Frontier (“Frontier Subsidiary”), EQBK or any Subsidiary of EQBK, and their respective customer, client and vendor relationships. During the term of this Agreement, Member agrees to consider utilizing Equity Bank, a Kansas state bank with its principal office in Andover, Kansas (“Equity Bank”), when obtaining banking products or services for his or her personal or business needs; provided, that this Agreement shall not require Member to contact Equity Bank for a proposal on any such needs.

2. Member Covenants.

(a) Member acknowledges that he or she has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of current and prospective customers of Frontier or any Frontier Subsidiary, Frontier’s and any Frontier Subsidiary’s current and prospective services, Frontier’s and any Frontier Subsidiary’s business projections and market studies, Frontier’s and any Frontier Subsidiary’s business plans and strategies, Frontier’s and any Frontier Subsidiary’s studies and information concerning special services unique to Frontier or any Frontier Subsidiary. Member further acknowledges and agrees that this consideration, including the Merger

Consideration, constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of EQBK or any subsidiary of EQBK, Member agrees that Member will not, directly or indirectly, individually or as an employee, partner, officer, director or member or in any other capacity whatsoever:

i. solicit the business of any person or entity who is a customer of Frontier or any Frontier Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other insured depository institution for the purpose of providing financial services to such person or entity;

ii. acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any insured depository institution that has a location (A) in any county in which Frontier or a Frontier Subsidiary has a location, or (B) any county that is contiguous to such counties (the “Noncompete Area”) (but notwithstanding the foregoing, Member may (1) acquire an ownership interest in any publicly-traded depository institution, so long as that ownership interest does not exceed 1% of the total number of shares outstanding of that depository institution, and (2) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions);

iii. from and after the Effective Time, serve as an officer, director, employee, agent or consultant to any insured depository institution that has a location within the Noncompete Area;

iv. establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or

v. recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of Frontier or any Frontier Subsidiary; but nothing in this Section 2(a)(v) applies to employment other than in financial services, and Member shall not be prohibited from hiring any such person who (A) is terminated by Frontier or any Frontier Subsidiary (or their respective successors) or who has voluntarily resigned from employment by Frontier or any Frontier Subsidiary (or their respective successors) without direct or indirect solicitation by Member, provided at least six (6) months have elapsed from the date the person’s employment ended with Frontier, any Frontier Subsidiary, EQBK or any EQBK Subsidiary, (B) responds to any general advertisement appearing in a newspaper, magazine or trade publication, or (C) is a referral made by a placement agency or service so long as such placement agency or service has not been instructed by Member to solicit from Frontier or any Frontier Subsidiary (or their respective successors) such person.

Member may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the Noncompete Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b) If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c) Member agrees that (i) this Agreement is entered into in connection with the sale to EQBK of Frontier and Frontier Bank, a Nebraska state bank with its principal office in Omaha, Nebraska (collectively, the “Bank”), (ii) Member is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Member by this Agreement are essential and necessary to ensure EQBK acquires the goodwill of the Bank, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

3. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Member later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Member intends to engage in, Member will first notify EQBK in writing and meet with a EQBK representative and a neutral mediator (if EQBK elects to retain one at its expense) to discuss resolution of any disputes between the parties. Member will provide this notice at least twenty-one (21) days before Member engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. If Member fails to comply with this requirement, Member waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time.

4. Termination. This Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Reorganization Agreement is terminated pursuant to Section 9.01 of the Reorganization Agreement or (b) the date that is twenty-four (24) months after the Closing Date.

5. Waiver, Amendment and Modification. Any party may unilaterally waive a right which is solely applicable to it. Such action will be evidenced by a signed written notice. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

6. Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEBRASKA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN DOUGLAS COUNTY, NEBRASKA. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.

7. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

8. No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

9. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

10. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

11. Entire Agreement. This Agreement, the Reorganization Agreement, the Voting Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

12. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

13. Notice. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Member:

If to EQBK:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Email: brade@equitybank.com

With a copy (which shall not constitute notice) to:

Michael G. Keeley

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

14. Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

15. Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MEMBER

EQUITY BANCSHARES, INC.

By:
Name: Brad S. Elliott Title: Chairman and Chief Executive Officer

[Signature Page to Support Agreement]

ANNEX D

OPINION OF D. A. DAVIDSON & CO.

August 29, 2025

Board of Directors

Frontier Holdings, LLC

13333 California Street – Suite 100

Omaha, NE 68154

Members of the Board:

We understand that Frontier Holdings, LLC (“Frontier”), a Nebraska limited liability company and registered financial holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”), Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered financial holding company under the BHCA and Winston Merger Sub, Inc., a Nebraska corporation and wholly-owned subsidiary of EQBK (“Merger Sub”) are about to enter into an Agreement and Plan of Reorganization (the “Agreement”) and pursuant to which, among other things, EQBK will acquire Frontier through the merger of the Merger Sub, with an into Frontier (the “Merger”), with Frontier surviving as a wholly owned subsidiary of EQBK. Each unit of Frontier (“Frontier Units”) issued and outstanding prior to the Effective Time shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, (i) the amount of shares of EQBK Class A Stock equal to the quotient of 2,220,000 divided by the number of Frontier Units outstanding as of immediately prior to the Effective Time, except for the Cancelled Units (“Exchange Ratio”) and (ii) the Per Unit Cash Amount (the aggregate consideration described in clauses (i) and (ii), such per unit amount, the “Per Unit Merger Consideration,” and in the aggregate for all holders of Frontier Units entitled to receive the Per Unit Merger Consideration under the terms of the Agreement, the “Merger Consideration”). The Merger Consideration is subject to adjustments pursuant to Section 1.06 of the Agreement, as to which adjustments we express no opinion. The terms and conditions of the Merger are more fully set forth in the Agreement.

Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the unit holders of Frontier of the Merger Consideration to be paid to such holders in the proposed Merger.

In connection with preparing our opinion, we have reviewed, among other things:

(i)	a draft of the Agreement, dated August 29, 2025;

(ii)

certain publicly available business and financial information about Frontier and EQBK and the industry in which each operates, public filings by EQBK including 10-K, 10-Q, press releases and certain publicly available research analysts’ reports for EQBK, in each case as we deemed relevant;

Investment Banking

227 W. Monroe • Suite 5250 • Chicago, IL 60606 • (312) 525-2777

www.davidsoncompanies.com/ecm/

(iii)

certain internal projections and other financial and operating data concerning the business, operations, and prospects of Frontier and EQBK prepared by or at the direction of management of Frontier and EQBK, respectively, as approved for our use by Frontier;

(iv)

information relating to certain strategic, financial, tax, and operational benefits, including the estimated amount and timing of the cost savings and related expenses and synergies, expected to result from the Merger, prepared by or at the direction of management of Frontier and/or EQBK, as approved for our use by Frontier;

(v)	the past and current business, operations, financial condition, and prospects of Frontier and EQBK, and other matters we deemed relevant, as approved for our use by Frontier;

(vi)	the market, trading and operating characteristics of selected public companies and selected public bank holding companies in particular, we deemed relevant;

(vii)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available and that we deemed relevant;

(viii)	the current and historical market prices and trading activity of EQBK Class A Stock with that of certain other publicly traded companies that we deemed relevant;

(ix)

the pro forma financial effects of the Merger, taking into consideration the amounts and timing of Merger costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the Merger, as provided by or at the direction of the senior management of EQBK and approved for our use by Frontier;

(x)

the valuation derived by discounting future cash flows and a terminal value of Frontier and EQBK’s businesses based upon financial forecasts prepared by or at the direction of management of Frontier and EQBK, as approved for our use by Frontier, at discount rates that we deemed appropriate; and,

(xi)

other such financial studies, analyses, investigations, economic and market information that we considered relevant including discussions with management and other representatives and advisors of Frontier and EQBK concerning the business, financial condition, results of operations and prospects of Frontier and EQBK.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with, or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of Frontier that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Frontier. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Frontier and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in Frontier’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.

With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of Frontier, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Frontier as to the future financial performance of Frontier and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of management of Frontier and EQBK that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.

We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Frontier or EQBK or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to Frontier or EQBK. We have assumed, with your consent, that the respective allowances for loan and lease losses for both Frontier and EQBK are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of Frontier’s or EQBK’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of Frontier or EQBK. We did not make an independent evaluation of the quality of Frontier’s or EQBK’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of Frontier or EQBK.

We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger will be obtained without any material adverse effect on Frontier or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated August 29, 2025, reviewed by us.

We have assumed in all respects material to our analysis that Frontier and EQBK will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of Frontier and EQBK or any other entity.

Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Frontier Units in the proposed Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Merger (including, without limitation, the form or structure of the Merger) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying business decision by Frontier to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of Frontier or EQBK, or any class of such persons, relative to the Merger Consideration to be paid to the holders of Frontier Units in the Merger, or with respect to the fairness of any such compensation. Our opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that Frontier obtained such advice as it deemed necessary from qualified professionals.

We express no opinion as to the actual value of EQBK Class A Stock when issued in the Merger or the prices at which EQBK Class A Stock will trade following announcement of the Merger or at any future time.

We have not evaluated the solvency or fair value of Frontier or EQBK under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Frontier or EQBK. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of Frontier or EQBK or the ability of Frontier or EQBK to pay their respective obligations when they come due.

We have acted as Frontier’s financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Frontier has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Frontier. However, during the two years preceding the date of this letter, we have provided investment banking and other financial services to EQBK for which we have received customary compensation. Such services during such period have included serving as a co-manager on EQBK’s common equity offering in December 2024.

In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of EQBK for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to Frontier or EQBK in the future for which we would expect to receive compensation.

This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

This opinion is solely for the information of the Board of Directors of Frontier (solely in its capacity as such) in connection with its consideration of the merger and shall not be relied upon by any other party or disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of Frontier Units in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

D.A. Davidson & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers of Equity.

The Kansas Statutes Annotated (“K.S.A.”) § 17-6305 provides that a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney’s fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Similarly, a Kansas corporation may also indemnify any person described in the previous sentence who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that any person found liable to the corporation may be indemnified only if a court has determined such person is fairly and reasonably entitled to indemnity for such expenses. To the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any foregoing action, suit or proceeding, or in defense of any claim, issue or matter therein, K.S.A. § 17-6305 provides that such director, officer, employee or agent will be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

Equity’s articles and bylaws provide that Equity will indemnify each of its officers and directors to the fullest extent permitted by Kansas law and that any modification or repeal of Equity’s articles or bylaws will not adversely affect this indemnification right of Equity’s officers and directors with respect to any act or omission occurring prior to such modification or repeal. Equity’s bylaws further provide that any expenses (including attorneys’ fees) actually and reasonably incurred by Equity’s officers and directors in connection with their defense of any indemnifiable proceeding or the enforcement of their indemnification rights will be paid by Equity in advance of the disposition of such action upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that they were not entitled to be indemnified.

As permitted by K.S.A. § 17-6002(b)(8), Equity’s articles eliminate a director’s liability to Equity and Equity’s stockholders for monetary damages for breach of a fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty to Equity or Equity’s stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain transactions under K.S.A. § 17-6424 (relating to liability for unauthorized acquisitions or redemptions of, or payment of dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit.

Equity’s bylaws also provide that the indemnification rights set forth in the bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, provision in Equity’s articles or bylaws, agreement, vote of stockholders or disinterested directors, policy of insurance or otherwise. In this regard, Equity will enter into indemnification agreements with each of Equity’s current and future directors and officers that will provide these individuals with a contractual right to indemnification from Equity to the fullest extent permitted under Kansas law against any liability that may arise by reason of their service to Equity, and to the advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified. Equity’s bylaws further authorize Equity to purchase and maintain insurance on behalf of Equity’s officers and directors and Equity has obtained insurance to cover such individuals for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Equity under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, Equity’s ability to provide indemnification to Equity’s directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. §1828(k).

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.1*	Agreement and Plan of Reorganization, dated August 29, 2025, by and among Equity Bancshares, Inc., Winston Merger Sub, Inc., and Frontier Holdings, LLC (attached as Annex A to this proxy statement/prospectus) (schedules to which have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the SEC upon request).

3.1	Second Amended and Restated Articles of Incorporation of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on May 3, 2016).

3.2	Amended and Restated Bylaws of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Equity Bancshares, Inc.’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on October 27, 2015, File No. 333-207351).

5.1*	Opinion of Wise & Reber, L.C. regarding the validity of the securities to be issued.

8.1*	Opinion of Norton Rose Fulbright US LLP regarding certain tax matters.

8.2*	Opinion of Fenimore Kay Harrison regarding certain tax matters.

10.1†	Equity Bancshares, Inc. 2006 Non-Qualified Stock Option Plan, as amended (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on October 27, 2015, File No. 333-207351).

10.2†	Equity Bancshares, Inc. Amended and Restated 2013 Stock Incentive Plan (incorporated by reference to Appendix A to Equity Bancshares, Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 28, 2016).

10.3†	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.3 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

10.4†	Amended and Restated Employment Agreement, dated November 14, 2016, between Equity Bank, Equity Bancshares, Inc. and Brad S. Elliott (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on November 15, 2016).

10.5†	Amended and Restated Employment Agreement, dated November 14, 2016, among Equity Bank, Equity Bancshares, Inc. and Gregory H. Kossover (incorporated by reference to Exhibit 10.2 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on November 15, 2016).

10.6†	Employment Agreement, dated January 26, 2017, among Equity Bank, Equity Bancshares, Inc. and Wendell Bontrager, Jr. (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on January 26, 2017).

10.7	Amended Loan and Security Agreement, dated March 13, 2017, between Equity Bancshares, Inc. and ServisFirst Bank (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on March 16, 2017).

Exhibit No.	Description

10.9	Stock Purchase Agreement, dated May 15, 2012, among Equity Bancshares, Inc., Compass Island Investment Opportunities Fund A, L.P. and Compass Island Investment Opportunities Fund C, L.P. (incorporated by reference to Exhibit 10.12 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

10.10†	Form of Market President Incentive Plan (incorporated by reference to Exhibit 10.28 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

10.11†	Equity Bancshares, Inc. Annual Executive Incentive Plan (incorporated by reference to Appendix A to Equity Bancshares, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 22, 2017).

10.14	Form of Voting Agreement, dated August 29, 2025, between Equity Bancshares, Inc. and certain members of Frontier Holdings, LLC (attached as Annex B to this proxy statement/prospectus).

10.15	Form of Support Agreement, dated August 29, 2025, between Equity Bancshares, Inc. and certain members of Frontier Holdings, LLC (attached as Annex C to this proxy statement/prospectus).

21.1	List of Subsidiaries of Equity Bancshares, Inc. (incorporated by reference to Exhibit 21.1 to Equity Bancshares, Inc.’s Annual Report on Form 10-K, filed with the SEC on March 17, 2017).

23.1	Consent of Crowe LLP (with respect to Equity Bancshares, Inc.)

23.2	Consent of Forvis Mazars, LLP (with respect to Frontier Holdings, Inc.)

23.4*	Consent of Wise & Reber, L.C. (included in Exhibit 5.1).

23.5*	Consent of Norton Rose Fulbright LLP (included in Exhibit 8.1).

23.6*	Consent of Fenimore Kay Harrison LLP (included in Exhibit 8.2).

24.1	Powers of Attorney (included on signature page of this Form S-4).

99.1*	Consent of D.A. Davidson & Co.

99.2	Form of proxy of Frontier Holdings, LLC

107*	Filing Fee Table

*	Previously filed
†	Represents a management contract or a compensatory plan or arrangement.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on November 3, 2025.

EQUITY BANCSHARES, INC.

By:	/s/ Brad S. Elliott
Name:	Brad S. Elliott
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brad S. Elliott Brad S. Elliott	Chairman and Chief Executive Officer (Principal Executive Officer)	November 3, 2025

/s/ Chris M. Navratil Chris M. Navratil	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 3, 2025

* Leon H. Borck	Director	November 3, 2025

* Kevin E. Cook	Director	November 3, 2025

* Junetta M. Everett	Director	November 3, 2025

*	Director	November 3, 2025
Clint Kendric Fergeson

* Gregory L. Gaeddert	Director	November 3, 2025

* Benjamen M. Hutton	Director	November 3, 2025

* R. Renee Koger	Director	November 3, 2025

* Gregory H. Kossover	Director	November 3, 2025

* James S. Loving	Director	November 3, 2025

* Jerry P. Maland	Director	November 3, 2025

* Shawn D. Penner	Director	November 3, 2025

*By:	/s/ Brad S. Elliott
Attorney-in-Fact November 3, 2025